As filed with the Securities and Exchange Commission on October 11, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4119, 8011 and 8741	20-2076535
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6200 S. Syracuse Way
Greenwood Village, Colorado 80111
(303) 495-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Todd Zimmerman, Esq.
General Counsel
Emergency Medical Services Corporation
6200 S. Syracuse Way
Greenwood Village, Colorado 80111
(303) 495-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Lynn Toby Fisher, Esq. Joel I. Greenberg, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022 (212) 836-8000	William A. Sanger Chief Executive Officer Emergency Medical Services Corporation 6200 S. Syracuse Way Greenwood Village, Colorado 80111 (303) 495-1200

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To Be	Offering Price	Aggregate Offering	Amount Of
Securities To Be Registered	Registered	Per Unit	Price	Registration Fee

10% Senior Subordinated Notes due 2015	$250,000,000	100%	$250,000,000(1)	$29,425

Guarantees of 10% Senior Subordinated Notes due 2015(2)	$250,000,000	100%	$250,000,000	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

(2)	The co-registrants identified as “guarantors” in the Table of Additional Registrants have guaranteed the notes.

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the notes being registered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

	State or Other	Primary Standard
	Jurisdiction of	Industry	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Exact Name of Registrant as Specified in its Charter	Organization	Number	No.

ISSUERS
AMR HoldCo, Inc.	Delaware	6719	20-2076468
EmCare HoldCo, Inc.	Delaware	6719	20-2076495

GUARANTORS
EMS Management LLC	Delaware	6719	20-2076564
American Medical Response, Inc.	Delaware	4119	04-3147881
Hank’s Acquisition Corp.	Alabama	4119	33-0569883
Fountain Ambulance Service, Inc.	Alabama	4119	63-1058995
MedLife Emergency Medical Service, Inc.	Alabama	4119	63-1154514
American Medical Response Northwest, Inc.	Oregon	4119	93-0567420
American Medical Response West	California	4119	77-0324739
Metropolitan Ambulance Service	California	4119	94-1701773
American Medical Response of Inland Empire	California	4119	95-2223085
Desert Valley Medical Transport, Inc.	California	4119	33-0753384
Springs Ambulance Service, Inc.	California	4119	95-2426613
American Medical Response of Colorado, Inc.	Delaware	4119	84-1231591
International Life Support, Inc.	Hawaii	4119	99-0114256
Medevac MidAmerica, Inc.	Missouri	4119	95-3743718
Medevac Medical Response, Inc.	Missouri	4119	43-1097068
American Medical Response of Oklahoma, Inc.	Delaware	4119	73-1462014
American Medical Response of Texas, Inc.	Delaware	4119	76-0487923
Kutz Ambulance Service, Inc.	Wisconsin	4119	39-0827456
American Medical Response Holdings, Inc.	Delaware	4119	84-1370651
American Medical Response Management, Inc.	Delaware	4119	84-1351841
Regional Emergency Services, LP	Delaware	4119	59-3383586
A1 Leasing, Inc.	Florida	4119	59-3403850
Florida Emergency Partners, Inc.	Texas	4119	59-3383583
Mobile Medic Ambulance Service, Inc.	Delaware	4119	04-3171173
Metro Ambulance Service, Inc.	Delaware	4119	72-1275308
Metro Ambulance Service (Rural), Inc.	Delaware	4119	72-1275309
Medic One Ambulance Services, Inc.	Delaware	4119	72-1276358
American Medical Response of South Carolina, Inc.	Delaware	4119	57-1024333
American Medical Response of North Carolina, Inc.	Delaware	4119	56-1931968
American Medical Response of Georgia, Inc.	Delaware	4119	58-2193430
Troup County Emergency Medical Services, Inc.	Georgia	4119	58-1313603
Randle Eastern Ambulance Service, Inc.	Florida	4119	59-0737717
Medi-Car Systems, Inc.	Florida	4119	59-1996927
Medi-Car Ambulance Service, Inc.	Florida	4119	59-1892079
American Medical Response of Tennessee, Inc.	Delaware	4119	62-1642499
Physicians & Surgeons Ambulance Service, Inc.	Ohio	4119	34-0859642
American Medical Response of Illinois, Inc.	Delaware	4119	36-3978701
Midwest Ambulance Management Company	Delaware	4119	36-3973137
Paramed, Inc.	Michigan	4119	38-2142110
Mercy Ambulance of Evansville, Inc.	Indiana	4119	35-1494500
Tidewater Ambulance Service, Inc.	Virginia	4119	54-1244307
American Medical Response of Connecticut, Incorporated	Connecticut	4119	06-1356148
American Medical Response of Massachusetts, Inc.	Massachusetts	4119	04-2574482
American Medical Response Mid-Atlantic, Inc.	Pennsylvania	4119	23-2195702
American Medical Response Delaware Valley, LLC	Delaware	4119	74-2895618
Ambulance Acquisition, Inc.	Delaware	4119	51-0352561
Metro Ambulance Services, Inc.	Georgia	4119	72-1275308
Broward Ambulance, Inc.	Delaware	4119	33-0506810
Atlantic Ambulance Services Acquisition, Inc.	Delaware	4119	33-0506806
Atlantic/ Key West Ambulance, Inc.	Delaware	4119	33-0506809
Atlantic/ Palm Beach Ambulance, Inc.	Delaware	4119	33-0506808
Seminole County Ambulance, Inc.	Delaware	4119	33-0506811
LifeFleet Southeast, Inc.	Florida	4119	59-1395439
American Medical Pathways, Inc.	Delaware	4119	75-2766681

	State or Other	Primary Standard
	Jurisdiction of	Industry	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Exact Name of Registrant as Specified in its Charter	Organization	Number	No.

ProvidaCare, L.L.C.	Texas	4119	75-2643961
Adam Transportation Service, Inc.	New York	4119	13-3541209
Associated Ambulance Service, Inc.	New York	4119	11-2163989
Park Ambulance Service Inc.	New York	4119	13-2508653
Five Counties Ambulance Service, Inc.	New York	4119	11-2127997
Sunrise Handicap Transport Corp.	New York	4119	11-2569671
STAT Healthcare, Inc.	Delaware	4119	76-0496236
Laidlaw Medical Transportation, Inc.	Delaware	4119	75-2474011
Mercy, Inc.	Nevada	4119	88-0125707
American Investment Enterprises, Inc.	Nevada	4119	88-0206998
LifeCare Ambulance Service, Inc.	Illinois	4119	36-3799039
TEK, Inc.	Illinois	4119	36-2915559
Mercy Life Care	California	4119	94-2619315
Hemet Valley Ambulance Service, Inc.	California	4119	95-2841215
American Medical Response of Southern California	California	4119	95-1488421
Medic One of Cobb, Inc.	Georgia	4119	58-1944370
Puckett Ambulance Service, Inc.	Georgia	4119	58-1572034
AMR Brockton, L.L.C.	Delaware	4119	04-3502200
EmCare Holdings Inc.	Delaware	6719	13-3645287
EmCare, Inc.	Delaware	8011, 8060 and 8741	75-1732351
EmCare of Maryland LLC	Maryland	8011, 8060 and 8741	75-2584537
EmCare of Alabama, Inc.	Alabama	8011, 8060 and 8741	75-2764325
EmCare Contract of Arkansas, Inc.	Arkansas	8011, 8060 and 8741	75-2780794
EmCare of Arizona, Inc.	Arizona	8011, 8060 and 8741	75-2764321
EmCare of California, Inc.	California	8011, 8060 and 8741	94-2246075
EmCare of Colorado, Inc.	Colorado	8011, 8060 and 8741	75-2764320
EmCare of Connecticut, Inc.	Connecticut	8011, 8060 and 8741	33-1015195
EmCare of Florida, Inc.	Florida	8011, 8060 and 8741	59-1317432
EmCare of Georgia, Inc.	Georgia	8011, 8060 and 8741	75-2764317
EmCare of Hawaii, Inc.	Hawaii	8011, 8060 and 8741	99-0158218
EmCare of Indiana, Inc.	Indiana	8011, 8060 and 8741	75-2793483
EmCare of Iowa, Inc.	Iowa	8011, 8060 and 8741	75-2764281
EmCare of Kentucky, Inc.	Kentucky	8011, 8060 and 8741	75-2764280
EmCare of Louisiana, Inc.	Louisiana	8011, 8060 and 8741	75-2759529
EmCare of Maine, Inc.	Maine	8011, 8060 and 8741	20-0209933
EmCare of Michigan, Inc.	Michigan	8011, 8060 and 8741	75-2764279
EmCare of Minnesota, Inc.	Minnesota	8011, 8060 and 8741	75-2764277
EmCare of Mississippi, Inc.	Mississippi	8011, 8060 and 8741	75-2760070
EmCare of Missouri, Inc.	Missouri	8011, 8060 and 8741	75-2789939
EmCare Nevada, Inc.	Nevada	8011, 8060 and 8741	75-2731501
EmCare of New Hampshire, Inc.	New Hampshire	8011, 8060 and 8741	75-2764327
EmCare of New Jersey, Inc.	New Jersey	8011, 8060 and 8741	75-2759525
EmCare of New Mexico, Inc.	New Mexico	8011, 8060 and 8741	75-2764326
EmCare of New York, Inc.	New York	8011, 8060 and 8741	75-2764324
EmCare of North Carolina, Inc.	North Carolina	8011, 8060 and 8741	75-2764322
EmCare of North Dakota, Inc.	North Dakota	8011, 8060 and 8741	75-2763877
EmCare of Ohio, Inc.	Ohio	8011, 8060 and 8741	75-2763876
EmCare of Oklahoma, Inc.	Oklahoma	8011, 8060 and 8741	75-2754565
EmCare of Oregon, Inc.	Oregon	8011, 8060 and 8741	75-2763874
EmCare of Pennsylvania, Inc.	Pennsylvania	8011, 8060 and 8741	75-2763873
EmCare of Rhode Island, Inc.	Rhode Island	8011, 8060 and 8741	75-2697459
EmCare of South Carolina, Inc.	South Carolina	8011, 8060 and 8741	58-2479880
EmCare of Tennessee, Inc.	Tennessee	8011, 8060 and 8741	75-2759523
EmCare of Texas, Inc.	Texas	8011, 8060 and 8741	75-2849713
EmCare of Vermont, Inc.	Vermont	8011, 8060 and 8741	75-2764310
EmCare of Virginia, Inc.	Virginia	8011, 8060 and 8741	75-2764309
EmCare of Washington, Inc.	Washington	8011, 8060 and 8741	75-2764308
EmCare of West Virginia, Inc.	West Virginia	8011, 8060 and 8741	34-1700097
EmCare of Wisconsin, Inc.	Wisconsin	8011, 8060 and 8741	75-2764307
EmCare Physician Providers, Inc.	Missouri	8011, 8060 and 8741	43-0972570

	State or Other	Primary Standard
	Jurisdiction of	Industry	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Exact Name of Registrant as Specified in its Charter	Organization	Number	No.

EmCare Physician Services, Inc.	Delaware	8011, 8060 and 8741	51-0345538
EmCare Services of Illinois, Inc.	Illinois	8011, 8060 and 8741	36-2670076
EmCare Services of Massachusetts, Inc.	Massachusetts	8011, 8060 and 8741	75-2772211
EmCare Anesthesia Services, Inc.	Delaware	8011, 8060 and 8741	65-0743208
ECEP, Inc.	Missouri	8011, 8060 and 8741	36-4330833
Coordinated Health Services, Inc.	Pennsylvania	8011, 8060 and 8741	23-2666117
EM-CODE Reimbursement Solutions, Inc.	Delaware	8011, 8060 and 8741	75-2790529
Emergency Medicine Education Systems, Inc.	Texas	8011, 8060 and 8741	75-2706238
Emergency Specialists of Arkansas, Inc. II	Texas	8011, 8060 and 8741	75-2599775
First Medical/ EmCare, Inc.	California	8011, 8060 and 8741	95-3580100
Healthcare Administrative Services, Inc.	Delaware	8011, 8060 and 8741	43-1787964
OLD STAT, Inc.	Delaware	8011, 8060 and 8741	76-0443952
Reimbursement Technologies, Inc.	Pennsylvania	8011, 8060 and 8741	23-2634599
STAT Physicians, Inc.	Florida	8011, 8060 and 8741	59-3413300
The Gould Group, Inc.	Texas	8011, 8060 and 8741	75-2378809
Tifton Management Services, Inc.	Georgia	8011, 8060 and 8741	58-1327293
Tucker Emergency Services, Inc.	Georgia	8011, 8060 and 8741	58-1521816
Helix Physicians Management, Inc.	California	8011, 8060 and 8741	68-0323716
Norman Bruce Jetton, Inc.	California	8011, 8060 and 8741	95-3192465
Pacific Emergency Specialists Management, Inc.	California	8011, 8060 and 8741	33-0082696
American Emergency Physicians Medical Group, Inc.	California	8011, 8060 and 8741	95-4194045
Physician Account Management, Inc.	Florida	8011, 8060 and 8741	03-0373713
Provider Account Management, Inc.	Delaware	8011, 8060 and 8741	75-2964700
Charles T. Mitchell, Inc.	Hawaii	8011, 8060 and 8741	99-0175097
Global Medical Response, Inc.	Delaware	6719	65-1242537
      The address, including zip code, and telephone number, including area code, of each of the Additional Registrant’s principal executive office is c/o Emergency Medical Services Corporation, 6200 S. Syracuse Way, Greenwood Village, Colorado 80111, (303) 495-1200.
      The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is Todd Zimmerman, General Counsel, Emergency Medical Services Corporation, 6200 S. Syracuse Way, Greenwood Village, Colorado 80111, (303) 495-1200.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2005
Prospectus

AMR HoldCo, Inc.
EmCare HoldCo, Inc.

Offer to Exchange
$250,000,000 principal amount of our 10% senior subordinated notes due 2015, which have been registered under the Securities Act, for any and all of our outstanding 10% senior subordinated notes due 2015.
      We are offering to exchange all of our 10% senior subordinated notes due 2015, which we refer to as the outstanding notes, for our registered 10% senior subordinated notes due 2015, which we refer to as exchange notes and which are described in this prospectus. We refer to the outstanding notes and the exchange notes together as the notes. The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable. We will pay interest on the notes at the rate of 10% per year. Interest on the notes will be payable on February 15 and August 15 of each year, beginning on August 15, 2005. The notes will mature on February 15, 2015.
      We may redeem some or all of the notes at any time on or after February 15, 2010 at the redemption prices set forth in this prospectus. In addition, prior to February 15, 2008 we may redeem up to 35% of the notes at a purchase price equal to 110% of the aggregate principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, from the proceeds of certain equity offerings or contributions. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.”
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.
      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.
      Investing in the notes involves risks. See “Risk Factors” beginning on page 15.
      Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                   , 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate on the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealers as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Page

Summary	1
Risk Factors	15
Cautionary Statements Regarding Forward-Looking Statements	32
Formation of Holding Company	33
The Exchange Offer	34
Use of Proceeds	43
Capitalization	44
Unaudited Pro Forma Consolidated Financial Data	45
Selected Combined and Consolidated Financial Information and Other Data	51
Management’s Discussion and Analysis of Financial Condition and Results of Operations	53
Industry	77
Business	79
Management	114
Principal Stockholders	122
Certain Relationships and Related Party Transactions	124
Description of Senior Secured Credit Facility	128
Description of Notes	130
Material U.S. Federal Income Tax Considerations	173
Plan of Distribution	177
Legal Matters	178
Experts	178
Where You Can Find More Information	178
Index to Combined and Consolidated Financial Statements	F-1
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EXHIBIT 23.1
EXHIBIT 25.1
EXHIBIT 99.1
EXHIBIT 99.2

INDUSTRY AND MARKET DATA
      The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus were prepared on our or our affiliates’ behalf and none of the sources cited in this prospectus consented to the inclusion of any data from its reports, nor have we sought their consent.

i

SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. This summary is qualified in its entirety by the more detailed information and the combined and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. You should read carefully this entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors.”
      References to “we,” “us,” “our,” the “company” and “Emergency Medical Services” refer to Emergency Medical Services Corporation and its subsidiaries, including its predecessors. Unless the context otherwise requires, these references give effect to (i) the formation of Emergency Medical Services as a holding company, in which Emergency Medical Services L.P., or EMS L.P., will become a consolidated subsidiary of the company, and (ii) the initial public offering of our common stock and our intended use of the proceeds of that offering. See “Formation of Holding Company.” References to AMR and EmCare refer, respectively, to American Medical Response, Inc. and its subsidiaries and to EmCare Holdings Inc. and its subsidiaries, including its affiliated physician groups and managed companies. “Our physicians” and “our healthcare professionals” include physicians employed by, or contracted with, these affiliated physician groups.
      References to “the issuers” or “AMR HoldCo” and “EmCare HoldCo” are references to AMR HoldCo, Inc. and EmCare HoldCo, Inc., the holding companies of AMR and EmCare, respectively, which were created for the sole purpose of serving as joint and several co-issuers of the notes and co-borrowers under our senior secured credit facility.
      References to “our offering” or “our initial public offering” are references to the proposed initial public offering of Emergency Medical Services. See “Formation of Holding Company”.
Company Overview
      Emergency Medical Services Corporation is a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance services in the United States, based on net revenue and number of transports. EmCare is the leading provider of outsourced emergency department staffing and related management services in the United States, based on number of contracts with hospitals and affiliated physician groups. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. During fiscal 2004, we provided emergency medical services to approximately 9 million patients in more than 2,000 communities nationwide. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented approximately 66% and 34%, respectively.
      AMR. Over its 50 years of operating history, AMR has developed the largest network of ambulance services in the United States. AMR has an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has approximately 2,550 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. AMR’s broad geographic footprint enables us to contract on a national and regional basis with managed care and insurance companies. AMR has made significant investments in technology, customer service programs, employee training and risk mitigation programs to enhance quality and reduce costs for our customers. We believe this has resulted in our improvement in contract retention, from 81% in fiscal 2001 to what we believe is our industry-leading contract retention rate of 99% in fiscal 2004. For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance services, 32% from non-emergency ambulance services and the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies.
      EmCare. Over its 33 years of operating history, EmCare has become the largest provider of outsourced emergency department staffing and related management services to healthcare facilities. EmCare has a 6%

share of the total emergency department services market and a 9% share of the outsourced emergency department services market. In addition, EmCare has become one of the leading providers of hospitalist services, the staffing of physicians that specialize in the care of acutely ill patients in an inpatient setting. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 38 states. EmCare has 329 exclusive contracts with hospitals and independent physician groups to provide emergency department, hospitalist and radiology staffing, management and other administrative services. We believe that EmCare’s successful physician recruitment and retention, high level of customer service and advanced risk management programs have resulted in our improvement in contract retention, from 74% in fiscal 2001 to what we believe is an industry-leading contract retention rate of 91% in fiscal 2004.
Emergency Medical Services Industry
      We operate in the ambulance and emergency department services markets, two large and growing segments of the emergency medical services market. Most communities are required by law to provide emergency ambulance services and most hospitals are required to provide emergency department services. Emergency medical services are a core component of the range of care a patient could potentially receive in the pre-hospital and hospital-based settings. Accordingly, we believe that expenditures for emergency medical services will continue to correlate closely with growth in the U.S. hospital market. Approximately 43% of all hospital admissions originated from the emergency department in 2003, and a substantial portion of patients enter the hospital by way of ambulance transport. We believe that growth in our emergency medical services markets will also be driven by an increase in outsourcing for these services and increased federal funding for disaster preparedness and response.
Ambulance Services
      Ambulance services encompass both 911 emergency response and non-emergency transport services. We believe the ambulance services market represents annual expenditures of approximately $12 billion. The ambulance services market is highly fragmented, with more than 14,000 private, public and not-for-profit service providers accounting for an estimated 36 million ambulance transports in 2004. There are a limited number of regional ambulance providers and we are one of only two national ambulance providers. Given demographic trends, we expect the total number of ambulance transports to continue to grow at a steady rate of 1% to 2% per year.
      Due to increased demand for effective use of technology, cost-efficient services, improved patient outcomes and emergency preparedness and response, we believe that the current trend by communities and hospitals to outsource ambulance services will contribute to growth for private providers. According to the Journal of Emergency Medical Services, the percentage of emergency medical transportation services delivered by private ambulance providers in the nation’s 200 largest cities increased from 34% in 1999 to 39% in 2003. Furthermore, we expect private providers to benefit as hospitals continue to outsource more of their ambulance services due to changes in reimbursement rates and increased use of outpatient services.
Emergency Department Services
      We believe the physician reimbursement component of the emergency department services market represents annual expenditures of approximately $10 billion. There are approximately 4,700 hospitals in the United States that operate emergency departments, of which approximately 67% outsource their physician staffing and management for this department. The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers. We believe we are one of only five national providers.
      Between 1993 and 2003, the total number of patient visits to hospital emergency departments increased from 90.3 million to 113.9 million, an increase of 26%. At the same time, the number of hospital emergency departments declined 12%. As a result, the average number of patient visits per hospital emergency department increased substantially during that period. We believe these trends are resulting in an increased focus by hospitals on their emergency departments. As the per hospital demand for emergency department visits continues to increase, we believe that more hospitals will turn to well-established providers, such as EmCare, which have a demonstrated track record of improving productivity and efficiency while providing high quality care.
Competitive Strengths
      We believe the following competitive strengths position our company to capitalize on the favorable trends occurring within the healthcare industry and the emergency medical services markets.
      Leading, Established Provider of Emergency Medical Services. We are a leading provider of emergency medical services in the United States. AMR is the leading provider of ambulance services, with net revenue approximately twice that of our only national competitor. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. We believe that EmCare is the leading provider of outsourced staffing and related management services to emergency departments, with 32% more emergency department staffing contracts than our principal national competitor. EmCare’s 4,500 affiliated physicians provide services to over 300 client hospitals, including many of the top 100 hospitals in the United States. EmCare is also a leading provider of hospitalist services, based on number of contracts with hospitals.
      Significant Scale and Geographic Presence. We believe our significant scale and broad geographic presence provide a competitive advantage over local and regional providers in most areas, including our: (i) broad program offering and cost efficiencies generated by our technology investment, which may be too costly for certain providers to replicate; (ii) national contracting and preferred provider relationships with managed care organizations and healthcare systems; and (iii) ability to recruit and retain quality personnel, which also lowers our costs associated with employee turnover and increases customer and patient satisfaction.
      Long-Term Relationships with Existing Customers. We believe our long-term, well-established relationships with communities and healthcare facilities enhance our ability to retain existing customers and win new contracts. AMR and EmCare have maintained relationships with their ten largest customers for an average of 34 and 12 years, respectively. We believe our industry-leading contract retention rates reflect our ability to deliver on our service commitments to our customers over extended time periods.
      Strong Financial Performance. When we compete for new business, one of the key factors our potential customers evaluate is financial stability. As a result, we believe our track record of strong financial performance provides us with a competitive advantage over our competitors. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.
      Focus on Risk Management. Considered by certain insurance industry consultants to be one of the leading programs of its kind in the emergency department industry, EmCare’s risk management initiatives are enhanced by the use of our professional liability claims database and comprehensive claims management. AMR’s risk/ safety program is aimed at reducing worker injuries through training and improved equipment, and increasing vehicle safety through the use of technology. Over the last three years, our workers compensation, auto, general and professional liability claims per 100,000 ambulance transports decreased 8.4% at AMR and our professional liability claims per 100,000 emergency department visits decreased 14.0% at EmCare.
      Investment in Core Technologies. We utilize technology as a means to enhance quality, reduce the cost of our service offerings, more effectively manage risk and improve our profitability. At AMR, we expect our proprietary electronic patient care records system to improve chart documentation and reduce costs. AMR also utilizes proprietary software, Millennium, to determine the appropriate level of transportation services to be dispatched and track response times and other data for hospitals. At EmCare, our proprietary physician recruitment software has enhanced our recruitment efficiency and improved our physician retention rate. EmCare also tracks risk exposure trends through what we believe is one of the largest emergency department risk databases, allowing us to assess, develop and implement targeted risk intervention programs.

      Proven and Committed Management Team. We are led by an experienced senior management team with an average of 21 years of experience in the healthcare industry. Our Chairman and Chief Executive Officer, William Sanger, has over 30 years of experience within the healthcare services industry, with leadership roles in multi-system hospitals, ambulatory care facilities, post-acute service facilities, physician management companies and insurance entities. Since Mr. Sanger joined us in 2001, our senior management team has been successful in growing the market share of our businesses, managing changes in reimbursement policy, reducing professional liability risk and improving the profitability of our operations.
Business Strategy
      We intend to leverage Emergency Medical Services’ competitive strengths to pursue our business strategy:
      Increase Revenue from Existing Customers. We believe our long track record of delivering excellent service and quality patient care and innovative programs for both communities and hospitals, coupled with our breadth of services, creates opportunities for us to increase revenue from our existing customer base.
      Grow Our Customer Base. We believe we have a unique competency in the treatment, management and billing of episodic and unscheduled care. We believe our significant scope and scale and leading market position provide us with new and expanded opportunities to grow our customer base. We will continue to generate new revenue and client growth by pursuing additional outsourcing opportunities for ambulance transports and emergency department, hospitalist and radiology services, expanding our public/private ambulance partnerships with local fire departments and managing health-related transportation logistics.
      Pursue Select Acquisition Opportunities. The emergency medical services industry is highly fragmented. We plan to pursue select acquisitions in our core businesses, including acquisitions to enhance our presence in existing markets and our entry into new geographic markets. We will also explore the acquisition of complementary businesses, such as radiology, hospitalist and managed health-related transportation services and seek opportunities to expand the scope of services in which we can leverage our core competencies.
      Utilize Technology to Differentiate Our Services and Improve Operating Efficiencies. We intend to continue to invest in technologies that broaden our services in the marketplace, improve patient care, enhance our billing efficiencies and increase our profitability. We believe that the complexities of the healthcare industry and customer demand for broader, more cost-effective service offerings will continue to benefit those providers that remain at the forefront of technological innovation.
      Continued Focus on Risk Management. Through our risk management and quality assurance staffs, technology platform and well-trained medical personnel, we will continue to conduct aggressive risk management programs for loss prevention and early intervention. We will continue to develop and utilize clinical “fail safes” and use technology in our ambulances to reduce vehicular incidents.
      Implement Cost Rationalization Initiatives. We will continue to rationalize our cost structure by aligning compensation with productivity, developing risk management initiatives that are focused on mitigating risk exposures, and eliminating costs in our national and regional corporate support structure.
Company History
      In February 2005, an investor group led by Onex Partners LP and Onex Corporation, and including members of our management, purchased our operating subsidiaries — AMR and EmCare — from Laidlaw International, Inc. Laidlaw had acquired AMR and EmCare in 1997.
      The purchase price for AMR and EmCare totaled $828.8 million. We funded the purchase price and related transaction costs with equity contributions of $219.2 million, the issuance and sale of $250.0 million principal amount of our senior subordinated notes and borrowings under our senior secured credit facility, including a term loan of $350.0 million and approximately $20.2 million under our revolving credit facility.

We intend to use approximately $           million of the net proceeds from our initial public offering to repay debt outstanding under our senior secured credit facility.
      Since completing our acquisition of AMR and EmCare, we have operated through a holding company, EMS L.P., that is a limited partnership. As described in “Formation of Holding Company”, our new holding company will be a Delaware corporation upon completion of our initial public offering.
Risk Factors
      Investing in the exchange notes involves risks. You should refer to the section entitled “Risk Factors” for a discussion of certain risks you should consider before deciding whether to invest in the exchange notes.
Executive Offices
      Our principal executive offices are located at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111 and our telephone number at that address is (303) 495-1200. Our website address is www.emsc.net. The website addresses for our business segments are www.amr.net and www.emcare.com. Information contained on these websites is not part of this prospectus and is not incorporated in this prospectus by reference.

The Exchange Offer
      On February 10, 2005, we completed an offering of $250,000,000 aggregate principal amount of 10% senior subordinated notes due 2015, which was exempt from registration under the Securities Act.
      We sold the outstanding notes to the initial purchasers, which subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
      In connection with the sale of the outstanding notes, EMS L.P., the issuers and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to use commercially reasonable efforts to consummate the exchange offer contemplated by this prospectus.
      If we are not able to effect the exchange offer contemplated by this prospectus, EMS L.P., the issuers and the subsidiary guarantors will use commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to the resales of the outstanding notes. We must pay additional interest on the notes if we do not complete the exchange offer within 30 days after the date that the registration statement, of which this prospectus is a part, is declared effective or, if required, the shelf registration statement is not declared effective within 30 days after the date it is filed.
      The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$250,000,000 aggregate principal amount of 10% senior subordinated notes due 2015.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2005. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes will bear a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Resale of the Exchange Notes	Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business,

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes, and

• you are not an “affiliate” of Emergency Medical Services within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

• is an affiliate of Emergency Medical Services,

• does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act,

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Emergency Medical Services or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act, and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The Exchange Offer — Effect of Not Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes which are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Interest on the Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax considerations of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in to the exchange offer.

Exchange Agent	U.S. Bank Trust National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Description of Exchange Notes

Issuers	AMR HoldCo, Inc. and EmCare HoldCo, Inc.

Notes Offered	$250,000,000 aggregate principal amount of senior subordinated notes due 2015.

Maturity Date	February 15, 2015.

Interest	10% per year on the principal amount, payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2005.

Guarantees	EMS L.P. and each of the issuers’ direct and indirect domestic restricted subsidiaries will jointly, severally and unconditionally guarantee the exchange notes on a senior subordinated basis.

Ranking	The exchange notes will be the issuers’ general unsecured senior subordinated obligations, will be subordinated in right of payment to the issuers’ existing and future senior debt, will be pari passu in right of payment with any of the issuers’ future senior subordinated debt and will be senior in right of payment to any of the issuers’ future subordinated debt.

The guarantee of each guarantor will be that guarantor’s unsecured senior subordinated obligation, will be subordinated in right of payment to all of that guarantor’s existing and future senior debt, will be pari passu in right of payment with any of that guarantor’s future senior subordinated debt and will be senior in right of payment to any of that guarantor’s future subordinated debt. In addition, the exchange notes and the guarantees will effectively be subordinated to all of the issuers’ and the guarantors’ secured debt to the extent of the value of the assets securing the debt and structurally subordinated to all liabilities and commitments (including trade payables and lease obligations) of the issuers’ subsidiaries that are not guaranteeing the exchange notes.

As of June 30, 2005, we had outstanding an aggregate of $605.9 million of debt. This debt includes $349.1 million of debt outstanding under our senior secured credit facility that ranks senior to the notes.

Optional Redemption	On or after February 15, 2010, we may redeem some or all of the notes at any time at the redemption prices described in “Description of Notes — Optional Redemption,” plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

In addition, prior to February 15, 2008, on one or more occasions, we may redeem up to 35% of the aggregate principal amount of the notes at a purchase price equal to 110% of the aggregate principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net proceeds of one or more equity offerings or contributions, provided, that at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding after the redemption. We do not expect to use any part of the net proceeds of our initial public offering to redeem notes. See “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets or we experience specific kinds of changes of control, we must offer to repurchase the notes at the prices described in “Description of Notes — Repurchase at the Option of Holders.” Our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. See “Risk Factors — Risk Factors Related to the Notes — We may be unable to finance a change of control offer.”

Certain Covenants	The indenture contains covenants that limit, among other things, the issuers’ ability and the ability of their restricted subsidiaries to:

• incur additional indebtedness and issue certain preferred stock;

• pay dividends on their capital stock or repurchase their capital stock or subordinated debt;

• make investments;

• incur liens securing debt other than senior debt;

• sell certain assets or merge with or into other companies; and

• incur restrictions on the ability of their subsidiaries to make distributions or transfer assets to the issuers.

These covenants are subject to important exceptions and qualifications, which are described in “Description of Notes — Certain Covenants.”

Absence of a Public Market	There is no public market for the exchange notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for any quotation system to quote them. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

Risk Factors	Investing in the notes involves risks. You should refer to the section entitled “Risk Factors” for a discussion of certain risks you should consider before deciding whether to invest in the notes.

For more information about the exchange notes, see “Description of Notes.”

Summary of Historical Combined, Consolidated and Pro Forma Consolidated Financial Information and Other Data
      The summary combined financial data of AMR and EmCare for the year ended August 31, 2002 (Predecessor — Pre-Laidlaw Bankruptcy), the nine months ended May 31, 2003 (Predecessor — Pre-Laidlaw Bankruptcy), and as of and for the three months ended August 31, 2003 (Predecessor — Post-Laidlaw Bankruptcy), the year ended August 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the five months ended January 31, 2005 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our audited combined historical financial statements included in this prospectus. As a result of a correction to AMR’s method of calculating its accounts receivable allowances, we determined that the allowances were understated at various balance sheet dates. The audited combined financial statements included in this prospectus are restated to correct this error. There were no adjustments necessary to income subsequent to May 31, 2003.
      The summary combined historical financial data for the five months ended January 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the three months and five months ended June 30, 2004 (Predecessor — Post-Laidlaw Bankruptcy) are derived from the unaudited combined historical financial statements included in this prospectus. The summary consolidated financial data for the three months and five months ended June 30, 2005 (Successor) are derived from the unaudited consolidated historical financial statements included elsewhere in this prospectus. The interim financial statements include, in the opinion of management, all adjustments, consisting of normal accruals, necessary for a fair presentation of the information for those periods. The results of operations for the interim periods may not be indicative of results that may be expected for the full fiscal year.
      The summary pro forma consolidated financial information and other data for the year ended August 31, 2004, the five months ended January 31, 2005 and the five months ended June 30, 2005 reflect the acquisition of AMR and EmCare by Emergency Medical Services and the completion of this offering, and should be read in conjunction with our unaudited pro forma consolidated financial statements included elsewhere in this prospectus which, with respect to statement of operations data, give effect to the acquisition and this offering as if they occurred as of September 1, 2003, September 1, 2004 and February 1, 2005, respectively, and with respect to balance sheet data, give effect to this offering as if it occurred as of June 30, 2005. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been if our acquisition of AMR and EmCare and this offering had occurred as of the dates indicated or what such results will be for future periods.
      Effective as of January 31, 2005, we acquired AMR and EmCare from Laidlaw and, in connection with the acquisition, we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods from and subsequent to the acquisition, these businesses are referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.
      You should read the summary information in conjunction with “Selected Combined and Consolidated Financial Information and Other Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined and consolidated financial statements and related notes included in this prospectus.

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)								Successor (Post-
	As Restated		(Post-Laidlaw Bankruptcy)						Acquisition)		Unaudited Pro Forma

		Nine	Three				Three	Five	Three	Five		Five	Five
	Year	Months	Months	Year	Five Months Ended		Months	Months	Months	Months	Year	Months	Months
	Ended	Ended	Ended	Ended	January 31,		Ended	Ended	Ended	Ended	Ended	Ended	Ended
	August 31,	May 31,	August 31,	August 31,			June 30,	June 30,	June 30,	June 30,	August 31,	January 31,	June 30,
	2002	2003	2003	2004	2004	2005	2004	2004	2005	2005	2004	2005	2005

					(unaudited)
							(unaudited)		(unaudited)
			(dollars in thousands)
Statement of Operations Data:
Net revenue	$1,415,786	$1,103,335	$384,461	$1,604,598	$667,506	$696,179	$399,975	$663,880	$445,021	$731,410	$1,604,598	$696,179	$731,410
Compensation and benefits	960,590	757,183	264,604	1,117,890	461,923	481,305	280,364	464,610	307,308	502,998	1,117,890	481,305	502,998
Operating expenses	219,321	163,447	55,212	218,277	90,828	94,882	53,490	91,661	63,250	102,170	218,277	94,882	102,170
Insurance expense	66,479	69,576	34,671	80,255	40,393	39,002	22,865	36,865	22,427	39,334	80,255	39,002	39,334
Selling, general and administrative expenses	61,455	37,867	12,017	47,899	22,016	21,635	12,805	19,269	14,498	23,179	47,899	21,635	23,179
Laidlaw fees and compensation charges	5,400	4,050	1,350	15,449	6,436	19,857	3,862	6,436	—	—	15,449	19,857	—
Depreciation and amortization expenses	67,183	32,144	12,560	52,739	22,079	18,808	13,160	21,958	14,136	23,988	55,873	23,232	23,988
Impairment losses	262,780	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring charges	3,777	1,288	1,449	2,115	—	—	—	1,381	—	—	2,115	—	—
Laidlaw reorganization charges	8,761	3,650	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from operations	(239,960)	34,130	2,598	69,974	23,831	20,690	13,429	21,700	23,402	39,741	66,840	16,266	39,741
Interest expense	(6,418)	(4,691)	(908)	(9,961)	(4,137)	(5,644)	(3,073)	(3,541)	(13,646)	(21,584)
Realized gain (loss) on investments	—	—	90	(1,140)	—	—	—	(52)	33	(6)	(1,140)	—	(6)
Interest and other income	369	304	22	240	1,403	714	12	48	81	94	240		94
Fresh-start accounting adjustments(1)	—	46,416	—	—	—	—	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative change in accounting principle	(246,009)	76,159	1,802	59,113	21,097	15,760	10,368	18,155	9,870	18,245
Income tax expense	(1,374)	(829)	(8,633)	(21,764)	(8,558)	(6,278)	(4,794)	(7,831)	(3,821)	(7,178)

Income (loss) before cumulative effect of a change in accounting principle	(247,383)	75,330	(6,831)	37,349	12,539	9,482	5,574	10,324	6,049	11,067
Cumulative effect of a change in accounting principle(2)	—	(223,721)	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(247,383)	$(148,391)	$(6,831)	$37,349	$12,539	$9,482	$5,574	$10,324	$6,049	$11,067	$	$	$

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw								Successor
	Bankruptcy)								(Post-
	As Restated		(Post-Laidlaw Bankruptcy)						Acquisition)

		Nine	Three					Five	Five
	Year	Months	Months	Year	Five Months Ended			Months	Months
	Ended	Ended	Ended	Ended	January 31,			Ended	Ended
	August 31,	May 31,	August 31,	August 31,				June 30,	June 30,
	2002	2003	2003	2004	2004	2005		2004	2005

					(unaudited)			(unaudited)	(unaudited)
			(dollars in thousands)
Other Financial Data:
Cash flow provided by (used in):
Operating activities	$156,544	$58,769	$30,009	$127,679	$17,483		$15,966	$81,269	$94,703
Investing activities	(57,347)	(98,835)	(15,136)	(81,516)	(11,767)		(21,667)	(24,121)	(875,235)
Financing activities	(36,066)	(8,060)	(47,222)	(47,328)	(5,501)		10,856	(54,043)	797,266
Capital expenditures	57,438 (3)	34,768	18,079	42,787	14,225		14,045	17,387	20,052
EBITDA(4)	$(172,777)	$66,274	$15,158	$122,713	$45,910		$39,498	$43,658	$63,729
EBITDA, as adjusted(4)							$59,355	$51,475	$64,146
Adjusted EBITDA(4)						$
Ratio of earnings to fixed charges

	As of June 30, 2005

	Consolidated	Pro Forma

Balance Sheet Data:
Cash and cash equivalents	$31,365		$31,365
Total assets	1,223,552		1,223,552
Long-term debt and capital lease obligations, including current maturities	605,924
Partners’/ Stockholders’ equity	$230,860	$

(1)	See note 1 to our combined financial statements with respect to our fresh-start financial reporting.

(2)	Reflects an impairment of goodwill recorded in connection with the adoption of SFAS No. 142.

(3)	Includes $26.3 million financed through capital leases.

(4)	EBITDA represents income (loss) from operations before depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to remove the effect of the Laidlaw allocations of management fees and compensation charges, insurance expenses, rebates and reorganization costs and Onex management fees. Management routinely calculates EBITDA and uses it to allocate resources. Management believes that EBITDA is a useful measure to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate operational performance, leverage capacity and ability to service debt. Adjusted EBITDA is used as a measure for various financial covenants in our senior secured credit facility, and we use adjusted EBITDA as a measure for incentive compensation purposes. EBITDA and adjusted EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, or GAAP, and the items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined and consolidated financial statements as an indicator of financial performance or liquidity. EBITDA and adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

     The following table reconciles EBITDA to net income (loss):

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)								Successor
	As Restated		(Post-Laidlaw Bankruptcy)						(Post-Acquisition)		Unaudited Pro Forma

		Nine	Three				Three	Five	Three	Five		Five	Five
	Year	Months	Months	Year	Five Months Ended		Months	Months	Months	Months	Year	Months	Months
	Ended	Ended	Ended	Ended	January 31,		Ended	Ended	Ended	Ended	Ended	Ended	Ended
	August 31,	May 31,	August 31,	August 31,			June 30,	June 30,	June 30,	June 30,	August 31,	January 31,	June 30,
	2002	2003	2003	2004	2004	2005	2004	2004	2005	2005	2004	2005	2005

					(unaudited)		(unaudited)
									(unaudited)
			(dollars in thousands)
Combined/ Consolidated Results:
EBITDA(a)	$(172,777)	$66,274	$15,158	$122,713	$45,910	$39,498	$26,589	$43,658	$37,538	$63,729	$	$	$
Deduct:
Depreciation and amortization expenses	(67,183)	(32,144)	(12,560)	(52,739)	(22,079)	(18,808)	(13,160)	(21,958)	(14,136)	(23,988)

Income (loss) from operations	$(239,960)	$34,130	$2,598	$69,974	$23,831	$20,690	$13,429	$21,700	$23,402	$39,741	$	$	$

Interest expense	(6,418)	(4,691)	(908)	(9,961)	(4,137)	(5,644)	(3,073)	(3,541)	(13,646)	(21,584)
Realized gain (loss) on investments	—	—	90	(1,140)	—	—	—	(52)	33	(6)	(1,140)	—	(6)
Interest and other income	369	304	22	240	1,403	714	12	48	81	94	240		94
Fresh-start accounting adjustments(1)	—	46,416	—	—	—	—	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative change in accounting principle	(246,009)	76,159	1,802	59,113	21,097	15,760	10,368	18,155	9,870	18,245
Income tax expense	(1,374)	(829)	(8,633)	(21,764)	(8,558)	(6,278)	(4,794)	(7,831)	(3,821)	(7,178)

Income (loss) before cumulative effect of a change in accounting principle	(247,383)	75,330	(6,831)	37,349	12,539	9,482	5,574	10,324	6,049	11,067
Cumulative effect of a change in accounting principle(2)	—	(223,721)	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(247,383)	$(148,391)	$(6,831)	$37,349	$12,539	$9,482	$5,574	$10,324	$6,049	$11,067	$	$	$

(a)	EBITDA for periods presented includes Laidlaw’s allocation to us of fees and compensation charges, insurance expenses and rebates and reorganization costs. Laidlaw’s allocations to us of fees and compensation charges and of reorganization costs are based on allocations among all of Laidlaw’s business units based on revenues, plus an additional amount allocated to us in respect of a one-time compensation expense related to the changes in the enterprise values of AMR and EmCare. Laidlaw’s allocation to us of insurance expense and rebates is based on an allocation of investment income of Laidlaw’s captive insurance subsidiary among all of Laidlaw’s business units based on revenues, and an allocation of claims among Laidlaw’s business units based on each business unit’s claims experience. We do not believe that Laidlaw’s allocation of these expenses and rebates are predictive of expenses and rebates we expect to incur as a stand-alone company in respect of management services or for comparable stand-alone insurance costs. Laidlaw’s allocation of these expenses and rebates for the historical periods presented were as follows:

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)		(Post-Laidlaw Bankruptcy)

		Nine	Three						Three	Five
	Year	Months	Months	Year		Five Months Ended			Months	Months
	Ended	Ended	Ended	Ended		January 31,			Ended	Ended
	August 31,	May 31,	August 31,	August 31,					June 30,	June 30,
	2002	2003	2003	2004		2004	2005		2004	2004

						(unaudited)
									(unaudited)
	(dollars in thousands)
Laidlaw insurance expense (rebate)(A)	$(8,094)	$3,058	$11,522	$(4,505)		$—	$—		$—	$—
Laidlaw fees and compensation charges	5,400	4,050	1,350	15,449	(B)	6,436	19,857	(C)	3,862	6,436
Laidlaw reorganization costs	8,761	3,650	—	—		—	—		—	—

Total Laidlaw allocated expense	$6,067	$10,758	$12,872	$10,944		$6,436	$19,857		$3,862	$6,436

(A)	Included in “Insurance expense” in our combined statements of operations.

(B)	Includes compensation charges of $4.1 million.

We estimate that the costs we will incur in respect of management services and other costs as a stand-alone company will total approximately $4.0 million a year. See note (1) to the unaudited pro forma consolidated statement of operations for the five months ended January 31, 2005 and the year ended August 31, 2004 in “Unaudited Pro Forma Consolidated Financial Data.” We incurred $1.1 million of such costs in the five months ended June 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(C)	Includes compensation charges of $15.4 million.

RISK FACTORS
      An investment in the notes involves a high degree of risk. You should carefully consider the factors described below in addition to the other information set forth in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations and your investment in the notes. In such case, you may lose all or part of your original investment.
Risk Factors Related to the Exchange Offer
If you do not properly exchange your outstanding notes, you will continue to hold unregistered outstanding notes which will be subject to transfer restrictions.
      We will issue exchange notes in exchange for outstanding notes only after timely receipt by the exchange agent of your outstanding notes, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, if you would like to tender your outstanding notes, please allow sufficient time to ensure timely delivery and carefully follow the instructions on how to tender your outstanding notes. We and the exchange agent are under no duty to give you notice of defects or irregularities with respect to your tender of the outstanding notes. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange and you will continue to hold outstanding notes that are subject to the existing transfer restrictions. The exchange notes will not be subject to any transfer restrictions.
      We did not register the outstanding notes, nor do we intend to do so following the exchange offer. As a result, the outstanding notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the Securities Act except in limited circumstances. Therefore, if you continue to hold outstanding notes after the exchange offer, you may be unable to sell your outstanding notes. The aggregate principal amount of the outstanding notes will be reduced to the extent outstanding notes are tendered and accepted in this exchange offer, which could adversely affect the trading market, if one were to develop, for your outstanding notes.

In some instances, you may be obligated to deliver a prospectus in connection with resales of the exchange notes.
      Based on certain no-action letters issued by the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. For example, if you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

If no active trading market for the exchange notes develops, you may not be able to resell your exchange notes at their fair market value or at all.
      The exchange notes are new securities for which there currently is no market. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market or any other quotation system.
      The liquidity of any market for the exchange notes will depend upon various factors, including:

•	the number of holders of the exchange notes,

•	the interest of securities dealers in making a market for the exchange notes,

•	the overall market for high-yield securities,

•	our financial performance or prospects, and

•	the prospects for companies in our industry generally.
      Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruption may adversely affect you as a holder of the exchange notes.
Risk Factors Related to the Notes

Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.
      Our business may not generate sufficient cash flow from operating activities. Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Lower net revenues, or higher provision for uncollectibles, generally will reduce our cash flow.
      We cannot assure you that our future cash flow from operations or borrowings under our senior secured credit facility will be sufficient to enable us to service our debt, including the notes, or to meet our other obligations and commitments. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing all or a portion of our debt, including the notes, selling material assets or operations or raising additional debt or equity capital. We cannot assure you that we could effect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements, including the credit agreement governing our senior secured credit facility and the indenture governing the notes, may restrict us from effecting any of these alternatives.
      If we fail to make scheduled payments on our debt or otherwise fail to comply with our covenants, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable,

•	our secured debt lenders could terminate their commitments and commence foreclosure proceedings against our assets, and

•	we could be forced into bankruptcy or liquidation.

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
      We have a substantial amount of debt. As of June 30, 2005, we had total debt of $605.9 million, including $349.1 million of borrowings under our senior secured credit facility, $250.0 million of the outstanding notes and $5.8 million of capital lease and other debt obligations, and we had $24.3 million of letters of credit outstanding. In addition, subject to restrictions in the indenture governing the notes and the credit agreement governing our senior secured credit facility, we may incur additional debt.
      Our substantial debt could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the notes,

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired,

•	we must use a substantial portion of our cash flow for payments on the notes and other debt, which will reduce the funds available to us for other purposes,

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited,

•	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt, and

•	our ability to borrow additional funds or to refinance debt may be limited.
      Furthermore, all of our debt under our senior secured credit facility will bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial debt would intensify. See “Description of Senior Secured Credit Facility.”

The indenture governing the notes and the credit agreement governing our senior secured credit facility impose significant operating and financial restrictions on us. If we fail to comply with any of these restrictions, our debt could be accelerated, and we may not be able to make payments on the notes.
      The indenture governing the notes and the credit agreement governing our senior secured credit facility impose significant operating and financial restrictions on the issuers and the guarantors. These restrictions may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Among other things, the agreements limit the ability of the issuers and the restricted subsidiaries to:

•	incur additional indebtedness and issue certain preferred stock,

•	pay dividends on their capital stock or repurchase their capital stock or subordinated debt,

•	repurchase or redeem their capital,

•	make investments,

•	incur liens,

•	make capital expenditures,

•	enter into transactions with their stockholders and affiliates,

•	sell certain assets or merge with or into other companies, and

•	incur restrictions on the ability of their subsidiaries to make distributions or transfer assets to the issuers.
      Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants, alternative sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained, or, if obtained, would be on terms acceptable to us. In addition, the holders of the notes will have no control over any waivers or amendments with respect to any debt outstanding other than the notes governed by the indenture. We cannot assure you that, even if the holders of the notes agree to waive or amend the covenants contained in the indenture, the holders of our other debt will agree to do the same with respect to their debt instruments.

      In addition, the credit agreement governing our senior secured credit facility will require us to meet certain financial ratios and restrict our ability to make capital expenditures or prepay certain other debt. We may not be able to maintain these ratios, and the restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. See “Description of Senior Secured Credit Facility.”
      If a breach of any covenant or restriction contained in our financing agreements results in an event of default, those lenders could discontinue lending, accelerate the related debt (which could accelerate other debt) and declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with additional funds. In the event of an acceleration of our debt, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those on the notes.

Your right to receive payments on the notes is junior to our existing and future senior debt, and the existing and future senior debt of the guarantors, including borrowings under our senior secured credit facility.
      The notes and the guarantees will rank behind all of the issuers’ and the guarantors’ existing senior debt, including their obligations under the senior secured credit facility, and all of the issuers’ and the guarantors’ future senior debt. As a result, upon any distribution to the issuers’ or the guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding involving the issuers or a guarantor or the issuers’ or their property, the holders of senior debt would be entitled to be paid in full before any payment could be made with respect to the notes or the guarantees. In these cases, the issuers and the guarantors may not have sufficient funds to pay all of their creditors, and holders of notes may receive less, ratably, than holders of the senior debt of the issuers and the guarantors.
      In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to the issuers or the guarantors or the issuers’ or their property, holders of the notes would participate with trade creditors and all other holders of the issuers’ and the guarantors’ unsubordinated obligations. Because the indenture governing the notes will require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of unsubordinated obligations, including trade payables.
      In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt, including debt under our senior secured credit facility, and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt. See “Description of Notes — Subordination.”
      At June 30, 2005, the notes and the guarantees were subordinated to $349.1 million of senior debt and up to $75.7 million of additional senior debt would have been available to us for borrowing under our senior secured credit facility. In addition, we may incur certain amounts of additional debt, including senior debt, in the future as permitted by the indenture governing the notes and the credit agreement governing our senior secured credit facility. See “Description of Senior Secured Credit Facility” and “Description of Notes.”

Despite our current levels of debt, we may still incur substantially more debt and increase the risks associated with our substantial leverage.
      At June 30, 2005, we had up to $75.7 million available to us for additional borrowings under our senior secured credit facility. Any amount borrowed under our senior secured credit facility will be secured and senior to the notes. We may also be able to incur substantial additional debt in the future. The terms of the indenture governing the notes and the credit agreement governing our senior secured credit facility will not fully prohibit us from doing so. If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceeding. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Senior Secured Credit Facility.”

Your right to receive payments on the notes could be adversely affected if our non-guarantor subsidiary declares bankruptcy, liquidates or reorganizes.
      On the issue date of the notes, all of our domestic subsidiaries guaranteed the notes. However, in the future a domestic subsidiary may be released from its guarantee of the notes under certain circumstances, and a newly formed domestic subsidiary may not be required to guarantee the notes if it has not guaranteed the debt under our senior secured credit facility or incurred any other debt, other than certain permitted debt. In addition, our foreign subsidiaries will not guarantee the notes. The notes will be structurally subordinated to any existing and future preferred stock, debt and other liabilities of any of our subsidiaries that do not guarantee the notes. This is true even if such obligations do not constitute senior debt. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of one of our non-guarantor subsidiaries, holders of a non-guarantor subsidiary’s debt and trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us.
      Our only existing foreign subsidiary is EMCA, our wholly-owned self-insurance captive company domiciled in the Cayman Islands. The notes effectively will be junior to all EMCA liabilities. EMCA did not generate any of our combined net revenue in the twelve months ended June 30, 2005 and, at June 30, 2005, had approximately $68.0 million of liabilities and held $76.8 million, or 6.3%, of our consolidated assets.

We may be unable to finance a change of control offer.
      If certain change of control events occur, we will be required to make an offer to purchase the notes for cash at 101% of their principal amount, plus accrued and unpaid interest and special interest (as defined in the indenture), if any. However, we cannot assure you that we will have the financial resources necessary to purchase the notes upon a change of control or that we will have the ability to obtain the necessary funds on satisfactory terms, if at all. A change of control would result in an event of default under our senior secured credit facility and may result in a default under other debt we may incur in the future. Our senior secured credit facility prohibits the purchase of notes prior to repayment of the borrowings under our senior secured credit facility and any exercise by the holders of the notes of their right to require us to repurchase the notes will cause an event of default under our senior secured credit facility. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our debt, would not constitute a “change of control” under the indenture. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Federal and state laws permit courts to void guarantees under certain circumstances and would require you to return payments received from guarantors in specific circumstances.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of a guarantor, if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the issuance of such guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets,

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.
      On the basis of historical information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes and the obligations under our senior secured credit facility, was not insolvent, did not have unreasonably small capital for the business in which it was engaged and had not incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.
Risk Factors Related to Our Business

We could be subject to lawsuits for which we are not fully reserved.
      In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, ambulance transport services may result in lawsuits concerning vehicle collisions and personal injuries, patient care incidents and employee job-related injuries. Some of these lawsuits may involve large claim amounts and substantial defense costs.
      EmCare procures professional liability insurance coverage for most of its affiliated medical professionals and professional and corporate entities. Beginning January 1, 2002, this insurance coverage has been provided by affiliates of CNA Insurance Company, which then reinsure the entire program, primarily through EmCare’s wholly-owned subsidiary, EMCA Insurance Company, Ltd., or EMCA. Workers compensation coverage for EmCare’s employees and applicable affiliated medical professionals is provided under a similar structure for the period. From September 1, 2004 to the closing date of our acquisition of AMR and EmCare, AMR obtained insurance coverage for losses with respect to workers compensation, auto and general liability claims through Laidlaw’s captive insurance company. AMR currently has a self-insurance program fronted by an unrelated third party. AMR retains the risk of loss under this coverage. Under these insurance programs, we establish reserves, using actuarial estimates, for all losses covered under the policies. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position or results of operations.
      Our liability to pay for EmCare’s insurance program losses is collateralized by funds held through EMCA and, to the extent these losses exceed the collateral and assets of EMCA or the limits of our insurance policies, will have to be funded by us. Should our AMR losses with respect to such claims exceed the collateral held by Laidlaw in connection with our self-insurance program or the limits of our insurance policies, we will have to fund such amounts. See “Business — American Medical Response — Insurance” and “— EmCare — Insurance.”

The reserves we establish with respect to our losses covered under our insurance programs are subject to inherent uncertainties.
      In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves inherently are subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our financial statements. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Claims Liability and Professional Liability Reserves” and note 12 of the notes to our combined financial statements included elsewhere in this prospectus.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance companies.
      Some of our insurance coverage, for periods prior to the initiation of our self-insurance programs as well as portions of our current insurance coverage, is through various third party insurers. To the extent we hold policies to cover certain groups of claims, but either did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is no longer viable, we may be responsible for losses attributable to such claims. Furthermore, for our losses that are insured or reinsured through commercial insurance companies, we are subject to the “credit risk” of those insurance companies. While we believe our commercial insurance company providers currently are creditworthy, there can be no assurance that such insurance companies will remain so in the future.

We are subject to decreases in our revenue and profit margin under our fee-for-service contracts, where we bear the risk of changes in volume, payor mix and third party reimbursement rates.
      In our fee-for-service arrangements, which generated approximately 84% of our fiscal 2004 net revenue, we, or our affiliated physicians, collect the fees for transports and physician services. Under these arrangements, we assume the financial risks related to changes in the mix of insured and uninsured patients and patients covered by government-sponsored healthcare programs, third party reimbursement rates and transports and patient volume. Our revenue decreases if our volume or reimbursement decreases, but our expenses do not decrease proportionately. See “— Risk Factors Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.” In addition, fee-for-service contracts have less favorable cash flow characteristics in the start-up phase than traditional flat-rate contracts due to longer collection periods.
      We collect a smaller portion of our fees for services rendered to uninsured patients than for services rendered to insured patients. Our credit risk related to services provided to uninsured individuals is exacerbated because the law requires communities to provide 911 emergency response services and hospital emergency departments to treat all patients presenting to the emergency department seeking care for an emergency medical condition regardless of their ability to pay. We also believe uninsured patients are more likely to seek care at hospital emergency departments because they frequently do not have a primary care physician with whom to consult.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes desired by us and our customers.
      Our ability to recruit and retain affiliated physicians and other healthcare professionals significantly affects our performance under our contracts. In the recent past, our customer hospitals have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts with us. This decreases the number of healthcare professionals who may be permitted to staff our contracts. Moreover, because of the scope of the geographic and demographic diversity of the hospitals and other facilities with which we contract, we must recruit healthcare professionals, and particularly physicians, to staff a broad spectrum of contracts. We have had difficulty in the past recruiting physicians to staff contracts in some regions of the country and at some less economically advantaged hospitals. Moreover, we compete with other entities to recruit and retain qualified physicians and other healthcare professionals to deliver clinical services. Our future success in retaining and winning new hospital contracts depends on our ability to recruit and retain healthcare professionals to maintain and expand our operations.
Our non-compete agreements and other restrictive covenants involving physicians may not be enforceable.
      We have contracts with physicians and professional corporations in many states. Some of these contracts, as well as our contracts with hospitals, include provisions preventing these physicians and professional corporations from competing with us both during and after the term of our relationship with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians. There can be no assurance that our non-compete agreements related to affiliated physicians and professional corporations will not be successfully challenged as unenforceable in certain states. In such event, we would be unable to prevent former affiliated physicians and professional corporations from competing with us, potentially resulting in the loss of some of our hospital contracts.

We are required to make significant capital expenditures for our ambulance services business in order to remain competitive.
      Our capital expenditure requirements primarily relate to maintaining and upgrading our vehicle fleet and medical equipment to serve our customers and remain competitive. The aging of our vehicle fleet requires us to make regular capital expenditures to maintain our current level of service. Our capital expenditures totaled $42.8 million and $52.8 million in fiscal 2004 and fiscal 2003, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new vehicles or medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.
      We depend on our senior management. The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

We must perform on our own services that Laidlaw previously performed for us, and we are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequate.
      Laidlaw historically has provided various services to AMR and EmCare, including income tax accounting, preparation of tax returns, certain risk management, compliance and insurance coverage services, cash management, certain benefit plan administration and internal audit. Moreover, as subsidiaries of a public company, AMR and EmCare have not themselves been subject to the reporting and other requirements of the Securities Exchange Act of 1934, or the Exchange Act. In connection with this offering, we will become subject to reporting and other obligations under the Exchange Act. We are working with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. These reporting and other obligations will, together with the impact of performing services previously provided to us by Laidlaw, place significant demands on our management, administrative and operational resources, including accounting resources.
      We anticipate that we will need to hire additional tax, accounting and finance staff. We are reviewing the adequacy of our systems, financial and management controls, and reporting systems and procedures, and we intend to make any necessary changes. We believe these replacement services will result in total annual stand-alone selling, general and administrative, compensation and benefits and insurance expense of approximately $4.0 million in fiscal 2005, including a management fee we will pay to an affiliate of Onex Corporation. We believe this represents our full incremental stand-alone expense, and compares to the pre-acquisition fees and compensation charges of $15.4 million we paid Laidlaw in fiscal 2004 and $19.9 million for the five months ended January 31, 2005. We cannot assure you that our estimate is accurate or that our separation from Laidlaw will progress smoothly, either of which could adversely impact our results. Although we have not fully implemented our replacement services, our costs for these services (including the Onex management fee but excluding costs related to our acquisition of AMR and EmCare) totaled $1.1 million in the five months ended June 30, 2005. Moreover, our stand-alone expenses may increase. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, we may not be able to satisfy our obligations as a public company on a timely basis.

Our revenue would be adversely affected if we lose existing contracts.
      A significant portion of our growth historically has resulted from increases in the number of emergency and non-emergency transports, and the number of patient visits and fees for services, we provide under existing contracts and the addition of new contracts. Substantially all of our fiscal 2004 net revenue was generated under contracts, including exclusive contracts that accounted for approximately 86% of our fiscal 2004 net revenue. Our contracts with hospitals generally have terms of three years and the term of our contracts with communities to provide 911 services generally ranges from three to five years. Most of our contracts are terminable by either of the parties upon notice of as little as 30 days. Any of our contracts may not be renewed or, if renewed, may contain terms that are not as favorable to us as our current contracts. We cannot assure you that we will be successful in retaining our existing contracts or that any loss of contracts would not have a material adverse effect on our business, financial condition and results of operations.

We may not accurately assess the costs we will incur under new contracts.
      Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services in order to realize adequate profit margins and otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition and results of operations.

The high level of competition in our segments of the market for emergency medical services could adversely affect our contract and revenue base.
      AMR. The market for providing ambulance transport services to municipalities, other healthcare providers and third party payors is highly competitive. In providing ambulance transport services, we compete with governmental entities (including cities and fire districts), hospitals, local and volunteer private providers, and with several large national and regional providers, such as Rural/ Metro Corporation, Southwest Ambulance and Acadian Ambulance. In many communities, our most important competitors are the local fire departments, which in many cases have acted traditionally as the first response providers during emergencies, and have been able to expand their scope of services to include emergency ambulance transport and do not wish to give up their franchises to a private competitor.
      EmCare. The market for providing outsourced physician staffing and related management services to hospitals and clinics is highly competitive. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins. We compete with both national and regional enterprises such as Team Health, Sterling Healthcare, The Schumacher Group and National Emergency Services Healthcare Group, some of which may have greater financial and other resources available to them, greater access to physicians and/or greater access to potential customers. We also compete against local physician groups and self-operated hospital emergency departments for satisfying staffing and scheduling needs.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.
      We had 3.7 million transports and 5.3 million patient visits in fiscal 2004. We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems, including the integration of our AMR and EmCare systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. We also use the development and implementation of sophisticated and specialized technology to differentiate our services from our competitors and improve our profitability. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.
      Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including increasing revenue from existing customers, growing our customer base, pursuing select acquisitions, implementing cost rationalization initiatives, focusing on risk mitigation and utilizing technology to differentiate our services and improve profitability. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.
      Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to implement our business strategy successfully may adversely affect our business, financial condition and results of operations and thus our ability to service our debt. In addition, we may decide to alter or discontinue certain aspects of our business strategy at any time.

Our ability to obtain adequate bonding coverage, and therefore maintain existing contracts and successfully bid on new ones, could be adversely affected by our high leverage.
      Our emergency ambulance transport service business is highly dependent on our ability to obtain performance bond coverage sufficient to meet bid requirements imposed by existing and potential customers. In connection with the acquisition, Laidlaw has agreed to provide to us any cash collateral required to support the performance bonds in effect at the closing, and for a three-year period to pay any bond premiums in excess of rates in effect at the time of closing. We cannot assure you that we will have access to adequate bonding capacity to meet new contract requirements, or to obtain substitute performance bonds for existing bonds at the end of the three-year period, or that such bonding will be available on terms acceptable to us. If adequate bonding is not available, or if the terms of the bonding are too onerous, there would be a material adverse effect on our business, financial condition and results of operations.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors could require us to pay past taxes and penalties.
      As of June 30, 2005, we contracted with approximately 1,115 physicians as independent contractors to fulfill our contractual obligations to customers. Because we treat them as independent contractors rather than as employees, we do not (i) withhold federal or state income or other employment related taxes from the compensation that we pay to them, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments (except as described below), (iii) provide workers compensation insurance with respect to such affiliated physicians (except in states that require us to do so even for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employed physicians. Our contracts with our independent contractor physicians obligate these physicians to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors depends upon the facts and circumstances of our relationship with them. It is possible that the nature of our relationship with these physicians would support a challenge to our classification of them. If such a challenge by federal or state taxing authorities were successful, and the physicians at issue were instead treated as employees, we could be adversely affected and liable for past taxes and penalties to the extent that the physicians did not fulfill their contractual obligations to pay those taxes. Under current federal tax law, however, even if our treatment were successfully challenged, if our current treatment were found to be consistent with a long-standing practice of a significant segment of our industry and we meet certain other requirements, it is possible (but not certain) that our treatment of the physicians would qualify under a “safe harbor” and, consequently, we would be protected from the imposition of past taxes and penalties. In the recent past, however, there have been proposals to eliminate the safe harbor and similar proposals could be made in the future.

We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.
      We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to integrate successfully the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

If Laidlaw is unwilling or unable to satisfy any indemnification claims made by us pursuant to the purchase agreements relating to the acquisition of AMR and EmCare, we will be forced to satisfy such claims ourselves.
      Laidlaw has agreed to indemnify us for certain claims or legal actions brought against us arising out of the operations of AMR and EmCare prior to the closing date of the acquisition. If we make a claim against Laidlaw, and Laidlaw is unwilling or unable to satisfy such claim, we would be required to satisfy the claim ourselves and, as a result, our financial condition may be adversely affected.

Many of our employees are represented by labor unions and any work stoppage could adversely affect our business.
      Approximately 48% of AMR’s employees are represented by 41 collective bargaining agreements with 40 different union locals. Twelve of these collective bargaining agreements, representing approximately 1,850 employees, are subject to renegotiation in 2005 and 14 agreements, representing approximately 4,000 employees, are subject to renegotiation in 2006. Although we believe our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.

The interests of our controlling stockholders may conflict with your interests.
      Onex Partners LP and other entities affiliated with Onex Corporation, which we refer to together as the Onex entities, control      % of our combined voting power. Accordingly, the Onex entities will exercise a controlling influence over our business affairs. The Onex entities could cause corporate actions to be taken even if the interests of these entities conflict with the interests of the holders of our notes. In addition, Onex may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to holders of the notes. See “Principal Stockholders.”
Risk Factors Related to Healthcare Regulation

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.
      The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.
      Although they may not have the force of law, we, our practitioners and our customers are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies such as the American Medical Association, the Joint Commission on Accreditation of Healthcare Organizations and the Commission on Accreditation of Ambulance Services. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.
      In addition, laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We monitor these developments and modify our operations from time to time where we perceive a need to do so in response to regulatory changes. However, we cannot assure you that any new healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations or that healthcare regulations or standards will not change in a way that may have a material adverse effect on our business, financial condition or results of operations.
We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.
      Like most healthcare providers, the majority of our services are paid for by private and governmental third party payors, such as Medicare and Medicaid. These third party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement to us is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, and the identity of the practitioner who provided the service.
      We must also comply with numerous other laws applicable to our documentation and the claims we submit for payment, including but not limited to (1) “coordination of benefits” rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors; (2) requirements that we obtain the signature of the patient or patient representative, when possible, or document why we are unable to do so, prior to submitting a claim; (3) requirements that we make repayment to any payor which pays us more than the amount to which we are entitled; (4) requirements that we bill a hospital or nursing home, rather than Medicare, for certain ambulance transports provided to Medicare patients of such facilities; (5) “reassignment” rules governing our ability to bill and collect professional fees on behalf of our physicians; (6) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats; and (7) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards. See “Business — Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement.”
      Governmental and private third party payors and other enforcement agencies carefully audit and monitor our compliance with these and other applicable rules, and in some cases in the past have found that we were not in compliance. We have received in the past, and expect to receive in the future, repayment demands from third party payors based on allegations that our services were not medically necessary, were billed at an improper level, or otherwise violated applicable billing requirements. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services. In addition, non-compliance with these rules may cause us to incur civil and criminal penalties, including exclusion from government healthcare programs such as Medicare and Medicaid, under a number of state and federal laws. These laws include, but are not limited to:

•	federal and state laws that prohibit providers from billing and receiving payment from Medicare, Medicaid and other government programs for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

•	the federal False Claims Act and similar state statutes that prohibit entities and individuals from knowingly or recklessly making claims to Medicare, Medicaid and other government programs, as well as third party payors, that contain false or fraudulent information;

•	provisions of the Health Insurance Portability and Accountability Act of 1996 that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	provisions of the Health Insurance Portability and Accountability Act of 1996 that impose civil and criminal penalties for failing to comply with certain privacy and security standards applicable to “protected health information,” as defined, and for failing to use specified codes and transaction formats when billing for services; and

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments.
      If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results. See “Business — Regulatory Matters — Federal False Claims Act” and “— Other Healthcare Fraud and Abuse Laws.”

Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.
      We derive a majority of our revenue from direct billings to patients and third party payors such as Medicare, Medicaid and private health insurance companies. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results.
      Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for both ambulance and physician services. In recent years, Congress has consistently attempted to curb spending on Medicare, Medicaid and other programs funded in whole or part by the federal government. State and local governments have also attempted to curb spending on those programs for which they are wholly or partly responsible. This has resulted in cost containment measures such as the imposition of new fee schedules that have lowered reimbursement for some of our services and restricted the rate of increase for others, and new utilization controls that limit coverage of our services. For example, we estimate that the impact of a national fee schedule promulgated in 2002, as modified by subsequent legislation, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. We currently expect that the Medicare fee schedule update for physician services fees will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million. See “Business — Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement.”
      In addition, state and local government regulations or administrative policies regulate ambulance rate structures in some jurisdictions in which we conduct transport services. In certain service areas in which we hold governmental franchise agreements to provide ambulance services, the community sets the rates we are permitted to charge for ambulance services pursuant to the franchise agreement. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated, or to establish or maintain satisfactory rate structures where rates are not regulated.
      We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise. In addition, we cannot assure you that federal, state and local governments will not impose reductions in the fee schedules or rate regulations applicable to our services in the future. Any such reductions could have a material adverse effect on our business, financial condition or results of operations.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.
      A number of laws bear on our relationships with our physicians. EmCare employs or contracts with physicians or physician-owned professional corporations to deliver services to our hospital customers and their patients. We frequently enter into management services contracts with these physicians and professional corporations pursuant to which we provide them with billing, scheduling and a wide range of other services, and they pay us for those services out of the fees they collect from patients and third-party payors. There is a risk that state authorities in some jurisdictions may find that these contractual relationships violate laws prohibiting the corporate practice of medicine and fee-splitting prohibitions. These laws prohibit the practice of medicine by general business corporations and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. From time to time, including recently, we have been involved in litigation in which private litigants have raised these issues. See “Business — Regulatory Matters — Fee-Splitting; Corporate Practice of Medicine.”
      In addition, the Medicare program generally prohibits the reassignment of Medicare payments due to a physician or other healthcare provider to any other person or entity unless the billing arrangement between that physician or other healthcare provider and the other person or entity falls within an enumerated exception to the Medicare reassignment prohibition. Historically, there was no exception that allowed us to receive directly Medicare payments related to the services of independent contractor physicians. However, the Medicare Modernization Act amended the Medicare reassignment statute as of December 8, 2003 and now permits our independent contractor physicians to reassign their Medicare receivables to us under certain circumstances. We rely on this provision in billing for the services of these physicians. Because this provision has only recently been implemented, it could be interpreted in a manner adverse to us, which will negatively impact our ability to bill for our physicians’ services.
      Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups or revise them in a manner that could be materially adverse to our business.
      Although we have structured our relationships with physicians and hospitals in an effort to comply with the state corporate practice of medicine and fee-splitting laws, applicable reassignment rules and antitrust laws, adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules.
      These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital customers, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.
Our contracts with healthcare facilities and marketing practices are subject to the federal Anti-Kickback Statute, and we are currently under investigation for alleged violations of that statute.
      We are subject to the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any form of “remuneration” in return for, or to induce, the referral of business or ordering of services paid for by Medicare or other federal programs. “Remuneration” includes discounts and in-kind goods or services, as well as cash. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. Violations of the Anti-Kickback Statute can result in civil or criminal fines or exclusion from Medicare and other governmental programs.
      In 1999, the Office of Inspector General of the Department of Health and Human Services, or the OIG, issued an Advisory Opinion indicating that discounts provided to health facilities on the transports for which they are financially responsible may violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports from the facility. The OIG has clarified that not all discounts violate the Anti-Kickback Statute, but that the statute may be violated if part of the purpose of the discount is to induce the referral of the transports paid for by Medicare or other federal programs, and the discount does not meet certain “safe harbor” conditions. In the Advisory Opinion and subsequent pronouncements, the OIG has provided guidance to ambulance companies to help them avoid unlawful discounts. See “Business — Regulatory Matters — Federal Anti-Kickback Statute.”
      Like other ambulance companies, we have in the past provided discounts to our healthcare facility customers (nursing home and hospital). Although we have attempted to comply with the OIG’s guidance on this issue, the government has alleged that certain of our contractual discounts in effect in Texas, principally in periods prior to 1999, violate the Anti-Kickback Statute. We are currently in discussions with the OIG regarding these Texas allegations. Our contracting practices in Oregon and possibly other jurisdictions may also be under investigation. See “Business — American Medical Response — Legal Matters.” If we are found to have violated the Anti-Kickback Statute in these jurisdictions, we may be subject to civil or criminal penalties, including exclusion from the Medicare or Medicaid programs, or may be required to enter into settlement agreements with the government to avoid such sanctions.
      In addition to AMR’s contracts with healthcare facilities, other marketing practices or transactions entered into by AMR and EmCare may implicate the Anti-Kickback Statute. Although we have attempted to structure our past and current marketing initiatives and business relationships to comply with the Anti-Kickback Statute, we cannot assure you that the OIG or other authorities will not find that our marketing practices and relationships violate the statute.
Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.
      We and our affiliated physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. For example, Medicare and Medicaid require that we complete and periodically update enrollment forms in order to obtain and maintain certification to participate in programs. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.
      In certain jurisdictions, changes in our ownership structure require pre-or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. For example, in connection with our acquisition of AMR from Laidlaw, two of our subsidiaries were required to apply for state and local ambulance operating authority in New York. Similarly, the change in corporate structure and ownership in connection with our proposed initial public offering may require us to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions.
      If an agency requires us to complete the re-enrollment process prior to submitting reimbursement requests, we may be delayed in payment, receive refund requests or be subject to recoupment for services we provide in the interim. The change in ownership effected by our acquisition of AMR and EmCare from Laidlaw has required us to re-enroll in one jurisdiction, and reimbursement from the relevant government program is likely to be deferred for several months. This will affect our cash flow, but will not affect our net revenue. We do not expect the impact of this deferral to be material to us, but it is possible that other jurisdictions will similarly require us to re-enroll.
      While we have made reasonable efforts to substantially comply with these requirements in connection with prior changes in our operations and ownership structure, and will do so in connection with our proposed initial public offering, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-

compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.
If we fail to comply with the terms of our settlement agreements with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.
      In the last five years, we have entered into four settlement agreements with the United States government. In June 2002, one of our subsidiaries, AMR of Massachusetts, entered into a settlement agreement to resolve a number of allegations, including allegations related to billing and documentation practices. In February 2003, another subsidiary, AMR of South Dakota, entered into a settlement agreement to resolve allegations that it incorrectly billed for transports performed by other providers when an AMR paramedic accompanied the patient during transport, and that it billed for certain non-emergency transports using emergency codes. In July 2004, our subsidiary, American Medical Response West, entered into a settlement agreement in connection with billing matters related to emergency transports and specialized services. In August 2004, AMR entered into a settlement agreement on behalf of a subsidiary, Regional Emergency Services LP, or RES, to resolve allegations of violations of the False Claims Act by RES and a hospital system based on the absence of certificates of medical necessity and other non-compliant billing practices. See “Business — American Medical Response — Legal Matters.”
      As part of the settlements AMR of Massachusetts and AMR West entered into with the government, we entered into Corporate Integrity Agreements, or CIAs. Pursuant to these CIAs, we are required to establish and maintain a compliance program which includes, among other elements, the appointment of a compliance officer and committee, claims review by an independent review organization, and reporting of overpayments and other “reportable events.” See “Business — Regulatory Matters — Corporate Compliance Program and Corporate Integrity Obligations.”
      We cannot assure you that the CIAs or the compliance program we initiated has prevented, or will prevent, any repetition of the conduct or allegations that were the subject of these settlement agreements, or that the government will not raise similar allegations in other jurisdictions or for other periods of time. If such allegations are raised, or if we fail to comply with the terms of the CIAs, we may be subject to fines and other contractual and regulatory remedies specified in the CIAs or by applicable laws, including exclusion from the Medicare program and other federal and state healthcare programs. Such actions could have a material adverse effect on the conduct of our business, our financial condition or our results of operations.
If we are unable to effectively adapt to changes in the healthcare industry, our business may be harmed.
      Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. We anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system.
      Congress and state legislatures have adopted and may further consider statutory changes affecting healthcare reform. We cannot assure you as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation. Further, it is possible that future legislation enacted by Congress or state legislatures could adversely affect our business or could change the operating environment of our targeted customers. It is possible that the changes to the Medicare or other government program reimbursements may serve as precedent to possible changes in other payor’s reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare and other government payor programs which could have a material adverse effect on our business, financial condition or results of operations.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
      Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:

•	the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates,

•	the adequacy of our insurance coverage and insurance reserves,

•	potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry,

•	our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians,

•	the effect of changes in rates or methods of third party reimbursement,

•	our ability to generate cash flow to service our debt obligations,

•	the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment,

•	the loss of services of one or more members of our senior management team,

•	the outcome of government investigations of certain of our business practices,

•	our ability to successfully restructure our operations to comply with future changes in government regulation,

•	our ability to perform services previously performed for us by Laidlaw,

•	the loss of existing contracts and the accuracy of our assessment of costs under new contracts,

•	the high level competition in our industry,

•	our ability to maintain or implement complex information systems,

•	our ability to implement our business strategy,

•	our ability to obtain adequate bonding coverage, and

•	our ability to successfully integrate strategic acquisitions.
      These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
      You should review carefully the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for a more complete discussion of these and other factors that may affect our business.

FORMATION OF HOLDING COMPANY
      Immediately prior to the completion of Emergency Medical Services’ initial public offering, we will effect a reorganization in which Emergency Medical Services Corporation, a newly-formed Delaware corporation, becomes the parent of EMS L.P. The equity of EMS L.P. held by persons other than the Onex entities will be exchanged for shares of common stock of Emergency Medical Services. The Onex entities will continue to own limited partnership units in EMS L.P., designated “LP exchangeable units,” which are exchangeable at any time for common stock of Emergency Medical Services. The Onex entities will own approximately      % of Emergency Medical Services’ combined voting power.
      We estimate that the net proceeds of our initial public offering will be approximately $           million, at an assumed initial public offering price of $           per share and after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use approximately $           million of the net proceeds to repay debt outstanding under our senior secured credit facility, and the balance for working capital, capital expenditures and other general corporate purposes.
      EMS L.P. will be a consolidated subsidiary of Emergency Medical Services, and Emergency Medical Services will own the general partner interests of EMS L.P. Emergency Medical Services will continue to conduct our operations through AMR and EmCare, our operating subsidiaries.
      [Emergency Medical Services will become a guarantor of the notes on or prior to the completion of the exchange offer.]

THE EXCHANGE OFFER
Exchange Offer
      We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange up to $250,000,000 aggregate principal amount of outstanding notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to any and all of the outstanding notes.
      As of the date of this prospectus, $250,000,000 aggregate principal amount of the notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about                     , 2005 to all holders of outstanding notes registered on our note register. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Conditions of the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.
Purpose and Effect
      We sold the outstanding notes on February 10, 2005 to Banc of America Securities LLC and JP Morgan Securities, Inc. as the initial purchasers pursuant to a purchase agreement in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the outstanding notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available. The initial purchasers subsequently resold the outstanding notes under Rule 144A under the Securities Act. As part of the offering of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. The registration rights agreement requires, unless the exchange offer is not permitted by applicable law or SEC policy, that we:

•	within 240 days after the closing of the offering, file with the SEC the registration statement of which this prospectus forms a part with respect to the exchange offer;

•	within 300 days after the closing of the offering, use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC;

•	keep the exchange offer open for not less than 30 business days; and

•	use commercially reasonable efforts to complete the exchange offer not later than 30 business days after the exchange offer registration statement is declared effective.
      Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer (except as set forth in the paragraph immediately below), holders of outstanding notes not tendered will not have any further registration rights and those outstanding notes will continue to be subject to the restrictions on transfer described above. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.
      Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.
      We and the guarantors of the notes will, in the event of the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of the outstanding notes that sells such outstanding notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification rights and obligations).
      Each holder of outstanding notes that wishes to exchange such outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	that it is not an “affiliate,” as defined in the Securities Act, of Emergency Medical Services; and

•	any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.
      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes;

•	is an affiliate of Emergency Medical Services within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act; or

•	is prohibited by law or policy of the SEC from participating in the exchange offer.
      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.
Consequences of Failure to Exchange Outstanding Notes
      Following the completion of the exchange offer, holders of outstanding notes who did not tender their outstanding notes, or who did not properly tender their outstanding notes, will not have any further registration rights and such outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for a holder’s outstanding notes could be adversely affected upon expiration of the exchange offer if such holder elects to not participate in the exchange offer.

Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered on or prior to                     , 2005, 5:00 p.m., New York City time, on the expiration date. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount equal to that of the surrendered note. We will issue $1,000 principal amount of exchange notes for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders who have tendered their outstanding notes may withdraw their tender of outstanding notes at any time prior to                     , 2005, 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “— Conditions of the Exchange Offer.”
      The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the outstanding notes were issued.
      As of the date of this prospectus, $250,000,000 aggregate principal amount of the notes is outstanding. Only a holder of the outstanding notes, or such holder’s legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the outstanding notes entitled to participate in the exchange offer.
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes and for the purpose of receiving the exchange notes from us.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date shall be                     , 2005, at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.
      In order to extend the exchange offer, we will notify the exchange agent in writing of any extension and make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes;

•	to extend the exchange offer;

•	if any of the conditions set forth below under “— Conditions of the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving written notice of such delay, extension or termination to the exchange agent; and

•	to amend the terms of the exchange offer in any manner.
      If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that we will distribute to the registered holders of the outstanding notes. Modification of the exchange offer, including, but not limited to:

•	extension of the period during which the exchange offer is open; and

•	waiver of satisfaction of the conditions set forth below under “— Conditions of the Exchange Offer”
may require that at least five business days remain in the exchange offer.
Conditions of the Exchange Offer
      Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or exchange the exchange notes for, any outstanding notes not previously accepted for exchange, and we may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if any of the following events shall occur:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency which would be reasonably likely to materially impair our ability to proceed with the exchange offer, or there shall have occurred any material adverse development in any existing action or proceeding with respect to us or any of our subsidiaries; or

•	the exchange offer shall violate any applicable law, rule, regulation or interpretation of the staff of the SEC; or

•	any governmental approval which we shall deem necessary for the consummation of the exchange offer as contemplated by this prospectus shall not have been obtained.
      If we determine in our reasonable discretion that any of these conditions are not satisfied (or any of such events shall have occurred), we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders and/or terminate the exchange offer, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes as described in “— Withdrawal Rights” or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.
      Holders may have certain rights and remedies against us under the registration rights agreement should we fail to consummate the exchange offer, notwithstanding a failure of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.
      The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to such conditions or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Any failure by us at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
Interest
      The exchange notes will bear interest at a rate equal to 10% per annum. We will pay interest on the notes twice a year, on each February 15 and August 15, beginning August 15, 2005. See “Description of Notes.”
Procedures for Tendering Outstanding Notes
      Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under “— Book-Entry Transfer,” to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such outstanding notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “— The Exchange Agent; Assistance” prior to the expiration date.
      The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
      THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUSTS COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.
      Any beneficial owner whose outstanding notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless outstanding notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.
      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
      By tendering, each holder will represent to us that, among other things:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	that it is not an “affiliate,” as defined in the Securities Act, of Emergency Medical Services; and

•	any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.
      In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely confirmation of a book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder thereof, or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes being tendered by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— The Exchange Agent; Assistance” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
      DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and whose outstanding notes are not immediately available, or who cannot deliver their outstanding notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their outstanding notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

•	the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

•	on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered outstanding notes, and the principal amount of tendered outstanding notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered outstanding notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered outstanding notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.
      Any holder who wishes to tender outstanding notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such outstanding notes prior to 5:00 p.m., New York City time, on the expiration date.
Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes
      Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered outstanding notes, when, as, and if we have given oral or written notice thereof to the exchange agent.
      In all cases, issuances of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives such outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents; provided, however, we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If we do not accept any tendered outstanding notes for any reason, we will return such unaccepted outstanding notes without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.
Withdrawal Rights
      Holders may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For the withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address set forth under “— The Exchange Agent; Assistance.” The notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of withdrawn outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible guarantor institution together with the other documents required upon transfer by the indenture; and

•	specify the name in which such outstanding notes are to be registered, if different from the person who deposited the outstanding notes, pursuant to such documents of transfer.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices in our sole discretion. The outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are withdrawn will be returned to their holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” at any time on or prior to the expiration date.

The Exchange Agent; Assistance
      U.S. Bank Trust National Association is the exchange agent. All tendered outstanding notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:
By Registered or Certified Mail:
U.S. Bank Trust National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance
By Hand or Overnight Courier:
U.S. Bank Trust National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance
By Facsimile:
(Eligible Institutions Only)
U.S. Bank Trust National Association
Attention: Specialized Finance
(651) 495-8158
Confirm Facsimile by Telephone or for Information Call: (800) 934-6802
Fees and Expenses
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. The additional estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing and related fees and expenses.
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Accounting Treatment
      We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the exchange notes.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated February 10, 2005, among EMS L.P., the issuers, the subsidiary guarantors and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. Instead, we will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.
      We used the net proceeds from the sale of the outstanding notes, together with the initial borrowings under our senior secured facility and the equity investment by the Onex entities and members of senior management, to finance our acquisition of AMR and EmCare in February 2005 and to pay related fees and expenses.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2005 on an actual basis, and on a pro forma basis to give effect to our proposed initial public offering and our intended use of proceeds from that offering. See “Formation of Holding Company.” You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those statements included elsewhere in this prospectus.

	As of June 30, 2005

	(dollars in millions)
	(unaudited)
		Pro
	Actual	Forma

Long-term debt, including current portion:
Revolving credit facility(1)	$—		$—
Term loan	349.1
Capital leases and other debt	6.8

Total senior debt	355.9
Senior subordinated notes	250.0

Total debt	$605.9	$
Partners’ equity	219.4
Class A common stock	—		—
Class B common stock	—		—
LP exchangeable units	—		—
Retained earnings	11.1
Comprehensive income	0.4
Total equity	230.9

Total capitalization	$836.8	$

(1)	The revolving credit facility provides for availability of borrowings and issuances of letters of credit for up to $100.0 million. As of June 30, 2005, we had $75.7 million of availability under the revolving credit facility, net of $24.3 million of letters of credit outstanding.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following pro forma consolidated financial statements present Emergency Medical Services’ financial position and results of operations resulting from the acquisition of AMR and EmCare, the sale of         shares of class A common stock pursuant to our initial public offering and the application of the proceeds therefrom as described in “Formation of Holding Company.” AMR and EmCare combined are the predecessor entity of Emergency Medical Services for the periods prior to our acquisition of those businesses.
      The unaudited pro forma consolidated financial statements include:

•	the pro forma consolidated balance sheet as of June 30, 2005, assuming our offering occurred on June 30, 2005 and the proceeds were applied as described in “Formation of Holding Company,”

•	the pro forma consolidated statement of operations for the five months ended June 30, 2005, assuming our offering occurred on February 1, 2005 and the proceeds were applied as described in “Formation of Holding Company,”

•	the pro forma consolidated statement of operations for the five months ended January 31, 2005, assuming the transactions described below occurred as of September 1, 2004, and

•	the pro forma consolidated statement of operations for the year ended August 31, 2004, assuming the transactions described below occurred as of September 1, 2003.
      The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the acquisition and our initial public offering occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated financial information.
      The unaudited pro forma consolidated financial statements for periods prior to our acquisition of AMR and EmCare are based on the historical combined financial statements of AMR and EmCare, as predecessor to Emergency Medical Services, included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions, all of which are deemed to have occurred concurrently:

•	our acquisition of AMR and EmCare, including:

•	issuance of equity by Emergency Medical Services for aggregate contributions of $219.2 million,

•	our senior secured credit facility, consisting of:

•	a revolving credit facility of $100.0 million, of which we borrowed approximately $20.2 million at the closing date of the acquisition and had outstanding $24.3 million of letters of credit, and

•	a term loan of $350.0 million, all of which was borrowed on the closing date,

•	the issuance and sale of $250.0 million in aggregate principal amount of our outstanding notes,

•	our purchase of all of the outstanding common stock of AMR and EmCare, and

•	the payment of related fees and expenses related to the acquisition.
      The unaudited pro forma consolidated financial statements for all periods are adjusted to give pro forma effect to the following, which are deemed to have occurred concurrently:

•	our formation as a holding company, with EMS L.P. and its general partner as subsidiaries, the issuance of common stock to our equityholders other than the Onex entities and a -for- stock split, and

•	the sale of shares of class A common stock in our initial public offering and the application of the proceeds therefrom as described in “Formation of Holding Company.”
      The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to these statements that management believes are reasonable. These estimates include an allocation of fair value to identifiable intangible assets other than goodwill, and the resulting excess of the purchase price over the carrying value of the net assets acquired is recorded as goodwill. The pro forma adjustments reflected in the following financial statements are based on management’s preliminary assessment of the fair value of the tangible and intangible assets we acquired and liabilities we assumed in our acquisition of AMR and EmCare. The final purchase price allocation will be performed when an independent appraisal of certain assets acquired and liabilities assumed is finalized. We expect that the final purchase price allocation may reflect differences from our estimated amounts, as follows:

•	the fair value of our finite life contract intangible asset,

•	the fair value adjustment for favorable or unfavorable leases,

•	the fair value adjustment for property and equipment,

•	changes in the excess purchase price allocated to goodwill, and

•	changes in the fair value of other liabilities assumed and incurred as part of the acquisition.
      The unaudited pro forma consolidated financial statements should be read in conjunction with our historical financial statements and related notes and other financial information included elsewhere in this prospectus, including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Balance Sheet
June 30, 2005

		Pro Forma Equity
		Offering		Pro
	Actual	Adjustments		Forma

	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$31,365	$—			$31,365
Restricted cash and cash equivalents	12,785	—			12,785
Restricted marketable securities	1,011	—			1,011
Trade and other accounts receivable, net	346,491	—			346,491
Parts and supplies inventory	18,404	—			18,404
Other current assets	34,684	—			34,684
Current deferred tax assets	19,774	—			19,774

Total current assets	464,514	—			464,514
Non-current assets:
Property, plant and equipment, net	130,061	—			130,061
Intangible assets, net	84,542	—			84,542
Non-current deferred tax assets	119,848	—			119,848
Restricted long-term investments	57,734	—			57,734
Goodwill	267,474	—			267,474
Other long-term assets	99,379		(1)

Total assets	$1,223,552	$		$

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,906	$—			$47,906
Accrued liabilities	189,425	—			189,425
Current portion of long-term debt	9,204	—			9,204

Total current liabilities	246,535	—			246,535
Long-term debt	596,720		(2)
Other long-term liabilities	149,437	—			149,437

Total liabilities	992,692

Equity
Partnership equity	219,429	(219,429	)(3)		—
Class A common stock	—		(3)
Class B common stock	—		(3)		—
LP exchangeable units	—		(3)
Retained earnings	11,067		(1)
Comprehensive income (loss)	364	—			364

Total equity	230,860

Total liabilities and equity	$1,223,552	$		$

(1)	To record the write-off of certain deferred financing costs associated with the portion of our senior secured credit facility we will pay down with the net proceeds of our initial public offering.

(2)	To record the pay-down of our senior secured credit facility with the net proceeds of our initial public offering. The results of this exchange offer will not change the outstanding debt; accordingly, there is no pro forma impact of this exchange offer.

(3)	To record (a) our formation as a holding company, with EMS L.P. and its general partner as subsidiaries, the (b) issuance of class A common stock and class B common stock to certain of our existing equityholders and the designation of the remaining class A partnership units as LP exchangeable units, exchangeable for our class B common stock and (c) net proceeds of our initial public offering.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the five months ended June 30, 2005

		Pro Forma Equity
		Offering
	Consolidated	Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$731,410	$—			$731,410
Compensation and benefits	502,998	—			502,998
Operating expenses	102,170	—			102,170
Insurance expense	39,334	—			39,334
Selling, general and administrative expenses	23,179	—			23,179
Laidlaw fees and compensation charges	—	—			—
Depreciation and amortization expenses	23,988	—			23,988

Income from operations	39,741	—			39,741
Interest expense	(21,584)		(1)
Realized loss on investments	(6)	—			(6)
Interest and other income	94	—			94

Income before income taxes	18,245
Income tax expense	(7,178)		(2)

Net income (loss)	$11,067	$		$

Net income (loss) per share:
Basic				$
Diluted				$
Weighted average shares — basic
Weighted average shares — diluted

(1)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of our initial public offering.

(2)	To adjust income tax expense to reflect the reduction of interest expense, at an effective tax rate of 40%.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the five months ended January 31, 2005

	AMR and	Pro Forma		Pro Forma
	EmCare	Acquisition		Equity Offering
	Combined	Adjustments		Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$696,179	$—		$—			$696,179
Compensation and benefits	481,305	—		—			481,305
Operating expenses	94,882	—		—			94,882
Insurance expense	39,002	—		—			39,002
Selling, general and administrative expenses	21,635	—		—			21,635
Laidlaw fees and compensation charges	19,857	—		—			19,857	(1)
Depreciation and amortization expenses	18,808	4,424	(2)	—			23,232
Restructuring charges	—	—		—			—

Income (loss) from operations	20,690	(4,424)		—			16,266
Interest expense	(5,644)	5,254	(3)	—
		(19,408	)(4)(5)		(6)
Interest and other income	714	—		—			714

Income (loss) before income taxes	15,760	(18,578)
Income tax expense	(6,278)	7,500	(7)		(7)

Net income (loss)	$9,482	$(11,078)		$		$

Net income (loss) per share:

Basic	$
Diluted	$
Weighted average shares — basic
Weighted average shares — diluted

(1)	Represents certain Laidlaw fees and compensation charges, primarily relating to a compensation charge associated with the increase in the enterprise values of AMR and EmCare. Our estimated replacement costs for certain functions are not recorded on the face of this pro forma statement of operations because we do not have a contract for each element of these costs. We will be required to replace certain functions and costs previously provided to us by Laidlaw and which comprise Laidlaw fees and compensation charges. Our estimate of these costs on an annual basis ($1.67 million for a five-month period) are:

Compensation and benefits costs for personnel providing internal audit and tax services	$1,100
Directors and officers insurance	500
Selling, general and administrative expenses for external audit fees, treasury services and other costs	1,400
Sponsor management fee	1,000

$4,000

     We incurred $1.1 million of such costs in the five months ended June 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(2)	AMR and EmCare combined amortization expense includes amortization (over a 7-year period) of the finite life intangible assets of $89.0 million based on the preliminary value of identifiable intangible assets determined by an independent valuation group.

(3)	To eliminate interest expense charged on the Laidlaw payable.

(4)	To record amortization on $18.1 million of deferred financing costs associated with our acquisition-related borrowings, utilizing a weighted average maturity of eight years on an effective yield basis.

(5)	To record interest expense on our acquisition-related borrowings, assuming a weighted average interest rate of 7.14%.

(6)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of our initial public offering.

(7)	To adjust income tax expense to reflect the adjustments identified in notes (2) through (6), at an effective tax rate of 40%.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended August 31, 2004

	AMR and	Pro Forma		Pro Forma
	EmCare	Acquisition		Equity Offering
	Combined	Adjustments		Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$1,604,598	$—		$—			$1,604,598
Compensation and benefits	1,117,890	—		—			1,117,890
Operating expenses	218,277	—		—			218,277
Insurance expense	80,255	—		—			80,255
Selling, general and administrative expenses	47,899	—		—			47,899
Laidlaw fees and compensation charges	15,449	—		—			15,449	(1)
Depreciation and amortization expenses	52,739	3,134	(2)	—			55,873
Restructuring charges	2,115	—		—			2,115

Income (loss) from operations	69,974	(3,134)		—			66,840
Interest expense	(9,961)	6,223	(3)
		(46,528	) (4)(5)		(6)
Realized gain (loss) on investments	(1,140)	—		—			(1,140)
Early debt retirement costs	—	—		—			—
Interest and other income	240	—		—			240

Income (loss) before income taxes	59,113	(43,439)
Income tax expense	(21,764)	17,375	(7)		(7)

Net income (loss)	$37,349	$(26,064)		$		$

Net income (loss) per share:

Basic	$
Diluted	$

(1)	Represents certain Laidlaw fees and compensation charges, primarily relating to a compensation charge associated with the increase in the enterprise values of AMR and EmCare. Our estimated replacement costs for certain functions, are not recorded on the face of this pro forma statement of operations because we do not have a contract for each element of these costs. We will be required to replace certain functions and costs previously provided to us by Laidlaw and which comprise Laidlaw fees and compensation charges. Our estimate of these costs on an annual basis are:

Compensation and benefits costs for personnel providing internal audit and tax services	$1,100
Directors and officers insurance	500
Selling, general and administrative expenses for external audit fees, treasury services and other costs	1,400
Sponsor management fee	1,000

$4,000

     We incurred $1.1 million of such costs in the five months ended June 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(2)	AMR and EmCare combined amortization expense includes amortization (over a 7-year period) of the finite life intangible assets of $89.0 million based on the value of identifiable intangible assets by an independent valuation group.

(3)	To eliminate interest expense charged on the Laidlaw payable.

(4)	To record amortization on $18.1 million of deferred financing costs associated with our acquisition-related borrowings, utilizing a weighted average maturity of eight years on an effective yield basis.

(5)	To record interest expense on our acquisition-related borrowings, assuming a weighted average interest rate of 7.14%.

(6)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of our initial public offering.

(7)	To adjust income tax expense to reflect the adjustments identified in notes (2) through (6), at an effective tax rate of 40%.

SELECTED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
      The following table sets forth our selected combined or consolidated financial data for each of the periods indicated. Financial data for the year ended August 31, 2002 (Predecessor — Pre-Laidlaw Bankruptcy), nine months ended May 31, 2003 (Predecessor — Pre-Laidlaw Bankruptcy), as of and for the three months ended August 31, 2003 (Predecessor — Post-Laidlaw bankruptcy), the year ended August 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the five months ended January 31, 2005 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our audited combined financial statements included in this prospectus. As a result of a correction to AMR’s method of calculating its accounts receivable allowances, we determined that the allowances were understated at various balance sheet dates. The audited combined financial statements included in this prospectus are restated to correct this error. There were no adjustments necessary to income subsequent to May 31, 2003. Financial data as of and for the five months ended January 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the three months and five months ended June 30, 2004 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our unaudited combined financial statements included in this prospectus. Financial data as of and for the three months and five months ended June 30, 2005 are derived from our unaudited consolidated financial statements. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the information presented below in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and related notes contained elsewhere in this prospectus.
      The comparability of our selected historical financial data has been affected by a number of significant events and transactions. As we discuss more fully in note 1 — “Fresh-Start Accounting” of the notes to our audited combined financial statements, AMR’s and EmCare’s former parent, Laidlaw, and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare was included in the bankruptcy filing. Laidlaw emerged from bankruptcy protection in June 2003. Laidlaw applied fresh-start accounting as of June 1, 2003 to AMR and EmCare and pushed down to us our share of the fresh-start accounting adjustments. As a result of the fresh-start change in the basis of accounting for our underlying assets and liabilities, our results of operations and cash flows have been separated as pre-June 1, 2003 and post-May 31, 2003.
      Effective as of January 31, 2005, we acquired AMR and EmCare from Laidlaw and, in connection with the acquisition, we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods from and subsequent to the acquisition, these businesses are referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.

	Predecessor (Pre-Acquisition)

	Pre-Laidlaw Bankruptcy											Successor (Post-
	As Restated					Post-Laidlaw Bankruptcy						Acquisition)

				Nine		Three				Three	Five	Three	Five
				Months		Months		Five Months		Months	Months	Months	Months
	Year Ended August 31,			Ended		Ended	Year Ended	Ended January 31,		Ended	Ended	Ended	Ended
				May 31,		August 31,	August 31,			June 30,	June 30,	June 30,	June 30,
	2000(1)	2001(2)	2002	2003		2003	2004	2004	2005	2004	2004	2005	2005

								(unaudited)
	(unaudited)									(unaudited)		(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$1,355,978	$1,386,136	$1,415,786	$1,103,335		$384,461	$1,604,598	$667,506	$696,179	$399,975	$663,880	$445,021	$731,410
Compensation and benefits	980,731	976,330	960,590	757,183		264,604	1,117,890	461,923	481,305	280,364	464,610	307,308	502,998
Operating expenses	201,853	216,019	219,321	163,447		55,212	218,277	90,828	94,882	53,490	91,661	63,250	102,170
Insurance expense	78,079	117,374	66,479	69,576		34,671	80,255	40,393	39,002	22,865	36,865	22,427	39,334
Selling, general and administrative expenses	59,404	53,017	61,455	37,867		12,017	47,899	22,016	21,635	12,805	19,269	14,498	23,179
Laidlaw fees and compensation charges	7,320	7,260	5,400	4,050		1,350	15,449	6,436	19,857	3,862	6,436	—	—
Depreciation and amortization expense	99,957	66,286	67,183	32,144		12,560	52,739	22,079	18,808	13,160	21,958	14,136	23,988
Impairment losses	1,183,681	—	262,780	—		—	—	—	—	—	—	—	—
Restructuring charges	1,826	—	3,777	1,288		1,449	2,115	—	—	—	1,381	—	—
Laidlaw reorganization charges	—	9,198	8,761	3,650		—	—	—	—	—	—	—	—

Income (loss) from operations	$(1,256,873)	$(59,348)	$(239,960)	$34,130		$2,598	$69,974	$23,831	$20,690	$13,429	$21,700	$23,402	$39,741
Interest expense	(95,087)	(66,181)	(6,418)	(4,691)		(908)	(9,961)	(4,137)	(5,644)	(3,073)	(3,541)	(13,646)	(21,584)
Realized gain (loss) on investments	—	—	—	—		90	(1,140)	—	—	—	(52)	33	(6)
Interest and other income	86	222	369	304		22	240	1,403	714	12	48	81	94
Fresh-start accounting adjustments(3)	—	—	—	46,416		—	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	(1,351,874)	(125,307)	(246,009)	76,159		1,802	59,113	21,097	15,760	10,368	18,155	9,870	18,245
Income tax expense	(54,639)	17,538	(1,374)	(829)		(8,633)	(21,764)	(8,558)	(6,278)	(4,794)	(7,831)	(3,821)	(7,178)

Income (loss) before cumulative effect of change in accounting principle	(1,406,513)	(107,769)	(247,383)	75,330		(6,831)	37,349	12,539	9,482	5,574	10,324	6,049	11,067
Cumulative effect of a change in accounting principle	(5,288)	—	—	(223,721	)(4)	—	—	—	—	—	—	—	—

Net income (loss)	$(1,411,801)	$(107,769)	$(247,383)	$(148,391)		$(6,831)	$37,349	$12,539	$9,482	$5,574	$10,324	$6,049	$11,067

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$30,133	$28,044	$156,544	$58,769		$30,009	$127,679	$17,483	$15,966		$81,269		$94,703
Investing activities	(40,983)	(36,442)	(57,347)	(98,835)		(15,136)	(81,516)	(11,767)	(21,667)		(24,121)		(875,235)
Financing activities	22,402	11,376	(36,066)	(8,060)		(47,222)	(47,328)	(5,501)	10,856		(54,043)		797,266
Capital expenditures	$37,698	$39,347	$57,438 (5)	$34,768		$18,079	$42,787	$14,225	$14,045		$17,387		20,052
Ratio of earnings to fixed charges

As of
June 30, 2005

(dollars in
thousands)
Balance Sheet Data:
Cash and cash equivalents	$31,365
Total assets	1,223,552
Long-term debt and capital lease obligations, including current maturities	605,924
Partners’ equity	230,860

(1)	Represents the combination of the audited financial statements of AMR and the unaudited financial statements of EmCare for the year ended August 31, 2000.

(2)	Represents the combination of the audited financial statements of AMR and EmCare for the year ended August 31, 2001.

(3)	See note 1 to our combined financial statements with respect to our fresh-start financial reporting.

(4)	Reflects an impairment of goodwill recorded in connection with the adoption of SFAS No. 142.

(5)	Includes $26.3 million financed through capital leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of our financial condition and results of operations with the audited combined financial statements, the notes to the audited combined financial statements and the “Selected Combined and Consolidated Financial Information and Other Data” appearing elsewhere in this prospectus. The following covers periods before the closing of the acquisition of AMR and EmCare. Accordingly, the discussion and analysis of historical periods do not reflect the impact the acquisition will have on us. In addition, this discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Our results may differ materially from those anticipated in any forward-looking statements.
Company Overview
      We are a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance transport services in the United States. EmCare is the leading provider of outsourced emergency department staffing and management services in the United States. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. During fiscal 2004, we treated and transported approximately 9 million patients in more than 2,050 communities nationwide. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented approximately 66% and 34%, respectively. Over the past two fiscal years, we increased our net revenue and EBITDA organically at compound annual growth rates, or CAGRs, of 6.5% and 14.7%, respectively.
American Medical Response
      Over its 50 years of operating history, AMR has developed the largest network of ambulance transport services in the United States. AMR has an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has approximately 2,550 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance services. AMR’s broad geographic footprint enables us to contract on a national and regional basis with managed care and insurance companies. AMR has made significant investments in technology, customer service plans, employee training and risk mitigation programs to deliver a compelling value proposition to our customers, which we believe has led to industry-leading contract retention rates.
      For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance transport services. Non-emergency ambulance transport services, including critical care transfer, wheelchair transports and other interfacility transports, or IFTs, accounted for 32% of AMR’s net revenue for the same period, with the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies. For fiscal 2004, AMR generated net revenue of $1,054.8 million.
EmCare
      Over its 33 years of operating history, EmCare has become the largest provider of outsourced emergency department staffing and related management services to healthcare facilities. EmCare has a 6% share of the total emergency department services market and a 9% share of the outsourced emergency department services market. In addition, EmCare has become one of the leading providers of hospitalist services, with hospitalist-related net revenue increasing from $7.2 million in fiscal 2001 to $23.5 million in fiscal 2004. A hospitalist is a physician who specializes in the care of acutely ill patients in an in-patient setting. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 38 states.
      EmCare primarily provides emergency department staffing and related management services to healthcare facilities. EmCare recruits and hires or subcontracts with physicians and other healthcare professionals, who then provide professional services within the healthcare facilities with which we contract. We also provide billing and collection, risk management and other administrative services to our healthcare professionals and to independent physicians. EmCare has 329 contracts with hospitals and independent physician groups to provide emergency department, hospitalist and radiology staffing, and related management and other administrative services. We believe that EmCare’s successful physician recruitment and retention, high level of customer service and advanced risk management programs have resulted in high contract retention rates and continued growth in new customers. For the year ended August 31, 2004, EmCare generated net revenue of $549.8 million.
Key Factors and Measures We Use to Evaluate Our Business
      The key factors and measures we use to evaluate our business focus on the number of patients we treat and transport and the costs we incur to provide the necessary care and transportation for each of our patients.
      We evaluate our revenue net of provisions for contractual payor discounts and provisions for uncompensated care. Medicaid, Medicare and certain other payors receive discounts from our standard charges, which we refer to as contractual discounts. In addition, individuals we treat and transport may be personally responsible for a deductible or co-pay under their third party payor coverage, and most of our contracts require us to treat and transport patients who have no insurance or other third party payor coverage. Due to the uncertainty regarding collectibility of charges associated with services we provide to these patients, which we refer to as uncompensated care, our net revenue recognition is based on expected cash collections. Our net revenue is gross billings after provisions for contractual discounts and estimated uncompensated care. Provisions for contractual discounts and uncompensated care have increased historically primarily as a result of increases in gross billing rates. The table below summarizes our approximate payor mix as a percentage of both net revenue and total transports and patient visits for fiscal years 2003 and 2004.

	Percentage of		Percentage of Total
	Net Revenue		Transports and Visits
	Year Ended August 31,		Year Ended August 31,

	2003	2004	2003	2004

Medicare	27.4%	27.3%	25.5%	25.8%
Medicaid	5.3	5.2	11.8	12.3
Commercial insurance and managed care	47.3	47.7	42.2	41.4
Self-pay	4.7	4.0	20.5	20.5
Subsidies and fees	15.3	15.8	0.0	0.0

Total	100.0%	100.0%	100.0%	100.0%

      In addition to continually monitoring our payor mix, we also analyze the following key factors and measures in each of our business segments:
AMR
      Approximately 89% of AMR’s fiscal 2004 net revenue was transport revenue derived from the treatment and transportation of patients based on billings to third party payors and healthcare facilities. The balance of AMR’s net revenue is derived from direct billings to communities and government agencies for the provision of training, dispatch center and other services. AMR’s measures for transport net revenue include:

•	Transports. We utilize transport data, including the number and types of transports, to evaluate net revenue and as the basis by which we measure certain costs of the business. We segregate transports into two main categories — ambulance transports (including emergency, as well as non-emergency critical care and other interfacility transports) and wheelchair transports — due to the significant differences in reimbursement and the associated costs of providing ambulance and wheelchair transports. As a result of these differences, in certain analyses we weight our transport numbers according to category in an effort to better measure net revenue and costs.

•	Net revenue per transport. Net revenue per transport reflects the expected net revenue for each transport based on gross billings less all estimated provisions for contractual discounts and uncompensated care. In order to better understand the trends across business segments and in our transport rates, we analyze our net revenue per transport based on weighted transports to reflect the differences in our transportation mix.
      The change from period to period in the number of transports is influenced by increases in transports in existing markets from both new and existing facilities we serve for non-emergency transports, and the effects of general community conditions for emergency transports. The general community conditions may include (1) the timing, location and severity of influenza, allergens and other annually recurring viruses, (2) severe weather that affects a region’s health status and/or infrastructure and (3) community-specific demographic changes.
      The costs we incur in our AMR business segment consist primarily of compensation and benefits for ambulance crews and support personnel, direct and indirect operating costs to provide transportation services, and costs related to accident and insurance claims. AMR’s key cost measures include:

•	Unit hours and cost per unit hour. Our measurement of a unit hour is based on a fully staffed ambulance or wheelchair van for one operating hour. We use unit hours and cost per unit hour to measure compensation-related costs and the efficiency of our deployed resources. We monitor unit hours and cost per unit hour on a combined basis, as well as on a segregated basis between ambulance and wheelchair transports.

•	Operating costs per transport. Operating costs per transport is comprised of certain direct operating costs, including vehicle operating costs, medical supplies and other transport-related costs, but excluding compensation-related costs. Monitoring operating costs per transport allows us to better evaluate cost trends and operating practices of our regional and local management teams.

•	Accident and insurance claims. We monitor the number and magnitude of all accident and insurance claims in order to measure the effectiveness of our risk management programs. Depending on the type of claim (workers compensation, auto, general or professional liability), we monitor our performance by utilizing various bases of measurement, such as net revenue, miles driven, number of vehicles operated, compensation dollars, and number of transports.
      We estimate that the impact of the Balanced Budget Act of 1997, or BBA, ambulance service rate decreases, as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. Although we have been able to substantially mitigate the phased-in reductions of the BBA through additional fee and subsidy increases, we may not be able to continue to do so.
      We have focused our risk mitigation efforts on employee training for proper patient handling techniques, development of clinical and medical equipment protocols, driving safety, implementation of technology to reduce auto incidents and other risk mitigation processes which we believe has resulted in a reduction in the frequency, severity and development of claims. We continue to see positive trends in our claims costs but cannot assure you that these trends will continue.
EmCare
      Of EmCare’s fiscal 2004 net revenue, approximately 96% was derived from our hospital contracts for emergency department staffing, hospitalist and radiology services and other management services. Of this revenue, approximately 75% was generated from billings to third party payors for patient visits and approximately 25% was generated from billings to hospitals and affiliated physician groups for professional services. EmCare’s key net revenue measures are:

•	Number of contracts. This reflects the number of contractual relationships we have for outsourced emergency department staffing and related management services, hospitalist services and other management services. We analyze the change in our number of contracts from period to period based on “net new contracts,” which is the difference between total new contracts and contracts that have terminated.

•	Revenue per patient visit. This reflects the expected net revenue for each patient visit based on gross billings less all estimated provisions for contractual discounts and uncompensated care. Net revenue per patient visit also includes net revenue from billings to third party payors and hospitals.

      The change from period to period in the number of patient visits under our “same store” contracts is influenced by general community conditions as well as hospital-specific elements, many of which are beyond our direct control. The general community conditions include (1) the timing, location and severity of influenza, allergens and other annually recurring viruses and (2) severe weather that affects a region’s health status and/or infrastructure. Hospital-specific elements include the timing and extent of facility renovations, hospital staffing issues and regulations that affect patient flow through the hospital.
      The costs incurred in our EmCare business segment consist primarily of compensation and benefits for physicians and other professional providers, professional liability costs, and contract and other support costs. EmCare’s key cost measures include:

•	Provider compensation per patient visit. Provider compensation per patient visit includes all compensation and benefit costs for all professional providers, including physicians, physician assistants and nurse practitioners, during each patient visit. Providers include all full-time, part-time and independently contracted providers. Analyzing provider compensation per patient visit enables us to monitor our most significant cost in performing under our contracts.

•	Professional liability costs. These costs include provisions for estimated losses for actual claims, and claims likely to be incurred in the period, within our self-insurance limits based on our past loss experience, as well as actual direct costs, including investigation and defense costs, claims payments, reinsurance costs and other costs related to provider professional liability.
      Medicare pays for all physicians’ services based upon a national fee schedule. The rate formula may result in significant yearly fluctuations which may be unrelated to changes in the actual cost of providing physician services. Initially, the physician fee schedule update for 2004 called for a payment decrease of 4.5%. Subsequently, Congress authorized a 1.5% increase that negated the planned rate cuts, and also provided a 1.5% rate increase for 2005. We currently expect that the fee schedule will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million.
      We have developed extensive professional liability risk mitigation processes, including risk assessments on medical professionals and hospitals, extensive incident reporting and tracking processes, clinical fail-safe programs, training and education and other risk mitigation programs which we believe have resulted in a continued reduction in the frequency, severity and development of claims. We continue to see positive trends in our claims costs but cannot assure you that these trends will continue.
Results of Operations

Basis of Presentation
      As we discuss more fully in note 1 — “Fresh-Start Accounting” of the notes to our audited combined financial statements, AMR’s and EmCare’s former parent, Laidlaw, and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare was included in the bankruptcy filing. Laidlaw emerged from bankruptcy protection in June 2003. Laidlaw applied push-down accounting as of June 1, 2003 to AMR and EmCare and allocated to us our share of the fresh-start accounting adjustments. For financial statement purposes, for periods prior to February 1, 2005, AMR and EmCare combined are our Predecessor. As a result of the application of push-down accounting and the fresh-start change in the basis of accounting for our underlying assets and liabilities, our results of operations and cash flows have been separated further as pre-June 1, 2003

(referred to as the Predecessor — Pre-Laidlaw Bankruptcy) and post-May 31, 2003 and pre-February 1, 2005 (referred to as the Predecessor — Post-Laidlaw Bankruptcy).
      Effective as of January 31, 2005, we acquired EmCare and AMR from Laidlaw and in connection with the acquisition we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods subsequent to the acquisition, the business is referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.
      We have made no comparisons for our financial results or cash flows and other liquidity measures for the Predecessor — Post-Laidlaw Bankruptcy’s three months ended August 31, 2003 or for the Predecessor — Post-Laidlaw Bankruptcy’s financial results or cash flows and other liquidity measures for the nine months ended May 31, 2003. As the length of these periods is significantly different from the length of any corresponding comparative periods, these results are not comparable in absolute dollar terms.
      However, to facilitate the identification of certain business trends, we compare the financial results and cash flows for the year ended August 31, 2004 for the Predecessor — Post-Laidlaw Bankruptcy to:

•	the combined financial results and cash flows for the year ended August 31, 2003, which represents the financial results and cash flows for the Predecessor — Post-Laidlaw Bankruptcy for the three months ended August 31, 2003 and the financial results and cash flows for the Predecessor — Pre-Laidlaw Bankruptcy for the nine months ended May 31, 2003, and

•	our Predecessor — Pre-Laidlaw Bankruptcy’s financial results for the year ended August 31, 2002.
      The combined year ended August 31, 2003 presented below does not comply with SOP 90-7, which calls for separate reporting for the Predecessor — Post-Laidlaw Bankruptcy and the Predecessor — Pre-Laidlaw Bankruptcy. Additionally, for the reasons described in note 1 and due to other non-recurring adjustments, the Predecessor — Pre-Laidlaw Bankruptcy’s financial statements for the periods prior to Laidlaw’s emergence from bankruptcy may not be comparable to our Predecessor — Post-Laidlaw Bankruptcy’s financial statements and results of operations which are for periods after Laidlaw’s emergence from bankruptcy. Investors should, therefore, review this material with caution and should not rely solely on the information concerning the Predecessor — Pre-Laidlaw Bankruptcy or the combined financial results for the year ended August 31, 2003 as being indicative of our future results or as providing an accurate comparison of financial performance from period to period.
      The following table presents, for the periods indicated, information expressed as a percentage of net revenue. This information has been derived from our audited combined statements of operations, which include both our AMR and our EmCare business segments, for the years ended August 31, 2002, 2003 and 2004 and the five months ended January 31, 2005, respectively, from our unaudited combined statements of operations for the five months ended January 31, 2004 and the three months and five months ended June 30, 2004, respectively, and from our unaudited consolidated statements of operations for the three months and five months ended June 30, 2005.
Hurricane Katrina and our Gulf Coast Operations
      AMR provides ambulance services in Gulfport and Biloxi, Mississippi and several other Gulf Coast communities. Although our dispatch center was damaged by Hurricane Katrina and we had damage to a small number of vehicles, we were able to maintain communications through our use of back-up generators and other emergency supplies. We have worked closely with FEMA and other federal, state and local agencies and have deployed additional ambulance transportation resources where they were most needed, particularly in the coastal areas of Mississippi, Louisiana and Alabama. We have deployed more than 100 additional ambulances and nearly 300 paramedics, EMTs and other professionals to aid the rescue effort in the Gulf Coast, including the deployment of additional resources to aid in the transport of evacuees to medical facilities in Texas.

      EmCare operations were generally unaffected by Katrina, with only one facility in the affected area. EmCare deployed additional resources to assist those operations, and we have experienced a volume increase in certain facilities in adjacent states where evacuees were relocated.
      We have been able to maintain our normal operations in areas outside the Gulf Coast, notwithstanding our transfer of resources to that area. We expect that, for the foreseeable future, our AMR operations in Mississippi will continue to be negatively affected by the aftermath of Hurricane Katrina, and that we will continue to provide additional resources to assist local recovery efforts throughout the region.

Combined and Consolidated Results of Operations and as a Percentage of Net Revenue

	Predecessor

								Successor

	Year Ended August 31,
				Five Months		Three Months	Five Months	Three Months	Five Months
				Ended		Ended	Ended	Ended	Ended
	As Restated			January 31,		June 30,	June 30,	June 30,	June 30,

	2002	2003	2004	2004	2005	2004	2004	2005	2005

				(unaudited)
						(unaudited)		(unaudited)
Net revenue	$1,415,786	$1,487,796	$1,604,598	$667,506	$696,179	$399,975	$663,880	$445,021	$731,410
Compensation and benefits	960,590	1,021,787	1,117,890	461,923	481,305	280,364	464,610	307,308	502,998
Operating expenses	219,321	218,659	218,277	90,828	94,882	53,490	91,661	63,250	102,170
Insurance expense	66,479	104,247	80,255	40,393	39,002	22,865	36,865	22,427	39,334
Selling, general and administrative expenses	61,455	49,884	47,899	22,016	21,635	12,805	19,269	14,498	23,179
Laidlaw fees and compensation charges(1)	5,400	5,400	15,449	6,436	19,857	3,862	6,436	—	—
Depreciation and amortization expenses	67,183	44,704	52,739	22,079	18,808	13,160	21,958	14,136	23,988
Impairment losses	262,780	—	—	—	—	—	—	—	—
Restructuring charges	3,777	2,737	2,115	—	—	—	1,381	—	—
Laidlaw reorganization costs	8,761	3,650	—	—	—	—	—	—	—

Income (loss) from operations	(239,960)	36,728	69,974	23,831	20,690	13,429	21,700	23,402	39,741
Interest expense	(6,418)	(5,599)	(9,961)	(4,137)	(5,644)	(3,073)	(3,541)	(13,646)	(21,584)
Realized gain (loss) on investments	—	90	(1,140)	—	—	—	(52)	33	(6)
Interest and other income	369	326	240	1,403	714	12	48	81	94
Fresh-start accounting adjustments	—	46,416	—	—	—	—	—	—	—
Income tax expense	(1,374)	(9,462)	(21,764)	(8,558)	(6,278)	(4,794)	(7,831)	(3,821)	(7,178)

Net income	$(247,383)	$68,499	$37,349	$12,539	$9,482	$5,574	$10,324	$6,049	$11,067

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR and EmCare by Laidlaw pursuant to a formula based upon each company’s share of Laidlaw’s consolidated revenue.

				Predecessor				Successor

	Year Ended August 31,
				Five Months		Three Months	Five Months	Three Months	Five Months
				Ended		Ended	Ended	Ended	Ended
	As Restated			January 31,		June 30,	June 30,	June 30,	June 30,

	2002	2003	2004	2004	2005	2004	2004	2005	2005

				(unaudited)
						(unaudited)		(unaudited)
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	67.8	68.7	69.7	69.2	69.1	70.1	70.0	69.1	68.8
Operating expenses	15.5	14.7	13.6	13.6	13.6	13.4	13.8	14.2	14.0
Insurance expense	4.7	7.0	5.0	6.1	5.6	5.7	5.6	5.0	5.4
Selling, general and administrative expenses	4.3	3.4	3.0	3.3	3.1	3.2	2.9	3.3	3.2
Laidlaw fees and compensation charges(1)	0.4	0.4	1.0	1.0	2.9	1.0	1.0	—	—
Depreciation and amortization expense	4.7	3.0	3.3	3.3	2.7	3.3	3.3	3.1	3.3
Impairment losses	18.6	—	—	—	—	—	—	—	—
Restructuring charges	0.3	0.2	0.1	—	—	—	0.2	—	—
Laidlaw reorganization costs	0.6	0.2	—	—	—	—	—	—	—

Income (loss) from operations	(16.9)%	2.5%	4.4%	3.6%	3.0%	3.4%	3.3%	5.3%	5.4%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR and EmCare by Laidlaw pursuant to a formula based upon each company’s share of Laidlaw’s consolidated revenue.

AMR

	Predecessor

	Year Ended August 31,						Five Months Ended January 31,								Successor

	As Restated										Three		Five		Three		Five
											Months		Months		Months		Months
		% of		% of		% of		% of		% of	Ended	% of	Ended	% of	Ended	% of	Ended	% of
		Net		Net		Net		Net		Net	June 30,	Net	June 30,	Net	June 30,	Net	June 30,	Net
	2002	Revenue	2003	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2005	Revenue

							(unaudited)				(unaudited)				(unaudited)
	(dollars in thousands)
Net revenue	$984,451	100.0%	$1,007,151	100.0%	$1,054,800	100.0%	$441,956	100.0%	$455,059	100.0%	$259,713	100.0%	$434,294	100.0%	$284,694	100.0%	$469,804	100.0%
Compensation and benefits	627,818	63.8	647,255	64.3	687,221	65.2	287,736	65.1	289,733	63.7	169,914	65.4	282,869	65.1	180,765	63.5	296,139	63.0
Operating expenses	195,335	19.8	195,105	19.4	194,398	18.4	80,277	18.2	83,910	18.4	47,676	18.4	81,827	18.8	56,138	19.7	91,282	19.4
Insurance expense	36,079	3.7	67,409	6.7	44,272	4.2	22,669	5.1	22,437	4.9	12,380	4.8	19,504	4.5	11,798	4.1	20,937	4.5
Selling, general and administrative expenses	44,686	4.5	35,078	3.5	32,217	3.1	16,175	3.7	15,721	3.5	7,812	3.0	12,052	2.8	10,553	3.7	16,202	3.4
Laidlaw fees and compensation charges(1)	3,600	0.4	3,600	0.4	9,020	0.9	3,758	0.9	9,399	2.1	2,255	0.9	3,758	0.9	—		—
Depreciation and amortization expense	62,223	6.3	39,273	3.9	43,629	4.1	18,278	4.1	16,394	3.6	10,849	4.2	18,127	4.2	11,490	4.0	19,465	4.1
Impairment losses	262,780	26.7	—		—		—		—		—		—	—	—		—
Restructuring charges	3,777	0.4	2,737	0.3	2,115	0.2	—		—		—		1,381	0.3	—		—

Income (loss) from operations	$(251,847)	(25.6)%	$16,694	1.7%	$41,928	4.0%	$13,063	3.0%	$17,465	3.8%	$8,827	3.4%	$14,776	3.4%	$13,950	4.9%	$25,779	5.5%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR by Laidlaw pursuant to a formula based upon AMR’s share of Laidlaw’s consolidated revenue.
EmCare

	Predecessor

	Year Ended August 31,						Five Months Ended January 31,								Successor

											Three		Five		Three		Five
											Months		Months		Months		Months
		% of		% of		% of		% of		% of	Ended	% of	Ended	% of	Ended	% of	Ended	% of
		Net		Net		Net		Net		Net	June 30,	Net	June 30,	Net	June 30,	Net	June 30,	Net
	2002	Revenue	2003	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2005	Revenue

							(unaudited)				(unaudited)				(unaudited)
	(dollars in thousands)
Net revenue	$431,335	100.0%	$480,645	100.0%	$549,798	100.0%	$225,550	100.0%	$241,120	100.0%	$140,262	100.0%	$229,586	100.0%	$160,327	100.0%	$261,606	100.0%
Compensation and benefits	332,772	77.1	374,532	77.9	430,669	78.3	174,187	77.2	191,572	79.5	110,450	78.7	181,741	79.2	126,543	78.9	206,859	79.1
Operating expenses	23,986	5.6	23,554	4.9	23,879	4.3	10,551	4.7	10,972	4.6	5,814	4.1	9,834	4.3	7,112	4.4	10,888	4.2
Insurance expense	30,400	7.0	36,838	7.7	35,983	6.5	17,724	7.9	16,565	6.9	10,485	7.5	17,361	7.6	10,629	6.6	18,397	7.0
Selling, general and administrative expenses	16,769	3.9	14,806	3.1	15,682	2.9	5,841	2.6	5,914	2.5	4,993	3.6	7,217	3.1	3,945	2.5	6,977	2.7
Laidlaw fees and compensation charges(1)	1,800	0.4	1,800	0.4	6,429	1.2	2,678	1.2	10,458	4.3	1,607	1.1	2,678	1.2	—		—
Depreciation and amortization expense	4,960	1.1	5,431	1.1	9,110	1.7	3,801	1.7	2,414	1.0	2,311	1.6	3,831	1.7	2,646	1.7	4,523	1.7
Impairment losses	—		—		—		—		—		—		—		—		—
Laidlaw reorganization costs	8,761	2.0	3,650	0.8	—		—		—		—		—		—		—

Income (loss) from operations	$11,887	2.8%	$20,034	4.2%	$28,046	5.1%	$10,768	4.8%	$3,225	1.3%	$4,602	3.3%	$6,924	3.0%	$9,452	5.9%	$13,962	5. 3%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to EmCare by Laidlaw pursuant to a formula based upon EmCare’s share of Laidlaw’s consolidated revenue.

Five months ended June 30, 2005 (Successor) compared to the five months ended June 30, 2004 (Predecessor)
      Interest expense. Interest expense for the five months ended June 30, 2005 was $21.6 million compared to $3.5 million for the five months ended June 30, 2004. The $18.1 million increase relates to the additional debt incurred as part of the acquisition of AMR and EmCare by EMS L.P.
      Income tax expense. Income tax expense for the five months ended June 30, 2005 was $7.2 million compared to $7.8 million for the five months ended June 30, 2004. The $0.6 million decrease relates primarily to the additional interest expense recorded during the 2005 period.
AMR
      Net revenue. Net revenue for the five months ended June 30, 2005 was $469.8 million, an increase of $35.5 million, or 8.2%, from $434.3 million for the five months ended June 30, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 7.2%. The increase in net revenue per weighted transport was the result of rate increases in several of our operating markets and Medicare rate increases under the Medicare Modernization Act. In addition, we had a net increase of approximately 10,800 weighted transports. We had an increase in weighted transports of 55,300, or 4.7%, offset by a decrease of approximately 44,500 weighted transports and $8.9 million in net revenue for the five months ended June 30, 2005 as a result of exiting the Pinellas County, Florida market in September 2004.
      Compensation and benefits. Compensation and benefits costs for the five months ended June 30, 2005 were $296.1 million, or 63.0% of net revenue, compared to $282.9 million, or 65.1% of net revenue, for the five months ended June 30, 2004. Total unit hours increased period over period by approximately 19,800 due to the increase in ambulance transport volume. In addition, ambulance crew wages per ambulance unit hour increased by 5.0%, which increased compensation costs by $7.7 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs increased $2.8 million due to increased health benefit claim costs and health insurance premiums. The exit from the Pinellas County, Florida market decreased ambulance unit hours by 97,400 and compensation and benefits costs by $6.7 million in 2005 compared to 2004.
      Operating expenses. Operating expenses for the five months ended June 30, 2005 were $91.3 million, or 19.4% of net revenue, compared to $81.8 million, or 18.8% of net revenue, for the five months ended June 30, 2004. Operating expenses per weighted transport increased 10.6% in 2005 compared to the prior period. The change is due primarily to additional fuel and vehicle repair costs of approximately $3.1 million and an increase in external services of $1.9 million. Costs for external services grew as a result of increased ambulance transport volumes and professional fees of $1.2 million, primarily related to audit fees and consulting fees for valuations we incurred in connection with our acquisition of AMR. Other operating costs, including medical supplies, occupancy, telecommunications and other expenses, increased by approximately $3.3 million, but remained flat as a percentage of net revenue compared to the prior period.
      Insurance expense. Insurance expense for the five months ended June 30, 2005 was $20.9 million, or 4.5% of net revenue, compared to $19.5 million, or 4.5% of net revenue, for the same period in 2004. The five months ended June 30, 2005 and 2004 included comparable reductions of reserves based on favorable development of claims costs and reserve estimates.
      Selling, general and administrative. Selling, general and administrative expense for the five months ended June 30, 2005 was $16.2 million, or 3.4% of net revenue, compared to $12.1 million, or 2.8% of net revenue, for the five months ended June 30, 2004. The five months ended June 30, 2004 includes a one-time reversal of an accrued liability of $1.8 million and payroll tax refunds related to prior periods of $2.0 million offset by $0.2 million of Onex management fees and D&O insurance coverage.
      Laidlaw fees and compensation charges. AMR did not incur Laidlaw fees and compensation charges for the five months ended June 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the five months ended June 30, 2004, these fees and charges were $3.8 million, or 0.9% of net revenue. Costs of $1.5 million that we have incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the five months ended June 30, 2005.
      Restructuring charges. AMR did not incur restructuring charges during the five months ended June 30, 2005. Restructuring charges of $1.4 million recorded during the five months ended June 30, 2004 relate to a reduction in the number of operating regions. Oversight of the affected operations was shifted to the remaining regional management teams.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended June 30, 2005 was $19.5 million, or 4.1% of net revenue, compared to $18.1 million, or 4.2% of net revenue, for the five months ended June 30, 2004.
EmCare
      Net revenue. Net revenue for the five months ended June 30, 2005 was $261.6 million, an increase of $32.0 million, or 13.9%, from $229.6 million for the five months ended June 30, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following June 30, 2004, we added 27 net new contracts which accounted for a net revenue increase of $17.8 million for the five months ended June 30, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $14.2 million in the five months ended June 30, 2005 due to a 4.4% increase in patient visits and by a 2.1% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the five months ended June 30, 2005 were $206.9 million, or 79.1% of net revenue, compared to $181.7 million, or 79.2% of net revenue, for the five months ended June 30, 2004. Provider compensation and benefits costs increased $12.5 million from net new contract additions. Of this increase, $8.6 million was attributable to an increase in provider compensation costs related primarily to an increase in patient visits.
      Operating expenses. Operating expenses for the five months ended June 30, 2005 were $10.9 million, or 4.2% of net revenue, compared to $9.8 million, or 4.3% of net revenue, for the five months ended June 30, 2004. Operating expenses increased due to net new contract additions but remained consistent as a percentage of net revenue.
      Insurance expense. Professional liability insurance expense for the five months ended June 30, 2005 was $18.4 million, or 7.0% of net revenue, compared to $17.4 million, or 7.6% of net revenue, for the five months ended June 30, 2004. The decrease as a percent of revenue is due to continued favorable improvement in ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the five months ended June 30, 2005 was $7.0 million, or 2.7% of net revenue, compared to $7.2 million, or 3.1% of net revenue, for the five months ended June 30, 2004. The $0.2 million decrease in selling, general and administrative expense includes a decrease of $1.1 million related to the Laidlaw long-term incentive compensation plan which is no longer in effect, offset by $0.9 million of legal fees and settlements, Onex management fees and D&O insurance coverage.
      Laidlaw fees and compensation charges. EmCare did not incur Laidlaw fees and compensation charges for the five months ended June 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the five months ended June 30, 2004, these fees and charges were $2.7 million, or 1.2% of net revenue. Costs of $0.8 million that we have incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the five months ended June 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended June 30, 2005 was $4.5 million, or 1.7% of net revenue, compared to $3.8 million, or 1.7% of net revenue, for the five months ended June 30, 2004.

Three months ended June 30, 2005 (Successor) compared to the three months ended June 30, 2004 (Predecessor)
      Interest expense. Interest expense for the three months ended June 30, 2005 was $13.6 million compared to $3.1 million for the three months ended June 30, 2004. The $10.5 million increase relates to the additional debt incurred as part of the acquisition of AMR and EmCare by EMS L.P.
      Income tax expense. Income tax expense for the three months ended June 30, 2005 was $3.8 million compared to $4.8 million for the three months ended June 30, 2004. The $1.0 million decrease relates primarily to the additional interest expense recorded during the 2005 period.
AMR
      Net revenue. Net revenue for the three months ended June 30, 2005 was $284.7 million, an increase of $25.0 million, or 9.6%, from $259.7 million for the three months ended June 30, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 7.9%. The increase in net revenue per weighted transport was the result of rate increases in several of our operating markets and Medicare rate increases under the Medicare Modernization Act. In addition, we had a net increase of approximately 11,700 weighted transports. We had an increase in weighted transports of 38,000, or 5.4%, primarily as a result of an increase in ambulance transports from new and existing facilities we serve in our current markets and from favorable demographic growth. This increase was offset by a decrease of approximately 26,300 weighted transports and $5.2 million in net revenue for the three months ended June 30, 2005 as a result of exiting the Pinellas County, Florida market in late September 2004.
      Compensation and benefits. Compensation and benefits costs for the three months ended June 30, 2005 were $180.8 million, or 63.5% of net revenue, compared to $169.9 million, or 65.4% of net revenue, for the three months ended June 30, 2004. Total unit hours increased period over period by approximately 47,400, due to the increase in ambulance transport volume. In addition, ambulance crew wages per ambulance unit hour increased by approximately 4.7%, which increased compensation costs by $4.4 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs increased $1.5 million due to rising costs of health insurance premiums and increased health benefit claims. The exit from the Pinellas County, Florida market decreased ambulance unit hours by 57,400 and compensation and benefits costs by $3.9 million.
      Operating expenses. Operating expenses for the three months ended June 30, 2005 were $56.1 million, or 19.7% of net revenue, compared to $47.7 million, or 18.4% of net revenue, for the three months ended June 30, 2004. Operating expenses per weighted transport increased 15.9% in 2005 compared to the prior period. The change is due primarily to additional fuel and vehicle repair costs of approximately $2.2 million, and increases in medical supplies, external services and professional fees of $1.1 million, $1.8 million and $1.4 million, respectively. External services increased due to contract changes, increased ambulance transport volumes and professional fees related to audit and consulting fees for valuations we incurred in connection with our acquisition of AMR. Other operating costs, including occupancy, telecommunications and other expenses, increased by approximately $1.9 million, but remained relatively flat as a percentage of net revenue compared to the prior period.
      Insurance expense. Insurance expense for the three months ended June 30, 2005 was $11.8 million, or 4.1% of net revenue, compared to $12.4 million, or 4.8% of net revenue, for the same period in 2004. The three months ended June 30, 2005 included a $2.2 million reduction of ultimate claims estimates based on favorable development of claims costs and reserve estimates.
      Selling, general and administrative. Selling, general and administrative expense for the three months ended June 30, 2005 was $10.6 million, or 3.7% of net revenue, compared to $7.8 million, or 3.0% of net revenue, for the three months ended June 30, 2004. The three months ended June 30, 2004 includes payroll tax refunds related to prior periods of approximately $2.0 million.
      Laidlaw fees and compensation charges. AMR did not incur Laidlaw fees and compensation charges for the three months ended June 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the three months ended June 30, 2004, these fees and charges were $2.3 million, or 0.9% of net revenue. Costs of $1.1 million that we incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the three months ended June 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the three months ended June 30, 2005 was $11.5 million, or 4.0% of net revenue, compared to $10.8 million, or 4.2% of net revenue, for the three months ended June 30, 2004.
EmCare
      Net revenue. Net revenue for the three months ended June 30, 2005 was $160.3 million, an increase of $20.0 million, or 14.3%, from $140.3 million for the three months ended June 30, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following June 30, 2004, we added 27 net new contracts which accounted for a net revenue increase of $12.1 million for the three months ended June 30, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $8.0 million in the three months ended June 30, 2005 due to a 3.7% increase in patient visits and a 2.3% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the three months ended June 30, 2005 were $126.5 million, or 78.9% of net revenue, compared to $110.5 million, or 78.7% of net revenue, for the three months ended June 30, 2004. Provider compensation and benefits costs increased $8.3 million from net new contract additions. Of this increase, $5.5 million was attributable to an increase in provider compensation costs related to an increase in patient visits.
      Operating expenses. Operating expenses for the three months ended June 30, 2005 were $7.1 million, or 4.4% of net revenue, compared to $5.8 million, or 4.1% of net revenue, for the three months ended June 30, 2004. Operating expenses, as a percentage of net revenue, increased slightly due to higher collection fees incurred by our billing operation.
      Insurance expense. Professional liability insurance expense for the three months ended June 30, 2005 was $10.6 million, or 6.6% of net revenue, compared to $10.5 million, or 7.5% of net revenue, for the three months ended June 30, 2004. The decrease as a percent of revenue is due to continued favorable improvement in ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the three months ended June 30, 2005 was $3.9 million, or 2.5% of net revenue, compared to $5.0 million, or 3.6% of net revenue, for the three months ended June 30, 2004. The $1.1 million decrease in selling, general and administrative expense is related to a Laidlaw administered long-term incentive compensation plan which is no longer in effect.
      Laidlaw fees and compensation charges. EmCare did not incur Laidlaw fees and compensation charges for the three months ended June 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the three months ended June 30, 2004, these fees and charges were $1.6 million, or 1.1% of net revenue. Costs of $0.6 million that we incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the three months ended June 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the three months ended June 30, 2005 was $2.6 million, or 1.7% of net revenue, compared to $2.3 million, or 1.6% of net revenue, for the three months ended June 30, 2004.
Five months ended January 31, 2005 (Successor) compared to the five months ended January 31, 2004 (Predecessor)
      Interest expense. Interest expense for the five months ended January 31, 2005 was $5.6 million compared to $4.1 million for the five months ended January 31, 2004. The $1.5 million difference relates to an increase in the amount owed to Laidlaw during the five months ended January 31, 2005 compared to the same period in 2004.
      Income tax expense. Income tax expense for the five months ended January 31, 2005 was $6.3 million compared to $8.6 million for the five months ended January 31, 2004. The $2.3 million decrease relates primarily to additional interest expense and added costs incurred by AMR and EmCare as a result of the acquisition.
AMR
      Net revenue. Net revenue for the five months ended January 31, 2005 was $455.1 million, an increase of $13.1 million, or 3.0%, from $442.0 million for the five months ended January 31, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 6%, offset by approximately 38,700 fewer weighted transports, including a 30,220 ambulance transport decrease. The decrease in ambulance transports was due primarily to exiting the Pinellas County, Florida market in late September 2004, which accounted for a decrease of approximately 35,000 ambulance transports and $6.2 million in net revenue for the five months ended January 31, 2005.
      Compensation and benefits. Compensation and benefits costs for the five months ended January 31, 2005 were $289.7 million, or 63.7% of net revenue, compared to $287.7 million, or 65.1% of net revenue, for the five months ended January 31, 2004. Total unit hours decreased period over period by 100,800 primarily as a result of the exit from the Pinellas County, Florida market, which decreased ambulance unit hours by 79,800 and compensation and benefits costs by $5.3 million. The decrease in total unit hours was offset by an increase in our ambulance crew wages per ambulance unit hour of 6.6%, which increased compensation costs by $10.1 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs decreased $1.7 million due to our shift of employees previously covered under premium-based health insurance plans to self-insured health plans.
      Operating expenses. Operating expenses for the five months ended January 31, 2005 were $83.9 million, or 18.4% of net revenue, compared to $80.3 million, or 18.2% of net revenue, for the five months ended January 31, 2004. Operating expenses per weighted transport increased 7.9% in 2005 compared to the prior period. This $3.6 million increase was due primarily to higher fuel costs, which were 2.0% of net revenue for the five months ended January 31, 2005, compared to 1.6% of net revenue for the same period in 2004.
      Insurance expense. Insurance expense for the five months ended January 31, 2005 was $22.4 million, or 4.9% of net revenue, compared to $22.7 million, or 5.1% of net revenue, for the same period in 2004. This $0.3 million decrease was primarily a result of improvements in ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the five months ended January 31, 2005 was $15.7 million, or 3.5% of net revenue, compared to $16.2 million, or 3.7% of net revenue, for the five months ended January 31, 2004. The $0.5 million decrease in selling, general and administrative expense related primarily to deferred compensation expense recorded as part of management incentive programs that were implemented by Laidlaw during fiscal 2004 and which were expensed as a component of Laidlaw fees and compensation charges in 2005.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the five months ended January 31, 2005 were $9.4 million, or 2.1% of net revenue, compared to $3.8 million, or 0.9% of net revenue, for the five months ended January 31, 2004. This $5.6 million increase was primarily due to charges related to senior management incentive plans expensed as part of the sale to Onex and additional Laidlaw overhead costs allocated to AMR during the five months ended January 31, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended January 31, 2005 was $16.4 million, or 3.6% of net revenue, compared to $18.3 million, or 4.1% of net revenue, for the five months ended January 31, 2004. The $1.9 million decrease resulted from the elimination of the contract intangible asset recorded in fiscal 2003 as part of our fresh-start accounting adjustments. As this asset was eliminated in the fourth quarter of fiscal 2004, no amortization expense was recorded for this intangible asset in the five months ended January 31, 2005.
EmCare
      Net revenue. Net revenue for the five months ended January 31, 2005 was $241.1 million, an increase of $15.5 million, or 6.9%, from $225.6 million for the five months ended January 31, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following January 31, 2004, we added 33 net new contracts which accounted for a net revenue increase of $11.9 million for the five months ended January 31, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $3.6 million in the five months ended January 31, 2005 due to a 0.7% decrease in patient visits, offset by a 2.4% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the five months ended January 31, 2005 were $191.6 million, or 79.5% of net revenue, compared to $174.2 million, or 77.2% of net revenue, for the five months ended January 31, 2004. Provider compensation and benefits costs increased $10.8 million from net new contract additions. Of this increase, $4.8 million was attributable to an increase in provider compensation costs related primarily to an increase in patient visits.
      Operating expenses. Operating expenses for the five months ended January 31, 2005 were $11.0 million, or 4.6% of net revenue, compared to $10.6 million, or 4.7% of net revenue, for the five months ended January 31, 2004. Operating expenses, as a percentage of net revenue, decreased due to our leveraging of fixed billing and other fixed contract costs.
      Insurance expense. Professional liability insurance expense for the five months ended January 31, 2005 was $16.6 million, or 6.9% of net revenue, compared to $17.7 million, or 7.9% of net revenue, for the five months ended January 31, 2004. Insurance expense, as a percentage of net revenue, decreased due to an improvement in expected ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the five months ended January 31, 2005 was $5.9 million, or 2.5% of net revenue, compared to $5.8 million, or 2.6% of net revenue, for the five months ended January 31, 2004.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the five months ended January 31, 2005 was $10.5 million, or 4.3% of net revenue, compared to $2.7 million, or 1.2% of net revenue, for the five months ended January 31, 2004. This $7.8 million increase was primarily due to charges related to senior management incentive plans expensed as part of the sale to Onex and additional Laidlaw overhead costs allocated to EmCare during the five months ended January 31, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended January 31, 2005 was $2.4 million, or 1.0% of net revenue, compared to $3.8 million, or 1.7% of net revenue, for the five months ended January 31, 2004. The $1.4 million decrease was the result of the elimination of the contract intangible asset recorded in fiscal 2003 as part of our fresh-start accounting adjustments. As this asset was eliminated in the fourth quarter of fiscal 2004, no amortization expense was recorded for this intangible asset in the five months ended January 31, 2005.
Year ended August 31, 2004 compared to the year ended August 31, 2003
      Interest expense. Interest expense for the year ended August 31, 2004 was $10.0 million compared to $5.6 million for the year ended August 31, 2003. The increase is a result of Laidlaw suspending certain related party interest charges during the Laidlaw bankruptcy in 2003.
      Income tax expense. Income tax expense for the year ended August 31, 2004 was $21.8 million compared to $9.5 million for the year ended August 31, 2003. The $12.3 million increase is a result of the release of full valuation allowances on all deferred tax assets for the 2003 period in connection with Laidlaw’s exit from bankruptcy.

AMR
      Net revenue. Net revenue for the year ended August 31, 2004 was $1,054.8 million, an increase of $47.6 million, or 4.7%, from $1,007.2 million for the year ended August 31, 2003. The increase was due primarily to an increase in weighted transports of 65,800, or 2.3%, resulting in a net revenue increase of $22.9 million. The balance of the increase resulted from rate increases in several of our markets that offset Medicare rate reductions in effect prior to the July 1, 2004 effective date of the Medicare Modernization Act, together increasing our net revenue per weighted transport by 2.4%, or $24.7 million.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2004 were $687.2 million, or 65.2% of net revenue, compared to $647.3 million, or 64.3%, for the year ended August 31, 2003. The increase of $39.9 million includes an increase in ambulance unit hours of 242,200, or 2.5%, associated with the increase in weighted transports, totaling $8.9 million of compensation-related costs. Ambulance salaries per unit hour increased 3.5%, or $12.6 million. In fiscal 2004 we expanded our sales and marketing team and our senior management, resulting in $3.7 million of compensation and benefits costs. Our health insurance costs and other employee benefits also increased year over year by $11.0 million.
      Operating expenses. Operating expenses for the year ended August 31, 2004 were $194.4 million, or 18.4% of net revenue, compared to $195.1 million, or 19.4% of net revenue, for the year ended August 31, 2003. Operating expenses per weighted transport decreased 2.6% from fiscal 2003 to fiscal 2004. These expenses decreased primarily as a result of improvements in telecommunications contract rates, totaling $0.6 million, and a reduction in medical supplies expense, totaling $0.6 million, from improved purchasing contracts and more efficient inventory management. These decreases were offset in part by increases in vehicle operating costs, totaling $0.6 million, resulting primarily from higher fuel costs incurred in late fiscal 2004.
      Insurance expense. Insurance expense for the year ended August 31, 2004 was $44.3 million, or 4.2% of net revenue, compared to $67.4 million, or 6.7% of net revenue, for the year ended August 31, 2003. This decrease of $23.1 million primarily relates to insurance expense recorded in fiscal 2003 of $14.6 million resulting from increases in actuarially-computed estimates of costs required to settle prior years’ claims. In fiscal 2004, we recorded a reduction of insurance expense of $4.5 million due to favorable developments with respect to these claims. We funded these claims through Laidlaw’s captive insurance program. Excluding these adjustments, insurance expense decreased $4.0 million from fiscal 2003 to fiscal 2004 as a result of improvements in ultimate claims costs. Management implemented a number of additional risk mitigation programs at the beginning of fiscal 2003 that we believe positively impacted claims costs in fiscal 2004.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2004 was $32.2 million, or 3.1% of net revenue, compared to $35.1 million, or 3.5% of net revenue, for the year ended August 31, 2003. This decrease of $2.9 million relates primarily to a one-time expense reduction to eliminate a contingent liability of $1.8 million.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the year ended August 31, 2004 increased from $3.6 million, or 0.4% of net revenue, to $9.0 million, or 0.9% of net revenue, from the year ended August 31, 2003. The $5.4 million increase was due to charges related to senior management incentive plans and additional Laidlaw overhead costs allocated to AMR.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2004 was $43.6 million, or 4.1% of net revenue, compared to $39.3 million, or 3.9% of net revenue, for the year ended August 31, 2003. The $4.3 million increase includes $3.3 million attributable to amortization of a contract intangible asset recorded as part of our fresh-start accounting adjustments. The balance of the increase is related primarily to vehicle acquisitions made in late fiscal 2003 and fiscal 2004.
      Restructuring charges. Restructuring charges were $2.1 million, or 0.2% of net revenue, for the year ended August 31, 2004, a decrease from $2.7 million, or 0.3% of net revenue, for the year ended August 31, 2003. Fiscal 2003 restructuring charges included severance-related costs for several members of senior management who were replaced during the year and costs incurred in restructuring and consolidating our billing offices. In fiscal 2004, we reduced the number of operating regions and shifted the oversight of the affected operations to the remaining regional management teams.
EmCare
      Net revenue. Net revenue for the year ended August 31, 2004 was $549.8 million, an increase of $69.2 million, or 14.4%, from $480.6 million for the year ended August 31, 2003. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. During fiscal 2004, we added 35 net new contracts (58 new contracts, including 50 new emergency department contracts and 8 new hospitalist contracts, offset by 23 contract terminations), for a net revenue increase of $21.6 million. Net revenue increased $23.6 million as a result of the net impact of contract additions and terminations in fiscal 2003. “Same store” net revenue increased $24.0 million due to a 4.5% increase in patient visits and an increase of 1.1% in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2004 were $430.7 million, or 78.3% of net revenue, compared to $374.5 million, or 77.9% of net revenue, for the year ended August 31, 2003. Provider compensation and benefit costs increased $32.7 million from net new contract additions in fiscal 2003 and 2004. “Same store” contract compensation and benefits costs increased $12.8 million, or 0.2% per patient visit, as a result of increased net revenue per visit and an increase in volume of patient visits, as a number of our contracts include productivity-based compensation plans.
      Operating expenses. Operating expenses for the year ended August 31, 2004 were $23.9 million, or 4.3% of net revenue, compared to $23.6 million, or 4.9% of net revenue, for the year ended August 31, 2003. Operating expenses decreased as a percent of net revenue from 4.9% in fiscal 2003 to 4.3% in fiscal 2004 due to our leveraging of fixed billing and other contract costs.
      Insurance expense. Professional liability insurance expense for the year ended August 31, 2004 was $36.0 million, or 6.5% of net revenue, compared to $36.8 million, or 7.7% of net revenue, for the year ended August 31, 2003. The reduction as a percent of net revenue represents a combination of improved investment returns, changes in actuarial estimates of costs required to settle prior years’ claims and a reduction in the estimate of ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2004 was $15.7 million, or 2.9% of net revenue, compared to $14.8 million, or 3.1% of net revenue, for the year ended August 31, 2003. The $0.9 million increase in selling, general and administrative expense includes $0.6 million of deferred compensation expense recorded as part of management incentive programs during fiscal 2004 that were terminated in connection with the acquisition and additional support costs required for net new contracts.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the year ended August 31, 2004 were $6.4 million, or 1.2% of net revenue, compared to $1.8 million, or 0.4% of net revenue, for the year ended August 31, 2003. The increase was due to charges related to senior management incentive plans and additional Laidlaw overhead costs allocated to EmCare.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2004 was $9.1 million, or 1.7% of net revenue, compared to $5.4 million, or 1.1% of net revenue, for the year ended August 31, 2003. The increase of $3.7 million was due to amortization of a contract intangible asset recorded as part of our fresh-start accounting adjustments.
      Laidlaw reorganization costs. There were no allocated reorganization costs in fiscal 2004. Laidlaw reorganization costs for the year ended August 31, 2003 were $3.7 million, or 0.8% of net revenue. These costs were allocated to EmCare by Laidlaw and reflect costs borne by Laidlaw during its Chapter 11 restructuring.

Year ended August 31, 2003 compared to the year ended August 31, 2002
      Interest expense. Interest expense for the year ended August 31, 2003 was $5.6 million compared to $6.4 million for the year ended August 31, 2002. The decrease of $0.8 million is due to higher interest costs on vehicle capital leases in fiscal 2002.
      Income tax expense. Income tax expense for the year ended August 31, 2003 was $9.5 million compared to $1.4 million for the year ended August 31, 2002. The $8.1 million increase is due to increased income from operations during fiscal 2003.
AMR
      Net revenue. Net revenue for the year ended August 31, 2003 was $1,007.2 million, an increase of $22.7 million, or 2.3%, from $984.5 million for the same period in 2002. The increase for fiscal 2003 is due primarily to rate increases we negotiated with several communities and payors during fiscal 2003, partially in response to Medicare rate reductions beginning in April 2002. Our rate per weighted transport increased 2.9%, resulting in a $28.4 million increase in net revenue. This increase was offset, in part, by a decrease in weighted transports of 16,900, or 0.6%, resulting in a $5.7 million decrease in net revenue, due principally to fewer non-emergency transports.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2003 were $647.3 million, or 64.3% of net revenue, compared to $627.8 million, or 63.8% of net revenue, for the year ended August 31, 2002. The $19.5 million increase relates primarily to ambulance crew wage per unit hour increases of approximately 2.9%, or $9.8 million, in addition to an increase in unit hours of approximately 90,900, or 0.9%, resulting in a $2.5 million increase. Benefits also increased $3.6 million from period to period as a result of rising health insurance premium costs.
      Operating expenses. Operating expenses for the year ended August 31, 2003 were $195.1 million, or 19.4% of net revenue, compared to $195.3 million, or 19.8% of net revenue, for the year ended August 31, 2002. Operating expenses per weighted transport decreased 0.5% from fiscal 2002 to fiscal 2003. The $0.2 million decrease was a result of a $3.1 million decrease in occupancy costs from consolidating certain regional facilities and a $6.1 million decrease in professional services from legal costs incurred in fiscal 2002 for compliance-related matters, offset in part by a $6.5 million increase in external provider costs. The increase in external provider costs resulted principally from a significant expansion in our national and regional relationships with managed care and insurance providers and the resulting costs we incurred to subcontract certain transports to local ambulance providers.
      Insurance expense. Insurance expense for the year ended August 31, 2003 was $67.4 million, or 6.7% of net revenue, compared to $36.1 million, or 3.7% of net revenue, for the year ended August 31, 2002. In fiscal 2003, we recorded $14.6 million of expense related to reserve adjustments resulting from increases in actuarially-computed estimates of costs required to settle prior years’ claims. We funded these claims through Laidlaw’s captive insurance program. In fiscal 2002, we recorded a reduction of insurance expense of $8.1 million related to the favorable development of claims reserves on insurance liabilities prior to fiscal 2002. Excluding these adjustments, the $8.6 million increase in insurance expense related to increasing premium and claims costs associated with our workers compensation, and auto, general and professional liability programs.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2003 was $35.1 million, or 3.5% of net revenue, compared to $44.7 million, or 4.5% of net revenue, for the year ended August 31, 2002. The $9.6 million reduction in selling, general and administrative expense from fiscal 2002 to fiscal 2003 is the result of severance recorded in fiscal 2002 to replace certain members of management, totaling $3.7 million, associated costs to close operations, totaling $0.9 million, and compliance-related penalties of approximately $1.9 million incurred in fiscal 2002. In fiscal 2003, we recorded a one-time reduction of selling, general and administrative expense relating to the release of $1.2 million in accrued liabilities and a reduction to expense related to payroll tax refunds of $0.6 million.

      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2003 was $39.3 million, or 3.9% of net revenue, compared to $62.2 million, or 6.3% of net revenue, for the year ended August 31, 2002. The decrease of $22.9 million includes $21.3 million attributable to the amortization of goodwill. Beginning in fiscal 2003, this intangible asset was no longer amortized, but evaluated annually for impairment under applicable accounting guidance.
      Impairment losses. In fiscal 2002, we recorded an impairment charge of $262.8 million or 26.7% of net revenue, on long-lived assets based on the evaluation at that time that future operating cash flows would not be sufficient to recover the carrying value of certain long-lived assets, primarily goodwill.
      Restructuring charges. Restructuring charges were $2.7 million, or 0.3% of net revenue, in the year ended August 31, 2003, a decrease from $3.8 million, or 0.4% of net revenue, in the year ended August 31, 2002. Fiscal 2003 restructuring charges included severance-related costs for several members of senior management who were replaced during the year and costs incurred in restructuring and consolidating our billing offices. In fiscal 2002, AMR reduced the number of operating regions, exited certain facilities, and shifted the oversight of the impacted operations to the remaining regional management teams.
EmCare
      Net revenue. Net revenue for the year ended August 31, 2003 was $480.6 million, an increase of $49.3 million, or 11.4%, from $431.3 million for the year ended August 31, 2002. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. During fiscal 2003, we added 27 net new contracts (55 new contracts, including 48 new emergency department contracts and 7 new hospitalist contracts, offset by 28 contract terminations), for a net revenue increase of $30.4 million. Net revenue increased $3.9 million as a result of the net impact of 2002 contract additions and terminations. “Same store” net revenue increased $15.0 million due to a 2.0% increase in patient visits and a 1.8% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2003 were $374.5 million, or 77.9% of net revenue, compared to $332.8 million, or 77.1% of net revenue, for the year ended August 31, 2002. Provider compensation and benefit costs increased $26.4 million from net new contract additions in fiscal 2003 and 2002. “Same store” contract compensation and benefits costs increased $11.0 million, or      % per patient visit, as a result of increased volume of patient visits and increased net revenue per visit, as a number of our contracts include productivity-based compensation plans.
      Operating expenses. Operating expenses for the year ended August 31, 2003 were $23.6 million, or 4.9% of net revenue, compared to $24.0 million, or 5.6% of net revenue, for the year ended August 31, 2002. Operating expenses decreased as a percent of net revenue due to our leveraging of fixed billing and other contract costs.
      Insurance expense. Professional liability insurance expense for the year ended August 31, 2003 was $36.8 million, or 7.7% of net revenue, compared to $30.4 million, or 7.0% of net revenue, for the year ended August 31, 2002 due to an increase in expected ultimate losses.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2003 was $14.8 million, or 3.1% of net revenue, compared to $16.8 million, or 3.9% of net revenue, for the year ended August 31, 2002. The $2.0 million decrease was a result of reduced management contract costs, as contracted management costs were converted to employee costs in fiscal 2003.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2003 was $5.4 million, or 1.1% of net revenue, compared to $5.0 million, or 1.1% of net revenue, for the year ended August 31, 2002. The $0.4 million increase was due to additional billing technology investments completed at the end of fiscal 2002.
      Laidlaw reorganization costs. Allocated reorganization costs for the year ended August 31, 2003 were $3.7 million, or 0.8% of net revenue, compared to $8.8 million, or 2.0% of net revenue, for the year ended

August 31, 2002. These costs were allocated to EmCare by Laidlaw and reflect costs borne by Laidlaw during its Chapter 11 restructuring.
Liquidity and Capital Resources
      Our primary sources of liquidity are cash flow provided by our operating activities and, prior to the acquisition, related party advances from Laidlaw. We are now using our revolving senior secured credit facility, described below, to supplement our cash flow provided by our operating activities. Our liquidity needs are primarily to fund our working capital requirements, capital expenditures related to the acquisition of vehicles and medical equipment, technology-related assets and insurance-related deposits.
      For the five months ended June 30, 2005 and 2004, we generated cash flow from operating activities of $94.7 million and $81.3 million, respectively. For the five months ended June 30, 2005, we had net income of $11.1 million, compared to $10.3 million for the same period in 2004. Operating cash flow from changes in working capital for the five months ended June 30, 2005 increased $18.1 million from the same period in 2004, primarily reflecting improved collections on accounts receivable, partially offset by a reduction in accrued compensation liability.
      Net cash used in investing activities was $875.2 million for the five months ended June 30, 2005, compared to $24.1 million for the same period in 2004. The $851.1 million increase was attributable principally to our net cash outflow to fund the acquisition of AMR and EmCare.
      For the five months ended June 30, 2005, net cash provided by financing activities was $797.3 million, compared to net cash used in financing activities of $54.0 million for the five months ended June 30, 2004. The increase in net cash provided by financing activities relates primarily to borrowings received from our senior secured credit facility and senior subordinated notes. Net cash used in financing activities included financing costs of $20.1 million and repayments of debt, including capital lease and senior secured credit facility obligations totaling $23.7 million.
      For the five months ended January 31, 2005 and 2004, we generated cash flow from operating activities of $16.0 million and $17.5 million, respectively. Operating cash flow from changes in working capital for the five months ended January 31, 2005 increased $7.4 million from the same period in 2004, primarily reflecting improved collections on accounts receivables.
      Net cash used in investing activities was $21.7 million for the five months ended January 31, 2005, compared to $11.8 million for the same period in 2004. The $9.9 million increase was attributable principally to our net cash outflow to fund insurance-related deposits in our EmCare business segment. The balance resulted primarily from the purchase of new ambulance vehicles and certain medical equipment.
      For the five months ended January 31, 2005, net cash provided by financing activities was $10.9 million compared to net cash used in financing activities of $5.5 million for the five months ended January 31, 2004. Net cash used in financing activities relates primarily to borrowings received from Laidlaw and payments on our capital lease obligations.
      During fiscal 2004, our operating activities generated $127.7 million in cash flow compared to $88.8 million in fiscal 2003, an increase of $38.9 million. Operating cash flow from changes in working capital for fiscal 2004 increased $2.9 million compared to fiscal 2003. The balance of the change in cash flow provided by operating activities was attributable principally to an increase in net income, which includes increases in depreciation and amortization expense and changes in deferred taxes.
      Net cash used in investing activities was $81.5 million and $114.0 million during fiscal years 2004 and 2003, respectively. In fiscal 2004, we spent $42.8 million on property and equipment, of which $20.4 million related to the acquisition of vehicles, and medical and communications equipment, technology-related acquisition and leasehold improvements accounted for $22.4 million. Our $22.5 million net decrease in insurance-related deposits and investments, which consist of restricted cash and cash equivalents, short-term deposits, marketable securities and long-term investments, resulted from a reduction in cash outflows to fund certain insurance-related programs consistent with improved claims development trends. This increase was principally to support our increase in claims liabilities and professional liability reserves. In fiscal 2003, we spent $52.8 million on property and equipment, of which $29.1 million was related to the acquisition of vehicles, and medical and communications equipment, technology-related acquisition and leasehold improvements accounted for $23.8 million.
      Net cash used in financing activities was $47.3 million and $55.3 million during fiscal years 2004 and 2003, respectively. In fiscal 2004, we made payments to Laidlaw of $31.1 million and made mandatory debt repayments of $8.7 million. Our bank overdrafts also decreased in fiscal 2004 by $4.5 million. In fiscal 2003, we made payments to Laidlaw of $58.8 million and made mandatory debt repayments of $8.2 million. Bank overdrafts also increased $7.9 million during the year ended August 31, 2003.
      Certain government programs, including Medicare and Medicaid programs, require notice or re-enrollment when certain ownership changes occur. If the payor requires us to complete the re-enrollment process prior to submitting reimbursement requests, we may be delayed in payment, receive refund requests or be subject to recoupment for services we provide in the interim. The change in ownership effected by the acquisition from Laidlaw has required us to re-enroll in one jurisdiction, and reimbursement from the relevant government program is likely to be deferred for several months. This will affect our cash flow, but will not affect our net revenue. We do not expect the impact of this deferral to be material to us.
      We expect to continue to fund the liquidity requirements of our business principally with cash from operations and amounts available under the revolving credit portion of our senior secured credit facility. We have available to us, upon compliance with customary conditions, $100.0 million under the revolving credit facility, less any letters of credit outstanding. Outstanding letters of credit at June 30, 2005 were $24.3 million.

Debt Facilities
      The acquisition of AMR and EmCare resulted in a significant increase in the level of our outstanding debt. We have a $450.0 million senior secured credit facility bearing interest at variable rates at specified margins above either the agent bank’s alternate base rate or its LIBOR rate. The senior secured credit facility consists of a $100.0 million, six-year revolving credit facility and a $350.0 million, seven-year term loan. We borrowed the full amount of the term loan, and $20.2 million under the revolving credit facility, on February 10, 2005 to fund the acquisition of AMR and EmCare and pay related fees and expenses. On February 10, 2005, we also issued $250.0 million principal amount of 10% senior subordinated notes due 2015. We used the net proceeds of this notes issuance to fund the acquisition.
      Our $350.0 million term loan initially carried interest at the alternate base rate, plus a margin of 1.75%, or the LIBOR rate, plus a margin of 2.75%. We refinanced this term loan on March 29, 2005 for a term loan with identical terms except that the margins were reduced by 0.25%. The term loan is subject to quarterly amortization of principal (in quarterly installments), with 1% of the aggregate principal payable in each of the first six years, with the remaining balance due in the final year. We intend to use $        million of the proceeds of our initial public offering to prepay $        million of the term loan. Our $100.0 million revolving credit facility initially bears interest at the alternate base rate, plus a margin of 1.75%, or the LIBOR rate, plus a margin of 2.75%. At June 30, 2005, we had repaid the outstanding balance of the revolving credit facility with cash flow from operations and we had no amounts outstanding under that facility. Under the terms of our senior secured credit facility, our letters of credit outstanding reduce our available borrowings under the revolving credit facility. At June 30, 2005, our outstanding letters of credit totaled $24.3 million, including $16.0 million to support our self-insurance program for fiscal 2002 and 2003 and $8.3 million to secure our performance under certain 911 emergency response contracts.
      We have a conditional right under our senior secured credit facility to request new or existing lenders to provide up to an additional $100 million of term debt (in $20 million increments).

      All amounts borrowed under our senior secured credit facility are secured by, among other things:

•	substantially all present and future shares of the capital stock of AMR HoldCo, Inc. and EmCare HoldCo, Inc., our wholly-owned subsidiaries which are the co-borrowers, and each of their present and future domestic subsidiaries and 65% of the capital stock of controlled foreign corporations;

•	substantially all present and future intercompany debt of the co-borrowers and each guarantor; and

•	substantially all of the present and future property and assets, real and personal, of the co-borrowers and each guarantor.
      The agreements governing our senior secured credit facility contains customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, joint ventures, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries, a change in control of the company and other matters customarily restricted in such agreements. The agreement governing our senior secured credit facility also contains financial covenants, including a maximum total leverage ratio (5.50 to 1.00 as of June 30, 2005), maximum senior leverage ratio (3.25 to 1.00 as of June 30, 2005) and a minimum fixed charge coverage ratio (1.05 to 1.00 as of June 30, 2005), all of which are based on adjusted EBITDA, which is the amount of our income (loss) from operations before depreciation and amortization expenses and other specifically identified exclusions. Each financial covenant ratio adjusts over time as set forth in our senior secured credit facility. Our failure to meet any of these financial covenants could be an event of default under our senior secured credit facility.
      We will not incur a prepayment penalty or any similar charges in connection with our repayment of amounts outstanding under our senior secured credit facility with proceeds from our initial public offering. Amounts repaid under the term loan will not be available for future borrowing.
      The indenture governing our senior subordinated notes contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries, subject to certain exceptions, to sell assets, incur additional debt or issue preferred stock, repay other debt, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates.
Quantitative and Qualitative Disclosures about Market Risk
      As of June 30, 2005, we had $605.9 million of debt, of which $349.1 million was variable rate debt under our senior secured credit facility and the balance was fixed rate debt, including the $250.0 million aggregate principal amount of our senior subordinated notes. An increase or decrease in interest rates will affect our interest costs. For comparative purposes, for every 0.125% change in interest rates, our interest costs on our senior secured credit facility will change by approximately $0.44 million per year based on our outstanding indebtedness at June 30, 2005.
Off-Balance Sheet Arrangements
      We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Tabular Disclosure of Contractual Obligations and Other Commitments
      The following tables reflect a summary of obligations and commitments outstanding as of June 30, 2005, including our borrowings under our senior secured credit facility and our senior subordinated notes.

	Payments Due by Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(in thousands)
Contractual obligations:
Long-term debt(1)	$130	$588	$235	$38	$991
Senior secured credit facility(2)	3,500	7,000	7,000	331,625	349,125
Capital lease obligations (principal)	5,550	258	—	—	5,808
Capital lease obligations (interest)	279	—	—	—	279
Senior subordinated notes	—	—	—	250,000	250,000
Interest on debt(3)	44,985	89,438	88,604	145,908	368,935
Operating lease obligations	23,370	32,595	18,437	16,141	90,543
Other contractual obligations(4)	6,788	3,982	3,618	485	14,873

Subtotal	84,602	133,861	117,894	744,197	1,080,554

	Amount of Commitment Expiration Per Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(in thousands)
Other commitments:
Guarantees of surety bonds	32,022	310	—	2,850	35,182
Letters of credit(5)	500	—	—	23,797	24,297

Subtotal	32,522	310	—	26,647	59,479

Total obligations and commitments	$116,570	$134,713	$117,894	$770,856	$1,140,033

(1)	Excludes capital lease obligations.

(2)	Excludes interest on our senior secured credit facility and senior subordinated notes.

(3)	Interest on our floating rate debt was calculated for all years using the effective rate as of June 30, 2005 of 5.63%.

(4)	Includes Onex management fees, dispatch fees and responder fees.

(5)	Evergreen renewals are deemed to have expiration dates in excess of 5 years.
     We have one capital lease relating to approximately 450 ambulances. The term of the lease extends to August 2007.
Critical Accounting Policies
      The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of results of operations, financial condition and related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates under different assumptions or conditions. The following are our most critical accounting policies, which are those that require management’s most difficult, subjective and complex judgments, requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.
Claims Liability and Professional Liability Reserves
      We are self-insured up to certain limits for costs associated with workers compensation claims, automobile, professional liability claims and general business liabilities. Reserves are established for estimates of the loss that we will ultimately incur on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are based upon actuarial valuations that are prepared by our outside actuaries. The actuarial valuations consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs. Historical experience and recent trends in the historical experience are the most significant factors in the determination of these reserves. We believe the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, given the magnitude of the claims involved and the length of time until the ultimate cost is known, the use of any estimation technique in this area is inherently sensitive. Accordingly, our recorded reserves could differ from our ultimate costs related to these claims due to changes in our accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases.
Trade and Other Accounts Receivable
      We determine our allowances based on payor reimbursement schedules, historical write-off experience and other economic data. The allowances for contractual discounts and uncompensated care are reviewed monthly. Account balances are charged off against the uncompensated care allowance when it is probable the receivable will not be recovered. Write-offs to the contractual allowance occur when payment is received. The allowance for uncompensated care is related principally to receivables recorded for self-pay patients.
Revenue Recognition
      A significant portion of our revenue is derived from Medicare, Medicaid and private insurance payors that receive discounts from our standard charges (referred to as contractual provisions). Additionally, we are also subject to collection risk for services provided to uninsured patients or for the deductible or co-pay portion of services for insured patients (referred to as uncompensated care). We record our healthcare services revenue net of estimated provisions for the contractual allowances and uncompensated care.
      Healthcare reimbursement is complex and may involve lengthy delays. Third party payors are continuing their efforts to control expenditures for healthcare and may disallow, in whole or in part, claims for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, were for services provided that were not determined medically necessary, or insufficient supporting information was provided. In addition, multiple payors with different requirements can be involved with each claim.
      Management utilizes sophisticated information systems and financial models to estimate the provisions for contractual allowances and uncompensated care. The estimate for contractual allowances is determined on a payor-specific basis and is predominantly based on prior collection experience, adjusted as needed for known changes in reimbursement rates and recent changes in payor mix and patient acuity factors. The estimate for uncompensated care is based principally on historical collection rates, write-off percentages and accounts receivable agings. These estimates are analyzed continually and updated by management by monitoring reimbursement rate trends from governmental and private insurance payors, recent trends in collections from self-pay patients, the ultimate cash collection patterns from all payors, accounts receivable aging trends, operating statistics and ratios, and the overall trends in accounts receivable write-offs.
      The evaluation of these factors, as well as the interpretation of governmental regulations and private insurance contract provisions, involves complex, subjective judgments. As a result of the inherent complexity of these calculations, our actual revenues and net income, and our accounts receivable, could vary from the amounts reported.
Income Tax Valuation Allowance
      We have significant net deferred tax assets resulting from net operating losses, or NOLs, and interest deduction carryforwards and other deductible temporary differences that will reduce taxable income in future periods. Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of net deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, a company’s recent financial performance, the market environment in which a company operates, tax planning strategies and the length of the NOL and interest deduction carryforward periods. Furthermore, the weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.

We routinely monitor the reliability of our deferred tax assets. Changes in management’s assessment of recoverability could result in additions to the valuation allowance, and such additions could be significant.
Contingencies
      As discussed in note 10 — Commitments and Contingencies of notes to our combined financial statements, management may not be able to make a reasonable estimate of liabilities that result from the final resolution of certain contingencies disclosed. Further assessments of the potential liability will be made as additional information becomes available. Management currently does not believe that these matters will have a material adverse effect on our consolidated financial position. It is possible, however, that results of operations could be materially affected by changes in management’s assumptions relating to these matters or the actual final resolution of these proceedings.
Intangible Assets
      Definite life intangible assets are subject to impairment reviews when evidence or triggering events suggest that an impairment may have occurred. Should such triggering events occur that cause us to review our definite life intangibles and the fair value of our definite life intangible asset proves to be less than our unamortized carrying amount, we would take a charge to earnings for the decline. Should factors affecting the value of our definite life intangibles change significantly, such as declining contract retention rates or reduced contractual cash flows, we may need to record an impairment charge in amounts that are significant to our financial statements.
Goodwill
      Goodwill is not amortized and is required to be tested annually for impairment, or more frequently if changes in circumstances, such as an adverse change to our business environment, cause us to believe that goodwill may be impaired. Goodwill is allocated at the reporting unit level. If the fair value of the reporting unit falls below the book value of the reporting unit at an impairment assessment date, an impairment charge would be recorded.
      Should our business environment or other factors change, our goodwill may become impaired and may result in charges to our income statement that are material.

INDUSTRY
      According to the Centers for Medicare and Medicaid Services, or CMS, national healthcare spending increased 7.3% to $1.7 trillion in 2003, and increased 8.6% in 2002. This represents faster growth than the overall economy, which grew 4.8% and 3.4% during 2003 and 2002, respectively, as measured by the growth of the gross domestic product.
      Hospital care represents the largest individual segment of the healthcare industry, accounting for an estimated 30.8% of total healthcare spending in 2003. Hospital care expenditures increased 5.1% to $511 billion in 2003. CMS estimates that hospital care expenditures will increase to approximately $934 billion by 2013, representing a compound annual growth rate of 6.1% from 2003. The aging population and longer life expectancy are increasing demand for healthcare services in the United States, and hospitals are expected to be among the principal beneficiaries.
Emergency Medical Services Industry
      We operate in the ambulance and emergency department services markets, two large and growing segments of the emergency medical services market. By law, most communities are required to provide emergency ambulance services and most hospitals are required to provide emergency department services. Emergency medical services are a core component of the range of care a patient could potentially receive in the pre-hospital and hospital-based settings. Accordingly, we believe that expenditures for emergency medical services will continue to correlate closely to growth in the U.S. hospital market. Approximately 43% of all hospital admissions originated from the emergency department in 2003, and a substantial portion of patients enter the emergency department by way of ambulance transport. We believe that the following key factors will continue to drive growth in our emergency medical services markets:

•	Increase in outsourcing. Communities, government agencies and healthcare facilities are under significant pressure both to improve the quality and to reduce the cost of care. The outsourcing of certain medical services has become a preferred means to alleviate these pressures.

•	From 2000 to 2003, we believe outsourced emergency department services increased from 55% to 65% of total emergency department services.

•	From 1999 to 2003, the percentage of emergency medical transportation services supplied by private ambulance providers increased from 34% to 39% in the country’s largest 200 cities.

•	Favorable demographics. The growth and aging of the population will be a significant demand driver for healthcare services, and we believe it will result in an increase in ambulance transports, emergency department visits and hospital admissions.

•	The U.S. Census Bureau estimates that the number of Americans over 65 will increase to 39 million by 2010 from 31 million in 1990. It is also expected that Americans over the age of 65 will increase from one in eight Americans in 2000 to one in five by 2030.

•	A 2003 CDC Emergency Department Summary noted that patients aged 65 or over represent 38% of patients delivered to emergency departments by ambulance. Emergency department visits for persons aged 65 or over increased to 17.5 million in 2003, a 26% increase from 1993.

•	Increased federal funding for disaster preparedness and other federal programs. The United States government has increased its focus on our nation’s ability to respond quickly and effectively to emergencies, including both terrorist attacks and natural disasters. Federal programs, such as Homeland Security, FEMA and funding for services for undocumented aliens, have made increased funding available which is aimed directly at emergency services, including ambulance providers and emergency physician services.
      Additional factors that may affect the emergency medical services industry are described elsewhere in this prospectus. See “Risk Factors — Risk Factors Related to Healthcare Regulation” and “Business — Regulatory Matters.”

Ambulance Services
      We believe the ambulance services market represents annual expenditures of approximately $12 billion. The ambulance services market is highly fragmented, with more than 14,000 private, public and not-for-profit service providers accounting for an estimated 36 million ambulance transports in 2004. There are a limited number of regional ambulance providers and we are one of only two national ambulance providers.
      Ambulance services encompass both 911 emergency response and non-emergency transport services, including critical care transfers, wheelchair transports and other inter-facility transports. Emergency response services include the dispatch of ambulances equipped with life support equipment and staffed with paramedics and/or emergency medical technicians, or EMTs, to provide immediate medical care to injured or ill patients. Non-emergency services utilize paramedics and EMTs to transport patients between healthcare facilities or between facilities and patient residences. Given demographic trends, we expect the total number of ambulance transports to continue to grow at a steady rate of 1% to 2% per year.
      911 emergency response services are provided primarily under long-term contracts with communities and government agencies. In 2003, approximately 39% of 911 ambulance services were provided by private, for profit providers and 38% were provided by fire departments, with the balance of 911 services being provided principally by hospitals and city and county agencies. Non-emergency services generally are provided pursuant to non-exclusive contracts with healthcare facilities, managed care and insurance companies. Usage tends to be controlled by the facility discharge planners, nurses and physicians who are responsible for requesting transport services. Non-emergency services are provided primarily by private ambulance companies. Quality of service, dependability and name recognition are critical factors in winning non-emergency business.
      Due to increased demand for effective use of technology, cost-efficient services, improved patient outcomes and emergency preparedness and response, we believe that the current trend by communities and hospitals to outsource ambulance services will contribute to growth for private providers. According to the Journal of Emergency Medical Services, the percentage of emergency medical transportation services delivered by private ambulance providers in the nation’s 200 largest cities increased from 34% in 1999 to 39% in 2003. Furthermore, we expect private providers to benefit as hospitals continue to outsource more of their ambulance services due to changes in reimbursement rates and increased use of outpatient services.

Emergency Department Services
      We believe the physician reimbursement component of the emergency department services market represents annual expenditures of approximately $10 billion. There are approximately 4,700 hospitals in the United States that operate emergency departments, of which approximately 67% of these hospitals outsource their physician staffing and management for this department. The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers. We believe we are one of only five national providers.
      Between 1993 and 2003, the total number of patient visits to hospital emergency departments increased from 90.3 million to 113.9 million, an increase of 26%. At the same time, the number of hospital emergency departments declined 12%. As a result, the average number of patient visits per hospital emergency department increased substantially during that period. We believe these trends are resulting in an increased focus by hospitals on their emergency departments. As the per hospital demand for emergency department visits continues to increase, we believe that more hospitals will turn to well-established providers, such as EmCare, which have a demonstrated track record of improving productivity and efficiency while providing high quality care.

BUSINESS
Company Overview
      Emergency Medical Services Corporation is a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance services in the United States, based on net revenue and number of transports. EmCare is the leading provider of outsourced emergency department staffing and related management services in the United States, based on number of contracts with hospitals and affiliated physician groups. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. During fiscal 2004, we provided emergency medical services to approximately 9 million patients in more than 2,000 communities nationwide. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented 66% and 34%, respectively.
      We offer a broad range of essential emergency medical services through our two business segments:

	AMR	EmCare

Core Services:	• Pre- and post-hospital medical transportation	• Hospital-based medical care
	• Emergency (“911”) ambulance transports	• Emergency department staffing and related management
	• Non-emergency ambulance	services
	transports	• Hospitalist services
Customers:	• Communities	• Hospitals
	• Government agencies	• Independent physician groups
	• Healthcare facilities	• Attending medical staff
• Insurers
National Market Position:	• #1 provider of ambulance transports	• #1 provider of outsourced emergency department services
	• 8% share of total ambulance market	• 6% share of emergency department services market
	• 21% of private provider ambulance market	• 9% of outsourced emergency department services market
Number of Contracts:
At June 30, 2005	• 153 “911” contracts	• 329 hospital contracts
• 2,400 non-emergency transport contracts
Volume:
For fiscal 2004	• 3.7 million transports	• 5.3 million patient visits

Competitive Strengths
      We believe the following competitive strengths position our company to capitalize on the favorable trends occurring within the healthcare industry and the emergency medical services markets.
      Leading, Established Provider of Emergency Medical Services. We are a leading provider of emergency medical services in the United States. AMR is the leading provider of ambulance services, with net revenue approximately twice that of our only national competitor. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has made significant investments in technology, which we believe enhances quality and reduces costs for our customers. We believe that EmCare is the leading provider of outsourced staffing and related management services to emergency departments, with 32% more emergency department staffing contracts than our principal national competitor. EmCare’s 4,500 affiliated physicians provide services to over 300 client hospitals in 39 states, including many of the top 100 hospitals in the United States. Our client hospitals range from high volume urban hospital emergency department to lower volume community facilities. EmCare is also one of the leading providers of hospitalist services, based on number of hospital contracts. We believe our track record of consistently meeting or exceeding our customers’ service expectations, coupled with our ability to leverage our infrastructure and technology to drive increased productivity and efficiency, have contributed to our ability to retain existing and win new contracts.
      Significant Scale and Geographic Presence. We believe our significant scale and broad geographic presence provide a competitive advantage over local and regional providers in most areas, including:

•	Cost efficiencies and broad program offering. Our investments in technology may be too costly for certain providers to replicate, and provide us with several competitive advantages, including: (i) operating cost efficiencies, (ii) scalability and (iii) the capability to provide broad, high quality service offerings to our customers at competitive rates. In addition, our technology, including electronic patient records, and our expertise in providing both pre-hospital and hospital-based emergency care uniquely positions us to respond to community demand for enhanced coordination among their emergency service providers.

•	National contracting and preferred provider relationships. We are able to enter into national and regional contracts with managed care organizations and insurance companies. We have an exclusive provider contract with one of the largest managed care organizations and we have preferred provider status with several healthcare systems and many managed care organizations.

•	Ability to recruit and retain quality personnel. We are able to recruit and retain clinical and support employees by providing attractive compensation packages, comprehensive training programs, risk mitigation strategies, career development and greater breadth of job transferability. This lowers our costs associated with employee turnover and increases customer and patient satisfaction.

•	One of the keys to our success has been our ability to recruit and retain high quality medical personnel. AMR has a competitive advantage in recruiting quality medical personnel through our in-house paramedic training institute, which we believe is the largest in the United States. EmCare has developed proprietary software that allows us to identify physicians, based on multiple characteristics, matching the specific needs of our customers. We provide continuing education to our affiliated medical professionals through EMEDS, our in-house Emergency Medical Education Systems.

•	We believe our 79% and 94% retention rates in fiscal 2004 for full-time medical personnel at AMR and EmCare, respectively, are among the highest in the emergency medical services segments in which they compete. We believe that successfully recruiting and retaining highly qualified clinicians and healthcare professionals improves the overall experience and outcomes for our customers and patients while significantly reducing our operating costs.
      Long-Term Relationships with Existing Customers. We believe our long-term, well-established relationships with communities and healthcare facilities enhance our ability to retain existing customers and win new contracts. AMR and EmCare have maintained relationships with their ten largest customers for an average of 34 and 12 years, respectively, and during that time have continually demonstrated an ability to meet and exceed contractual commitments. As a result, we believe we are in an advantageous position at the time of contract renewal when a community or hospital is faced with a decision whether to retain its existing provider or explore other alternatives. We believe our industry-leading contract retention rates during fiscal 2004 reflect our ability to deliver on our service commitments to our customers over extended time periods.
      Strong Financial Performance. When we compete for new business, one of the key factors our potential customers evaluate is financial stability. As a result, we believe our track record of strong financial performance provides us with a competitive advantage over our competitors. We believe the quality and breadth of our service offerings has allowed us to increase our net revenue at a faster rate than the market for emergency medical services. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.

      Focus on Risk Management. Considered by certain insurance industry consultants to be one of the leading programs of its kind in the emergency department industry, EmCare’s risk management initiatives are enhanced by the use of our professional liability claims database and comprehensive claims management. We analyze this data to demonstrate claim trends on a national, hospital, physician and procedure level, helping to manage and mitigate risk exposure. AMR’s risk/ safety program is aimed at reducing worker injuries through training and improved equipment, and increasing vehicle safety through the use of technology. Over the last three years, our workers compensation, auto, general and professional liability claims per 100,000 ambulance transports decreased 8.4% at AMR and our professional liability claims per 100,000 emergency department visits decreased 14.0% at EmCare.
      Investment in Core Technologies. We utilize technology as a means to enhance the quality, reduce the cost of our service offerings, more effectively manage risk and improve our profitability. For example:

•	We believe AMR is the largest user of ambulance electronic patient care records, or e-PCR. Our proprietary system enables us to eliminate the use of manual patient records by replacing them with electronic records, which we expect will reduce both chart errors and costs.

•	AMR utilizes proprietary software, Millennium, to determine the appropriate level of transportation services to be dispatched and track response times and other data for hospitals. Our initial implementation of these technologies has improved our ability to capture revenue, decrease our billing costs and bid more effectively for 911 contracts.

•	EmCare has developed proprietary physician recruitment software that has enhanced our recruitment efficiency and improved our physician retention rate.

•	At EmCare, we track risk exposure trends through what we believe is one of the largest emergency department risk databases, allowing us to assess, develop and implement targeted risk intervention programs.
      Proven and Committed Management Team. We are led by an experienced senior management team with an average of 21 years of experience in the healthcare industry. Our Chairman and Chief Executive Officer, William Sanger, has over 30 years of experience within the healthcare services industry, with leadership roles in multi-system hospitals, ambulatory care facilities, post-acute service facilities, physician management companies and insurance entities. Since Mr. Sanger joined us in 2001, our senior management team has been successful in growing the market share of our businesses, managing changes in reimbursement policy, reducing professional liability risk and improving the profitability of our operations.
Business Strategy
      We intend to leverage our competitive strengths to pursue our business strategy:
      Increase Revenue from Existing Customers. We believe our long track record of delivering excellent service and quality patient care, as well as the breadth of our services, creates opportunities for us to increase revenue from our existing customer base. We have established strategies aimed at assisting communities and facilities to manage their cost of emergency medical services. Some of our initiatives with existing customers include:

•	Implementing innovative productivity-enhancing programs

•	At EmCare, we have developed and implemented programs, such as “fast track” and advanced triage protocols, to improve throughput and wait times, thereby improving patient satisfaction and reducing the number of patients who leave without being seen.

•	At AMR, we have developed and implemented innovative programs to improve our productivity through decreased “drop” and “on scene” time. For example, we have recently established transition units at several hospitals to hold and monitor discharged patients awaiting transport, thereby increasing our productivity while accelerating inpatient bed availability and overall hospital throughput.

•	Continuing to broaden product and service offerings to our customers

•	In 2002, we began marketing hospitalist services. Since that time, our hospitalist services revenue increased at a compound annual growth rate of 48.3% from $7.2 million to $23.5 million in fiscal 2004. Approximately fifty percent of our hospitalist contracts are with our emergency department customers.

•	At certain facilities, AMR provides a dedicated on-site non-emergency transport coordinator during times of peak demand to increase efficiency and ensure appropriate utilization of all medical transportation service levels.
      Grow Our Customer Base. We believe we have a unique competency in the treatment, management and billing of episodic and unscheduled care. We believe our long operating history, significant scope and scale and leading market position provide us with new and expanded opportunities to grow our customer base. We will continue to generate new revenue and client growth through:

•	Targeted geographic sales and marketing programs,

•	Pursuing new outsourcing opportunities for emergency department, hospitalist, radiology and ambulance services,

•	Expanding our public/private ambulance partnerships with local fire departments,

•	Evaluating opportunities that leverage our core businesses, including our communications center infrastructure, to manage health-related transportation logistics.
      EmCare was awarded 52 new contracts with net revenue of $79.0 million in 2003 and 58 new contracts with net revenue of $79.4 million in 2004. AMR was awarded 109 new contracts with net revenue of $17.1 million in 2003 and 60 new contracts with net revenue of $12.2 million in 2004.
      Pursue Select Acquisition Opportunities. The emergency medical services industry is highly fragmented, with only a few large national providers, and presents opportunities for consolidation. We plan to pursue select acquisitions in our core businesses, including acquisitions to enhance our presence in existing markets and our entry into new geographic markets. We will also explore the acquisition of complementary businesses, such as radiology, hospitalist and managed transportation services and seek opportunities to expand the scope of services in which we can leverage our core competencies.
      Utilize Technology to Differentiate Our Services and Improve Operating Efficiencies. We intend to continue to invest in technologies that broaden our services in the marketplace, improve patient care, enhance our billing efficiencies and increase our profitability. We believe that the complexities of the healthcare industry and customer demand for broader, more cost-effective service offerings will continue to benefit those providers that remain at the forefront of technological innovation. The following outlines certain technologies we utilize:

•	System Status Management (SSM): Enables AMR to use current incident data to position our vehicles efficiently, minimizing response time while maximizing asset utilization. We currently utilize SSM in all communities in which we operate under contracts to provide 911 emergency ambulance services. We believe we are one of only a few ambulance services providers that have begun to implement “real-time” SSM technology.

•	Electronic patient care record (e-PCR): Where implemented, allows AMR to capture billable revenue, decrease our billing costs and optimize reimbursement. In addition, our proprietary e-PCR enables us to shorten our billing cycle and reduce risk by utilizing defined clinical and rules-based protocols to capture patient information electronically.

•	Millennium software: Millennium, our proprietary software, allows us greater flexibility in meeting our customers’ needs. This rules-based software program integrates medical protocol, managed care criteria and other detailed data prescribed by our customers, enabling AMR to efficiently dispatch appropriate transport and more effectively track response time.

•	EmSource: EmSource, our proprietary physician recruitment system, enables EmCare to more effectively recruit physicians who meet the needs of our customers. The system consists of a database of approximately 800,000 physicians that is updated weekly to provide the most current physician contact available.

•	EmBillz: EmBillz, our proprietary coding, billing and accounts receivable management system, enables EmCare to more effectively process more than five million emergency department visits each year.
      Continued Focus on Risk Management. Through our risk management and quality assurance staffs, technology platform and well-trained medical personnel, we will continue to conduct aggressive risk management programs for loss prevention and early intervention. We will continue to develop and utilize clinical “fail safes” and use technology in our ambulances to reduce vehicular incidents.
      Implement Cost Rationalization Initiatives. We will continue to rationalize our cost structure by aligning compensation with productivity, developing risk management initiatives that are focused on mitigating risk exposures, and eliminating costs in our national and regional corporate support structure. Since our acquisition of AMR and EmCare, we have completed our preliminary analysis of certain of our support areas, including accounting, legal, information services and human resources, and have begun to implement initiatives to increase productivity and achieve further economies of scale across the company.
Company History
      Effective January 31, 2005, an investor group led by Onex Partners LP and Onex Corporation, and including members of our management, purchased our operating subsidiaries — AMR and EmCare — from Laidlaw International, Inc. Laidlaw had acquired AMR and EmCare in 1997.
      The purchase price for AMR and EmCare totaled $828.8 million. We funded the purchase price and related transaction costs with equity contributions of $219.2 million, the issuance and sale of $250.0 million principal amount of our senior subordinated notes and borrowings under our senior secured credit facility, including a term loan of $350.0 million and approximately $20.2 million under our revolving credit facility. We intend to use approximately $                     million of the net proceeds from this offering to repay debt outstanding under our senior secured credit facility.
      Since completing our acquisition of AMR and EmCare, we have operated through a holding company, EMS L.P., that is a limited partnership. As described in “Formation of Holding Company”, our new holding company will be a Delaware corporation upon completion of this offering.
Business Segments
      We operate our business and market our services under our two business segments: AMR and EmCare. We provide ambulance transport services in 34 states and the District of Columbia and provide services to emergency department and hospitalist programs in 39 states.
      We believe that our operational structure enhances service delivery and maintains favorable executive contact with key contract decision-makers and community leaders. Each region provides operational support and management of our local business operating sites and facilities. Our regional management is responsible for growing the business in the region, overseeing key community and facility relationships, managing labor and employee relations and providing regional support activities to our operating sites.
      We provide strategic planning, centralized financial support, payroll administration, legal services, human resources, coordinated marketing and purchasing efforts and risk management through our National Resource Center. We also support our operating sites with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes.
      The following is a detailed business description for our two business segments.

American Medical Response
      American Medical Response, Inc., or AMR, is the leading provider of ambulance services in the United States. AMR and our predecessor companies have a long history in emergency medical services, having provided services to some communities for more than 50 years. We have an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states utilizing more than 4,200 vehicles that operated out of more than 200 sites. AMR has approximately 2,550 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. AMR’s broad geographic footprint enables us to contract on a national and regional basis with managed care and insurance companies. AMR has made significant investments in technology, customer service programs, employee training and risk mitigation programs to deliver a compelling value proposition to our customers, which has led to what we believe is our industry-leading contract retention rate of 99% in fiscal year 2004 and significant new contract wins.
      For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance services, which include treating and stabilizing patients, transporting the patient to a hospital or other healthcare facility and providing attendant medical care en-route. Non-emergency ambulance services, including critical care transfer, wheelchair transports and other interfacility transports, accounted for 32% of AMR’s net revenue for the same period, with the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies. For the fiscal year ended August 31, 2004, AMR generated net revenue of $1.1 billion.
      We have been instrumental in the development of protocols and policies applicable to the emergency services industry. We believe our key business competencies in communications and logistics management and our partnerships with local fire departments, which represented approximately 21% of AMR’s net revenue in fiscal 2004, enable us to operate profitably in both large and small communities and position us to continue our growth organically.
      We provide substantially all of our ambulance services under our AMR brand name. We operate under other names when required to do so by local statute or contractual agreement.
Services
      We provide a full range of emergency and non-emergency ambulance transport and related services, which include:

Emergency Response Services (911). We provide emergency response services primarily under long-term exclusive contracts with communities and hospitals. Our contracts typically stipulate that we must respond to 911 calls in the designated area within a specified response time. We utilize two types of ambulance units — Advanced Life Support, or ALS, units and Basic Life Support, or BLS, units. ALS units, which are staffed by two paramedics or one paramedic and an emergency medical technician, or EMT, are equipped with high-acuity life support equipment such as cardiac monitors, defibrillators and oxygen delivery systems, and carry pharmaceutical and medical supplies. BLS units are usually staffed by two EMTs and are outfitted with medical supplies and equipment necessary to administer first aid and basic medical treatment. The decision to dispatch an ALS or BLS unit is determined by our contractual requirements, as well as by the nature of the medical situation.

Under certain of our 911 emergency response contracts, we are the first responder to an emergency scene. However, under most of our 911 contracts, the local fire department is the first responder. In these situations, the fire department typically begins stabilization of the patient. Upon our arrival, we continue stabilization through the provision of attendant medical care and transport the patient to the closest appropriate healthcare facility. In certain communities where the fire department historically has been responsible for both first response and emergency services, we seek to develop public/private partnerships with fire departments rather than compete with them to provide the emergency service. These partnerships emphasize collaboration with the fire departments and afford us the opportunity to provide 911 emergency services in communities that, for a variety of reasons, may not otherwise have outsourced this service to a private provider. In most instances, the provision of emergency services under our partnerships closely resembles that of our most common 911 contracts described above. What differentiates the public/private partnerships is the level of contractually negotiated collaboration and coordination between AMR and the fire department. As an example, in several of our public/private partnerships, we utilize a fire department-employed paramedic when we transport the patient and subsequently reimburse the fire department for its employee’s time. These partnerships benefit both parties — they create a new revenue source for the fire department while relieving it of the complexities associated with the emergency transport business, and they enable us to provide emergency response services in communities that may not otherwise have outsourced this service. In addition, the public/private partnerships lower our costs by reducing the number of full-time paramedics we would otherwise require. We estimate that these public/private partnerships represented approximately 20% of AMR’s net revenue in fiscal 2004.

Non-Emergency Transport Services. With non-emergency services, we provide transportation to patients requiring ambulance or wheelchair transport with varying degrees of medical care needs between healthcare facilities or between healthcare facilities and their homes. Unlike emergency response services, which typically are provided by communities or private providers under exclusive or semi-exclusive contracts, non-emergency transportation usually involves multiple contract providers at a given facility, with one or more of the competitors designated as the “preferred” provider. Non-emergency transport business generally is awarded by a healthcare facility, such as a hospital or nursing home, or a healthcare payor, such as an HMO, managed care organization or insurance company.

Non-emergency transport services include: (i) critical care transport, (ii) wheelchair and stretcher-car transports, and (iii) other inter-facility transports.

•	Critical care transports are provided to medically unstable patients (such as cardiac patients and neonatal patients) who require critical care while being transported between healthcare facilities. Critical care services differ from ALS services in that the ambulance may be equipped with additional medical equipment and may be staffed by one of our medical specialists or by an employee of a healthcare facility to attend to a patient’s specific medical needs.

•	Wheelchair and stretcher-car transports are non-medical transportation provided to handicapped and certain non-ambulatory persons in some service areas. In providing this service, we use vans that contain hydraulic wheelchair lifts or ramps operated by drivers who generally are trained in cardiopulmonary resuscitation, or CPR.

•	Other inter-facility transports, that require advanced or basic levels of medical supervision during transfer, may be provided when a home-bound patient requires examination or treatment at a healthcare facility or when a hospital inpatient requires tests or treatments (such as magnetic resonance imaging, or MRI, testing, CAT scans, dialysis or chemotherapy treatment) available at another facility. We use ALS or BLS ambulance units to provide general ambulance services depending on the patient’s needs.

Other Services. In addition to our 911 emergency and non-emergency ambulance services, we provide the following services:

•	Dispatch Services. Our dispatch centers manage our own calls and, in certain communities, also manage dispatch centers for public safety agencies, such as police and fire departments, aeromedical transport programs and others.

•	Event Medical Services. We provide medical stand-by support for concerts, athletic events, parades, conventions, international conferences and VIP appearances in conjunction with local and federal law enforcement and fire protection agencies. We have contracts to provide stand-by support for numerous sports franchises, such as the Oakland Raiders, Oakland Athletics, Detroit Lions and Los Angeles Dodgers, as well as for various NASCAR events, Hollywood production studios and other specialty events.

•	Managed Transportation Services. Managed care organizations and insurance companies contract with us to manage various of their medical transportation-related needs, including call-taking and scheduling, management of a network of transportation providers and billing and reporting through our e-PCR system.

•	Paramedic Training. We own and operate Northern California Training Institute, or NCTI, the largest paramedic training school in the United States and the only accredited institution of its size, with over 500 graduates each year.
Medical Personnel and Quality Assurance
      Approximately 76% of our 18,000 employees have daily contact with patients, including approximately 5,100 paramedics, 7,500 EMTs and 200 nurses. Paramedics and EMTs must be state-certified to transport patients and perform emergency care services. Certification as an EMT requires completion of a minimum of 140 hours of training in a program designated by the United States Department of Transportation, such as those offered at our training institute, NCTI. Once this program is completed, state-certified EMTs are then eligible to participate in a state-certified paramedic training program. The average paramedic program involves over 1,000 hours of academic training in advanced life support and assessment skills.
      Local physician advisory boards develop medical protocols to be followed by paramedics and EMTs in a service area. In addition, instructions are conveyed on a case-by-case basis through direct communications between the ambulance crew and hospital emergency room physicians during the administration of advanced life support procedures. Both paramedics and EMTs must complete continuing education programs and, in some cases, state supervised refresher training examinations to maintain their certifications.
      We maintain a commitment to provide high quality pre- and post-hospital emergency medical care. In each location in which we provide services, a medical director, who usually is a physician associated with a hospital we serve, monitors adherence to medical protocol and conducts periodic audits of the care provided. In addition, we hold retrospective care audits with our employees to evaluate compliance with medical and performance standards.
      Our commitment to quality is reflected in the fact that 15 of our dispatch centers across the country are accredited by the Commission on Accreditation of Ambulance Services, or CAAS, representing 16% of the total CAAS accredited agencies. CAAS is a joint program between the American Ambulance Association and the American College of Emergency Physicians. The accreditation process is voluntary and evaluates numerous qualitative factors in the delivery of services. We believe communities and managed care providers increasingly will consider accreditation as one of the criteria in awarding contracts.
Billing and Collections
      Our internal patient billing services, or PBS, offices located across the United States invoice and collect for our services. We receive payment from the following sources:

•	the federal and state governments, primarily under the Medicare and Medicaid programs,

•	health maintenance organizations, preferred provider organizations and private insurers,

•	individual patients, and

•	community subsidies and fees.

      Over the last three fiscal years, our self-pay revenue has remained stable as a percentage of AMR’s net revenue. The table below presents the approximate percentages of AMR’s net revenue from the following sources:

	Percentage of AMR
	Net Revenue

	Year Ended
	August 31,

	2002	2003	2004

Medicare	35%	33%	33%
Medicaid	6	6	6
Commercial insurance/managed care	41	44	45
Self-pay	6	6	5
Subsidies/fees	12	11	11

Total net revenue	100%	100%	100%

      We have substantial experience in processing claims to third party payors and employ a billing staff trained in third party coverage and reimbursement procedures. Our integrated billing and collection systems allow us to tailor the submission of claims to Medicare, Medicaid and certain other third party payors and has the capability to electronically submit claims to the extent third party payors’ systems permit. This system also provides for tracking of accounts receivable and status pending payment. When collecting from individuals, we sometimes use an automated dialer that pre-selects and dials accounts based on their status within the billing and collection cycle, which we believe improved our collection rate.
      Companies in the ambulance services industry maintain significant provisions for doubtful accounts compared to companies in other industries. Collection of complete and accurate patient billing information during an emergency service call is sometimes difficult, and incomplete information hinders post-service collection efforts. In addition, we cannot evaluate the creditworthiness of patients requiring emergency transport services. Our allowance for doubtful accounts generally is higher for transports resulting from emergency ambulance calls than for non-emergency ambulance requests. See “Risk Factors — Risk Factors Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.”
      State licensing requirements, as well as contracts with communities and healthcare facilities, typically require us to provide ambulance services without regard to a patient’s insurance coverage or ability to pay. As a result, we often receive partial or no compensation for services provided to patients who are not covered by Medicare, Medicaid or private insurance. The anticipated level of uncompensated care and uncollectible accounts is considered in negotiating a government-paid subsidy to provide for uncompensated care, and permitted rates under contracts with a community or government agency.
      A significant portion of our ambulance transport revenue is derived from Medicare payments. The Balanced Budget Act of 1997, or BBA, modified Medicare reimbursement rates for emergency transportation with the introduction of a national fee schedule. The BBA provided for a phase-in of the national fee schedule by blending the new national fee schedule rates with ambulance service suppliers’ pre-existing “reasonable charge” reimbursement rates. The BBA provided for this phase-in period to begin on April 1, 2002, with full transition to the national fee schedule rates to be effective January 1, 2006. In some regions, the national fee schedule would have resulted in a decrease in Medicare reimbursement rates of approximately 25% by the end of the phase-in period. Partially in response to the dramatic decrease in rates dictated by the BBA in some regions, the Medicare Modernization Act established regional rates, certain of which are higher than the BBA’s national rates, and provided for the blending of the regional and national rates until January 1, 2010. Other rate provisions included in the Medicare Modernization Act provide further temporary mitigation of the impact of the BBA decreases, including a provision that provides for 1% to 2% increases for blended rates for the period from January 1, 2004 through December 31, 2006. Because the Medicare

Modernization Act relief is of limited duration, we will continue to pursue strategies to offset the decreases mandated by the BBA, including seeking fee and subsidy increases.
      We estimate that the impact of the BBA rate decreases for fiscal 2003 and fiscal 2004 on AMR’s net revenue was $20 million and $17 million, respectively. We have been able to substantially mitigate the phase-in reductions of the BBA through additional fee and subsidy increases. As a 911 emergency response provider, we are uniquely positioned to offset changes in reimbursement by requesting increases in the rates we are permitted to charge for 911 services from the communities we serve. In response, these communities often permit us to increase rates for ambulance services from patients and their third party payors in order to ensure the maintenance of required community-wide 911 emergency response services. While these rate increases do not result in higher payments from Medicare and certain other public or private payors, overall they increase our revenue.
      See “Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement” for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.
Contracts
      As of June 30, 2005, we had approximately 153 contracts with communities and government agencies to provide 911 emergency response services. Contracts with communities to provide emergency transport services are typically exclusive, three to five years in length and generally are obtained through a competitive bidding process. In some instances where we are the existing provider, communities elect to renegotiate existing contracts rather than initiate new bidding processes. Our 911 contracts often contain options for earned extensions or evergreen provisions. We have improved our contract retention rate to 99% for fiscal 2004 compared to 81% in fiscal 2001. In fiscal 2004, our top ten 911 contracts accounted for approximately $243.3 million, or 23.1% of AMR’s net revenue. We have served these ten customers on a continual basis for an average of 34 years.
      Our 911 emergency response contracts typically specify maximum fees we may charge and set forth minimum requirements, such as response times, staffing levels, types of vehicles and equipment, quality assurance and insurance coverage. Communities and government agencies may also require us to provide a performance bond or other assurances of financial responsibility. The rates we are permitted to charge for services under a contract for emergency ambulance services and the amount of the subsidy, if any, we receive from a community or government agency depend in large part on the nature of the services we provide, payor mix and performance requirements.
      We have approximately 2,400 contracts to provide non-emergency ambulance services with hospitals, nursing homes and other healthcare facilities that require a stable and reliable source of medical transportation for their patients. These contracts typically designate us as the preferred ambulance service provider of non-emergency ambulance services to those facilities and permit us to charge a base fee, mileage reimbursement, and additional fees for the use of particular medical equipment and supplies. We also provide a significant portion of our non-emergency transports to facilities and organizations in competitive markets without specific contracts.
      Non-emergency transports often are provided to managed care or insurance plan members who are stabilized at the closest available hospital and are then moved to facilities within their health plan’s network. We believe the increased prevalence of managed care benefits larger ambulance service providers, which can service a higher percentage of a managed care provider’s members. This allows the managed care provider to reduce its number of vendors, thus reducing administrative costs and allowing it to negotiate more favorable rates with healthcare facilities. Our scale and broad geographic footprint enable us to contract on a national and regional basis with managed care and insurance companies. We have multi-year contracts with large healthcare networks and insurers including Kaiser, Aetna, Healthnet, Cigna and SummaCare. None of these customers represent revenue that amounts to 10% of our fiscal 2004 total net revenue.

      We believe that communities, government agencies, healthcare facilities, managed care companies and insurers consider the quality of care, historical response time performance and total cost to be among the most important factors in awarding and renewing contracts.
Dispatch and Communications
      Dispatch centers control the deployment and dispatch of ambulances in response to calls through the use of sophisticated communications equipment 24 hours a day, seven days a week. In many operating sites, we communicate with our vehicles over dedicated radio frequencies licensed by the Federal Communications Commission. In certain service areas with a large volume of calls, we analyze data on traffic patterns, demographics, usage frequency and similar factors with the aid of System Status Management, or SSM technology, to help determine optimal ambulance deployment and selection. In addition to dispatching our own ambulances, we also provide and staff 52 dispatch centers for communities where we are not an ambulance service provider. Our dispatch centers are staffed by EMTs and other experienced personnel who use local medical protocols to analyze and triage a medical situation and determine the best mode of transport.
      Emergency Transport. Depending on the emergency medical dispatch system used in a designated service area, the public authority that receives 911 emergency medical calls either dispatches our ambulances directly from the public control center or communicates information regarding the location and type of medical emergency to our control center which, in turn, dispatches ambulances to the scene. While the ambulance is en-route to the scene, the ambulance receives information concerning the patient’s condition prior to the ambulance’s arrival at the scene. Our communication systems allow the ambulance crew to communicate directly with the destination hospital to alert hospital medical personnel of the arrival of the patient and the patient’s condition and to receive instructions directly from emergency room personnel on specific pre-hospital medical treatment. These systems also facilitate close and direct coordination with other emergency service providers, such as the appropriate police and fire departments, that also may be responding to a call.
      Non-Emergency Transport. Requests for non-emergency transports typically are made by physicians, nurses, case managers and hospital discharge coordinators who are interested primarily in prompt ambulance arrival at the requested pick-up time. We are also offering on-line, web-enabled transportation ordering to certain facilities. We use our Millennium software to track and manage requests for transportation services for large healthcare facilities and managed care companies.
Management Information Systems
      We support our regions with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes and financial support functions. Our recently developed technology solutions provide information for operations personnel, including real-time operating statistics, tracking of strategic plan initiatives, electronic purchasing and inventory management solutions.
      We have three management information systems that we believe have significantly enhanced our operations — our e-PCR technology, our Millennium call-taking system and our SSM ambulance positioning system.
      e-PCR. In those operating sites where we have implemented it, our e-PCR technology, has enhanced the process of capturing clinical patient data. The electronic record replaces the paper patient care record and provides the paramedic with clinical flowcharts to document each assessment and procedure performed. The technology also integrates patient clinical and demographic information with billing information, allowing the ambulance crew to ensure that patient information is updated at the scene. Billing information can be transmitted electronically while the ambulance is en-route, thus reducing the billing cycle time and the cost associated with the manual input of patient care record information. Our initial implementation of this technology has improved our ability to capture billable revenue and decrease our billing costs. We currently employ e-PCR technology on ruggedized laptops in five of our operating sites and we plan to implement it in six additional operating sites in fiscal 2005. This technology currently is available in operating sites that accounted for approximately 9% of AMR’s fiscal 2004 ambulance transports and approximately 12% of AMR’s fiscal 2004 net transport revenue. Together with the operating sites to be added in fiscal 2005, the e-PCR technology would have accounted for 11% of AMR’s fiscal 2004 ambulance transports and 13% of its fiscal 2004 net transport revenue. Our per unit e-PCR capital costs continue to decline as hardware costs decline.
      Millennium. Our proprietary Millennium system is a call-taking application that tracks and manages requests for transportation services for large healthcare facilities and managed care companies. The system is designed to make certain medical necessity and benefit level determinations prior to transport. These determinations can be customized to fit an individual customer’s needs. Customers call a single toll-free telephone number and are routed to the appropriate AMR call center. The telephone system is integrated into the Millennium application, which gives the answering agent specific call information, including customized greetings, patient information and priority of the call. The system logic verifies whether the transport is authorized by the health plan. If the transport is determined to be appropriate, the system then assigns a response time and level of service based on the information obtained from the requestor. In fiscal 2004, we utilized Millennium for approximately 217,000 transactions resulting in 210,000 transports in the year. We have initiated a campaign to promote the benefits of this system to other potential customers.
      SSM. Our SSM technology enables us to use historical data on fleet usage patterns to predict where our emergency transport services are likely to be required. SSM also creates a visual display of current demand, allowing us to position our ambulance units more effectively. This flexible deployment allows us to improve response times and increase asset utilization. Additionally, we have recently begun to implement “real-time” SSM. This state-of-the-art SSM technology will allow us to continuously position our ambulances in optimized locations, thereby further improving response times and maximizing asset utilization. We believe our ability to continue deploying real-time SSM will further differentiate us from our competitors in terms of both service quality and cost.
Sales and Marketing
      Our 100-person sales and marketing team is comprised of two distinct groups — one focused primarily on contract retention and the other on generating new sales. Many of our sales and marketing employees are former paramedics or EMTs who began their careers in the emergency transportation industry and are therefore well-qualified to understand the needs of our customers. Our sales force is incentivized through a compensation package that includes base salary and significant bonus potential based on achieving specified performance targets.
      We continue to seek expansion in both the geographic markets we serve and the scope of services we provide in existing markets. Ownership of the local emergency response contract can be advantageous to us when bidding for non-emergency business, because our existing fleet of ambulances and dispatch centers maintained for emergency response can also be used for non-emergency business. For the same reason, our ownership of a successful non-emergency business can be advantageous to us when trying to unseat an incumbent emergency response operator or to obtain a contract in a newly privatized market.
Risk Management
      We are committed to the safety of our employees and the patients and communities we serve. Our commitment is manifested in our World Class Safety Program, which has gained distinction with the National Safety Council and has served as a benchmark for other companies. This program consists of two important goals:

•	To be the leader for safety in the emergency medical services industry, and

•	To be recognized as a leader for safety among all industries.

      Our World Class Safety Program is built upon five important components:

•	Selecting highly qualified employees,

•	Providing exemplary safety policies and programs to control losses,

•	Effective training and education programs,

•	Accountability of management and employees for safety of the operation, and

•	Continuous review of new opportunities and existing programs for improvement.
      We train and educate all new employees about our safety programs including, among others, emergency vehicle operations, various medical protocols, use of equipment and patient focused care and advocacy. Our safety training also involves continuing education programs and a monthly safety awareness campaign. We also work directly with manufacturers to design equipment modifications that enhance both patient and clinician safety.
      Our safety and risk management team develops and executes strategic planning initiatives focused on mitigating the factors that drive losses in our operations. We aggressively investigate and respond to all incidents we believe may result in a claim. Operations supervisors submit documentation of such incidents to the third party administrator handling the claim. We have a dedicated liability unit with our third party administrator which actively engages with our staff to gain valuable information for closure of claims. Information from the claims database is an important resource for identifying trends and developing future safety initiatives.
      We utilize an on-board monitoring system, RoadSafety, which measures operator performance against our safe driving standards. Our operations using RoadSafety have experienced improved driving behaviors within 90 days of installation. RoadSafety has been implemented in 49% of our vehicles in the emergency response markets and is being expanded to 58% of our emergency fleet in fiscal 2006. We expect to recover the average cost per vehicle over a period of approximately 24 months from installation due to reduced vehicle maintenance and repair expenses.
      We estimate that, in fiscal 2004, our costs for vehicle collisions were 19% lower than in fiscal 2000 and our average cost per vehicle claim was 37% lower than in fiscal 2000. Over the same period, we estimate that we reduced patient care incidents and employee injuries by 8% and 25%, respectively.
Competition
      Our predominant competitors are fire departments, with 35% of the ambulance transport services market. Firefighters have traditionally acted as the first responders during emergencies, and in many communities provide emergency medical care and transport as well. In many communities we have established public/private partnerships, in which we integrate our transport services with the first responder services of the local fire department. We believe these public/private partnerships provide a model for us to collaborate, rather than compete, with fire departments to increase the number of communities we serve.
      Competition in the ambulance transport market is based primarily on:

•	pricing,

•	the ability to improve customer service, such as on-time performance and efficient call intake,

•	the ability to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel, and

•	billing and reimbursement expertise.
      Our largest competitor, Rural/ Metro Corporation, is the only other national provider of ambulance transport services and generates less than half of AMR’s net revenue. Our other private provider competitors include Southwest Ambulance in Arizona and New Mexico, Acadian Ambulance Service in Louisiana and small, locally owned operators that principally serve the inter-facility transport market.

Insurance
      Workers Compensation, Auto and General Liability. For periods prior to September 1, 2001, we are fully-insured for our workers compensation, auto and general liability programs through Laidlaw’s captive insurance program. We have retained liability for the first $1 million to $2 million of the loss under these programs since September 1, 2001. Our self-insurance program, fronted by ACE American Insurance Co. in fiscal 2002 and 2003 and funded through Laidlaw’s captive insurance program in fiscal 2004 and 2005 to the date of our acquisition of AMR and EmCare, covers the first $2 million of auto and general liability claims per occurrence and the first $1 million of workers compensation claims per occurrence. From the date of the acquisition, our self-insurance program has been fronted by ACE. Generally, our umbrella policies covering claims that exceed our deductible levels have an annual cap of approximately $100 million.
      Professional Liability. For periods prior to April 15, 2001, we are insured for our professional liability claims through third party insurers. Since April 15, 2001, we have a self-insured retention for our professional liability coverage. The self-insured retention covers the first $2 million for policy year ending April 15, 2002, the first $5 million for policy years ending April 15, 2003 and 2004 and the first $5.5 million for the policy years ending April 15, 2005 and 2006. In addition, we have umbrella policies with third party insurers covering claims exceeding these retention levels with an aggregate cap of $10 million for each separate policy period.
Property
      Vehicle Fleet. We operate approximately 4,200 vehicles. Of these, approximately 3,100 are ambulances, 600 are wheelchair vans and 500 are support vehicles. We own approximately 89% of our vehicles and lease the balance. We replace ambulances based upon age and usage, but generally every eight to ten years. The average age of our existing ambulance fleet is approximately five years. We primarily use in-house maintenance services to maintain our fleet. In those operations where our fleet is small and quality external maintenance services that agree to maintain our fleet in accordance with AMR standards are available, we utilize these maintenance services. We are exploring ways to decrease our overall capital expenditures for vehicles, including major refurbishing and overhaul of our vehicles to extend their useful life.
      Facilities. We lease approximately 55,000 square feet in an office building at 6200 S. Syracuse Way, Greenwood Village, Colorado for the AMR and Emergency Medical Services corporate headquarters. We also lease administrative facilities and other facilities used principally for ambulance basing, garaging and maintenance in those areas in which we provide ambulance services. We own 14 facilities used principally for administrative services and stationing for our ambulances. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2014.
Environmental Matters
      We are subject to federal, state and local laws and regulations relating to the presence of hazardous materials and pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of wastes, including medical waste, remediation of contaminated sites, and protection of worker health and safety. We believe our current operations are in substantial compliance with all applicable environmental requirements and that we maintain all material permits required to operate our business.
      Certain environmental laws impose strict, and under certain circumstances joint and several, liability for investigation and remediation of the release of regulated substances into the environment. Such liability can be imposed on current or former owners or operators of contaminated sites, or on persons who dispose or arrange for disposal of wastes at a contaminated site. Releases have occurred at a few of the facilities we lease as a result of historical practices of the owners or former operators. Based on available information, we do not believe that any known compliance obligations, releases or investigations under environmental laws or regulations will have a material adverse effect on our business, financial position and results of operations. However, there can be no guarantee that these releases or newly discovered information, more stringent enforcement of or changes in environmental requirements, or our inability to enforce available indemnification agreements will not result in significant costs.
Employees
      At June 30, 2005, we had approximately 18,000 employees, including approximately 5,100 paramedics, 7,500 EMTs, 200 nurses and 5,200 support personnel. Approximately 48% of our employees are represented by 41 collective bargaining agreements with 40 different union locals. Twelve of these collective bargaining agreements, representing approximately 1,850 employees, are subject to renegotiation in 2005, and 14 agreements, representing approximately 4,000 employees, are subject to renegotiation in 2006. We believe we have a good relationship with our employees. We have reduced our employee turnover to 19.9% in fiscal 2004, a 44.3% reduction since fiscal 2002. We have never experienced any union-related work stoppages.
Legal Matters
      We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability, auto accident and workers compensation claims. There can be no assurance that our insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations other than as set forth below.
      From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.
      We are subject to the Medicare and Medicaid fraud and abuse laws, which prohibit, among other things, any false claims, or any bribe, kick-back, rebate or other remuneration, in cash or in kind, in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. We have implemented policies and procedures that management believes will assure that we are in substantial compliance with these laws, but we cannot assure you that the government or a court will not find that some of our business practices violate these laws.
      On May 9, 2002, we received a subpoena from the Office of Inspector General for the United States Department of Health and Human Services, or OIG. The subpoena requested copies of documents for the period from January 1993 through May 2002. The subpoena required us to produce a broad range of documents relating to Regional Emergency Services, or RES, contracts in Texas, Georgia and Colorado. The Department of Justice ultimately added allegations involving contracts in Texas to its other claims against RES and a hospital system arising from a contract between RES and the hospital system in Florida. These claims, including both Texas and Florida, were settled by RES and the hospital system for approximately $20.0 million, of which we were responsible for, and have paid, $5.0 million. The government investigations in Georgia and Colorado have not been resolved.
      During the first quarter of fiscal 2004, we were advised by the U.S. Department of Justice that it was investigating certain business practices at AMR. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the “medical necessity” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR to hospitals and nursing homes in exchange for referrals involving Medicare eligible patients. This investigation has not yet been resolved. In connection with the third issue, the government has alleged that certain of our hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in 1996 and 1997, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided us with an analysis of the investigation conducted in connection with this contract issue, and invited us to respond. We are considering the government’s analysis and intend to provide our views, as requested. The government may also be investigating whether our contracts with health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute.
      On July 12, 2005, we received a letter and draft Audit Report from the OIG requesting our response to its draft findings that our Massachusetts subsidiary received $1.9 million in overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. We disagree with the OIG’s finding and are in the process of responding to the draft Audit Report. If we are unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which we may be entitled following the release of a final Audit Report, we may be required to make a substantial repayment.
EmCare
      EmCare is the largest provider of outsourced emergency department staffing and related management services to healthcare facilities in the United States. EmCare has a 6% share of the total emergency department services market and a 9% share of the outsourced emergency department services market. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 39 states. EmCare has 329 exclusive contracts with hospitals and independent physician groups to provide emergency department and hospitalist staffing, management and other administrative services. We believe that EmCare’s successful physician recruitment and retention, high level of customer service and advanced risk management programs have resulted in what we believe is our industry-leading contract retention rate of 91% in fiscal 2004 and new contract wins.
      EmCare primarily provides emergency department staffing and related management services to healthcare facilities. We recruit and hire or subcontract with physicians and other healthcare professionals, who then provide professional services to the hospitals with whom we contract. We also have practice support agreements with independent physician groups and hospitals pursuant to which we provide unbundled management services such as billing and collection, recruiting, risk management and certain other administrative services. For the fiscal year ended August 31, 2004, EmCare generated net revenue of $549.8 million.
      In addition, we have become one of the leading providers of hospitalist services. A hospitalist is a physician who specializes in the care of acutely ill patients in an in-patient setting. While we have provided limited hospitalist services for the past 10 years, it is only in the last 18 months that we have focused on expanding this program. We have increased our hospitalist programs from 8 contracts at August 31, 2003 to 28 contracts at June 30, 2005, increasing our net revenue for this program from approximately $7.2 million in fiscal 2001 to approximately $23.5 million, or approximately 4% of EmCare’s net revenue, for fiscal 2004. As of June 30, 2005, we independently contracted with or employed approximately 170 hospitalist physicians.
      EmCare was founded in Dallas, Texas in 1972. Initially we grew by targeting larger hospitals in the Texas marketplace. We then expanded our presence nationally, primarily through a series of acquisitions in the 1990s. Throughout our history, EmCare has enjoyed a strong reputation as a quality provider of emergency department staffing and related management services.
      The range of staffing and related management services we provide includes:

•	recruiting, scheduling and credentials coordination for clinical professionals,

•	support services, such as payroll, insurance coverage, continuing education services and management training, and

•	coding, billing and collection of fees for services provided by medical professionals.
      We are a leading provider of outsourcing services to both market segments, and have developed specific competencies and operating groups to address the unique needs of each. In fiscal 2004, the high volume and medium to low volume segments represented 88% and 12%, respectively, of our emergency department net revenue.
Services
      We provide a full range of outsourced physician staffing and related management services for emergency department and hospitalist programs, which include:
      Contract Management. We utilize an integrated approach to contract management that involves physicians, non-clinical business experts, operational efficiency specialists and hospital representatives. Together, the team works to improve the quality and reduce the cost of care. We believe that our approach fosters the culture that is necessary to operate effectively in high stress emergency environments. An on-site medical director is responsible for the day-to-day oversight of the operation, including clinical quality, and works closely with the hospital’s management in developing strategic initiatives and objectives. The regional director of operations, which is a clinical position, provides systems analysis and improvement plans. A quality manager develops site-specific quality improvement programs, and practice improvement staff focuses on chart documentation and physician utilization patterns. The regional-based management staff provides support for these efforts and ensures that each customer’s expectations are identified, that service plans are developed and executed to meet those expectations, and that the company’s and the customer’s financial objectives are achieved.
      Staffing. We provide a full range of staffing services to meet the unique needs of each healthcare facility. Our dedicated clinical teams include qualified, career-oriented physicians and other healthcare professionals responsible for the delivery of high quality, cost-effective care. These teams also rely on managerial personnel, many of whom have clinical experience, who oversee the administration and operations of the clinical area. As a result of our staffing services, healthcare facilities can focus their efforts on improving their core business of providing healthcare services for their communities rather than recruiting and managing physicians. Ensuring that each contract is staffed with the appropriately qualified physicians and that coverage is provided without any service deficiencies is critical to the success of the contract. We believe that our approach to recruiting, staffing and scheduling provides us with a unique advantage in achieving these objectives.
      Recruiting. Many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. We have committed significant resources to the development of a proprietary national physician database that we utilize in our recruiting programs across the country. Our marketing and recruiting staff continuously updates our database of more than 800,000 physicians with relevant data to allow us to match potential physician candidates to specific openings based upon personal preferences. This targeted recruiting method increases the success and efficiency of our recruiters, and we believe significantly increases our physician retention rates. We actively recruit physicians through various media options including telemarketing, direct mail, conventions, journal advertising and our Internet site.
      Scheduling. Our scheduling departments assist our medical directors in scheduling physicians and other healthcare professionals in accordance with the coverage model at each facility. We provide 24-hour service to ensure that unscheduled shift vacancies, due to situations such as physician illness and personal emergencies, are filled with alternative coverage.
      Payroll Administration and Benefits. We provide payroll administration services for the physicians and other healthcare professionals with whom we contract to provide services at customer sites. Our clinical employees benefit significantly by our ability to aggregate physicians to provide professional liability coverage at lower rates than many hospitals or physicians could negotiate on a stand-alone basis. Additionally, healthcare facilities benefit from the elimination of the overhead costs associated with the administration of payroll and, where applicable, employee benefits.
      Customer Satisfaction Programs. We design and implement customized patient satisfaction programs for our hospital customers. These programs are designed to improve patient satisfaction through the use of communication, family inclusion and hospitality techniques. These programs are delivered to the clinical and non-clinical members of the hospital emergency department.
      Other Services. We provide a substantial portion of our services to hospitals through our affiliate physician groups. Because we have also identified situations in which hospitals and physicians are interested in receiving stand-alone management services such as billing and collection, scheduling, recruitment and risk management, we often unbundle our services to meet this need. Pursuant to these practice support agreements, which generally will have a term of one to three years, we provide these services to independent physician groups and healthcare facilities. As of August 31, 2004, we had 19 practice support agreements which generated $5.6 million in net revenue in fiscal 2004, a 33% increase over fiscal 2003. We are working to commercialize our expertise in staffing and billing and expect to enter into similar stand-alone practice support agreements.
      Operational Assessments. We undertake operational assessments for our hospital customers that include comprehensive reviews of critical operational matrices, including turnaround times, triage systems, “left without being seens,” throughput times and operating systems. These assessments establish baseline values, develop and implement process improvement programs, and then monitor the success of the initiatives. This is an ongoing process that we continually monitor and modify.
      Practice Improvement. We provide ongoing comprehensive documentation review and training for our affiliated physicians. We review certain statistical indicators that allow us to provide specific training to individual physicians regarding documentation, and we tailor training for broader groups of physicians as we see trends developing in documentation-related areas. Our training focuses on the completeness of the medical record or chart, specific payor requirements, and government rules and regulations.
Risk Management
      We utilize our risk management department, senior medical leadership and on-site medical directors to conduct aggressive risk management and quality assurance programs. We take a proactive role in promoting early reporting, evaluation and resolution of incidents that may evolve into claims. Our risk management function is designed to mitigate risk associated with the delivery of care and to prevent or minimize costs associated with medical professional liability claims and includes:

•	Incident Reporting Systems. We have established a comprehensive support system for medical professionals. Our Risk Management Hotline provides each physician with the ability to discuss medical issues with a peer. In the event of a negative patient outcome, the physician may discuss legal and medical issues in anticipation of litigation directly with an EmCare attorney experienced with medical malpractice issues.

•	Tracking and Trending Claims. We have an extensive claims database developed from our experience in the emergency department setting. From this database, we track multiple data points on each professional liability claim. We utilize the database to identify claim trends and risk factors so that we can better target our risk management initiatives. Each year, we target the medical conditions associated with our most frequent professional liability claims, and provide detailed education to assist our affiliated medical professionals in treating these medical conditions.

•	Professional Risk Assessment. We conduct risk assessments of our medical professionals. Typically, a risk assessment includes a thorough review of professional liability claims against the professional, assessment of issues raised by hospital risk management and identification of areas where additional education may be advantageous for the professional.

•	Hospital Risk Assessment. We conduct risk assessments of potential hospital customers in conjunction with our sales and contracting process. As part of the risk assessment, registered nurses or physicians employed by us conduct a detailed analysis of the hospital’s operations affecting the emergency department or hospitalist services, including the triage procedures, on-call coverage, transfer procedures, nursing staffing and related matters in an effort to address risk factors contractually during negotiations with potential customer hospitals.

•	Clinical Fail-Safe Programs. We review and identify key risk areas which we believe may result in increased incidence of patient injuries and resulting claims against us and our affiliated medical professionals. We continue to develop “fail-safe” clinical tools and make them available to our affiliated physicians for use in conjunction with their practice and to our customer hospitals for use as a part of their peer review process. These “fail-safe” tools assist physicians in identifying common patient attributes and complaints that may identify the patient as being at high risk for certain conditions (e.g., a heart attack).

•	Quality Improvement Programs. Our medical directors are actively engaged in their respective hospital’s quality improvement committees and initiatives. In addition, we provide tools that provide guidance to the medical directors on how to conduct quality reviews of their physicians and help them track their physicians’ medical practices.

•	Physician Education Programs. Our wholly owned subsidiary, Emergency Medical Education Systems, Inc, or EMEDS, conducts physician education through risk management and board review conferences and on-line teaching modules. Our affiliated medical professionals can access EMEDS to obtain valuable medical information. Our internal continuing education services are fully accredited by the Accreditation Council for Continuing Medical Education. This allows us to grant our physicians and nurses continuing education credits for internally developed educational programs at a lower cost than if such credits were earned through external programs. Our risk management department also provides other forms of education, including articles in the company newsletter that highlight current medical literature on important emergency medicine topics.

•	Proactive Professional Liability Claims Handling. We utilize a third party claims administrator to manage professional liability claims against companies and medical professionals covered under our insurance program. For each case, detailed reports are reviewed to ensure proactively that the defense is comprehensive and aggressive. Each professional liability claim brought against an EmCare affiliated medical professional or EmCare affiliated company is reviewed by EmCare’s Claims Committee, consisting of physicians, attorneys and company executives, before any resolution of the claim. The Claims Committee periodically instructs EmCare’s risk management department to undertake an analysis of particular physicians or hospital locations associated with a given claim.
Billing and Collections
      We receive payment for patient services from:

•	the federal and state governments, primarily under the Medicare and Medicaid programs,

•	health maintenance organizations, preferred provider organizations and private insurers,

•	hospitals, and

•	individual patients.

      Over the last three fiscal years, our self-pay revenue has remained stable as a percentage of EmCare’s net revenue. The table below presents the approximate percentages of EmCare’s net revenue from the following sources:

	Percentage of EmCare’s
	Net Revenue

	Year Ended August 31,

	2002	2003	2004

Medicare	15%	16%	17%
Medicaid	2	3	3
Commercial insurance/managed care	57	54	53
Self-pay	4	3	2
Subsidies/fees	22	24	25

Total net revenue	100%	100%	100%

      See “— Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement” for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.
      We code and bill for physician services through our wholly-owned subsidiary, Reimbursement Technologies, Inc. We utilize state-of-the-art document imaging and paperless workflow processes to expedite the billing cycle and improve compliance and customer service. Currently, at approximately 45% of our customer locations, medical records and emergency department logs are scanned and transmitted electronically to us. We are in the process of transitioning additional customers to on-site scanning. By providing these enhanced services, we believe we increase the value of services we provide to our customers and improve customer relations. Additionally, we believe these comprehensive services differentiate us in sales situations and improve the chance of being selected in competitive bidding processes.
      We do substantially all of the billing for our affiliated physicians, and we have extensive experience in processing claims to third party payors. We employ a billing staff of approximately 600 employees who are trained in third party coverage and reimbursement procedures. Our integrated billing and collection system uses proprietary software to tailor the submission of claims to Medicare, Medicaid and certain other third party payors and has the capability to electronically submit most claims to the third party payors’ systems. We forward uncollected accounts electronically to two outside collection agencies automatically, based on established parameters. Each of these collection agencies have on-site employees working at our in-house billing company to assist in providing patients with quality customer service. Our comprehensive billing and collection system allows us to have full control of accounts receivable at each step of the process.
Contracts
      We have contracts with (i) hospital customers to provide professional staffing and related management services, (ii) healthcare facilities and independent physician groups to provide management services, and (iii) affiliated physician groups and medical professionals to provide management services and various benefits.
      Hospital and Practice Support Contracts. As of June 30, 2005, EmCare provides services under 329 contracts. Typically, the agreements with the hospitals are awarded on a competitive basis, and have an initial term of three years with one-year automatic renewals and termination by either party on specified notice. We have improved our contract retention rate to 91% for fiscal 2004, up from 74% in fiscal 2001.

      Our contracts with hospitals provide for one of three payment models:

•	we bill patients and third party payors directly for physician fees,

•	we bill patients and third party payors directly for physician fees, with the hospital paying us an additional pre-arranged fee for our services, and

•	we bill the hospitals directly for the services of the physicians.
      In all cases, the hospitals are responsible for billing and collecting for non-physician-related services.
      We have established long-term relationships with some of the largest names in healthcare services, including Baylor Health System, Community Health Systems, HCA, Quorum Healthcare, Tenet Healthcare and Universal Health System. None of these customers represent revenue that amounts to 10% of our fiscal 2004 total net revenue. Our top ten hospital emergency department contracts represent $68.3 million, or 12.4%, of EmCare’s fiscal 2004 net revenue. We have maintained our relationships with these customers for an average of 12 years.
      Affiliated Physician Group Contracts. In most states, we contract directly with our hospital customers to provide physician staffing and related management services. We, in turn, contract with a professional corporation that is wholly-owned by one or more physicians, which we refer to as an affiliated physician group, or with independent contractor physicians. It is these physicians who provide the medical professional services. We then provide comprehensive management services to the physicians. We typically provide professional liability and workers compensation coverage to our affiliated physicians.
      Certain states have laws that prohibit or restrict unlicensed persons or business entities from practicing medicine. The laws vary in scope and application from state to state. Some of these states may prohibit us from contracting directly with hospitals or physicians to provide professional medical services. In those states, the affiliated physician groups contract with the hospital, as well as all medical professionals. We provide management services to the affiliated physician groups.
      Medical Professional Contracts. We contract with medical professionals as either independent contractors or employees to provide services to our customers. The medical professionals generally are paid an hourly rate for each hour of coverage, a variable rate based upon productivity or contract margin, or a combination of both a fixed hourly rate and a variable rate component. We typically provide professional liability and workers compensation coverage to our medical professionals.
      The contracts with medical professionals typically have one-year terms with automatic renewal clauses for additional one-year terms. The contracts can be terminated with cause for various reasons, and usually contain provisions allowing for termination without cause by either party upon 90 days’ notice. Agreements with physicians generally contain a non-compete or non-solicitation provision and, in the case of medical directors, a non-compete provision. The enforceability of these provisions varies from state to state.
Management Information Systems
      We have invested in scalable information systems and proprietary software packages designed to allow us to grow efficiently and to deliver and implement our best practice procedures nationally, while retaining local and regional flexibility. We have developed and maintain integrated systems to facilitate the exchange of information between our regions and our customers.
      Our customers, affiliated physicians and employees throughout the country access a wide variety of information through our custom portal, www.emcare.com. Designed as a forum to deliver information and communicate with our various constituencies, this website provides a unifying platform to promote the growth in our business. It includes individualized content, including physician schedules, rosters and performance reports, all delivered securely to the intended individuals through the use of a password.
      We have developed and implemented the following proprietary applications that we believe provides us with a competitive advantage in billing and collections, and in recruiting, credentialing, enrolling, scheduling and compensating healthcare professionals.

      EmSource is our system for our recruiting staff to source physician candidates. The system consists of a database of approximately 800,000 physicians that is updated weekly to provide the most current physician contact information available.
      EmTrac is our primary operations support system that supports credentialing and scheduling. Information collected in EmSource during the recruiting process populates EmTrac, forms the basis for the credentialing module, and is used to provide alerts on license and privilege expirations. EmTrac is used by our schedulers to match physician availability and preferences with the needs of the hospital customer.
      EmComp is our system for calculating physician’s gross pay and is an important tool supporting our compensation strategy. Physicians are compensated by a wide variety of pay plans ranging from simple hourly wages to “fee for service” plans linked to productivity. EmComp has been designed to support an unlimited variety of pay plans, thereby giving EmCare a competitive advantage in physician recruitment and retention. The system takes the actual hours worked from EmTrac and the production data from EmBillz, and applies the pay rules from the physician’s contract to calculate gross pay.
      EmBillz is the coding, billing and accounts receivable management system through which we process more than five million emergency department visits each year. This proprietary system supports the full collection process: from capturing the emergency department patient logs, coding and issuing bills in accordance with applicable federal and state regulations, and payment follow-up and cash receipt posting.
      Edison is a system that automates much of our physician enrollment. To bill Medicare, Medicaid and some other third party payors, each physician must have an approved provider number for that payor. There are hundreds of unique forms from the combination of states and payors. Edison facilitates the completion of the forms, thereby relieving physicians of significant administrative workload and enabling us to track pending receivables and ensure timely completion.
Sales and Marketing
      Contracts for outsourced emergency department and hospitalist services are obtained through strategic marketing programs and responses to requests for proposals. EmCare’s business development team includes five Vice Presidents of Practice Development located throughout the United States who are responsible for developing sales and acquisition opportunities for the operating group in his or her territory. A significant portion of the compensation program for these sales professionals is commission-based, with incentive compensation based on the profitability of the contracts they sell and actual contract performance in the first year. Leads for new hospital customers are developed through our business development group, which telemarkets the United States hospital industry. In addition, leads are generated through our website, journal advertising and a lead referral program. Each Vice President of Practice Development is responsible for working with the regional chief executive officer to structure and provide customer proposals for new prospects in their respective regions.
      Emergency medicine practices vary among healthcare facilities. A healthcare facility request for proposal generally will include demographic information of the facility department, a list of services to be performed, the length of the contract, the minimum qualifications of bidders, billing information, selection criteria and the format to be followed in the bid. Prior to responding to a request for proposal, EmCare’s senior management ensures that the proposal is in line with certain financial parameters. Senior management evaluates all aspects of each proposal, including financial projections, staffing model, resource requirements and competition, to determine how to best achieve our business objectives and the customer goals.
Competition
      The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers handling over 113 million patient visits in 2003. There are more than 4,700 hospitals in the United States with emergency departments, of which approximately 67% currently outsource physician services. Of these hospitals that outsource, we believe approximately 50% contract with a local provider, 25% contract with a regional provider and 25% contract with a national provider.
      Competition for outsourced physician and other healthcare staffing and management service contracts is based primarily on:

•	the ability to recruit and retain qualified physicians,

•	the ability to improve department productivity and patient satisfaction while reducing overall costs,

•	the ability to integrate the emergency department with other hospital departments and to provide value added services,

•	billing and reimbursement expertise,

•	a reputation for compliance with state and federal regulations,

•	the breadth of staffing and management services offered, and

•	financial stability, demonstrating an ability to pay providers in a timely manner and provide professional liability insurance.
      Team Health is our largest competitor and has the second largest share of the emergency department services market with an approximately 4.4% share. The other national providers of outsourced emergency department services are Sterling Healthcare, National Emergency Service and the Schumacher Group, which tend to focus on hospitals with lower to medium volume emergency departments.
Insurance
      Professional Liability Program. For the period January 1, 2001 through December 31, 2004, our professional liability insurance program provided claims made insurance coverage with limits of $1 million per loss event, with a $3 million annual per physician aggregate, for all medical professionals for whom we have agreed to procure coverage. Our subsidiaries and affiliated corporate entities are provided with coverage of $1 million per loss event, but share a $10 million annual corporate aggregate.
      For the 2001 calendar year, Lexington Insurance Company provided the majority of the professional liability insurance coverage, subject to an aggregate policy limit of $10 million. We also procured coverage on a regional basis under separate policies of insurance during this period.
      For the 2002, 2003 and 2004 calendar years, Columbia Casualty Company and Continental Casualty Company, collectively referred to as CCC, provided our professional liability insurance coverage, covering all claims occurring and reported during those calendar years. The CCC policies have a retroactive date of January 1, 2001, thereby covering all claims occurring during the 2001 calendar year but reported in the 2002, 2003 and 2004 calendar years. We also procured coverage on a regional basis under separate policies of insurance during this period.
      We are maintaining our calendar year 2004 professional liability insurance program for calendar year 2005.
      Captive Insurance Arrangement. On December 10, 2001, we formed EMCA Insurance Company, Ltd., or EMCA, as a wholly owned subsidiary under the Companies Law of the Cayman Islands. EMCA reinsures CCC for all losses associated with the CCC insurance policies under the professional liability insurance program, and provides collateral for the reinsurance arrangement through a trust agreement.
      Workers Compensation Program. For the period September 1, 2002 through August 31, 2004, we procured workers compensation insurance coverage for employees of EmCare and affiliated physician groups through Continental Casualty Company. Continental reinsures a portion of this workers compensation exposure, on both a per claim and an aggregate basis, with EMCA.

      From September 1, 2004, EmCare has insured its workers compensation exposure through The Travelers Indemnity Company, which reinsures a portion of the exposure with EMCA.
Properties
      We lease approximately 48,990 square feet in an office building at 1717 Main Street, Dallas, Texas for our corporate headquarters. We also lease 16 facilities to house administrative, billing and other support functions for our regional operations. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2014.
Employees
      The following is an approximate break down of our affiliated physicians, independent contractors and employees by job classification as of June 30, 2005.

Job Classification	Full-Time	Part-Time	Total

Physicians*	1,887	714	2,601
Physician assistants	162	142	304
Nurse practitioners	104	94	198
Non-clinical employees	1,076	119	1,195

Total	3,229	1,069	4,298

*	We have approximately 4,500 affiliated physicians. These figures represent clinicians providing services at a particular time.
     We believe that our relations with our employees are good. None of our physicians, physician assistants, nurse practitioners or non-clinical employees are subject to any collective bargaining agreement.
      We offer our physicians substantial flexibility in terms of type of facility, scheduling of work hours, benefit packages, opportunities for relocation and career development. This flexibility, combined with fewer administrative burdens, improves physician retention rates and stabilizes our contract base.
Legal Matters
      We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability claims. There can be no assurance that our insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations other than as set forth below.
      From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.
      Our healthcare businesses are subject to the Medicare and Medicaid fraud and abuse laws, which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. We have implemented policies and procedures that management believes will assure that we are in substantial compliance with these laws.

      EmCare has been named a defendant in two collective action lawsuits brought by a number of nurse practitioners and physician assistants under the Fair Labor Standards Act. The plaintiffs are seeking to recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. We have entered into a settlement of the California state law claims.
REGULATORY MATTERS
      As a participant in the healthcare industry, our operations and relationships with healthcare providers such as hospitals, other healthcare facilities and healthcare professionals are subject to extensive and increasing regulation by numerous federal and state government entities as well as local government agencies. Specifically, but without limitation, we are subject to the following laws and regulations.
Medicare, Medicaid and Other Government Program Reimbursement
      We derive a significant portion of our revenue from services rendered to beneficiaries of Medicare, Medicaid and other government-sponsored healthcare programs. For fiscal 2004, we received approximately 27.3% of our net revenue from Medicare and 5.2% from Medicaid. To participate in these programs, we must comply with stringent and often complex enrollment and reimbursement requirements from the federal and state governments. We are subject to governmental reviews and audits of our bills and claims for reimbursement. Retroactive adjustments to amounts previously reimbursed from these programs can and do occur on a regular basis as a result of these reviews and audits. In addition, these programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, all of which may materially increase or decrease the payments we receive for our services as well as affect the cost of providing services. In recent years, Congress has consistently attempted to curb federal spending on such programs.
      Reimbursement to us typically is conditioned on our providing the correct procedure and diagnosis codes and properly documenting both the service itself and the medical necessity for the service. Incorrect or incomplete documentation and billing information, or the incorrect selection of codes for the level of service provided, could result in non-payment for services rendered or lead to allegations of billing fraud. Moreover, third party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable, they were for services provided that were not medically necessary, there was a lack of sufficient supporting documentation, or for a number of other reasons. Retroactive adjustments, recoupments or refund demands may change amounts realized from third party payors. Additional factors that could complicate our billing include:

•	disputes between payors as to which party is responsible for payment,

•	the difficulty of adherence to specific compliance requirements, diagnosis coding and various other procedures mandated by the government, and

•	failure to obtain proper physician credentialing and documentation in order to bill governmental payors.
      Due to the nature of our business and our participation in the Medicare and Medicaid reimbursement programs, we are involved from time to time in regulatory reviews, audits or investigations by government agencies of matters such as compliance with billing regulations and rules. We may be required to repay these agencies if a finding is made that we were incorrectly reimbursed, or we may lose eligibility for certain programs in the event of certain types of non-compliance. Delays and uncertainties in the reimbursement process adversely affect our level of accounts receivable, increase the overall cost of collection, and may adversely affect our working capital and cause us to incur additional borrowing costs. Unfavorable resolutions of pending or future regulatory reviews or investigations, either individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

      We establish an allowance for discounts applicable to Medicare, Medicaid and other third party payors and for doubtful accounts based on credit risk applicable to certain types of payors, historical trends, and other relevant information. We review our allowance for doubtful accounts on an ongoing basis and may increase or decrease such allowance from time to time, including in those instances when we determine that the level of effort and cost of collection of certain accounts receivable is unacceptable.
      We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise.
      Ambulance Services Fee Schedule. In February 2002, the Health Care Financing Administration, now renamed the Centers for Medicare and Medicaid Services, issued the Medicare Ambulance Fee Schedule Final Rule, or Final Rule, that revised Medicare policy on the coverage of ambulance transport services, effective April 1, 2002. The Final Rule was the result of a mandate under the Balanced Budget Act of 1997, or BBA, to establish a national fee schedule for payment of ambulance transport services that would control increases in expenditures under Part B of the Medicare program, establish definitions for ambulance transport services that link payments to the type of services furnished, consider appropriate regional and operational differences and consider adjustments to account for inflation, among other provisions.
      The Final Rule provided for a five-year phase-in of a national fee schedule, beginning April 1, 2002. Prior to that date, Medicare used a charge-based reimbursement system for ambulance transport services and reimbursed 80% of charges determined to be reasonable, subject to the limits fixed for the particular geographic area. The patient was responsible for co-pay amounts, deductibles and the remaining balance of the transport cost, if we did not accept the assigned reimbursement, and Medicare required us to expend reasonable efforts to collect the balance. In determining reasonable charges, Medicare considered and applied the lowest of various charge factors, including the actual charge, the customary charge, the prevailing charge in the same locality, the amount of reimbursement for comparable services, and the inflation-indexed charge limit.
      On April 1, 2002, the Final Rule became effective. The Final Rule categorizes seven levels of ground ambulance services, ranging from basic life support to specialty care transport, and two categories of air ambulance services. Ground providers are paid based on a base rate conversion factor multiplied by the number of relative value units assigned to each level of transport, plus an additional amount for each mile of patient transport. The base rate conversion factor for services to Medicare patients is adjusted each year by the Consumer Price Index. Additional adjustments to the base rate conversion factor are included to recognize differences in relative practice costs among geographic areas, and higher transportation costs that may be incurred by ambulance providers in rural areas with low population density. The Final Rule requires ambulance providers to accept assignment on Medicare claims, which means a provider must accept Medicare’s allowed reimbursement rate as full payment. Medicare typically reimburses 80% of that rate and the remaining 20% is collectible from a secondary insurance or the patient. Originally, the Final Rule called for a five-year phase-in period to allow providers time to adjust to the new payment rates. The national fee schedule was to be phased in at 20% increments each year, with payments being made at 100% of the national fee schedule in 2006 and thereafter.
      With the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the Medicare Modernization Act, temporary modifications were made to the amounts payable under the ambulance fee schedule in order to mitigate decreases in reimbursement in some regions caused by the Final Rule. The Medicare Modernization Act established regional fee schedules based on historic costs in each region. Effective July 1, 2004, in those regions where the regional fee schedule exceeds the national fee schedule, the regional fee schedule is blended with the national fee schedule on a temporary basis, until 2010. In addition to the regional fee schedule change, the Medicare Modernization Act included other provisions for additional reimbursement for ambulance transport services provided to Medicare patients. Among other relief, the Medicare Modernization Act provides for a 1% increase in reimbursement for urban transports and a 2%

increase for rural transports for the remainder of the original phase-in period of the national ambulance fee schedule, through 2006.
      We estimate that the impact of the ambulance service rate decreases under the national fee schedule, as modified by the provisions of the Medicare Modernization Act, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. Although we have been able to substantially mitigate the phased-in reductions of the fee schedule through additional fee and subsidy increases, we cannot assure you that we will be able to continue to do so, and the rate decreases could have a material adverse effect on our results of operations. We cannot predict whether Congress may make further refinements and technical corrections to the law or pass a new cost containment statute in a manner and in a form that could adversely impact our business.
      Local Ambulance Rate Regulation. State or local government regulations or administrative policies regulate rate structures in some states in which we provide ambulance transport services. For example, in certain service areas in which we are the exclusive provider of ambulance transport services, the community sets the rates for emergency ambulance services pursuant to an ordinance or master contract and may also establish the rates for general ambulance services that we are permitted to charge. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated or to establish or maintain satisfactory rate structures where rates are not regulated.
      Emergency Physician Services Fee Schedule. Medicare pays for all physician services based upon a national fee schedule, or Fee Schedule, which contains a list of uniform rates. The payment rates under the Fee Schedule are determined based on: (1) national uniform relative value units for the services provided, (2) a geographic adjustment factor and (3) a conversion factor. The Centers for Medicare and Medicaid Services, or CMS, updates the conversion factor annually. The Fee Schedule uses a target-setting formula system called the Sustainable Growth Rate, or SGR, to update annually the conversion factor. The SGR is a target rate of growth in spending for physician services which is intended to control the growth of Medicare expenditures for physicians’ services. The Fee Schedule update is adjusted to reflect the comparison of actual expenditures to target expenditures.
      Because one of the factors for calculating the SGR system is linked to the growth in the U.S. gross domestic product, the SGR formula may result in a negative payment update if growth in Medicare beneficiaries’ use of services exceeds GDP growth. The SGR formula may result in significant yearly fluctuations in Fee Schedule updates, which may be unrelated to changes in the actual cost of providing physician services. Unless Congress takes additional action in the future to modify or reform the mechanism by which the physician fee schedule conversion factor update is undertaken in the future, significant reductions in Medicare reimbursement could occur, and these reductions could have a material adverse effect on our business, financial condition or results of operations. We currently expect that the Medicare fee schedule update for physician services fees will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million.
      Medicare Reassignment. The Medicare program prohibits the reassignment of Medicare payments due to a physician or other healthcare provider to any other person or entity unless the billing arrangement between that physician or other healthcare provider and the other person or entity falls within an enumerated exception to the Medicare reassignment prohibition. Historically, there was no exception that allowed us to receive directly Medicare payments related to the services of independent contractor physicians. However, the Medicare Modernization Act amended the Medicare reassignment statute as of December 8, 2003 and now permits our independent contractor physicians to reassign their Medicare receivables to us under certain circumstances.
      Rules Applicable to Midlevel Practitioners. EmCare utilizes physician assistants and nurse practitioners, sometimes referred to collectively as “midlevel practitioners,” to provide care under the supervision of our physicians. State and federal laws require that such supervision be performed and documented using specific procedures. For example, in some states some or all of the midlevel practitioner’s chart entries must be countersigned. Under applicable Medicare rules, the midlevel practitioner’s services are reimbursed at a rate equal to 85% of the physician fee schedule amount and we do not bill separately for the supervising physician’s services. However, when a midlevel practitioner assists a physician who is directly and personally involved in the patient’s care, we often bill for the services of the physician at the full physician fee schedule rates and do not bill separately for the midlevel practitioner’s services. We believe our billing and documentation practices related to our use of midlevel practitioners comply with applicable state and federal laws, but we cannot assure you that enforcement authorities will not find that our practices violate such laws.
      Ambulance Rates Payable by Medicare HMOs. One of the changes made by ambulance fee schedule Final Rule was to require ambulance providers to “accept assignment” from Medicare and Medicare HMOs. Medicare HMOs are private insurance companies which operate managed care plans that enroll Medicare beneficiaries who elect to enroll in a plan in lieu of regular Medicare coverage. When a provider accepts assignment, it agrees to accept the rate established by Medicare as payment in full for services covered by Medicare or the Medicare HMO and to write off the balance of its charges. Prior to the implementation of the Final Rule, ambulance providers were not required to accept assignment and could obtain payment from Medicare patients or Medicare HMOs for the provider’s full charges, which typically are higher than the Medicare rate. When the requirement to accept assignment became effective on April 1, 2002, many Medicare HMOs continued to pay ambulance providers their full charges, even though they could have paid them the Medicare rate. Many Medicare HMOs subsequently have taken the position that the amount paid to such providers in excess of the Medicare rate constituted an overpayment that must be refunded by the provider. We have received such refund demands from some Medicare HMOs and, in order to minimize litigation costs, have agreed to partial repayment of amounts received from the plans in excess of the Medicare rate. We have no reason to believe that additional HMOs will make such demands, but we cannot assure you that there will be no further demands.
      The SNF Prospective Payment System. Under the Medicare prospective payment system, or PPS, applicable to skilled nursing facilities, or SNFs, beginning in 1999 SNFs are financially responsible for some ancillary services, including certain ambulance transports, or PPS transports, rendered to certain of their Medicare patients. Ambulance companies must bill the SNF, rather than Medicare, for PPS transports, but may bill Medicare for other covered transports provided to the SNF’s Medicare patients. Ambulance companies are responsible for obtaining sufficient information from the SNF to determine which transports are PPS transports and which ones may be billed to Medicare. The Office of Inspector General of the Department of Health and Human Services, or the OIG, has issued two industry-wide audit reports indicating that, in many cases, SNFs do not provide, or ambulance companies and other ancillary service providers do not obtain, sufficient information to make this determination accurately. As a result, the OIG asserts that some PPS transports that should have been billed by ambulance providers to SNFs have been improperly billed to Medicare. The OIG has recommended that Medicare recoup the amounts paid to ancillary service providers, including ambulance companies, for such services. Although we believe AMR currently has procedures in place to correctly identify and bill for PPS transports, we cannot assure you that AMR will not be subject to such recoupments and other possible penalties.
      Paramedic Intercepts. Medicare regulations permit ambulance transport providers to subcontract with other organizations for paramedic services. Generally, only the transport provider may bill Medicare, and the paramedic services subcontractor must receive any payment to which it is entitled from that provider. Based on these rules, in some jurisdictions we have established “paramedic intercept” arrangements in which we may provide paramedic services to a municipal or volunteer transport provider. Our subsidiary, AMR of South Dakota, previously entered into a settlement agreement with the United States government arising from allegations that we improperly billed Medicare for a small number of transports for which we performed paramedic intercept services, even though we were not the transport provider. Although we believe AMR currently has procedures in place to assure that we do not bill Medicare for paramedic intercept services we provide, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.

      Patient Signatures. Medicare regulations require that providers obtain the signature of the patient or, if the patient is unable to provide a signature, the signature of a representative, prior to submitting a claim for payment from Medicare. An exception exists for situations where it is not reasonably possible to do so, provided that the reason for the exception is clearly documented. This requirement historically has been difficult for ambulance companies and other emergency medical services providers to meet, because even when the patient is competent, the exigency of the situation often makes it impracticable to obtain a signature. Although we believe AMR currently has procedures in place to assure that these signature requirements are met, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.
      Physician Certification Statements. Under applicable Medicare rules, ambulance providers are required to obtain a certification of medical necessity from the ordering physician in order to bill Medicare for repetitive non-emergency transports provided to patients with chronic conditions, such as end-stage renal disease. For certain other non-emergency transports, ambulance providers are required to attempt to obtain a certification of medical necessity from a physician or certain other practitioners. In the event the provider is not able to obtain such certification within 21 days, it may submit a claim for the transport if it can document reasonable attempts to obtain the certification. Acceptable documentation includes any U.S. postal document (e.g., signed return receipt or Postal Service Proof of Service Form) showing that the ordering practitioner was sent a request for the certification. Although we believe AMR currently has procedures in place to assure we are in compliance with these requirements, we cannot assure you that enforcement agencies will not find that we have failed to comply.
      Coordination of Benefits Rules. When our services are covered by multiple third party payors, such as a primary and a secondary payor, financial responsibility must be allocated among the multiple payors in a process known as “coordination of benefits”, or COB. The rules governing COB are complex, particularly when one of the payors is Medicare or another government program. Under these rules, in some cases Medicare or other government payors can be billed as a “secondary payor” only after recourse to a primary payor (e.g., a liability insurer) has been exhausted. In some instances, multiple payors may reimburse us an amount which, in the aggregate, exceeds the amount to which we are entitled. In such cases, we are obligated to process a refund. If we improperly bill Medicare or other government payors as the primary payor when that program should be billed as the secondary payor, or if we fail to process a refund when required, we may be subject to civil or criminal penalties. Although we believe we currently have procedures in place to assure that we comply with applicable COB rules, and that we process refunds when we receive overpayments, we cannot assure you that payors or enforcement agencies will not find that we have violated these requirements.
      Consequences of Noncompliance. In the event any of our billing and collection practices, including but not limited to those described above, violate applicable laws such as those described below, we could be subject to refund demands and recoupments. If our violations are deemed to be willing, knowing or reckless, we may be subject to civil and criminal penalties under the False Claims Act or other statutes, including exclusion from federal and state healthcare programs. To the extent that the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as increased potential for bad debts which could have a material adverse effect on our revenue, provision for uncompensated care and cash flow.
Federal False Claims Act
      Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, whistleblower and false claims provisions.
      The government and some courts have taken the position that claims presented in violation of the various statutes, including the federal Anti-Kickback Statute and the Stark Law, described below, can be considered a violation of the federal False Claims Act based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.
Federal Anti-Kickback Statute
      We are subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a person covered by Medicare, Medicaid or other governmental programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (3) the purchase, lease of order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of up to $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations.
      In addition to a few statutory exceptions, the OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. In order to obtain additional clarification on arrangements that may not be subject to a statutory exception or may not satisfy the criteria of a safe harbor, Congress established a process under the Health Insurance Portability and Accountability Act of 1996 in which parties can seek an advisory opinion from the OIG.
      We and others in the healthcare community have taken advantage of the advisory opinion process, and a number of advisory opinions have addressed issues that pertain to our various operations, such as discounted ambulance services being provided to skilled nursing facilities, patient co-payment responsibilities, compensation formulas under a management services arrangement, and ambulance restocking arrangements. In a number of these advisory opinions the government concluded that such arrangements could be problematic if the requisite intent were present. Although advisory opinions are binding only on HHS and the requesting party or parties, when new advisory opinions are issued, regardless of the requestor, we review them and their application to our operations as part of our ongoing corporate compliance program and endeavor to make appropriate changes where we perceive the need to do so. See “— Corporate Compliance Program and Corporate Integrity Obligations.”
      Health facilities such as hospitals and nursing homes refer two categories of ambulance transports to us and other ambulance companies: (1) transports for which the facility must pay the ambulance company, and (2) transports which the ambulance company can bill directly to Medicare or other public or private payors. In Advisory Opinion 99-2, which we requested, the OIG addressed the issue of whether substantial contractual discounts provided to nursing homes on the transports for which the nursing homes are financially responsible may violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports. The OIG opined that such discounts implicate the Anti-Kickback Statute if even one purpose of the discounts is to induce the referral of the transports paid for by Medicare and other federal programs. The OIG further indicated that a violation may exist even if there is no contractual obligation on the part of the facility to refer federally funded patients, and even if similar discounts are provided by other ambulance companies in the same marketplace. Following our receipt of this Advisory Opinion in March of 1999, we took steps to bring our contracts with health facilities into compliance with the OIG’s views. However, the government has alleged that certain of our contracts in effect in Texas, principally in periods prior to the issuance of the Advisory Opinion, violated the Anti-Kickback Statute. Our contracting practices in Oregon and possibly other jurisdictions may also be under investigation. See “ — American Medical Response — Legal Matters.” We cannot assure you that the OIG or other authorities will not find that our discounting practices in such other jurisdictions, or for other periods of time, violate the Anti-Kickback Statute.
      The OIG has also addressed potential violations of the Anti-Kickback Statute (as well as other risk areas) in its Compliance Program Guidance for Ambulance Suppliers. In addition to discount arrangements with health facilities, the OIG notes that arrangements between local governmental agencies that control 911 patient referrals and ambulance companies which receive such referrals may violate the Anti-Kickback Statute if the ambulance companies provide inappropriate remuneration in exchange for such referrals. Although we believe we have structured our arrangements with local agencies in a manner which complies with the Anti-Kickback Statute, we cannot assure you that enforcement agencies will not find that some of those arrangements violate that statute.
Fee-Splitting; Corporate Practice of Medicine
      We are subject to various state laws that prohibit the practice of medicine by corporations and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment and the sharing of professional services income with non-professional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on corporate practice of medicine. In such states, we maintain long-term management contracts with affiliated physician groups, which employ or contract with physicians to provide physician services. We believe that we are in material compliance with applicable state laws relating to the corporate practice of medicine and fee-splitting. However, regulatory authorities or other parties, including our affiliated physicians, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physician groups.
Federal Stark Law
      We are also subject to a provision of the Social Security Act, commonly known as the “Stark Law.” Where applicable, this law prohibits a physician from referring Medicare patients and Medicaid patients to an entity providing “designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services and civil penalties of up to $15,000 for each violation, and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. Although we believe that we have structured our agreements with physicians so as to not violate the Stark Law and related regulations, a determination of liability under the Stark Law could have an adverse effect on our business, financial condition and results of operations.

Other Federal Healthcare Fraud and Abuse Laws
      We are also subject to other federal healthcare fraud and abuse laws. Under the Health Insurance Portability and Accountability Act of 1996, there are two additional federal crimes that could have an impact on our business: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment.
      Another statute, commonly referred to as the Civil Monetary Penalties Law, imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs, inappropriately reducing hospital care lengths of stay for such patients, and employing individuals who are excluded from participation in federally funded healthcare programs.
      Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.
Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996
      The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, required the Department of Health and Human Services, or HHS, to adopt standards to protect the privacy and security of health-related information. All healthcare providers were required to be compliant with the new federal privacy requirements enacted by HHS no later than April 14, 2003. We believe we have taken reasonable measures to comply with these requirements.
      The HIPAA privacy requirements contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by the HIPAA privacy regulations can result in the following civil and criminal penalties: (1) civil money penalties for HIPAA privacy violations are $100 per incident, to a maximum of $25,000, per person, per year, per standard violated; (2) a person who knowingly and in violation of the HIPAA privacy regulations obtains individually identifiable health information or discloses such information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (3) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (4) if the offense is done with the intent to sell, transfer or use individually identifiable health information for commercial advantage, personal gain or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.
      In addition to enacting the foregoing privacy requirements, HHS issued a final rule creating security requirements for healthcare providers and other covered entities on February 20, 2003. The final security rule requires covered entities to meet specified standards by April 25, 2005. The security standards contained in the final rule do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require healthcare providers and other covered entities to comply with certain minimum security procedures in order to protect data integrity, confidentiality and availability. We believe we have taken reasonable steps to comply with these standards.
      HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Although these standards were to become effective October 2002, Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. We believe we have taken reasonable steps to comply with these standards.
Fair Debt Collection Practices Act
      Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. We believe we are in substantial compliance with the Fair Debt Collection Practices Act and comparable state statutes where applicable.
State Fraud and Abuse Provisions
      We are subject to state fraud and abuse statutes and regulations. Most of the states in which we operate have adopted a form of anti-kickback law, almost all of those states also have adopted self-referral laws and some have adopted separate false claims or insurance fraud provisions. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws cover all healthcare services and not just those covered under a federally-funded healthcare program. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.
      Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.
Licensing, Certification, Accreditation and Related Laws and Guidelines
      In certain jurisdictions, changes in our ownership structure require pre-or post-notification to governmental licensing and certification agencies. Relevant laws and regulations may also require re-application and approval to maintain or renew our operating authorities or require formal application and approval to continue providing services under certain government contracts. For example, in connection with our acquisition of AMR from Laidlaw, two of our subsidiaries were required to apply for state and local ambulance operating authority in New York.
      We and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations.
      Because we perform services at hospitals and other types of healthcare facilities, we and our affiliated physicians may be subject to laws which are applicable to those entities. For example, our operations are impacted by the Emergency Medical Treatment and Active Labor Act of 1986, which prohibits “patient dumping” by requiring hospitals and hospital emergency department and others to assess and stabilize any patient presenting to the hospital’s emergency department or urgent care center requesting care for an emergency medical condition, regardless of the patient’s ability to pay. Many states in which we operate have similar state law provisions concerning patient dumping. Violations of the Emergency Medical Treatment and Active Labor Act of 1986 can result in civil penalties and exclusion of the offending physician from the Medicare and Medicaid programs.
      In addition to the Emergency Medical Treatment and Active Labor Act of 1986 and its state law equivalents, significant aspects of our operations are affected by state and federal statutes and regulations governing workplace health and safety, dispensing of controlled substances and the disposal of medical waste. Changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations may also affect our operations. We believe our operations as currently conducted are in substantial compliance with these laws and guidelines.
Antitrust Laws
      Antitrust laws such as the Sherman Act and state counterparts prohibit anticompetitive conduct by separate competitors, such as price fixing or the division of markets. Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to antitrust laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. Although we believe we have structured our physician contracts to substantially comply with these laws, we cannot assure you that antitrust regulatory agencies or a court would not find us to be non-compliant.
Corporate Compliance Program and Corporate Integrity Obligations
      We have developed a corporate compliance program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare entities, to ensure that we maintain high standards of conduct in the operation of our business and to implement policies and procedures so that employees act in compliance with all applicable laws, regulations and company policies. Our program also attempts to monitor compliance with our Corporate Compliance Plan, which details our standards for: (1) business ethics, (2) compliance with applicable federal, state and local laws, and (3) business conduct. We have an Ethics and Compliance Department whose focus is to prevent, detect and mitigate regulatory risks. We attempt to accomplish this mission through:

•	providing guidance, education and proper controls based on the regulatory risks associated with our business model and strategic plan,

•	conducting internal audits and reviews to identify any improper practices that may be occurring,

•	resolving regulatory matters, and

•	enhancing the ethical culture and leadership of the organization.
      The OIG has issued a series of Compliance Program Guidance documents in which the OIG has set out the elements of an effective compliance program. We believe our compliance program has been structured appropriately in light of this guidance. The primary compliance program components recommended by the OIG, all of which we have attempted to implement, include:

•	formal policies and written procedures,

•	designation of a Compliance Officer,

•	education and training programs,

•	internal monitoring and reviews,

•	responding appropriately to detected misconduct,

•	open lines of communication, and

•	discipline and accountability.
      Our corporate compliance program is based on the overall goal of promoting a culture that encourages employees to conduct activities with integrity, dignity and care for those we serve, and in compliance with all applicable laws and policies. Notwithstanding the foregoing, we audit compliance with our compliance program on a sample basis. Although such an approach reflects a reasonable and accepted approach in the industry, we cannot assure you that our program will detect and rectify all compliance issues in all markets and for all time periods.
      As do other healthcare companies which operate effective compliance programs, from time to time we identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid. In such cases, it is our practice to disclose the issue to the affected government programs and, if appropriate, to refund any resulting overpayments. The government usually accepts such disclosures and repayments without taking further enforcement action, and we generally expect that to be the case with respect to our past and future disclosures and repayments. However, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions.
      When the United States government settles a case involving allegations of billing misconduct with a healthcare provider, it typically requires the provider to enter into a Corporate Integrity Agreement, or CIA, with the OIG. As a condition to settlement of two government investigations, certain of our operations are subject to CIAs with the OIG. As part of these CIAs, AMR was required to establish and maintain a compliance program that includes the following elements: (1) a compliance officer and committee, (2) written standards including a code of conduct and policies and procedures, (3) general and specific training and education, (4) claims review by an independent review organization, (5) disclosure program for reporting of compliance issues or questions, (6) screening and removal processes for ineligible persons, (7) notification of government investigations or legal proceedings and (8) reporting of overpayments and other “reportable events.”
      If we fail or if we are accused of failing to comply with the terms of the settlements, we may be subject to additional litigation or other government actions, including being excluded from participating in the Medicare program and other federal healthcare programs.
      See “Risk Factors — Risk Factors Related to Healthcare Regulation” for additional information related to regulatory matters.

MANAGEMENT
Directors and Executive Officers
      The following table sets forth information regarding our directors and executive officers.

Name	Age	Position*

William A. Sanger	55	Director, Chairman and Chief Executive Officer
Don S. Harvey	48	Director, President and Chief Operating Officer
Randel G. Owen	46	Chief Financial Officer
Dighton C. Packard, M.D.	57	Chief Medical Officer
Todd G. Zimmerman	40	General Counsel
Robert M. Le Blanc	39	Lead Director
Steven B. Epstein	61	Director
James T. Kelly	59	Director
Michael L. Smith	57	Director

*	Unless otherwise noted, the positions identified are the positions held with the general partner of EMS L.P. prior to our initial public offering and with Emergency Medical Services Corporation following that offering, and it is the entity that will survive the reorganization of Emergency Medical Services L.P.
     William A. Sanger has been a director, chairman and Chief Executive Officer of Emergency Medical Services Corporation since February 10, 2005. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of AMR and EmCare in June 2002. Mr. Sanger is a co-founder of BIDON Companies where he has been a Managing Partner since 1999. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was president and chief executive officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger has an MBA from the Kellogg School of Management at Northwestern University. Mr. Sanger has been a leader in the healthcare industry for more than three decades.
      Don S. Harvey has been President and Chief Operating Officer of Emergency Medical Services Corporation since February 10, 2005, and was elected a director of Emergency Medical Services Corporation in July 2005. Mr. Harvey joined EmCare as an executive officer in 2001 and was appointed President in June 2002. Mr. Harvey is a co-founder of BIDON Companies where he has been a Managing Partner since 1999. Prior to that, he served as President of the Eastern Region of Cancer Treatment Centers of America, Inc. from 1997 to 1999. Prior to that, Mr. Harvey was an executive officer of PhyMatrix Corp. and Executive Vice President of JFK Healthcare System. Mr. Harvey is a director of several organizations, including the emergency medicine industry trade association EDPMA. Mr. Harvey has more than 20 years of experience in healthcare services serving the public, governmental and private markets.
      Randel G. Owen has been Chief Financial Officer of Emergency Medical Services Corporation since February 10, 2005. Mr. Owen was appointed Executive Vice President and Chief Financial Officer of AMR in March 2003. He joined EmCare in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc. in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 20 years of financial experience in the health care industry. Mr. Owen received an accounting degree from Abilene Christian University.
      Dighton C. Packard, M.D. has been Chief Medical Officer of EmCare since 1990 and became Chief Medical Officer of Emergency Medical Services Corporation in April 2005. Dr. Packard is also the Chairman of the Department of Emergency Medicine at Baylor University Medical Center in Dallas, Texas and a member of the Board of Trustees for Baylor University Medical Center and for Baylor Heart and Vascular

Hospital. Dr. Packard has practiced emergency medicine for more than 25 years. He received his BS from Baylor University at Waco and his MD from the University of Texas Medical School at San Antonio.
      Todd G. Zimmerman has been General Counsel of Emergency Medical Services Corporation since February 10, 2005. Mr. Zimmerman was appointed General Counsel and Executive Vice President of EmCare in July 2002 and of AMR in May 2004. Mr. Zimmerman joined EmCare in October 1997 in connection with EmCare’s acquisition of Spectrum Emergency Care, Inc. where he served as Corporate Counsel. Prior to joining Spectrum in 1997, Mr. Zimmerman worked in the private practice of law for seven years, providing legal advice and support to various large corporations. Mr. Zimmerman received his BS in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.
      Robert M. Le Blanc has served as Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, a diversified industrial corporation, since 1999. Prior to joining Onex in 1999, he was with Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc held numerous positions with GE Capital, with responsibility for corporate finance and corporate strategy. Mr. Le Blanc serves as a Director of Magellan Health Services, Inc., Res-Care, Inc., Center for Diagnostic Imaging, Inc. and First Berkshire Hathaway Life. Mr. Le Blanc became a director of Emergency Medical Services Corporation in December 2004.
      Steven B. Epstein became a director of Emergency Medical Services Corporation in July 2005. Mr. Epstein is the founder and senior healthcare partner of the law firm of Epstein Becker & Green, P.C. Epstein Becker & Green, P.C. generally is recognized as one of the country’s leading healthcare law firms. Mr. Epstein serves as a legal advisor to healthcare entities throughout the U.S. Mr. Epstein received his B.A. from Tufts University, where he serves on the Board of Trustees and the Executive Committee, and his J.D. from Columbia Law School, where he serves as Chairman of the Law School’s Board of Visitors. In addition, Mr. Epstein serves as a director of many healthcare companies and venture capital and private equity firms, including HealthExtras, Inc. (a pharmacy benefit company).
      James T. Kelly became a director of Emergency Medical Services Corporation in July 2005. From 1986 to 1996, Mr. Kelly served as President and Chief Executive Officer of Lincare Holding Inc., and he served as Chairman of the Board of Lincare from 1994 to 2000. Lincare is a publicly traded company that provides respiratory care, infusion therapy and medical equipment to patients in the home. Prior to joining Lincare, Mr. Kelly was with Union Carbide Corporation for 19 years, where he served in various management positions. Mr. Kelly also serves as a director of American Dental Partners, Inc. (a provider of dental management services) and HMS Holdings Corp. (a provider of consulting and business office outsourcing and reimbursement services to healthcare providers).
      Michael L. Smith became a director of Emergency Medical Services Corporation in July 2005. Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, from 2001 until his retirement in January 2005. Mr. Smith was Executive Vice President and Chief Financial Officer of Anthem Insurance from 1999, and from 1996 to 1998 he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (a transportation company) from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of First Indiana Corporation and its principal subsidiary, First Indiana Bank, Finishmaster, Inc. (auto paint distribution), InterMune, Inc. (a biopharmaceutical company) and Kite Realty Group Trust (a retail property REIT). Mr. Smith also serves as a member of the Board of Trustees of DePauw University, a Trustee of the Indianapolis Museum of Art and a Trustee of the Michigan Maritime Museum.
      Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer and any other person pursuant to which that person was elected or appointed to his or her position.

      Our board of directors has the power to appoint our executive officers. Each executive officer will hold office for the term determined by the board of directors and until such person’s successor is chosen or until such person’s death, resignation or removal.
      Mr. Le Blanc is serving as our Lead Director. In that role, his primary responsibility is to preside over periodic executive sessions of our board of directors in which management directors and other members of management do not participate, and he has the authority to call meetings of the non-management directors. The Lead Director also chairs certain portions of board meetings, serves as liaison between the Chairman of the Board and the non-management directors, and develops, together with the Chairman, the agenda for board meetings. The Lead Director will also perform other duties the board delegates from time to time to assist the board in fulfilling its responsibilities.
      There are no family relationships among any of our directors and executive officers.
Committees of the Board of Directors
      Prior to the completion of our initial public offering, our board of directors will have established several committees, including an audit committee and a compensation committee.
      Audit Committee. The audit committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditor’s report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.
      Upon completion of our initial public offering, our audit committee will consist of Messrs. Epstein, Kelly and Smith, with Mr. Smith serving as chairman of the committee. All of the committee members have been determined to be independent and                     and Mr. Smith have each been determined to be an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.
      Compensation Committee. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
      Upon completion of our initial public offering, our compensation committee will consist of Messrs. Kelly, Le Blanc and                     , with Mr. Kelly serving as chairman.

Compensation of Directors
      Following our initial public offering, directors who are not our employees will receive an annual cash payment of $35,000, payable quarterly, $2,000 for each board meeting attended in person and $1,000 for each board meeting attended via conference call, and $1,000 and $500, respectively, for each committee meeting attended in person or via conference call. The chair of the audit committee and the compensation committee will receive an additional $15,000 and $10,000, respectively. Consistent with corporate policy, Mr. Le Blanc, as chairman of the compliance committee, will receive no compensation for his services to the company. When they were elected to the board, we granted to each of Messrs. Epstein, Kelly and Smith an option to purchase            shares of class A common stock at an exercise price of           per share, with the same vesting schedule as is applicable to our executive officers. See “Management — Option Grants and Stock Awards”. All directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.
Executive Compensation
      The following table sets forth the compensation of our chief executive officer and the four other most highly compensated executive officers during fiscal 2004. We refer to these officers as our named executive officers.
Summary Compensation Table

		Annual Compensation

				Other Annual	Long-Term	All Other
Name and Principal Position(1)	Year	Salary	Bonus	Compensation(2)	Compensation Awards(3)	Compensation(4)

William A. Sanger	2004	$571,411	$488,750	—	—	$9,957
Chief Executive Officer of AMR and of EmCare
Don S. Harvey	2004	$391,667	$337,500	—	—	$3,925
President and Chief Operating Officer of EmCare
Randel G. Owen	2004	$286,422	$117,500	$55,944(5)	$35,245	$7,745
Chief Financial Officer of AMR
Dighton C. Packard, M.D.	2004	$211,467	$83,200	—	$21,333	$4,571
Chief Medical Officer of EmCare
Todd G. Zimmerman	2004	$201,955	$146,997	—	$11,594	$5,157
General Counsel of EmCare

(1)	Represents each person’s principal position in fiscal 2004. All of these individuals became executive officers of Emergency Medical Services in connection with our acquisition of AMR and EmCare.

(2)	In accordance with the rules of the SEC, other annual compensation disclosed in this table does not include various perquisites and other personal benefits received by a named executive officer that does not exceed the lesser of $50,000 or 10% of such officer’s total annual salary and bonus disclosed in this table.

(3)	Represents the vesting of restricted share awards granted to the named executive officers by Laidlaw on November 24, 2004, as follows: Mr. Owen — 1,900 shares; Dr. Packard — 1,150 shares; Mr. Zimmerman — 625 shares. In connection with our acquisition of AMR and EmCare, these awards terminated and no further restricted shares will vest.

(4)	Represents matching contributions to company 401(k) plans.

(5)	Other annual compensation for Mr. Owen includes a relocation allowance of $47,544.
     Substantially all of our salaried employees, including our named executive officers, participate in our 401(k) savings plans. We maintain three 401(k) plans for eligible AMR employees. Employees may contribute a maximum of 40% of their compensation up to a maximum of $13,000. We match the contribution up to a maximum of 3% to 6% of the employee’s salary per year, depending on the plan. Eligible EmCare employees may elect to contribute 1% to 25% of their annual compensation and we match 50% of the first 6% of base compensation that an employee contributes.
      Prior to our acquisition of AMR and EmCare, our named executive officers participated in the Laidlaw, Inc. U.S. Supplemental Executive Retirement Arrangement, or SERP. The benefit amount payable under the plan at age 65 is based upon an employee’s final average earnings. The form of the benefit would be an annuity, guaranteed for five years. Based on the number of years of service and their respective salaries prior to the acquisition, the following are the total estimated accrued values of future benefits payable under the Laidlaw SERP to the named executive officers on retirement, calculated at August 31, 2004: Mr. Sanger — $169,532; Mr. Harvey — $69,782; Mr. Owen — $141,190; Dr. Packard — $169,030; and Mr. Zimmerman — $92,481. No additional benefits will accrue under the SERP. See “Certain Relationships and Related Party Transactions — Transactions with Laidlaw — Management Bonuses in Connection with Our Acquisition of AMR and EmCare” for information relating to amounts paid by Laidlaw to the named executive officers in connection with our acquisition of AMR and EmCare.

Option Grants and Stock Awards
      There were no stock option grants or restricted stock awards to the named executive officers in fiscal 2004.
      The following table sets forth information regarding options granted to each of our named executive officers in February 2005 in connection with our acquisition of AMR and EmCare. Potential realizable value is based upon the assumed initial public offering of $           per share, and is net of the exercise price of $           per share. The potential realizable value set forth in the last column of the table is calculated based on the term of the option at the time of the grant, which is ten years. The assumed 5% and 10% rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of our class A common stock. We have not granted any stock appreciation rights to any of the named executive officers.
      The exercise price of each option listed below is equal to the price paid per share by our initial investors. Each option may be exercised only upon the vesting of such options. One-half of the options held by each named executive officer vest ratably over a four-year period as of the one-year anniversaries of the grant (the 6-month anniversaries, in the case of Mr. Sanger), and one-half vest ratably over the same period but are exercisable only if a specified performance target is met. See “— Equity Plans — Equity Option Plan.” The percentage of total options is based upon options to purchase an aggregate of                      shares of class A common stock granted to employees under the equity option plan we adopted in connection with the acquisition of AMR and EmCare. The terms of all option grants described below give effect to adjustments to our capitalization that will be made in connection with this offering. See “Equity Plans — Equity Option Plans.”
Option Grants in Fiscal 2005

Individual Grants						Potential Realizable
						Value of Assumed
	Number of		% of Total			Annual Rates of Stock
	Securities		Options			Price Appreciation for
	Underlying		Granted to			Option Term
	Options		Employees in	Exercise
Name	Granted(1)		Fiscal Year	Price	Expiration Date(1)	5%	10%

William A. Sanger		(2)	42%	$	February 10, 2015
Don S. Harvey		(3)	11%	$	February 10, 2015
Randel G. Owen		(3)	11%	$	February 10, 2015
Todd G. Zimmerman		(3)	4%	$	February 10, 2015
Dighton C. Packard, M.D.		(3)	1%	$	February 10, 2015

(1)	The options may expire earlier, upon termination of employment or certain corporate events. See “— Equity Plans — Equity Option Plan.” If the employee’s employment is terminated prior to February 10, 2015, his options will expire earlier as follows: (a) upon the termination of employment if the termination is for “cause”, (b) 30 days after the termination of employment, or such other date as determined by the compensation committee, following termination by the employee for “good reason” or by us without “cause” or due to retirement, or (c) 90 days after termination of employment due to death or disability. Vesting of the options may accelerate, and all options will terminate if not exercised, upon (i) a sale of our equity (other than a sale as part of an initial public offering) whereby any person other than existing equity holders as of the grant date acquire our voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets.

(2)	The options vest ratably on the first eight six-month anniversaries of the grant date, provided, that the exercisability of one-half of the options is conditioned upon meeting certain specified performance targets. See “— Equity Plans — Equity Option Plan.” If Mr. Sanger is terminated, the options will vest as scheduled to the nearest six-month anniversary of the grant date.

(3)	The options vest ratably on the first four anniversaries of the grant date, provided, that the exercisability of one-half of the options is conditioned upon meeting certain specified performance targets. See “— Equity Plans — Equity Option Plan.”
     None of the named executive officers held any stock options during the fiscal year ended August 31, 2004 and none of them held unexercised stock options at that date.
Employment Agreements
      We have entered into employment agreements with Messrs. Sanger, Harvey, Owen and Zimmerman, each effective February 10, 2005, and with Dr. Packard effective April 19, 2005. Mr. Sanger’s employment agreement has a five-year term and Mr. Harvey’s employment agreement has a four-year term. The employment agreements of Mr. Owen, Mr. Zimmerman and Dr. Packard have a three-year, a two-year term and a one-year term, respectively, and renew automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Each executive has the right to terminate his agreement on 90 days’ notice, in which event he will be subject to the non-compete provisions described below, provided he receives specified severance benefits. The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our board of directors or, in the case of Dr. Packard, our Chief Executive Officer or President. The target bonus percentage, expressed as a percentage of annual salary, set forth in each agreement represents the bonus amount payable to the executive if all of the performance criteria are achieved. The annual base salary of Mr. Sanger is subject to annual review and adjustment after the second anniversary of the effectiveness of the agreement. The annual base salary of Messrs. Harvey, Owen and Zimmerman are subject to annual review and adjustment after the first anniversary of the effectiveness of the agreements. Dr. Packard’s base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides services to us.
      If we terminate a named executive officer’s employment without cause or any of them leaves after a change of control for one of several specified reasons, we have agreed to continue the executive’s base salary and provide his benefits for a period of 24 months from the date of termination for Messrs. Sanger, Harvey and Owen, 18 months for Mr. Zimmerman, and 12 months for Dr. Packard. These agreements contain non-competition and non-solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for a period from the date of termination for 24 months in the case of Mr. Sanger, Mr. Harvey, Mr. Owen and Dr. Packard and 12 months in the case of Mr. Zimmerman.
      The annual base salary and target bonus for each named executive officer is as follows:

		Target
	Annual	Bonus
Executive	Base Salary	Percentage

William A. Sanger	$850,000	100%
Don S. Harvey	$500,000	75%
Randel G. Owen	$350,000	50%
Todd G. Zimmerman	$325,000	50%
Dighton C. Packard, M.D.	$260,000	50%
      Pursuant to their employment agreements, effective February 10, 2005, we granted options to purchase our class A common stock to each named executive officer. See “— Option Grants and Stock Awards” and “— Equity Plans — Equity Option Plan.” The option grant to each of these named executive officers was conditioned upon his investment in our equity in an amount as indicated in his respective employment agreement.
      Our executive employment agreements with Messrs. Sanger, Harvey, Owen and Zimmerman include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted. Under Delaware law, an officer may be indemnified, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interest or, with respect to any criminal action or proceedings, there was reasonable cause to believe such conduct was unlawful.
Equity Plans

Equity Option Plan
      We adopted our equity option plan in connection with the acquisition of AMR and EmCare. We have granted options to purchase                      shares of class A common stock under the plan and have reserved an additional                      shares for future grants.

      The compensation committee of our board of directors, or the board itself if there is no committee, administers the equity option plan.
      The plan provides that if Emergency Medical Services undergoes a reorganization, recapitalization or other change in its equity, the compensation committee may make adjustments to the plan in order to prevent dilution of outstanding options. In connection with this offering, each option to purchase one partnership unit at a price of            per unit will be adjusted to become the right to purchase            shares of class A common stock at a price of            per share, and the option terms we refer to give effect to these adjustments.
      The options to purchase                      shares of class A common stock we have granted under the plan are non-qualified options for federal income tax purposes. These options have the following terms:

•	exercise price equal to $ per share, being the equity purchase price paid by the initial investors,

•	vesting ratably on each of the first four anniversaries of the grant date (the first eight 6-month anniversaries in the case of Mr. Sanger), provided, that the exercisability of one-half of the options granted to each employee is subject to the further condition that Onex has realized a 15% internal rate of return, as defined, or, on the fourth anniversary of the grant date, we have achieved an aggregate EBITDA of not less than $617.4 million, subject to certain adjustments, for the four fiscal years ending December 31, 2008,

•	each option expires on the tenth anniversary of the grant date unless the employee’s employment is terminated earlier, in which case the options will expire as follows: (i) upon the termination of employment if the termination is for “cause”, (ii) 30 days after the termination of employment, or such other date as determined by the compensation committee, following termination by the employee for “good reason” or by us without “cause” or due to retirement, or (iii) 90 days after termination of employment due to death or disability, and

•	upon (i) a sale of the equity of Emergency Medical Services (other than a sale as part of this offering) whereby any person other than existing equity holders as of the grant date acquire voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets, all options granted to each employee will accelerate (although still subject to the performance target) and will terminate if not exercised.
      All options and Emergency Medical Services equity held by our senior management are governed by agreements which:

•	restrict transfer of their equity until the fifth anniversary of purchase, and

•	grant “piggyback” registration rights.

Management Investment and Equity Purchase Plan
      In connection with our acquisition of AMR and EmCare, our named executive officers purchased an aggregate of                      shares of class A common stock. See “Certain Relationships and Related Party Transactions — Issuance of Shares.” Approximately 160 employees and affiliated physicians, physician assistants and nurse practitioners purchased in the aggregate an additional                      shares of class A common stock pursuant to our equity purchase plan. The                      shares held by these investors, including our named executive officers, are governed by equityholders agreements. These agreements contain restrictions on transfer of the equity.

PRINCIPAL STOCKHOLDERS
      The following table shows information with respect to the beneficial ownership of our common stock as of                      , 2005, giving effect to our initial public offering, by:

•	each person known by us to own beneficially 5% or more of our class A or class B common stock,

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.
      In addition, up to          LP exchangeable units owned by the Onex entities may be exchanged for shares of our class B common stock, converted into class A common stock and sold if the underwriters of our offering exercise their over-allotment option. No member of management, and no other stockholder, is selling common stock as a part of our initial public offering.

	Number of	Percentage
	Shares	of Class/All	Percentage
	Beneficially	Common	of Voting
Name of Beneficial Owner	Owned(1)(2)	Stock	Power

Five Percent Stockholders
Onex Corporation(3)	class B
Onex Partners LP(4)	class B
Onex Partners LLC(5)	class B
Onex EMSC Co-Invest LP(6)	class B
Directors and Executive Officers
Robert M. Le Blanc(7)	class B
Steven B. Epstein(8)	class A
James T. Kelly(8)	class A
Michael L. Smith(8)	class A
William A. Sanger(8)	class A
Don S. Harvey(8)	class A
Dighton C. Packard, M.D.(9)	class A
Randel G. Owen(8)	class A
Todd G. Zimmerman(8)	class A
All directors and executive officers as a group (9 persons)	class B class A

*	Represents beneficial ownership of less than 1%.

(1)	The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including our common stock subject to an option that is exercisable within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest. None of the options granted under our equity option plan is exercisable within 60 days.

The LP exchangeable units are exchangeable on a one-for-one basis for shares of class B common stock at any time at the option of the holder. Accordingly, this table assumes the exchange of all LP exchangeable units for class B common stock. Until such exchange, the holders of the LP exchangeable units have the benefit of the class B special voting stock through which the holders may exercise voting rights as though they held the same number of shares of class B common stock.

(2)	On each matter submitted to the stockholders for their vote, our class A common stock is entitled to one vote per share, and our class B common stock is entitled to ten votes per share, reducing to one vote per share under certain limited circumstances. Except as required by law, our class A and class B common stock vote together on all matters submitted to stockholders for their vote.

(3)	Includes the following: (i) LP exchangeable units held by Onex Partners LP; (ii) LP exchangeable units held by Onex Partners LLC; (iii) LP exchangeable units held by Onex EMSC Co-Invest LP; (iv) LP exchangeable units held by EMS Executive Investco LLC; (v) LP exchangeable units held by Onex US Principals LP; and (vi) LP exchangeable units held by Emergency Medical Services Corporation. Onex Corporation may be deemed to own beneficially the LP exchangeable units held by (a) Onex Partners LP, through Onex’ ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) Onex Partners LLC, through Onex’ ownership of all of the equity of Onex Partners LLC; (c) Onex EMS Co-Invest LP, through Onex’ ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex EMSC Co-Invest LP; (d) EMS Executive Investco LLC, through Onex’ ownership of Onex American Holdings II LLC which owns 33.33% of the voting power of EMS Executive Investco LLC; and (e) Onex US Principals LP through Onex’ ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Onex Corporation disclaims such beneficial ownership.

In addition, prior to the formation of our holding company, Onex Corporation’s subsidiary, Onex American Holdings II LLC, owns 50% of the voting stock of Emergency Medical Services Corporation, the general partner of EMS L.P., and a 99.9% economic interest in Emergency Medical Services Corporation. Emergency Medical Services Corporation owns directly less than .001% of the equity interest of EMS L.P. However, as its general partner, Emergency Medical Services Corporation may be deemed to own beneficially all of the equity of the partnership. The equity owned by Emergency Medical Services Corporation may be deemed beneficially owned 50% by Mr. Le Blanc and 50% by Onex American Holdings II LLC and Onex Corporation. Mr. Le Blanc disclaims such beneficial ownership.

Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the LP exchangeable units owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation is 161 Bay Street, Toronto, ON M5J 2S1

(4)	All of the LP exchangeable units owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex Partners LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(5)	All of the LP exchangeable units owned by Onex Partners LLC may be deemed owned beneficially by Onex Corporation. The address for Onex Partners LLC is 421 Leader Street, Marion, Ohio 43302.

(6)	All of the LP exchangeable units owned by Onex EMSC Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex EMSC Co-Invest LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(7)	Includes (i) LP exchangeable units held by Onex US Principals LP which may be deemed owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in the LP exchangeable units owned by Onex US Principals LP, (ii) LP exchangeable units owned by Onex EMSC Co-Invest LP which may be deemed to be owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in Onex EMSC Co-Invest LP and (iii) shares of LP exchangeable units owned by Emergency Medical Services Corporation. Prior to our reorganization into a holding company, Mr. Le Blanc owns 50% of the voting common stock of Emergency Medical Service Corporation and a 0.01% economic interest in Emergency Medical Services Corporation. See note (3) with respect to Emergency Medical Services Corporation’s equity interest in EMS L.P., as to which Mr. Le Blanc disclaims beneficial ownership. Mr. Le Blanc also disclaims beneficial interest in the LP exchangeable units owned by Onex US Principals LP and Onex EMSC Co-Invest LP. Mr. Le Blanc’s address is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(8)	The address of these stockholders is c/o Emergency Medical Services Corporation, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111-4737.

(9)	The address of this stockholder is c/o EmCare Holdings Inc., 1717 Main Street, Suite 5200, Dallas, Texas 75201.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Since September 2001, we have not engaged in any transactions valued in excess of $60,000 with any of our executive officers, directors or holders of more than 5% of our outstanding voting securities, other than the transactions described below.
Transactions with Laidlaw
Our Acquisition of AMR and EmCare
      Pursuant to stock purchase agreements with Laidlaw International, Inc. and a subsidiary of Laidlaw, on February 10, 2005 we purchased all of the capital stock of AMR and EmCare for an aggregate purchase price of $815.8 million, subject to certain post-closing adjustments. These adjustments included a decrease to reflect debt assumed by us and an increase to reflect the increase in the combined net worth of AMR and EmCare from August 31, 2004 through the date of closing, subject to the contractual provision that the aggregate purchase price would not be more than $835.8 million minus outstanding debt we assumed. For purposes of these adjustments, the closing was deemed to be effective as of the close of business on January 31, 2005, and we had the benefit and the risks of the businesses from that date. The aggregate purchase price we paid was $826.6 million.
      Pursuant to the stock purchase agreement, in March 2005 we purchased an AMR subsidiary from Laidlaw for a purchase price of approximately $2.2 million. This deferred purchase enabled Laidlaw to prepay an outstanding debt obligation of the subsidiary that was secured by the subsidiary’s property. The purchase price paid to Laidlaw at the closing of the acquisition had been reduced by approximately $2.2 million. Accordingly, the aggregate purchase price for the acquisition, including this subsidiary, was $828.8 million.
      The stock purchase agreements contain customary representations, warranties and covenants. Pursuant to the stock purchase agreements, we are indemnified by the seller (a subsidiary of Laidlaw that directly owned AMR and EmCare) and Laidlaw, subject to specified exceptions, for losses arising from:

•	breaches by the seller of its representations, warranties, covenants and agreements contained in the stock purchase agreements,

•	damages relating to certain government investigations, and

•	tax liabilities for periods prior to closing.
      Claims for indemnification are subject to an aggregate deductible equal to 1% of the aggregate purchase price and may not exceed 15% of the aggregate purchase price (in each case, without giving effect to any purchase price adjustment), each subject to certain specified exceptions. Most claims for indemnification must be made by the date that is 18 months from the closing date; claims for environmental matters, taxes and certain healthcare matters may be made for periods ranging from three years to the applicable statute of limitations (solely for certain tax matters), and certain representations, such as those relating to corporate organization and ownership of the capital stock of AMR and EmCare, do not expire.
      Prior to the acquisition, Laidlaw provided various services to AMR and EmCare, including income tax accounting, preparation of tax returns, certain risk management/compliance/insurance coverage services, cash management, certain benefit plan administration and internal audit, and AMR and EmCare guaranteed certain Laidlaw debt. See notes 10, 11 and 12 to the audited combined financial statements included in this prospectus.
Management Bonuses in Connection with Our Acquisition of AMR and EmCare
      In connection with our acquisition of AMR and EmCare, Laidlaw paid bonuses to Mr. Sanger and Mr. Harvey of $12,691,032 and $2,270,002, respectively, pursuant to their employment agreements. Each agreement set forth a formula to determine the amount of bonus payable in connection with a sale by Laidlaw of 50% or more of EmCare, in the case of Mr. Harvey, and of 50% or more of AMR and/or EmCare, in the case of Mr. Sanger. Also in connection with our acquisition of AMR and EmCare, Laidlaw paid Mr. Owen, Mr. Zimmerman and Dr. Packard $200,363, $174,301 and $325,188, respectively, under Laidlaw’s equity plan. Pursuant to that plan, in 2003, units were granted to the named executive officers and other members of senior management of AMR and EmCare. These units vested in installments and were valued based upon the difference between the initial value and the final value of AMR or EmCare, as applicable. Participation in this plan by AMR and EmCare management, including the named executive officers, terminated upon the completion of our acquisition of AMR and EmCare.
Transition Services Agreement
      In connection with our acquisition of AMR and EmCare, we entered into a transition services agreement with Laidlaw. Pursuant to this agreement:

•	we agreed to hire a tax employee who will work for Laidlaw on a consulting basis, until about December 31, 2005, to assist in Laidlaw’s preparation of pre-closing period state and federal tax returns relating to AMR and EmCare,

•	Laidlaw agreed to make its tax personnel available to us on a consulting basis until December 31, 2005, and

•	Laidlaw agreed to lease certain Arlington, Texas office space to us for 120 days at a lease price of $3,500 per month.
We will pay Laidlaw for tax consulting services based on a fixed hourly rate. Laidlaw will reimburse us for 120% of our tax employee’s salary through June 30, 2005 and thereafter for 75% of the 120% of salary, it will pay the out-of-pocket expenses related to the tax employee’s services to Laidlaw and it will pay 50% of any search firm fee with respect to the tax employee. For the five months ended June 30, 2005, under the transition services agreement we paid Laidlaw $19,515.
Performance Bond Arrangement
      Certain of AMR’s ambulance transport services contracts require that AMR or its subsidiary post a surety or performance bond. In the AMR stock purchase agreement, Laidlaw agrees to continue to provide to us any cash required as collateral to support the performance bonds in effect at January 31, 2005, and for a three-year period to pay any bond premiums in excess of the rates in effect at the closing date. We have agreed to indemnify Laidlaw for any claims against Laidlaw in connection with these performance bonds. Under this agreement, at June 30, 2005, Laidlaw continued to hold the performance bond collateral amount of $16.4 million, which represents 50% of the face amount of the performance bonds at January 31, 2005. The cash collateral relating to each bond will be delivered to us, or to a new surety for our benefit, when Laidlaw is released from its indemnity obligations with respect to the outstanding bond; until that release, Laidlaw and we share equally investment income on the cash collateral.
Risk Financing Program
      AMR is party to separate risk financing agreements with Laidlaw for the period September 1, 1993 to August 31, 2001 and the period September 1, 2003 to the date of the closing of our acquisition of AMR and EmCare. Pursuant to these agreements, AMR had insured its workers compensation, auto and general liability claims through Laidlaw’s captive insurance company and participated in Laidlaw’s group policies with respect to other types of coverage for occurrences during the specific period of each agreement.
      For the period September 1, 1993 to August 31, 2001, we are fully-insured for AMR’s workers compensation, auto and general liability programs. We have no further payment obligation to Laidlaw under that agreement, having previously made all premium payments, and Laidlaw has agreed to bear the cost of any claims relating to such claims for this period. For the period September 1, 2003 to February 10, 2005, we retain the risk of loss as to the first $2 million of auto and general liability claims per occurrence and the first $1 million of workers compensation claims per occurrence, as a self-insurance program funded through Laidlaw’s captive insurance program. AMR had collateral deposited with Laidlaw totaling approximately $42.2 million at February 10, 2005 and $37.7 million at June 30, 2005. This collateral is held in a trust fund owned by Laidlaw, and is applied by Laidlaw to cover AMR’s claims and related expenses. We are responsible to Laidlaw for any claims costs in excess of the collateral amount, and any excess collateral will be repaid to us by Laidlaw. This self-insurance program for the period September 1, 2003 to February 10, 2005 can be terminated by either party on 60 days’ written notice. See “Business — American Medical Response — Insurance.”
Management Agreement
      We are party to a management agreement dated February 10, 2005 with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation. In exchange for an annual management fee of $1.0 million, Onex Manager provides us with corporate finance and strategic planning consulting services. The annual fee may be increased, to a maximum of $2.0 million, with the approval of directors who are not affiliated with Onex. We also reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement, and reimburse Onex Manager for out-of-pocket expenses incurred in connection with our acquisition of AMR and EmCare. The management agreement has an initial term of five years, subject to automatic one-year renewals, unless terminated by either party by notice given at least 90 days prior to the scheduled expiration date.
Issuance of Shares
      The following table summarizes the purchases of our common stock by our directors, executive officers and holders who beneficially own more than 5% of our outstanding voting securities. The information in this table, as to the type and number of shares purchased, gives effect to the exchange of EMS L.P. partnership units for our common stock effective immediately prior to our initial public offering and assumes the exchange of all LP exchangeable units for Emergency Medical Services’ class B common stock.

		Aggregate
	Number and	Purchase
Name	Type of Shares	Price	Date of Purchase

5% Holders
Onex Corporation	class B	$214,050,010	February 10, 2005
Onex Partners LP	class B	$114,844,820	February 10, 2005
Onex Partners LLC	class B	$74,046,160	February 10, 2005
Onex EMSC Co-Invest LP	class B	$18,965,700	February 28, 2005
Executive Officers
William A. Sanger	class A	$3,000,000	February 10, 2005
Don S. Harvey	class A	$500,000	February 10, 2005
Randel G. Owen	class A	$225,000	February 10, 2005
Dighton S. Packard, M.D.	class A	$225,000	February 10, 2005
Todd G. Zimmerman	class A	$125,000	February 10, 2005
Non-Officer Directors
Robert M. Le Blanc	class B	$373,991	February 10, 2005
Steven B. Epstein	class A	$250,000	April 22, 2005
James T. Kelly	class A	$750,000	March 10, 2005
Michael L. Smith	class A	$250,000	June 30, 2005
Employment Agreements and Indemnification Agreements
      We have an employment agreement and an option agreement with Mr. Sanger, our Chairman and Chief Executive Officer, and with certain of our other senior executives. For a description, see “Management — Employment Agreements.”
      Pursuant to his employment agreement, Mr. Sanger leased from us a personal residence we purchased when we asked him to re-locate to Colorado. Mr. Sanger terminated the lease in May 2005, at which time we sold the residence. As provided in his employment agreement, in September 2005 we reimbursed Mr. Sanger for the $463,000 he had spent on leasehold improvements to the residence.
      In November 1999, Texas EM-I Medical Services, P.A., a physician group affiliated with EmCare, entered into an employment agreement with Dighton C. Packard, M.D. Dr. Packard’s employment agreement automatically renews for successive two-year terms unless either party gives notice 180 days prior to the expiration of the then current term. Dr. Packard has the right to terminate his agreement upon 180 days’ notice, in which event he agrees to not compete with Texas EM-I for 12 months following termination of employment. Under the employment agreement, Dr. Packard is to receive an annual base salary plus a bonus based on the performance of the group under the agreements with Baylor University Medical Center.
      We have entered into indemnification agreements with each of our directors, and our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.
Equityholder Agreements and Registration Agreement
      On February 10, 2005, we entered into an investor equityholders agreement and a registration rights agreement with certain of our equityholders, including each of the named executive officers. We are also party to an equityholders agreement with certain of our employee, affiliated physician, physician assistant and nurse practitioner equityholders.
Consulting Agreement with BIDON Companies
      On January 16, 2001, EmCare entered into a management services agreement with BIDON, Inc., the stock of which is owned by William A. Sanger, Don S. Harvey and a third partner. Pursuant to the agreement, BIDON provided consulting and management services to EmCare, including the services of Messrs. Sanger and Harvey on a substantially full-time basis. The agreement provided that BIDON was entitled to a management fee and an incentive bonus, as well as a performance fee payable upon a change in control of EmCare. The agreement expired in March 31, 2003 and Messrs. Sanger and Harvey entered into employment agreements with EmCare at that time. Pursuant to the agreement, EmCare paid total fees and bonuses to BIDON, including expense reimbursement, of $2.6 million and $2.3 million in fiscal 2002 and fiscal 2003, respectively.
Other Related Party Transactions and Business Relationships
      Steven B. Epstein, one of our directors, is a founding member and the senior health law partner in the Washington, D.C. firm of Epstein, Becker & Green, P.C., or EBG. EBG provided healthcare-related legal services to Onex in connection with our acquisition of AMR and EmCare.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY
      On February 10, 2005, we entered into a new senior secured credit facility provided by a syndicate of banks and other financial institutions led by Banc of America Securities LLC and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunning managers, Bank of America, N.A., as administrative agent and collateral agent, and JPMorgan Chase Bank, N.A., as syndication agent. The senior secured credit facility provides financing of $450 million, consisting of a $350 million term loan with a maturity of seven years and a $100 million revolving credit facility with a maturity of six years.
      Each of AMR HoldCo, Inc. and EmCare HoldCo, Inc., the issuers of the notes, is a borrower under, and Emergency Medical Services L.P. and all domestic subsidiaries of Emergency Medical Services L.P. (other than the issuers) are the guarantors of, the senior secured credit facility. The issuers’ obligations under the senior secured credit facility are joint and several.
      Term Loan. The full amount of the term loan was drawn on February 10, 2005 and the proceeds were used to finance in part our acquisition of AMR and EmCare and to pay related costs and expenses. Amounts borrowed under the term loan are due in quarterly installments, with 1% of the initial principal amount of such loan to be payable in each of the first six years and 94% of the initial principal amount of such loan to be payable in the final year. If we complete our initial public offering, we intend to use a portion of the net proceeds to repay a portion of the term loan. Amounts repaid under the term loan will not be available for future borrowing.
      Revolving Credit Facility. The revolving credit facility includes a subfacility for letters of credit as well as a swingline subfacility. The revolving credit facility financed a portion of the acquisition on the closing date and, thereafter, is available for general corporate purposes.
      Interest Rates and Fees. The borrowings under the senior secured credit facility bears interest at a rate equal to an applicable margin plus, at the issuers’ option, either (a) a base rate determined by reference to the higher of (1) the base rate of Bank of America prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate. The current applicable margins for borrowings under our senior secured credit facility are:

•	in respect of the revolving credit facility, 1.75% with respect to base rate loans and 2.75% with respect to LIBOR loans, and

•	in respect of the term loan, 1.50% with respect to base rate loans and 2.50% with respect to LIBOR loans.
The applicable margin in respect of our senior secured credit facility will be adjusted from time to time based on the total leverage ratio of Emergency Medical Services and its subsidiaries.
      In addition to paying interest on outstanding principal under the senior secured credit facility, the issuers pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. The issuers also pay customary letter of credit fees and fees of the administrative agent.
      Prepayments. Subject to certain exceptions, the senior secured credit facility must be prepaid in an amount equal to:

•	100% of the net cash proceeds (1) from certain asset dispositions by EMS L.P. or any of its subsidiaries, (2) of extraordinary receipts received by EMS L.P. or any of its subsidiaries, which include insurance proceeds and condemnation awards and (3) from the incurrence after the date of the initial borrowing under the senior secured credit facility of certain additional debt by EMS L.P. or any of its subsidiaries,

•	50% of excess cash flow of EMS L.P. and its subsidiaries (subject to reduction to a lower percentage based upon the total leverage ratio of Emergency Medical Services and its subsidiaries), and

•	50% of the net cash proceeds from the issuance of equity by, or equity contributions to, EMS L.P.

      The issuers may prepay the senior secured credit facility at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the lenders resulting therefrom.
      Collateral. The obligations under the senior secured credit facility and all the guarantees are secured by substantially all of the assets of the issuers and each guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of 100% of the capital stock of the issuers and each other direct and indirect domestic subsidiary of EMS L.P. and of 65% of the capital stock of each direct foreign subsidiary of either of the issuers or any guarantor, and

•	a security interest in substantially all tangible and intangible assets of EMS L.P., the other guarantors and the issuers.
      Certain Covenants and Events of Default. The senior secured credit facility contains a number of covenants, that, among other things, restrict, subject to certain exceptions, EMS L.P.’s ability and the ability of EMS L.P.’s subsidiaries to:

•	create liens on assets,

•	make investments, loans, guarantees or advances,

•	incur additional indebtedness or issue capital stock,

•	engage in mergers, acquisitions or consolidations,

•	sell assets,

•	pay dividends, repurchase equity interests or make other restricted payments,

•	change the business conducted by the issuers and their subsidiaries,

•	engage in transactions with affiliates,

•	make capital expenditures, and

•	repay certain indebtedness (including the notes), or amend or otherwise modify agreements governing subordinated indebtedness.
      In addition, the senior secured credit facility requires that the issuers comply with certain financial covenants, including a maximum total leverage ratio, a maximum senior leverage ratio and a minimum fixed charge coverage ratio. The senior secured credit facility contains customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments, the occurrence of certain ERISA events and the occurrence of a change of control. If such an event of default occurs, the lenders under the senior secured credit facility are entitled to take various actions, including the acceleration of the amounts due thereunder and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Issuers” refers only to AMR HoldCo and EmCare HoldCo, and not to any of their respective subsidiaries, “Parent” refers to Emergency Medical Services L.P. and “Notes” or “these Notes” refers to the outstanding notes and the exchange notes.
      The Issuers issued the outstanding notes and will issue the exchange notes, jointly and severally, under an Indenture (the “Indenture”) among the Issuers, the Guarantors and U.S. Bank Trust National Association, as trustee (the “Trustee”), a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Brief Description of the Notes and the Guarantees

The Notes
      These Notes are:

•	joint and several general unsecured obligations of the Issuers;

•	subordinated in right of payment to all Senior Debt of the Issuers;

•	senior in right of payment to any future Indebtedness of the Issuers that is expressly subordinated in right of payment to the Notes; and

•	unconditionally guaranteed by the Guarantors.

The Guarantees
      These Notes are initially guaranteed by Parent and each Domestic Restricted Subsidiary of each of the Issuers.
      The Parent Guarantee of these Notes is:

•	a general unsecured obligation of Parent;

•	subordinated in right of payment to all Senior Debt of Parent; and

•	senior in right of payment to any future Indebtedness of Parent that is expressly subordinated in right of payment to the Parent Guarantee.
      The Subsidiary Guarantees of these Notes are:

•	general unsecured obligations of each Subsidiary Guarantor;

•	subordinated in right of payment to all Senior Debt of each Subsidiary Guarantor; and

•	senior in right of payment to any future Indebtedness of each Subsidiary Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantee of that Subsidiary Guarantor.
      At June 30, 2005, the Issuers and the Guarantors have total Senior Debt of approximately $349.1 million. As indicated above and as discussed in detail below under the subheading “Subordination,” payments on the Notes and under the Guarantees are subordinated to the payment of Senior Debt. The Indenture permits us, the Issuers and the Guarantors to incur additional Senior Debt.
      In addition, the Notes and the Guarantees are effectively subordinated to all of Parent’s and the Guarantors’ secured Indebtedness to the extent of the value of the assets securing such Indebtedness, and are structurally subordinated to all liabilities and commitments (including trade payables and lease obligations) of our Subsidiaries that are not guaranteeing the Notes.

      All of our subsidiaries are “Restricted Subsidiaries” other than EMCA Insurance Company, Ltd. However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries are not guaranteeing the Notes.
Principal, Maturity and Interest
      The Issuers initially issued $250.0 million aggregate principal amount of notes in a private offering. The Issuers issued the outstanding notes and will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2015.
      Interest on these Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2005. The Issuers will make each interest payment to the Holders of record of these Notes on the immediately preceding February 1 and August 1. Interest on these Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
      Additional Notes may be issued from time to time after this exchange offer, subject to the provisions of the Indenture described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The outstanding notes, the exchange notes and any additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
Methods of Receiving Payments on the Notes
      All payments on these Notes are to be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.
Paying Agents and Registrar for the Notes
      The Trustee is initially acting as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Issuers or any of the Guarantors may act as Paying Agent or Registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note is treated as the owner of it for all purposes.
Guarantees
      The Guarantors jointly and severally guarantee, on a senior subordinated basis, the Issuers’ obligations under the Notes. The Parent Guarantee is subordinated to the prior payment in full of all Senior Debt of Parent. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Subsidiary Guarantor. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risk Factors Related to the Notes — Federal and state laws permit courts to void guarantees under certain circumstances and would require you to return payments received from guarantors in specific circumstances.”

      The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation), if the Issuer that directly or indirectly owns such Subsidiary Guarantor applies the Net Proceeds of such sale or other disposition in accordance with the applicable provisions of the Indenture; or

(2) in connection with the sale of all of the capital stock of a Subsidiary Guarantor, if the Issuer that directly or indirectly owns such Subsidiary Guarantor applies the Net Proceeds of such sale in accordance with the applicable provisions of the Indenture; or

(3) in connection with any transaction which results in a Subsidiary Guarantor ceasing to be a Restricted Subsidiary of an Issuer, if the transaction is not in violation of the applicable provisions of the Indenture; or

(4) if an Issuer designates any Restricted Subsidiary of such Issuer that is a Subsidiary Guarantor as an Unrestricted Subsidiary, in accordance with the applicable provisions of the Indenture; or

(5) if a Subsidiary Guarantor has no outstanding Indebtedness after giving effect to such release other than pursuant to clause (2), (4), (5), (6) (with respect to Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under clause (2) or (5) only), (7), (10), (11), (12), (13), (14) or (15) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant or pursuant to clause (9) of such covenant (with respect to Indebtedness incurred under any of the foregoing clauses) and an Officers’ Certificate certifying the foregoing is presented to the Trustee together with a request to release such Subsidiary Guarantor from its Subsidiary Guarantee.
      See “— Repurchase at the Option of Holders — Asset Sales.”
Subordination
      The payment of all Obligations on these Notes and the Guarantees is subordinated to the prior payment in full of all Senior Debt of the Issuers and the Guarantors.
      The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all amounts due or to become due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive Reorganization Securities) or the Guarantees, in the event of any distribution to creditors of an Issuer or a Guarantor in any Insolvency or Liquidation Proceeding with respect to such Person. Upon any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of an Issuer or a Guarantor of any kind or character, whether in cash, property or securities (other than Reorganization Securities), to which the Holders of the Notes or the Trustee would be entitled will be paid by such Person or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Notes or by the Trustee if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representative or Representatives, as their interests may appear, for application to the payment of the Senior Debt remaining unpaid until all such Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.
      Also, no Issuer or Guarantor may make any payment in respect of the Notes or the Guarantees, as the case may be (except in Reorganization Securities), if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Administrative Agent or the holders or the Representative of any Designated Senior Debt.

      Payments on the Notes and the Guarantees may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received and (c) the date on which the Trustee receives written notice from the Administrative Agent or the Representative for such Designated Senior Debt, as the case may be, rescinding the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.
      During any 360-day period, the aggregate of all periods for which a Payment Blockage Notice shall be effective (each, a “Payment Blockage Period”) shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No event of default which existed or was continuing with respect to the Senior Debt for which a any Payment Blockage Notice was given on the date such Payment Blockage Period commenced shall be made if the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 90 consecutive days.
      Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under “— Satisfaction and Discharge” or “— Legal Defeasance and Covenant Defeasance” will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under “— Satisfaction and Discharge” or “— Legal Defeasance and Covenant Defeasance” and did not violate the subordination provisions when they were made.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of an Issuer, Holders of these Notes may recover less ratably than creditors of such Issuer who are holders of Senior Debt. See “Risk Factors — Risk Factors Related to the Notes — Your right to receive payments on the notes is junior to our existing and future senior debt, and the existing and future senior debt of the guarantors, including borrowings under our senior secured credit facility.” The Issuers and their Restricted Subsidiaries are subject to certain financial tests limiting the amount of additional Indebtedness that the Issuers and their Restricted Subsidiaries can incur. See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
Optional Redemption

Redemption with Proceeds from Equity Offerings
      At any time prior to February 15, 2008, the Issuers may, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to the issuance of additional Notes) at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

Redemption on or after February 15, 2010
      On or after February 15, 2010, the Issuers may, on one or more occasions, redeem all or a part of these Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage

2010	105.000%
2011	103.333%
2012	101.667%
2013 and thereafter	100.000%
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
      In addition, if a partial redemption is made pursuant to the provisions described under “— Optional Redemption — Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.
      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
      Except as set forth below under “— Repurchase at the Option of Holders,” the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 60 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date no earlier than 30 days and no later than 60 days from the date the notice is mailed, other than as may be required by law, (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions thereof in minimum amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.
      The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers’ Senior Debt prohibits the Issuers from purchasing any Notes in the event of a Change of Control, and also provides that certain change of control events with respect to the Issuers would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which the Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of their senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Issuers and their respective Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” no precise, established definition of the phrase exists under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuers and their respective Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) such Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value, if greater than $5.0 million, is certified to the Trustee in an Officers’ Certificate;

(3) at least 75% of the consideration received therefor by such Issuer (or such Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities of an Issuer or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of either Issuer and its Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases any such Issuer or any such Restricted Subsidiary from further liability with respect to such liabilities;

(b)	any securities, notes or other obligations received by such Issuer or any such Restricted Subsidiary from such transferee that are converted by such Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash or Cash Equivalents received in that conversion); and

(c)	any Equity Interests or assets of the kind referred to in clause (2) or (4) of the following paragraph.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, such Issuer or any such Restricted Subsidiary may apply such Net Proceeds, at its option:

(1) to repay or repurchase Senior Debt of such Issuer or any such Guarantor or any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) to acquire Equity Interests in a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3) to make a capital expenditure in a Permitted Business; or

(4) to acquire assets (other than securities) to be used in a Permitted Business.
      Pending the final application of any such Net Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under the Senior Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers will be required to make an offer to purchase from all Holders of Notes (an “Asset Sale Offer”) and, if applicable, redeem or purchase (or make an offer to do so) any Pari Passu Indebtedness of the Issuers, the provisions of which require the Issuers to redeem or purchase (or make an offer to do so) such Indebtedness with the proceeds from any Asset Sales, the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness that may be purchased (on a pro rata basis) with such Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash and the redemption or purchase price for such Pari Passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use such Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered and into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Certain Covenants

Restricted Payments
      The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of an Issuer’s or any of their respective Restricted Subsidiary’s Equity Interests (including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation involving an Issuer) or to the direct or indirect holders of an Issuer’s or any of their respective Restricted Subsidiary’s Equity Interests in their capacity as such other than dividends or distributions payable in Qualified Equity Interests;

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of an Issuer or any direct or indirect parent of an Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except (i) payments of interest or principal at Stated Maturity thereof, (ii) payments of interest or principal on or in respect of Indebtedness owed to and held by an Issuer or any Restricted Subsidiary and (iii) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”); unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Issuers would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and their respective Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a) 50% of the combined Consolidated Net Income of the Issuers for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by an Issuer as a contribution to such Issuer’s capital or received by an Issuer from the issue or sale since the Issue Date (other than to a Subsidiary of such Issuer) of Qualified Equity Interests or of Disqualified Stock or debt securities of such Issuer that have been converted into Qualified Equity Interests; plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents or becomes an interest in a Restricted Subsidiary of an Issuer, the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Unrestricted Subsidiary (as certified to the Trustee in an Officers’ Certificate) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to an Issuer or any Restricted Subsidiary of an Issuer, 100% of any such cash dividends or cash distributions made after the Issue Date.
      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of an Issuer or any Restricted Subsidiary of an Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of such Issuer) of, Qualified Equity Interests; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, repayment or other acquisition of subordinated Indebtedness of an Issuer or any Restricted Subsidiaries of an Issuer with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of an Issuer to the holders of its Equity Interests on a pro rata basis, taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of an Issuer held by any current or former officer, director, consultant or employee of an Issuer or any Restricted Subsidiary of an Issuer (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate price paid by the Issuers and their respective Restricted Subsidiaries shall not exceed $5.0 million in any calendar year (excluding for purposes of calculating such amount the purchase price of Equity Interests repurchased, redeemed, acquired or retired with the proceeds from the repayment of loans by an Issuer or a Restricted Subsidiary of an Issuer made for the purpose of purchasing such Equity Interests), with unused amounts in any calendar year being carried over for one additional calendar year;

(6) the declaration and payment of dividends on Disqualified Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Disqualified Stock, the Issuers would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) repurchases of Equity Interests deemed to occur upon the exercise of stock options to the extent that such Equity Interests represent a portion of the exercise price thereof;

(8) payments permitted under clauses (7), (8) and (9) under the caption “— Transactions with Affiliates”;

(9) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of an Issuer or any Restricted Subsidiary of an Issuer or any subordinated Indebtedness of an Issuer or a Guarantor (other than Equity Interests or subordinated Indebtedness issued to or at any time held by an Affiliate of any such Person), in each case, pursuant to provisions requiring such Person to offer to purchase, redeem, defease or otherwise acquire or retire for value such Equity Interests or subordinated Indebtedness upon the occurrence of a Change of Control or with the proceeds of Asset Sales as defined in the charter provisions, agreements or instruments governing such Equity Interests or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Issuer has purchased all Notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer; and

(10) other Restricted Payments in an aggregate amount up to $20.0 million;
provided that, in the case of clause (5), (6), (9) or (10), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the making of the Restricted Payment contemplated thereby.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by such Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture. The fair market value of any non-cash Restricted Payment shall be certified to the Trustee in such Officers’ Certificate. Such Officers’ Certificate must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Issuers will not issue any Disqualified Stock and will not permit any of their respective Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers or any of the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt), the Issuers may issue Disqualified Stock and any of the Subsidiary Guarantors may issue preferred stock if the Fixed Charge Coverage Ratio for the Issuers’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any or the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Indebtedness and reimbursement obligations in respect of letters of credit pursuant to the Senior Credit Facilities; provided that the aggregate amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the Senior Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $450.0 million less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Proceeds applied to repayments under the Senior Credit Facilities in accordance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Existing Indebtedness;

(3) the incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the Notes originally issued on the Issue Date and the Subsidiary Guarantees, and the Exchange Securities to be issued pursuant to the Registration Rights Agreement in respect thereof;

(4) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of an Issuer or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets) in an aggregate principal amount or accreted value, as applicable, not to exceed at any time outstanding the greater of $25.0 million and 2.5% of Total Assets at the time of any incurrence under this clause (4);

(5) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by an Issuer or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by an Issuer or a Subsidiary of an Issuer; provided further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (5), and Permitted Refinancing Indebtedness in respect thereof, does not exceed $25.0 million;

(6) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness incurred pursuant to the first paragraph of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, clause (2) or (3) above or this clause (6);

(7) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of intercompany Indebtedness between or among an Issuer and another Issuer or between an Issuer and any Restricted Subsidiary of an Issuer; provided, however, that:

(a) if an Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of an Issuer, or the Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than an Issuer or a Restricted Subsidiary of an Issuer or (ii) any sale or other transfer of any such Indebtedness to a Person that is not either an Issuer or a Restricted Subsidiary of an Issuer shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Issuer or such Restricted Subsidiary, as the case may be, not permitted by this clause (7);

(8) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Hedging Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(9) the Guarantee by an Issuer or a Subsidiary Guarantor of Indebtedness of an Issuer or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

(10) the issuance by a Restricted Subsidiary of an Issuer to an Issuer or any Restricted Subsidiary that is a Wholly-Owned Subsidiary of an Issuer of preferred stock; provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than an Issuer or a Subsidiary Guarantor and (b) any sale or other transfer of any such preferred stock to a Person that is neither an Issuer nor a Restricted Subsidiary of an Issuer shall be deemed, in each case, to constitute an issuance of such preferred stock by such Subsidiary Guarantor that is not permitted by this clause (10);

(11) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

(12) Indebtedness arising from agreements of an Issuer or any Restricted Subsidiary of an Issuer providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of an Issuer or any Restricted Subsidiary of an Issuer (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by such Issuer and/or such Restricted Subsidiary in connection with such disposition;

(13) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness of the type described in clause (6)(a) of the definition thereof together with contingent liabilities arising out of transactions contemplated thereby not to exceed $20.0 million at any one time outstanding; and

(15) the incurrence by an Issuer or any Restricted Subsidiary of an Issuer of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (15), not to exceed $25.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness in any manner that complies with this covenant (except that Indebtedness incurred under the Senior Credit Facilities on the Issue Date shall be deemed to have been incurred pursuant to clause (1) above). In addition, the Issuers may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that the Issuers would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens
      Parent and the Issuers will not, and will not permit any Restricted Subsidiary of an Issuer to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than

Permitted Liens) securing Indebtedness that does not constitute Senior Debt upon any of their property or assets, now owned or hereafter acquired unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the Notes, the Notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(2) in all other cases, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions
      The Issuers will not, and will not permit the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of an Issuer to:

(1) pay dividends or make any other distributions to an Issuer or any Restricted Subsidiary of an Issuer (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits;

(2) pay any Indebtedness owed to an Issuer or any Restricted Subsidiary of an Issuer;

(3) make loans or advances to an Issuer or any Restricted Subsidiary of an Issuer; or

(4) transfer any of its properties or assets to an Issuer or any Restricted Subsidiary of an Issuer.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the Issue Date;

(2) the Senior Credit Facilities as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, of any thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not, taken as a whole, materially more restrictive with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or Senior Credit Facilities as in effect on the Issue Date;

(3) the Indenture, the Notes, the Guarantees, the Exchange Securities or the Registration Rights Agreement;

(4) any applicable law, rule, regulation or order;

(5) any instrument or agreement of a Person acquired by an Issuer or any Restricted Subsidiary of an Issuer as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (4) of the preceding paragraph;

(8) secured Indebtedness otherwise permitted under the Indenture, the terms of which limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, taken as a whole, materially more restrictive to the Holders of Notes than those contained in the agreements governing the Indebtedness being refinanced;

(10) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by such Restricted Subsidiary or transfers such asset pending the sale or other disposition;

(11) provisions limiting the disposition, dividend or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock or equity sale agreements and other similar agreements, which limitation is applicable only to the assets or property that are the subject of such agreements; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      An Issuer may not: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(1) either: (a) an Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than an Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than an Issuer) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the applicable Issuer under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) (a) an Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuers), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio of an Issuer or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, after giving effect to the transaction and any related financings, would not be less than the Fixed Charge Coverage Ratio of such Issuer immediately prior to such transaction.
      The preceding clause (4) will not prohibit:

(a) a merger between an Issuer and a Restricted Subsidiary that is a Wholly Owned Subsidiary of such Issuer; or

(b) a merger between an Issuer and an Affiliate incorporated solely for the purpose of reincorporating an Issuer in another state of the United States;
so long as, in each case, the amount of Indebtedness of the Issuers and their respective Restricted Subsidiaries is not increased thereby.

      The preceding paragraph will not prohibit the sale of EmCare HoldCo substantially in its entirety that otherwise complies with the other provisions of the Indenture including “— Asset Sales”; provided that (i) the proceeds of such transaction are contributed, transferred or otherwise applied for the benefit of AMR HoldCo to the extent required by the “— Asset Sales” covenant of the Indenture and (ii) such transaction does not constitute a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Issuers and their subsidiaries taken as a whole.
      In addition, an Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of their Restricted Subsidiaries that are Wholly Owned Subsidiaries.

Transactions with Affiliates
      An Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to such Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Parent delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of Parent and an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuers and/or their Restricted Subsidiaries;

(2) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(3) reasonable loans, advances, fees, benefits and compensation paid or provided to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent, any Issuers or any Restricted Subsidiary of an Issuer;

(4) transactions pursuant to any contract or agreement in effect on the Issue Date as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable in any material respect to such Issuer or such Restricted Subsidiary than the contract or agreement as in effect on the Issue Date;

(5) transactions with a Person (other than an Unrestricted Subsidiary of an Issuer) that is an Affiliate of an Issuer solely because such Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person, so long as Affiliates of such Issuer (other than a Restricted

Subsidiary of such Issuer) own, in the aggregate, no more than 10% of the Equity Interests of such Person;

(6) the issuance or sale of Qualified Equity Interests (and the exercise of any warrants, options or other rights to acquire Qualified Equity Interests);

(7) to the extent that an Issuer and one or more of its Restricted Subsidiaries are members of a consolidated, combined or similar income tax group of which a direct or indirect parent of such Issuer is the common parent, payment of dividends or other distributions by such Issuer or one or more of its Restricted Subsidiaries pursuant to a tax sharing agreement or otherwise to the extent necessary to pay, and which are used to pay, any income taxes of such tax group that are attributable to such Issuer and/or its Restricted Subsidiaries and are not payable directly by such Issuer and/or its Restricted Subsidiaries; provided that the amount of any such dividends or distributions (plus any such taxes payable directly by such Issuer and/or its Restricted Subsidiaries) shall not exceed the amount of such taxes that would have been payable directly by such Issuer and/or its Restricted Subsidiaries had such Issuer been the U.S. common parent of a separate tax group that included only such Issuer and its Restricted Subsidiaries;

(8) (a) the payment of fees to Sponsor pursuant to the Management Agreement not to exceed $2.0 million (plus any amounts accrued pursuant to the following proviso) in any fiscal year of the Issuers; provided that such payments may accrue but may not be paid during the existence of an Event of Default arising from clause (1), (2) or (9) of the provisions described under the caption “Events of Default and Remedies,” and (b) payments by an Issuer to or on behalf of Parent in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of Parent, and franchise taxes and other fees require to maintain its existence, actually incurred by Parent;

(9) reimbursements of bona fide out-of-pocket expenses of Sponsor incurred in connection with the general administration and management of Parent, the Issuers and any Restricted Subsidiaries of an Issuer;

(10) Restricted Payments that are permitted to be made under the covenant described above under the caption “— Restricted Payments”;

(11) loans or advances to employees of an Issuer or any Restricted Subsidiary of an Issuer (x) in the ordinary course of business or (y) in connection with the purchase by such Persons of Equity Interests of Parent or any other direct or indirect parent of an Issuer so long as the cash proceeds of such purchase received by Parent (or such direct or indirect parent) are contemporaneously contributed to the common equity capital of an Issuer;

(12) management, practice support and similar agreements with Related Professional Corporations entered into in the ordinary course of business and transactions pursuant thereto;

(13) transactions and any series of transactions with an Insurance Subsidiary that is an Unrestricted Subsidiary in the ordinary course of business that otherwise have been approved by the Board of Directors of Parent and are consistent with clause (1) of the preceding paragraph; and

(14) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Board of Directors of Parent, including a majority of the disinterested directors.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Parent may designate any Restricted Subsidiary of an Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default and the conditions set forth in the definition of “Unrestricted Subsidiary” are met. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by an Issuer and its Restricted Subsidiaries (except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation (to the extent not designated a Permitted Investment) and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments.” All such outstanding Investments will be valued at their fair market value at the time of such designation, as certified to the Trustee in an Officers’ Certificate. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Anti-layering
      Parent and the Issuers will not, and will not permit the Issuers’ Restricted Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both:

(1) subordinate or junior in right of payment to any Senior Debt; and

(2) senior in any respect in right of payment to the Notes or any Guarantee.
      Neither the existence nor lack of a security interest nor the priority of any such security interest shall be deemed to affect the ranking or right of payment of any Indebtedness.

Limitations on Issuances of Guarantees of Indebtedness
      The Issuers will not permit any Domestic Restricted Subsidiary, directly or indirectly, to incur Indebtedness, or Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuers or any Restricted Subsidiary, unless (1) such Indebtedness is incurred by such Restricted Subsidiary pursuant to clause (2), (4), (5), (6) (with respect to Permitted Refinancing Indebtedness in respect of Indebtedness initially incurred under clause (2) or (5) only), (7), (10), (11), (12), (13), (14) or (15) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant or pursuant to clause (9) of such covenant (with respect to Indebtedness incurred under any of the foregoing clauses), (2) such Restricted Subsidiary is a Subsidiary Guarantor, or (3) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture and becomes a Subsidiary Guarantor, which Guarantee shall (a) with respect to any Guarantee of Senior Debt, be subordinated in right of payment on the same terms as the Notes are subordinated to such Senior Debt and (b) with respect to any Guarantee of any other Indebtedness, be senior to or pari passu with such Restricted Subsidiary’s other Indebtedness or Guarantee of or pledge to secure such other Indebtedness.
      Notwithstanding the preceding paragraph, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Issuers, of all of the Issuers’ stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture.

Business Activities
      The Issuers will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Issuers and their Restricted Subsidiaries taken as a whole.
      Parent will not engage in any business other than (i) performing its obligations and other activities incidental thereto under the Senior Credit Facilities, the Parent Guarantee, the Indenture and the purchase agreements and the other instruments, agreements and documents entered into by the Parent in connection with the Transactions, (ii) issuing Equity Interests and making dividends and distributions with respect thereto, (iii) its ownership of Equity Interests of the Issuers and (iv) providing credit support to the Issuers and their respective Restricted Subsidiaries.

Reports
      So long as any Notes are outstanding, the Issuers will furnish to the Holders or cause the Trustee to furnish to the Holders, in each case within the time periods that such information would have otherwise been required to have been provided to the SEC if the rules and regulations applicable to the filing of such information were applicable to the Issuers:

(1) all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuers’ certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.
      The availability of the foregoing materials on the SEC’s EDGAR service shall be deemed to satisfy the Issuers’ delivery obligation. To the extent permitted by the Exchange Act and the rules and regulations promulgated thereunder assuming the Issuers and Parent were subject thereto, Parent or the Issuers may satisfy the Issuers’ obligations under this “— Reports” covenant by filing all or any portion of the foregoing reports (including, but not limited to, any financial statements contained therein) on a consolidated basis as among Parent, the Issuers and the Issuers’ several Subsidiaries.
      Prior to the consummation of the exchange offer or registration of the Notes contemplated by the Registration Rights Agreement and at any time during which the SEC will not accept filing of the foregoing reports for inclusion in the EDGAR system, the posting of the foregoing reports on the Issuers’ web sites shall be deemed to satisfy the Issuers’ delivery obligation; provided that the Issuers’ shall use reasonable efforts to inform holders of Notes of the availability of such reports, which may be satisfied by, among other things, a press release on any national business press release wire service.
      Following the consummation of the exchange offer or registration of the Notes contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Issuers will file a copy of all the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act. The Issuers will at all times comply with Trust Indenture Act Section 314(a).
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Issuers to comply with the provisions described under the caption “— Repurchase at the Option of Holders — Change of Control” or “— Merger, Consolidation or Sale of Assets”;

(4) failure by the Issuers for 30 days after notice from the Trustee or holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Restricted Payments” or “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by the Issuers for 60 days after notice from the Trustee or holders of at least 25% in principal amount of the Notes then outstanding voting as a single class to comply with any of its other agreements in the Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any Restricted Subsidiary of an Issuer (or the payment of which is guaranteed by the Parent, an Issuer or any Restricted Subsidiary of an Issuer) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of or premium, if any, such Indebtedness at stated final maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by an Issuer or any Subsidiary of an Issuer to pay final non-appealable judgments not covered by undisputed insurance aggregating in excess of $25.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Guarantee provided by Parent or a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Parent or any Guarantor that is a Significant Subsidiary of an Issuer or any Person acting on behalf of Parent or any Guarantor that is a Significant Subsidiary of an Issuer, shall deny or disaffirm its obligations under its Guarantee; and

(9) certain events of bankruptcy or insolvency with respect to Parent, an Issuer or any Restricted Subsidiary of an Issuer that is a Significant Subsidiary of Parent.
      In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:

(1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
      If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facilities shall be outstanding, such acceleration shall not be effective until the earlier of:

(1) an acceleration of any such indebtedness under the Senior Credit Facilities; or

(2) five business days after receipt by the Issuers of written notice of such acceleration.
      Notwithstanding the preceding paragraph, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to an Issuer or a Significant Subsidiary thereof, all outstanding Notes will become due and payable without further action or notice.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.
      The Issuers will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Issuers, or any Guarantor, as such, shall have any liability for any obligations of the Issuers, Parent or the Guarantors under the Notes, the Indenture, the Parent Guarantee, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect (except as to rights of the registration of transfer or exchange of Notes, which shall survive until all Notes have been canceled) as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than one resulting solely from the borrowing of funds to provide such deposit) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(3) an Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Legal Defeasance and Covenant Defeasance
      The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Issuers may, at their option and at any time, elect to have the obligations of Parent, the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit or cause to be deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, in the opinion of an investment bank, appraisal firm, or firm of independent public accountants nationally recognized in the United States, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement (including the Senior Credit Facilities) or instrument (other than the Indenture) to which an Issuer or any Subsidiary of an Issuer is a party or by which an Issuer or any Subsidiary of an Issuer is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      With the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, the Issuers and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that without the consent of each Holder affected, no amendment, supplement, modification or waiver may (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Guarantee in a manner that materially adversely affects the Holders of Notes;

(9) make any change in the preceding amendment and waiver provisions; or

(10) release any Guarantor from any of its obligations under its guarantee of the Notes or the Indenture, except in accordance with the terms of the Indenture.
      No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt or Designated Senior Debt.

      Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or the sale of all or substantially all of the Issuers’ assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(7) to allow any Subsidiary to guarantee the Notes; or

(8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee.
Concerning the Trustee
      If the Trustee becomes a creditor of an Issuer or any Guarantor, the Indenture limits the Trustee’s right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”).
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Issuers that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining,

supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositories; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depository;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Registration Rights; Liquidated Damages
      On February 10, 2005, the Issuers, the guarantors and the initial purchasers entered into the Registration Rights Agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Acceptance of the exchange offer either by execution of the letter of transmittal in connection with the exchange offer or by transmittal of acceptance to The Depository Trust Company through the Automated Tender Offer Program procedures will be deemed to constitute each new noteholder’s signature to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Issuers agreed to file with the SEC the registered exchange offer registration statement on the appropriate form under the Securities Act with respect to the registered exchange notes. Upon the effectiveness of the registered exchange offer registration statement, the Issuers will offer to the holders of Transfer Restricted Securities pursuant to the registered exchange offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for registered exchange notes.
      If:

(i) the Issuers are not required to file the registered exchange offer registration statement or permitted to consummate the registered exchange offer because the registered exchange offer is not permitted by applicable law or SEC policy; or

(ii) any holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the registered exchange offer that

(A) it is prohibited by law or SEC policy from participating in the registered exchange offer, or

(B) that it may not resell the registered exchange notes acquired by it in the registered exchange offer to the public without delivering this prospectus and this prospectus is not appropriate or available for such resales, or

(C) that it is a broker-dealer and owns notes acquired directly from the Issuers or one of their affiliates, the Issuers will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Issuers will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.
      For purposes of the preceding, “Transfer Restricted Securities” means each outstanding note until (i) the date on which such outstanding note has been exchanged by a person other than a broker-dealer for a registered exchange note in the registered exchange offer, (ii) following the exchange by a broker-dealer in the registered exchange offer of an outstanding note for a registered exchange note, the date on which such registered exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus, (iii) the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.
      The Registration Rights Agreement provides that (i) the Issuers will file a registered exchange offer registration statement with the SEC on or prior to 240 days after the closing date of the initial offering, (ii) the Issuers will use their commercially reasonable efforts to cause the registered exchange offer registration statement to be declared effective by the SEC on or prior to 300 days after the closing date of the initial offering, (iii) unless the registered exchange offer would not be permitted by applicable law or SEC policy, the Issuers will commence the registered exchange offer and use their commercially reasonable efforts to issue on or prior to 30 business days after the date on which the registered exchange offer registration statement was declared effective by the SEC, registered exchange notes in exchange for all outstanding notes tendered prior thereto in the registered exchange offer and (iv) if obligated to file the shelf registration statement, the Issuers will use their commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises (and any event within 300 days of the closing date of the initial offering) (the “Shelf Filing Deadline”) and to cause the shelf registration statement to be declared effective by the SEC on or prior to the 30th day after the Shelf Filing Deadline.
      If:

(a) the Issuers fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,

(b) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), or

(c) the Issuers fail to consummate the Registered Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registered Exchange Offer Registration Statement, or

(d) the shelf registration statement or the registered exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then the Issuers will pay Liquidated Damages to each holder of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to

$.05 per week per $1,000 principal amount of outstanding notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of outstanding notes. All accrued Liquidated Damages will be paid by the Issuers on each Damages Payment Date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to the holders of certificated outstanding notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
      Holders of outstanding notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the registered exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Administrative Agent” means Bank of America, N.A., in its capacity as Administrative Agent for the lenders party to the Senior Credit Facilities, or any successor thereto or any person otherwise appointed.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that for the purposes of the “— Transactions with Affiliates” and “— Limitation on Issuances of Guarantees of Indebtedness” covenants only, beneficial ownership of 10% or more of the Voting Stock in a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (a “Disposition”) of any assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant); and

(2) the issue or sale by an Issuer or any Restricted Subsidiary of an Issuer of Equity Interests of any of such Issuer’s Restricted Subsidiaries;

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

(a) that have a fair market value in excess of $2.0 million; or

(b) for net proceeds in excess of $2.0 million;
provided that the sale of EmCare HoldCo substantially in its entirety shall be deemed to be an Asset Sale by AMR HoldCo.
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition of assets by an Issuer to an Issuer or a Restricted Subsidiary of an Issuer or by a Restricted Subsidiary of an Issuer to an Issuer or to any other Restricted Subsidiary of an Issuer;

(2) an issuance of Equity Interests by a Restricted Subsidiary of an Issuer to an Issuer or to another Restricted Subsidiary of such Issuer;

(3) the issuance of Equity Interests by a Restricted Subsidiary of an Issuer in which the percentage interest (direct and indirect) in the Equity Interests of such Person owned by the Issuers, after giving effect to such issuance, is at least equal to their percentage interest prior to such issuance;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Restricted Payments”;

(5) a disposition in the ordinary course of business;

(6) any Liens permitted by the Indenture and foreclosures thereon;

(7) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

(8) the license or sublicense of intellectual property or other general intangibles;

(9) the lease or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Issuers and their Restricted Subsidiaries taken as a whole; and

(10) the sale or other disposition of cash or Cash Equivalents.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capital Lease Obligations under GAAP.
      “Board of Directors” means (1) with respect to a Person that is a corporation or limited liability company, the board of directors, board of managers or equivalent governing board of such Person or any duly authorized committee thereof, (2) with respect to a Person that is a limited partnership, the board of directors, board of managers or equivalent governing board of such Person’s general partner, and (3) with respect to any other Person, the governing body of such Person most closely approximating the governing bodies contemplated in the preceding clauses (1) and (2).
      “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) Government Securities having maturities of not more than twelve months from the date of acquisition;

(3) time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities of twelve months or less from the date of acquisition, overnight bank deposits, and demand deposit accounts in each case with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of “P-2” (or higher) from Moody’s Investors Service, Inc. or “A-2” (or higher) from Standard & Poor’s Corporation and in each case maturing within twelve months after the date of acquisition; and

(6) any fund investing substantially all its assets in investments that constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuers and their Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Sponsor or a Related Party of the Sponsor;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;

(3) prior to the first Public Equity Offering that results in a Public Market, the Sponsor and its Related Parties cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, whether as a result of the issuance of securities of Parent, any merger, consolidation, liquidation or dissolution of Parent, any direct or indirect transfer of securities by the Sponsor and its Related Parties or otherwise;

(4) on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Sponsor and its Related Parties, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35.0% or more of the total voting power of the Voting Stock of Parent; provided, however, that the Sponsor and its Related Parties are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Parent than such other Person or group;

(5) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors of Parent;

(6) Parent ceases to own all of the outstanding Capital Stock of each of the Issuers (other than Disqualified Stock properly incurred under the “— Limitation on Indebtedness and Issuance of Preferred Stock” covenant) other than as a consequence of a sale of all of Capital Stock of EmCare HoldCo in a transaction that otherwise complies with the other provisions of the Indenture including “— Asset Sales”; provided that such transaction does not constitute a transaction of the type described in clause (1) of this definition; or

(7) (a) the consolidation or merger of Parent or an Issuer with or into another portfolio operating company of Sponsor (whether or not Parent or such Issuer is the surviving corporation) (other than a transaction that would not constitute a Change of Control under clause (6) above), (b) the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of Parent or an Issuer to another portfolio operating company of Sponsor or (c) the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets or a majority of the Voting Stock of a portfolio operating company of Sponsor to Parent, an Issuer or a Restricted Subsidiary of an Issuer, in each of the foregoing clauses (a), (b) and (c), pursuant to a transaction in which the fair market value of the portfolio operating company exceeds the combined fair market value at such time of the Issuers, each as certified to the Trustee in an Officers’ Certificate based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.

      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (minus) to the extent deducted (added) in computing such Consolidated Net Income:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period; plus (minus)

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations); plus (minus)

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus (minus)

(4) expenses and charges of the Issuers related to the Transactions which are paid, taken or otherwise accounted for within one year of the consummation of the Transactions; plus (minus)

(5) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions); plus (minus)

(6) amounts paid pursuant to the Management Agreement; plus (minus)

(7) non-recurring, extraordinary or unusual non-operating charges or gains (excluding any write-offs of accounts receivable presented on the November 30, 2004 combined balance sheet of the Issuers included in this offering memorandum); plus (minus)

(8) Minority Interest with respect to any Restricted Subsidiary of an Issuer; plus

(9) all lease payments in respect of operating leases arising out of Sale and Leaseback Transactions with respect to which and to the extent that an Issuer or any Restricted Subsidiary was deemed to have incurred Attributable Debt.
      Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the interest expense of such Person and its Restricted Subsidiaries for such period, on a combined, consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense) plus the interest component of all payments associated with Attributable Debt determined by such Person in good faith on a basis consistent with comparable determinations for Capital Lease Obligations under GAAP; plus

(2) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.
      Notwithstanding the preceding, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.
      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or (subject to clause (2) below) a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; and

(3) the cumulative effect of a change in accounting principles shall be excluded;
provided, further, that Consolidated Net Income shall be reduced by the amount of all dividends on Disqualified Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who:

(1) was a member of such Board of Directors of Parent on the Issue Date;

(2) was nominated for election or elected to such Board of Directors of Parent with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3) was nominated by the Sponsor or a Related Party thereof.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the Issuers as “Designated Senior Debt.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would not qualify as Disqualified Stock but for change of control or asset sale provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under “— Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales,” respectively, and such Capital Stock specifically provide that the Issuers will not redeem or repurchase any such Capital Stock pursuant to such provisions prior to the Issuers’ purchase of the Notes as required pursuant to the provisions described under “— Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales,” respectively.
      “Domestic Restricted Subsidiary” means, with respect to the Issuers, any Wholly Owned Restricted Subsidiary of an Issuer that was formed under the laws of the United States of America.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offering of the Qualified Equity Interests of Parent; provided, however, that such net proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed plus the amount of any applicable premium thereon are received by an Issuer as a capital contribution or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.
      “Existing Indebtedness” means Indebtedness of the Issuers and their respective Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the Issue Date, until such amounts are repaid.
      “Fixed Charge Coverage Ratio” means with respect to any Person or Persons for any period, the ratio of the combined (if applicable, but without duplication) Consolidated Cash Flow of such Person for such period to the combined (if applicable, but without duplication) Fixed Charges of such Person for such period. In the event that an Issuer or any Restricted Subsidiary of an Issuer incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by an Issuer or any Restricted Subsidiary of an Issuer, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis (to be calculated in accordance with Article 11-02 of Regulation S-X, but giving effect to Pro Forma Cost Savings) after giving effect to Pro Forma Cost Savings, shall be deemed to have occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded;

(3) the Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of such Person for such period; plus

(2) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Qualified Equity Interests, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
      “Foreign Subsidiary” means any Subsidiary of an Issuer that is not organized under the laws of a state or territory of the United States or the District of Columbia.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
      “Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, issued in accordance with certain sections of the Indenture.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
      “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantees” means the Subsidiary Guarantees and the Parent Guarantee.

      “Guarantors” means Parent and each Subsidiary of an Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to change the allocation of risk due to fluctuations in interest rates, currency exchange rates or commodity prices.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, in respect of:

(1) borrowed money;

(2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) bankers’ acceptances;

(4) Capital Lease Obligations;

(5) Attributable Debt; or

(6) (a) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or (b) representing the net amount payable in respect of any Hedging Obligations;
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed fair market value of the asset and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge by an Issuer of the Capital Stock of an Unrestricted Subsidiary of such Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. In no event shall non-contractual obligations or liabilities in respect of any Capital Stock constitute Indebtedness under this definition.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

(2) the principal amount thereof in the case of any other Indebtedness.
      “Insolvency or Liquidation Proceedings” means, with respect to any Person:

(1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to such Person or to the creditors of such Person, as such, or to the assets of such Person;

(2) any liquidation, dissolution, reorganization or winding up of such Person, whether voluntary or involuntary, and involving insolvency or bankruptcy; or

(3) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.
      “Insurance Subsidiary” means any Subsidiary of an Issuer (including without limitation EMCA Insurance Company, Ltd.) that is engaged solely in the medical malpractice insurance business, workers compensation and other insurance business for the underwriting of insurance policies for, or for the benefit of, the Parent and its Subsidiaries and Related Professional Corporations and those employees, officers, directors and contractors of the foregoing Persons who provide professional medical services to patients.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel advances and other loans and advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If an Issuer or any Restricted Subsidiary of an Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of such Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of such Issuer, then such Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Restricted Payments.” Notwithstanding the foregoing, purchases, redemptions or other acquisitions of Equity Interests of an Issuer or any direct or indirect parent of an Issuer shall not be deemed Investments. The amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value. Notwithstanding the foregoing, Restricted Payments of the type described in clause (2) of the definition thereof shall not be deemed to be Investments.
      “Issue Date” means the date on which the initial $250.0 million in aggregate principal amount of the Notes is originally issued under the Indenture.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any consensual filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than filings in respect of leases otherwise permitted under the Indenture.
      “Liquidated Damages” means the additional interest (if any) payable by the Issuers under the Registration Rights Agreement.
      “Management Agreement” means the Management Agreement dated February 10, 2005 among the Issuers and Onex Partners Manager LP, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable in any material respect to such Issuer or such Restricted Subsidiary than the contract or agreement as in effect on the Issue Date.
      “Minority Interest” means, with respect to any Person, interests in income (loss) of any of such Person’s Subsidiaries held by one or more Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) for purposes of calculating Consolidated Cash Flow only, any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the acquisition or disposition of any securities by such Person or any of its Restricted Subsidiaries;

(2) any income or expense incurred in connection with the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(3) for purposes of calculating Consolidated Cash Flow only, any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss;

(4) any depreciation, amortization, non-cash impairment or other non-cash charges or expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17 or SFAS Nos. 141 and 142;

(5) any gain, loss, income, expense or other charge recognized or incurred in connection with changes in value or dispositions of Investments made pursuant to clause (6) of the definition of Permitted Investments (it being understood that this clause (5) shall not apply to any expenses incurred in connection with the funding of contributions to any plan); and

(6) to the extent not otherwise deducted in calculating such Person’s Net Income, the amount of any Restricted Payments of the type contemplated by clauses (8) or (9) of the second paragraph of the “— Restricted Payments” covenant made during the applicable period.
      “Net Proceeds” means the aggregate cash proceeds received by an Issuer or any Restricted Subsidiary of an Issuer in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees and discounts, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither any Issuer nor any Restricted Subsidiary of an Issuer:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of an Issuer or any Restricted Subsidiary of an Issuer to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by an Issuer to secure debt of such Unrestricted Subsidiary) or assets of such Issuer or such Restricted Subsidiary.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officers’ Certificate” means a certificate signed by any two of the following officers of Parent: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.
      “Parent” means Emergency Medical Services L.P.
      “Parent Guarantee” means the senior subordinated guarantee by Parent of the Issuers’ payment obligations under the Indenture and the Notes, executed pursuant to the Indenture.

      “Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees, as applicable.
      “Permitted Business” means any business in which the Issuers and their respective Restricted Subsidiaries are engaged on the Issue Date or any business reasonably related, ancillary or complementary thereto, or reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in an Issuer or in any Restricted Subsidiary of an Issuer;

(2) any Investment in Cash Equivalents;

(3) any Investment by an Issuer or any Restricted Subsidiary of an Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of an Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary of an Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made for consideration consisting solely of Qualified Equity Interests;

(6) Investments made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by an Issuer and any Restricted Subsidiary of an Issuer in connection with such plans;

(7) any Investment received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of an Issuer or any Restricted Subsidiary of an Issuer, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;

(8) Hedging Obligations permitted under the “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(11) loans or advances to officers, directors or employees of an Issuer or a Restricted Subsidiary of an Issuer in connection with the purchase by such Persons of Equity Interests of Parent or any direct or indirect parent of the Issuers so long as the cash proceeds of such purchase received by Parent or such other Person are contemporaneously contributed to the common equity capital of an Issuer;

(12) loans and advances to Related Professional Corporations made pursuant to management, practice support and similar agreements entered into in the ordinary course of business; and

(13) other Investments made after the Issue Date in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the Issue Date, not to exceed the greater of (a) $25.0 million or (b) 20% of the combined Consolidated Cash Flow of the Issuers for the four full fiscal quarters of the Issuers immediately preceding such Investment for which financial statements are available.
      “Permitted Liens” means:

(1) Liens in favor of an Issuer or any Restricted Subsidiary of an Issuer;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with an Issuer or any Restricted Subsidiary of an Issuer, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with an Issuer or any Restricted Subsidiary of an Issuer;

(3) Liens on property existing at the time of acquisition thereof by an Issuer or any Restricted Subsidiary of an Issuer, provided that such Liens were not incurred in contemplation of such acquisition;

(4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock;

(5) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (2), (3) and (4) and this clause (5); provided that in the case of Liens securing Permitted Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (2), (3) and (4) and this clause (5), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(6) Liens incurred in the ordinary course of business of an Issuer or any Restricted Subsidiary of an Issuer with respect to obligations that do not exceed $7.5 million at any one time outstanding and that: (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by such Issuer or such Restricted Subsidiary;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8) Liens created for the benefit of (or to secure) the Notes (or the Guarantees) or payment obligations to the Trustee;

(9) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts; and

(10) Liens securing Hedging Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture.
      “Permitted Refinancing Indebtedness” means any Indebtedness of an Issuer or any Restricted Subsidiary of an Issuer issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of an Issuer or any Restricted Subsidiary of an Issuer; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including, without limitation, such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented, specifically identified to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs.
      “Public Equity Offering” means an underwritten public offering of common stock (or, if Parent is not a corporation, other Qualified Equity Interests substantially analogous to common stock) of Parent pursuant to an effective registration statement under the Securities Act.
      “Public Market” means any time after (a) a Public Equity Offering has been consummated and (b) at least 20.0% of the total issued and outstanding common equity of Parent has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.
      “Qualified Equity Interests” means Equity Interests of the Issuers other than Disqualified Stock.
      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 10, 2005, by and among Parent, the Issuers and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements between the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
      “Related Party” with respect to any Sponsor means:

(1) any controlling stockholder or partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Sponsor; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of such Sponsor and/or such other Persons referred to in the immediately preceding clause (1);
provided that “Related Party” shall not include any portfolio operating companies of Sponsor.
      “Related Professional Corporation” means a professional corporation that is owned by one or more physicians, independent contractor physicians and/or healthcare facilities in each case (a) to whom an Issuer, any Restricted Subsidiary of an Issuer or another Related Professional Corporation provides management services pursuant to a management services, practice support or similar agreement and (b) except for the effect of the preceding clause (a), is not otherwise an Affiliate of the Issuers and their respective Restricted Subsidiaries.
      “Reorganization Securities” means securities distributed to Holders of the Notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Debt, but only if all of the terms and conditions of such securities including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults are at least as favorable (and provide the same relative benefits) to the holders of Senior Debt and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Debt as the terms and conditions of the Notes and the Indenture are, and provide to the holders of Senior Debt.
      “Representative” means the Trustee, agent or representative for any Senior Debt.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Rule 144A” means Rule 144A promulgated under the Securities Act.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to an Issuer or a Restricted Subsidiary of an Issuer of any property, whether owned by an Issuer or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by an Issuer or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
      “Senior Credit Facilities” means the Credit Agreement dated the Issue Date among the Issuers the guarantors party thereto, the Administrative Agent and Banc of America Securities LLC and J.P. Morgan Securities Inc., as co-arrangers, and the other agents and lenders named therein, providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time including increases in principal amount.
      “Senior Debt” means:

(1) all Indebtedness outstanding under the Senior Credit Facilities, including any Guarantees thereof and all Hedging Obligations incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness thereunder;

(2) any other Indebtedness properly incurred by the Issuers or the Guarantors under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and/or the Guarantees, as applicable; and

(3) all Obligations with respect to the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is allowed as a claim under applicable law).
      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any Indebtedness that is, by its express terms, subordinated in right of payment to any other Indebtedness of an Issuer or any Guarantor;

(2) any liability for federal, state, local or other taxes owed or owing by an Issuer or any Guarantor;

(3) any Indebtedness of an Issuer to Parent or any Subsidiary of an Issuer;

(4) any trade payables;

(5) any Indebtedness that is incurred in violation of the Indenture; provided that as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the Holder(s) of such obligation or their representative and the Trustee shall have received an Officers’ Certificate of an Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture;

(6) obligations or liabilities in respect of Capital Stock; or

(7) Indebtedness to, or guaranteed on behalf of, any Affiliate of Parent or any of its Subsidiaries.
      “Significant Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries when taken together, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.
      “Sponsor” means Onex Partners LP, Onex Corporation and their respective Affiliates other than portfolio operating companies of any of the foregoing.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
      “Subsidiary Guarantee” means the senior subordinated guarantee by each Subsidiary of an Issuer’s payment obligations under Indenture and the Notes, executed pursuant to the Indenture.
      “Subsidiary Guarantor” means the Subsidiary of an Issuer that guarantees such Issuer’s payment obligations under the Indenture and the Notes.
      “Total Assets” means the total combined, consolidated assets of the Issuers and their respective Restricted Subsidiaries, as would be shown on the Issuers’ consolidated balance sheet in accordance with GAAP on the date of determination.
      “Transactions” means the acquisition of American Medical Response, Inc. and EmCare Holdings Inc. (together, the “Targets”), the cash equity contribution relating thereto, the issuance and sale of these notes, the execution and delivery of the Credit Agreement relating to the Senior Credit Facilities and documents related thereto and the initial extension of credit thereunder, and other transactions contemplated by the purchase agreements entered into and consummated in connection with the acquisition of the Targets and the payment of fees and expenses in connection with the foregoing.
      “Unrestricted Subsidiary” means with respect to any Person, any Subsidiary of such Person that is designated by the Board of Directors of such Person as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted under the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with an Issuer or any Restricted Subsidiary of an Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of an Issuer;

(3) is a Person with respect to which neither an Issuer nor any Restricted Subsidiary of an Issuer has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of an Issuer or any Restricted Subsidiary of an Issuer.
      Any designation of a Subsidiary of an Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “Certain Covenants — Restricted Payments.” On the Issue Date, EMCA Insurance Company, Ltd. will be an Unrestricted Subsidiary without any further action on the part of the Issuers. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of an Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers shall be in default of such covenant. The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary of an Issuer to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of such Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if: (1) such Indebtedness is permitted under the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares of Foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax considerations of the acquisition, ownership and disposition of the notes by you if you acquired the notes on original issuance for cash at the initial offering price. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this offering memorandum and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who will hold the notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not address all of the tax consequences that may be relevant to you, particularly if you are subject to special treatment under U.S. federal income tax laws (such as if you are a financial institution, tax-exempt organization, real estate investment company, regulated investment company, insurance company, expatriate or a broker dealer, you are, or will hold the notes through, a pass-through entity, you will hold the notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes or if you are a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar). No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. You are urged to consult your own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of the notes, as well as the effects of state, local and non-U.S. tax laws.
      For purposes of this discussion, a “U.S. Holder” means any of the following:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state or political subdivision thereof,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      If a partnership (including any entity treated as a pass-through entity for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the notes, we suggest that you consult your tax advisor.
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of the notes that is not a partnership or a U.S. person.
      The notes provide for the payment of liquidated damages under certain circumstances described under “Description of Notes — Registration Rights; Liquidated Damages.” The notes may be subject to Treasury Regulations applicable to debt instruments that provide for one or more contingent payments. Under such Treasury Regulations, if the payment of liquidated damages on the notes is, as of the issue date, either a “remote” or “incidental” contingency, the payment of liquidated damages, if any, would not be considered a contingent payment and such liquidated damages would generally be included in income in the same manner as stated interest, as described below. We believe that the likelihood that liquidated damages will become payable due to a failure to register the notes is remote. Accordingly, we intend to take the position that the notes are not contingent interest notes. Our determination that such payments are a remote or incidental contingency for these purposes is binding on you unless you disclose to the IRS that you are taking a contrary position. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, you might be required to accrue income on the notes in excess of stated interest regardless of your regular method of accounting, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes are not contingent interest notes.

Tax Consequences to U.S. Holders
      The following discussion is limited to the material U.S. federal income tax consequences relevant to U.S. Holders. Material U.S. federal income tax consequences relevant to Non-U.S. Holders are discussed separately below.

Payments of Interest
      Payments of stated interest on the notes generally will be taxable to a you as ordinary interest income at the time such payments are accrued or received, in accordance with the your regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes
      A sale, redemption or other taxable disposition of a note generally will result in capital gain or loss equal to the difference between the amount of cash and fair market value of other property that you receive for the note and your adjusted tax basis for the note (except to the extent that such cash or other property is attributable to the payment of accrued and unpaid interest, which amount will be taxable as interest as discussed above). Capital gain or loss recognized on the sale, redemption or other taxable disposition of a note held for more than one year will be long-term capital gain or loss. Under current U.S. federal income tax law, long-term capital gains of certain noncorporate taxpayers (including individuals) may be taxed at preferential rates. Certain limitations, however, apply to your ability to deduct capital losses. An exchange of the notes for registered notes pursuant to the exchange offer described under “Description of Notes — Registration Rights; Liquidated Damages” is not anticipated to be a taxable event for U.S. federal income tax purposes. In the event of such an exchange, your holding period for the exchange note received in the exchange will include the holding period for the note so exchanged, and your adjusted tax basis for the exchange note will be the same as your adjusted tax basis for the note so exchanged (determined immediately before the exchange).

Exchange Offer
      As a U.S. Holder, you will not recognize taxable gain or loss for U.S. Federal income tax purposes on the exchange of initial notes pursuant to the exchange offer, and your tax basis and holding period for such registered notes will be the same as for the notes immediately before the exchange.

Information Reporting and Backup Withholding
      You may be subject, under certain circumstances, to information reporting and “backup withholding” with respect to certain “reportable payments,” including interest payments and, under certain circumstances, principal payments on and gross proceeds from your disposition of a note. The backup withholding rules apply if you, among other things, (i) have been informed by the IRS that you are subject to backup withholding for failing properly to furnish your social security number or other taxpayer identification number, or TIN, (ii) furnish an incorrect TIN, (iii) fail to properly report the receipt of interest or dividends or (iv) under certain circumstances, fail to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that you are not subject to backup withholding. If you do not provide us with your correct TIN you may also be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. To the extent required by law, we will report annually to the IRS and to you the amount of any reportable payments and the amount, if any, of tax withheld with respect to such payments.
      Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Tax Consequences to Non-U.S. Holders
      The following discussion is limited to the material U.S. federal income tax consequences relevant to Non-U.S. Holders.

Payments of Interest
      Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a note to you will qualify for the “portfolio interest exemption” and therefore will not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the interest is not effectively connected with the conduct by you of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us for U.S. federal income tax purposes;

•	you are not a bank with respect to which the receipt of interest on the notes is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

•	you certify, on Form W-8BEN (or a permissible substitute) under penalties of perjury, that you are a Non-U.S. Holder and provide your name and address or you hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or a non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.
Interest paid to you that does not qualify for the above exemption from withholding tax will generally be subject to withholding of U.S. federal income tax at the rate of 30%, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States, the interest will generally be subject to the U.S. federal income tax as if you were a U.S. Holder unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation, under certain circumstances you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year (subject to adjustments) that are effectively connected to a trade or business conducted by you in the United States.

Disposition of Notes; Exchange Offer
      Subject to the discussion below concerning information reporting and backup withholding, any gain you realize on the sale, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with your conduct of a trade or business within the United States or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. You will not recognize gain or loss for U.S. Federal income tax purposes on the exchange of initial notes pursuant to the exchange offer and your tax basis and holding period for such registered notes will be the same as for the notes immediately before the exchange.

Information Reporting and Backup Withholding
      Payments of principal and interest made in respect of notes held by you generally will not be subject to information reporting and backup withholding if you properly certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption. You generally will provide such information (and other required certifications) on IRS Form W-8BEN. However, the exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules.
      The payment to you of the proceeds of the sale or other taxable disposition of a note (including a redemption) by or through the U.S. office of a broker is subject to information reporting and backup withholding unless you properly certify your non-U.S. status under penalties of perjury or otherwise establish an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of proceeds of sales or other taxable dispositions of notes (including a redemption) by or through non-U.S. offices of U.S. brokers or by or through non-U.S. brokers with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a U.S. person and such broker has no actual knowledge or reason to know to the contrary or you otherwise establish an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a sale or other taxable disposition of a note by or through a foreign office of a foreign broker not subject to the preceding sentence.
      Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Treatment of the Notes for U.S. Federal Estate Tax Purposes
      Notes held by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax provided that, at the time of death, the Non-U.S. Holder is exempt from withholding of U.S. federal income tax under the rules described above.

PLAN OF DISTRIBUTION
      With respect to the resale of exchange notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder (other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or “broker” or “dealer” registered under the Exchange Act) who exchanges outstanding notes for exchange notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction; any such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate of ours, unless an exemption from registration is otherwise available.
      As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	it is not an “affiliate,” as defined in the Securities Act, of ours; and

•	any additional representations that in the written opinion of our counsel are necessary under existing rules or regulations (or interpretations thereof) of the SEC in order for the registration statement of which this prospectus forms a part to be declared effective.
      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.
      Any broker or dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us) may exchange such outstanding notes for exchange notes pursuant to the exchange offer; however, such broker-dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed and such time as broker-dealers are no longer required to comply with the prospectus delivery requirements in connection with offers and sales of exchange notes.

      A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).
      The information described above concerning interpretations of, and positions taken by, the SEC is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.
      We have agreed to pay all expenses incident to the exchange offer. See “The Exchange Offer — Fees and Expenses.”
LEGAL MATTERS
      The validity of the exchange notes offered hereby and certain other legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York. Certain regulatory matters will be passed upon for us by Foley & Lardner LLP, San Diego, California.
EXPERTS
      The combined financial statements of American Medical Response, Inc. and its subsidiaries and EmCare Holdings Inc. and its subsidiaries for the year ended August 31, 2002 (Predecessor), the nine months ended May 31, 2003 (Predecessor), and as of and for the three months ended August 31, 2003, the year ended August 31, 2004 and the five months ended January 31, 2005 included in this prospectus, have been so included in reliance on the reports (which contain an explanatory paragraph relating to the companies’ restatement of their combined financial statements, as well as the parent’s emergence from bankruptcy as described in Note 1) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document.

      You may read and copy information omitted from this prospectus but contained in the registration statement at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. You may also request copies of all or any portion of such material from the Public Reference Section of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov.
      Upon completion of our initial public offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We maintain a web site at www.emsc.net. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our web site as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at that site.

AMERICAN MEDICAL RESPONSE, INC. & EMCARE HOLDINGS INC.
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Page

Combined Financial Statements (as Restated) for the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) for the Year Ended August 31, 2002 (Predecessor)

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets at January 31, 2005, August 31, 2004 and 2003	F-5

Combined Statements of Operations and Comprehensive Income (Loss) for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor) and for the year ended August 31, 2002 (Predecessor)
F-6

Statements of Changes in Combined Equity for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor) and for the year ended August 31, 2002 (Predecessor)
F-7

Combined Statements of Cash Flows for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor), and for the year ended August 31, 2002 (Predecessor)
F-8
Notes to Combined Financial Statements	F-9

Page

Unaudited Consolidated/ Combined Financial Statements for the Three Months and Five Months Ended June 30, 2005 and June 30, 2004
Unaudited Consolidated Balance Sheet at June 30, 2005 and Combined Balance Sheet at January 31, 2005	F-49
Unaudited Consolidated/ Combined Statements of Operations and Comprehensive Income for the three months and five months ended June 30, 2005 and 2004	F-50
Unaudited Consolidated/Combined Statements of Cash Flows for five months ended June 30, 2005 and 2004	F-51
Notes to Unaudited Consolidated/ Combined Financial Statements	F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders of American Medical Response, Inc.
and EmCare Holdings, Inc.:
      In our opinion, the accompanying combined balance sheets (successor basis) and the related combined statements of operations and comprehensive income (loss) (successor basis), changes in combined equity (successor basis) and cash flows (successor basis) present fairly, in all material respects, the financial position of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings, Inc. and its subsidiaries (“EmCare”) (collectively, the “Company”) as of January 31, 2005 and August 31, 2004 and 2003 and the results of their operations and changes in combined equity and cash flows for the five-month period ended January 31, 2005, for the year ended August 31, 2004 and for the three-month period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the AMR and EmCare management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 to the combined financial statements, AMR and EmCare are wholly-owned subsidiaries of Laidlaw International, Inc., previously Laidlaw, Inc. (“Laidlaw”). The United States Bankruptcy Court for the Western District for New York confirmed Laidlaw’s Third Amended Plan of Reorganization (the “plan”) on February 27, 2003. Confirmation of the plan resulted in the discharge of all claims against Laidlaw that arose on or before June 28, 2001 and terminated all rights and interest of equity security holders as provided for in the plan. The plan was implemented in June 2003 and Laidlaw emerged from bankruptcy. In connection with its emergence from bankruptcy, Laidlaw adopted fresh-start accounting and recorded fresh-start accounting adjustments in the separate financial statements of AMR and EmCare on June 1, 2003. As a result, the Company’s post-emergence (successor basis) financial statements reflect a different basis of accounting than its pre-emergence (predecessor basis) financial statements.
      As discussed in Note 1 to the combined financial statements, the Company has restated its financial statements as of August 31, 2004 and 2003.
PricewaterhouseCoopers LLP
Denver, Colorado
August 1, 2005, except as to the information disclosed
in Note 17, as to which the date is October 7, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders of American Medical Response, Inc.
and EmCare Holdings, Inc.:
      In our opinion, the accompanying combined statements of operations and comprehensive income (loss) (predecessor basis), changes in combined equity (predecessor basis) and cash flows (predecessor basis) present fairly, in all material respects, the results of operations and changes in combined equity and cash flows of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings, Inc. and its subsidiaries (“EmCare”) (collectively, the “Company”) for the nine-month period ended May 31, 2003, and for the year ended August 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the AMR and EmCare management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 to the combined financial statements, AMR and EmCare are wholly-owned subsidiaries of Laidlaw International, Inc., previously Laidlaw, Inc. (“Laidlaw”). The United States Bankruptcy Court for the Western District of New York confirmed Laidlaw’s Third Amended Plan of Reorganization (the “plan”) on February 27, 2003. Confirmation of the plan resulted in the discharge of all claims against Laidlaw that arose on or before June 28, 2001 and terminated all rights and interest of equity security holders as provided for in the plan. The plan was implemented in June 2003 and Laidlaw emerged from bankruptcy. In connection with its emergence from bankruptcy, Laidlaw adopted fresh-start accounting and recorded fresh-start accounting adjustments in the separate financial statements of AMR and EmCare on June 1, 2003. As a result, the Company’s post-emergence (successor basis) financial statements reflect a different basis of accounting than its pre-emergence (predecessor basis) financial statements.
      As discussed in Note 2 to the combined financial statements, on September 1, 2002, AMR and EmCare changed their method of accounting for goodwill.
      As discussed in Note 1 to the combined financial statements, the Company has restated its financial statements for the nine-month period ended May 31, 2003 and the year ended August 31, 2002.
PricewaterhouseCoopers LLP
Denver, Colorado
January 14, 2005, except as to the restatement described in
Note 1, as to which the date is August 1, 2005 and as to the information disclosed in Note 17, as to which the date is October 7, 2005

American Medical Response, Inc.
 & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Financial Statements
January 31, 2005 and August 31, 2004 and 2003 (as restated)

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Balance Sheets
January 31, 2005, August 31, 2004 and 2003
(dollars in thousands)

		As Restated —
		See Note 1

	January 31,	August 31,	August 31,
	2005	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$14,631	$9,476	$10,641
Restricted cash and cash equivalents	9,846	5,691	939
Restricted marketable securities	2,473	6,756	201
Trade and other accounts receivable, net	369,767	344,210	320,452
Parts and supplies inventory	18,499	18,577	17,444
Prepaids and other current assets	40,135	32,015	32,207
Current deferred tax assets	65,092	52,981	58,836

Current assets	520,443	469,706	440,720

Non-current assets:
Property, plant and equipment, net	128,766	132,685	133,546
Intangible assets, net	16,075	15,758	148,205
Non-current deferred tax assets	202,469	214,389	96,596
Restricted long-term investments	41,810	47,285	40,608
Other long-term assets	73,947	69,776	55,071

Assets	$983,510	$949,599	$914,746

LIABILITIES AND COMBINED EQUITY
Current liabilities:
Accounts payable	$55,818	$50,915	$50,182
Accrued liabilities	171,645	166,784	146,179
Current portion of long-term debt	5,846	7,565	8,270

Current liabilities	233,309	225,264	204,631
Long-term debt	5,651	7,915	15,787
Other long-term liabilities	146,273	142,580	133,789

Liabilities	385,233	375,759	354,207

Commitments and contingencies (notes 7, 9 and 10)
Laidlaw payable	202,042	186,778	22,416
Laidlaw investment	356,550	356,550	546,144
Retained earnings (deficit)	40,000	30,518	(6,831)
Comprehensive loss	(315)	(6)	(1,190)

Combined equity	598,277	573,840	560,539

Liabilities and combined equity	$983,510	$949,599	$914,746

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Statements of Operations and Comprehensive Income (Loss)
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) and for the Year Ended August 31, 2002 (Predecessor)
(dollars in thousands)

				Predecessor — as Restated
				See note 1
	Five		Three
	Months	Year	Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Net revenue	$696,179	$1,604,598	$384,461	$1,103,335	$1,415,786

Compensation and benefits	481,305	1,117,890	264,604	757,183	960,590
Operating expenses	94,882	218,277	55,212	163,447	219,321
Insurance expense	39,002	80,255	34,671	69,576	66,479
Selling, general and administrative expenses	21,635	47,899	12,017	37,867	61,455
Laidlaw fees and compensation charges	19,857	15,449	1,350	4,050	5,400
Depreciation and amortization expense	18,808	52,739	12,560	32,144	67,183
Impairment losses	—	—	—	—	262,780
Restructuring charges	—	2,115	1,449	1,288	3,777
Laidlaw reorganization costs	—	—	—	3,650	8,761

Income (loss) from operations	20,690	69,974	2,598	34,130	(239,960)
Interest expense	(5,644)	(9,961)	(908)	(4,691)	(6,418)
Realized gain (loss) on investments	—	(1,140)	90	—	—
Interest and other income	714	240	22	304	369
Fresh-start accounting adjustments	—	—	—	46,416	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	15,760	59,113	1,802	76,159	(246,009)
Income tax expense	(6,278)	(21,764)	(8,633)	(829)	(1,374)

Income (loss) before cumulative effect of a change in accounting principle	9,482	37,349	(6,831)	75,330	(247,383)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—

Net income (loss)	9,482	37,349	(6,831)	(148,391)	(247,383)
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) during the period	(309)	1,184	(1,190)	603	116

Comprehensive income (loss)	$9,173	$38,533	$(8,021)	$(147,788)	$(247,267)

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Statements of Changes in Combined Equity
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) and for the Year Ended August 31, 2002 (Predecessor)
(dollars in thousands)

				Accumulated
			Retained	Other	Total
	Laidlaw	Laidlaw	Earnings	Comprehensive	Combined
	Payable	Investment	(Deficit)	Income (Loss)	Equity

Balances August 31, 2001 (Predecessor)	$1,422,088	$2,089,376	$(2,437,836)	$—	$1,073,628
Prior period adjustment — see note 1	—	—	(41,020)	—	(41,020)
Net loss	—	—	(247,383)	—	(247,383)
Payments made to Laidlaw, net	(24,823)	—	—	—	(24,823)
Unrealized holding gains	—	—	—	116	116

Balances August 31, 2002 (Predecessor) as restated — see note 1	1,397,265	2,089,376	(2,726,239)	116	760,518
Net loss	—	—	(148,391)	—	(148,391)
Payments made to Laidlaw, net	(83)	—	—	—	(83)
Unrealized holding gains	—	—	—	603	603

Balances May 31, 2003 (Predecessor) as restated — see note 1	$1,397,182	$2,089,376	$(2,874,630)	$719	$612,647

Fresh-start balances June 1, 2003 as restated — see note 1	$66,503	$546,144	$—	$—	$612,647
Net loss	—	—	(6,831)	—	(6,831)
Payments made to Laidlaw, net	(44,087)	—	—	—	(44,087)
Unrealized holding losses	—	—	—	(1,190)	(1,190)

Balances August 31, 2003, as restated — see note 1	22,416	546,144	(6,831)	(1,190)	560,539
Dividend to Laidlaw	200,000	(200,000)	—	—	—
Net income	—	—	37,349	—	37,349
Fresh-start adjustments (note 1)	—	10,406	—	—	10,406
Payments made to Laidlaw, net	(35,638)	—	—	—	(35,638)
Unrealized holding gains	—	—	—	1,184	1,184

Balances August 31, 2004 as restated — see note 1	186,778	356,550	30,518	(6)	573,840
Net income	—	—	9,482	—	9,482
Advances from Laidlaw, net	15,264	—	—	—	15,264
Unrealized holding losses	—	—	—	(309)	(309)

Balances January 31, 2005	$202,042	$356,550	$40,000	$(315)	$598,277

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Statements of Cash Flows
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor)
and for the Year Ended August 31, 2002 (Predecessor)

				Predecessor — as
				restated
				see note 1

	Five Months		Three Months	Nine Months
	Ended	Year Ended	Ended	Ended	Year Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

	(dollars in thousands)			(dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$9,482	$37,349	$(6,831)	$(148,391)	$(247,383)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,808	53,957	12,775	32,359	67,205
Loss (gain) on disposal of property, plant and equipment	145	(446)	(316)	(349)	(1,140)
Impairment charge	—	—	—	—	262,780
Cumulative effect of a change in accounting principle (note 3)	—	—	—	223,721	—
Non-cash allocated expenses (income)	—	(4,505)	11,522	3,058	(8,094)
Restructuring charges	—	2,115	1,449	1,288	3,777
Notes payable discount	213	132	50	218	422
Loss (gain) on restricted investments	197	1,140	(90)	—	—
Deferred income taxes	6,278	21,899	(8,421)	—	—
Fresh-start accounting adjustments (note 1)	—	—	—	(46,416)	—
Changes in operating assets/liabilities (net of acquisitions):
Trade and other accounts receivable	(26,057)	(23,764)	1,522	(14,049)	21,352
Parts and supplies inventory	78	(1,133)	(517)	233	(153)
Prepaids and other current assets	(269)	5,892	3,700	(12,257)	(10,345)
Accounts payable and accrued liabilities	3,046	17,322	3,553	(6,614)	22,350
Compliance and insurance accruals	4,045	20,402	12,520	31,312	46,575
Restructuring charges and acquisition accruals	—	(2,681)	(907)	(5,344)	(802)

Net cash provided by operating activities	15,966	127,679	30,009	58,769	156,544

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(14,045)	(42,787)	(18,079)	(34,768)	(31,118)
Purchase of business	(1,200)	—	—	—	—
Proceeds from sale of business	1,300	—	—	—	—
Proceeds from sale of property, plant and equipment	175	858	341	624	2,549
Purchase of restricted cash and investments	(31,257)	(64,357)	(11,287)	(66,266)	(50,946)
Proceeds from sale and maturity of restricted investments	35,960	46,389	12,530	36,748	32,215
Other investing activities	(79)	6,814	1,359	(35,173)	(10,047)
Increase in Laidlaw insurance deposits	(12,521)	(28,433)	—	—	—

Net cash used in investing activities	(21,667)	(81,516)	(15,136)	(98,835)	(57,347)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	(3,992)	(8,709)	(1,851)	(6,338)	(17,817)
Increase (decrease) in bank overdrafts	5,866	(4,544)	8,675	(815)	(1,134)
Advances from (payments to) Laidlaw	8,982	(31,133)	(55,609)	(3,141)	(16,729)
Increase (decrease) in other non-current liabilities	—	(2,942)	1,563	2,234	(386)

Net cash provided by (used in) financing activities	10,856	(47,328)	(47,222)	(8,060)	(36,066)

Increase (decrease) in cash and cash equivalents	5,155	(1,165)	(32,349)	(48,126)	63,131
Cash and cash equivalents, beginning of period	9,476	10,641	42,990	91,116	27,985

Cash and cash equivalents, end of period	$14,631	$9,476	$10,641	$42,990	$91,116

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements
(dollars in thousands)

1.	General
Basis of Presentation of Financial Statements
      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to reflect the combined financial position, results of operations and cash flows of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings Inc. and its subsidiaries (“EmCare”) (combined or each individually, the “Company”). These financial statements have been prepared in connection with the definitive sale agreement referred to in note 17 to reflect the businesses that were purchased. AMR and EmCare are indirect, wholly owned subsidiaries of Laidlaw International Inc., previously Laidlaw Inc. (“Laidlaw” or the “Parent”). The Company operates in two segments, AMR in the Healthcare Transportation Service business and EmCare in the Emergency Management Service business.
      AMR operates in 34 states, providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. In addition, AMR operates emergency (911) call and response services for large and small communities all across the United States, offers medical staff for large entertainment venues like stadiums and arenas, and provides telephone triage, transportation dispatch and demand management services.
      EmCare provides outsourced business services to hospitals primarily for emergency departments, related urgent care centers and for certain inpatient departments for 313 hospitals in 38 states. EmCare recruits physicians, gathers their credentials, arranges contracts for their services, assists in monitoring their performance and arranges their scheduling. In addition, EmCare assists clients in such operational areas as staff coordination, quality assurance, departmental accreditation, billing, record-keeping, third-party payment programs, and other administrative services.
Restatement
      Accounts receivable allowance. The Company determined that because of an error in its reserving methodology, its accounts receivable allowances were understated at various balance sheet dates prior to and including the periods presented herein. As a result, AMR has recorded an adjustment of $50 million to increase the accounts receivable allowance as of May 31, 2003, of which $39 million reduces previously reported retained earnings (deficit) as of August 31, 2001. Adjustments were also required for the nine-month period ended May 31, 2003 and the year ended August 31, 2002, reflecting a reduction of net revenue and a corresponding increase in accounts receivable allowances of $8.0 million and $3.0 million, respectively. There were no further adjustments necessary subsequent to May 31, 2003. In addition, the Company made other adjustments related to certain deferred rent and leasehold amortization matters, reducing previously reported retained earnings (deficit) as of August 31, 2001 by $2.0 million and reducing earnings for the nine-month period ended May 31, 2003 by $0.1 million and for the year ended August 31, 2002 by $0.2 million.
      AMR adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), on September 1, 2002 and recorded a charge associated with a change in accounting principle based on a fair value assessment of goodwill. The impact of reducing the net accounts receivable balance prior to the assessment reduced the charge necessary upon adoption of SFAS No. 142 by $42 million. Effective June 1, 2003, the Company’s parent emerged from bankruptcy and applied fresh-start accounting. The impact of the correction made to the nine-month period ended May 31, 2003 increased the fresh-start income adjustment by $8.1 million.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      Also as a part of applying fresh-start accounting, the Company adjusted its assets and liabilities to fair value. As a result of the restatement which reduced net assets by $52.3 million, as discussed above, the Company allocated $52.3 million to goodwill at June 1, 2003 as the reorganization value exceeded the fair value of the assets and liabilities. See “— Chapter 11 Reorganization — Laidlaw”, below, for further information.
      As a result of these corrections, as of May 31, 2003, deferred tax assets of $20.3 million have been recorded with a corresponding full valuation allowance. In fiscal 2004, AMR had reversed all of its valuation allowance, which reversal now includes the valuation allowance referred to above. In accordance with fresh-start accounting, the reversal of valuation allowances first reduces intangible assets to zero, and then any excess is credited to the Laidlaw investment in the Statement of Changes in Combined Equity. As a result of the increased goodwill of $52.3 million and the release of the valuation allowance of $20.3 million discussed above, the Company reduced its previously recorded credit to Laidlaw investment by $32.0 million. See note 5 for further information.
      Following is a summary of the effects of these changes on the Company’s Combined Balance Sheet as of August 31, 2004 and 2003 and Combined Statements of Operations for the nine months ended May 31, 2003 and for the fiscal year ended August 31, 2002. Correcting for the error did not require adjustment to total net cash flows provided by operating activities, net cash flows used in investing activities, or net cash flows provided by (used in) financing activities.
Combined Balance Sheets

	As Previously		As
	Reported	Adjustments	Restated

August 31, 2004
Trade and other accounts receivable, net	$394,210	$(50,000)	$344,210
Current deferred tax assets	33,935	19,046	52,981
Current assets	500,660	(30,954)	469,706
Property, plant & equipment	133,362	(677)	132,685
Non-current deferred tax assets	213,127	1,262	214,389
Assets	979,968	(30,369)	949,599
Other long-term liabilities	140,897	1,683	142,580
Liabilities	374,076	1,683	375,759
Laidlaw investment	388,602	(32,052)	356,550
Combined equity	605,892	(32,052)	573,840
Liabilities and combined equity	979,968	(30,369)	949,599

August 31, 2003
Trade and other accounts receivable, net	370,452	(50,000)	320,452
Current assets	490,720	(50,000)	440,720
Property, plant & equipment	134,223	(677)	133,546
Intangible assets, net	95,845	52,360	148,205
Assets	913,063	1,683	914,746
Other long-term liabilities	132,106	1,683	133,789
Liabilities	352,524	1,683	354,207
Liabilities and combined equity	$913,063	$1,683	$914,746

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Combined Statements of Operations and Comprehensive Income (Loss)

	As Previously		As
	Reported	Adjustments	Restated

Nine months ended May 31, 2003 (predecessor)
Net revenue	$1,111,335	$(8,000)	$1,103,335
Operating expenses	163,293	154	163,447
Depreciation and amortization expense	32,156	(12)	32,144
Income (loss) from operations	42,272	(8,142)	34,130
Fresh-start accounting adjustments	38,274	8,142	46,416
Cumulative effect of a change in accounting principle	(267,939)	44,218	(223,721)
Net income (loss)	(192,609)	44,218	(148,391)
Comprehensive income (loss)	(192,006)	44,218	(147,788)
Year ended August 31, 2002 (predecessor)
Net revenue	1,418,786	(3,000)	1,415,786
Operating expenses	219,121	200	219,321
Depreciation and amortization expense	67,185	(2)	67,183
Income (loss) from operations	(236,762)	(3,198)	(239,960)
Income (loss) before income taxes and cumulative effect of a change in accounting principle	(242,811)	(3,198)	(246,009)
Income (loss) before cumulative effect of a change in accounting principle	(244,185)	(3,198)	(247,383)
Net income (loss)	(244,185)	(3,198)	(247,383)
Comprehensive income (loss)	$(244,069)	$(3,198)	$(247,267)
Chapter 11 Reorganization — Laidlaw
      On June 28, 2001, Laidlaw and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. During the pendency of the Chapter 11 case, Laidlaw continued to operate its businesses in accordance with the applicable provisions of the Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare filed for reorganization under Chapter 11 of the Bankruptcy Code.
      Laidlaw emerged from bankruptcy protection during fiscal 2003, and on June 1, 2003 adopted Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), applying fresh-start accounting to its balance sheet as of the close of business on May 31, 2003. In accordance with the principles of fresh-start accounting, Laidlaw determined the reorganization value of its individual business units and adjusted their assets and liabilities to estimated fair values as of May 31, 2003. On May 31, 2003, Laidlaw applied “push-down” accounting and allocated to the Company its share of reorganization value aggregating $939.9 million. Reorganization value, as defined in SOP 90-7, is the amount that approximates the fair value of the assets of an entity before considering liabilities. The reorganization value allocated to the Company was based on the consideration of factors such as the industries in which the Company operates, the general economic conditions that impact the health care industry, and application of certain valuation methods, including a discounted cash flow analysis, an analysis of comparable publicly traded company multiples and a comparable acquisitions analysis. The net effect of all fresh-start accounting

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
adjustments pushed down to the Company resulted in additional income of $46.4 million, which is reflected as an adjustment to the financial results for the period from September 1, 2002 through May 31, 2003.
      As a result of the application of push-down accounting, the Company’s balance sheet as of the close of business May 31, 2003 and financial statements for periods beginning on June 1, 2003, referred to as “Successor Company”, may not be comparable with its financial statements for periods before June 1, 2003, referred to as Predecessor Company” because they are, in effect, those reflecting the application of a new basis of accounting. The balances below have been adjusted for the restatement described above. As a result, trade receivables, property plant and equipment, intangible assets and other long-term liabilities changed by $(50) million, $(0.6) million, $44.2 million and $1.6 million, respectively, in the Predecessor and Successor columns. Retained earnings (deficit) increased by $8.1 million in the Predecessor fair value adjustment column and the adjustment to intangible fair value decreased by $8.1 million. The effects of fresh-start reporting on the Company’s combined balance sheet as of the close of business May 31, 2003 are as follows:

	Restated

	Predecessor		Fair Value	Successor
	Company		Adjustments	Company

Assets
Current assets:
Cash and cash equivalents	$42,990		$—	$42,990
Restricted cash and cash equivalents	1,154		—	1,154
Trade and other accounts receivable, net	321,974		—	321,974
Parts and supplies inventory	16,927		—	16,927
Other current assets	35,907		—	35,907
Current deferred tax assets	—	(c)	72,493	72,493

Current assets	418,952		72,493	491,445

Property, plant, and equipment, net	130,212	(a)	(4,683)	125,529
Intangible assets, net	230,222	(b)	(79,843)	150,379
Non-current deferred tax assets	—	(c)	73,918	73,918
Restricted long-term investments — trust	43,764		—	43,764
Other long-term assets	56,596		—	56,596

Assets	$879,746		$61,885	$941,631

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

	Restated

	Predecessor		Fair Value	Successor
	Company		Adjustments	Company

Liabilities and Combined Equity
Current liabilities:
Accounts payable	$40,156		$—	$40,156
Accrued liabilities	140,777	(d)	1,000	141,777
Current portion of long-term debt	8,807		—	8,807

Current liabilities	189,740		1,000	190,740
Long-term debt	17,052		—	17,052
Other long-term liabilities	106,723	(e)	14,469	121,192

Liabilities	313,515		15,469	328,984

Laidlaw payable	59,355	(f)	7,148	66,503
Laidlaw investment	3,419,470	(f)	(2,873,326)	546,144
Retained earnings (deficit)	(2,913,313	) (f)	2,913,313	—
Comprehensive income	719	(f)	(719)	—

Combined equity	566,231		46,416	612,647

Liabilities and combined equity	$879,746		$61,885	$941,631

(a)	Adjusts property, plant and equipment to reflect the estimated fair value of the assets based on independent appraisals.

(b)	Eliminates the Predecessor Company’s historic goodwill, records identifiable intangible assets at estimated fair value based upon independent appraisals and records the remaining reorganization value to goodwill.

(c)	Records the net deferred income tax assets of the Company.

(d)	Records the operating leases at their estimated fair value based on independent valuations and the current borrowing rate of the Company.

(e)	Adjusts the Company’s insurance reserves to their estimated fair value.

(f)	Reflects the elimination of the accumulated deficit and comprehensive income and establishes the payable account to Laidlaw.

2.	Summary of Significant Accounting Policies
Combination
      The combined financial statements include the accounts of the Company or of the Predecessor Company consolidated with all of their respective subsidiaries. All significant intracompany transactions are eliminated.
Use of Estimates
      The preparation of financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingencies. Future events could alter such estimates.
Cash and Cash Equivalents
      Cash and cash equivalents are composed of highly liquid investments with an original maturity of three months or less and are recorded at market value.
      At January 31, 2005 and August 31, 2004 and 2003, bank overdrafts of $22.0 million, $16.1 million and $20.6 million, respectively, were included in accounts payable on the accompanying combined balance sheets.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Restricted Cash and Cash Equivalents
      Restricted cash and cash equivalents include short-term investments that are part of the portfolio of the Company’s captive insurance arrangement. These investments are highly liquid and have original maturities of three months or less. These assets are used to support the current portion of claim liabilities under the captive arrangement.
Restricted Marketable Securities
      Marketable securities were pledged as collateral against the Company’s claim liabilities under the captive insurance arrangement. Restricted marketable securities are income-yielding securities that can be converted readily into cash and include commercial paper, corporate and foreign notes and bonds, and U.S. Treasury and agency obligations. Such securities are stated at market value and are classified as available-for-sale under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), with unrealized gains and losses reported, net of tax, in other comprehensive income as a component of combined equity.
Trade and Other Accounts Receivable, net
      The Company determines its allowances based on payor reimbursement schedules, historical write-off experience and other economic data. The allowances for contractual discounts and uncompensated care are reviewed monthly. Account balances are charged off against the uncompensated care allowance when it is probable the receivable will not be recovered. Write-offs to the contractual allowance occur when payment is received. The allowance for uncompensated care is related principally to receivables recorded for self-pay patients.

		August 31,
	January 31,
	2005	2004	2003

Accounts receivable, net
AMR	$229,798	$210,177	$196,473
EmCare	139,969	134,033	123,979

Total	$369,767	$344,210	$320,452

Accounts receivable allowances
AMR
Allowance for contractual discounts	$126,771	$103,412	$89,856
Allowance for uncompensated care	124,699	111,766	104,833

Total	$251,470	$215,178	$194,689

EmCare
Allowance for contractual discounts	$188,092	$168,060	$168,912
Allowance for uncompensated care	556,605	499,512	382,757

Total	$744,697	$667,572	$551,669

      The increase in the allowances and provisions for contractual discounts and uncompensated care is primarily a result of increases in the Company’s gross fee-for-service rate schedules. These gross fee schedules, including any changes to existing fee schedules, generally are negotiated with various contracting entities, including municipalities and facilities. Fee schedule increases are billed to all revenue and all payors under that specific contract; however, reimbursement in the case of certain state and federal payors, including

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Medicare and Medicaid, will not change as a result of the contract change. In certain cases, this results in a higher level of contractual and uncompensated care provisions and allowances, requiring a higher percentage of contractual discount and uncompensated care provisions compared to gross charges.
      The allowance for uncompensated care at EmCare includes accounts that have been sent to collection agencies and are listed as delinquent within the billing system. These accounts are fully reserved at each balance sheet date and total $254.2 million, $218.6 million and $150.3 million at January 31, 2005, August 31, 2004 and August 31, 2003, respectively.
Parts and Supplies Inventory
      Parts and supplies inventory is valued at cost, determined on a first-in, first-out basis. Durable medical supplies, including stretchers, oximeters and other miscellaneous items, are capitalized as inventory and expensed as used.
Property, Plant and Equipment, net
      Property, plant and equipment were reflected at their fair values as of June 1, 2003. Additions to property, plant and equipment subsequent to this date are recorded at cost. Maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains and losses from dispositions of property, plant and equipment are recorded in the period incurred. Depreciation of property, plant and equipment is provided substantially on a straight-line basis over their estimated useful lives, which are as follows:

Buildings	35 to 40 years
Leasehold improvements	Shorter of expected life or life of lease
Vehicles	5 to 7 years
Computer hardware and software	3 to 5 years
Other	3 to 10 years
Goodwill
      The Predecessor Company adopted SFAS No. 142 on September 1, 2002. SFAS No. 142 requires that any goodwill recorded in connection with an acquisition consummated on or after July 1, 2001 not be amortized, and instead requiring a periodic assessment of recoverability utilizing a fair value measurement. In connection with the adoption of this standard, the Predecessor Company impaired $223.7 million of restated goodwill, which is included in the accompanying combined financial statements for the nine months ended

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
May 31, 2003, as a cumulative effect of a change in accounting principle. Recording this change had no tax-related benefit or expense. Goodwill balances are as follows:

Restated

Predecessor Company:
Balance on August 31, 2002	$453,943
Impairment loss under SFAS No. 142, September 1, 2002	(223,721)

Balance on May 31, 2003	$230,222

Successor Company:
Fresh-start adjustment	$(177,862)

Balance on June 1, 2003 and August 31, 2003	52,360
Deferred tax valuation adjustment, August 31, 2004	(52,360)

Balance on August 31, 2004 and January 31, 2005	$—

      Had the change in the accounting policy for amortizing goodwill been in effect in the prior year, the Predecessor Company’s income (loss) before cumulative effect of a change in accounting principle for the year ended August 31, 2002 would have been ($226.0) million compared to ($247.4) million as originally recorded. There would have been no changes to the results recorded for the five months ended January 31, 2005, the year ended August 31, 2004, the three months ended August 31, 2003 or the Predecessor Company nine months ended May 31, 2003.
Impairment of Long-lived Assets other than Goodwill and Other Indefinite Lived Intangibles
      Long-lived assets other than goodwill and other indefinite lived intangibles are assessed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors which could trigger impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. If indicators of impairment are present, management evaluates the carrying value of long-lived assets other than goodwill and other indefinite lived intangibles in relation to the projection of future undiscounted cash flows of the underlying business. Projected cash flows are based on historical results adjusted to reflect management’s best estimate of future market and operating conditions, which may differ from actual cash flows.
Contract Value
      At January 31, 2005, August 31, 2004 and 2003, the Company’s contracts and customer relationships, recorded as part of fresh-start push-down accounting, represent the amortized fair value of such assets held by the Company at June 1, 2003. Contract Assets are amortized on a straight-line basis over the average length of the contracts and the expected contract renewal period of 10 years. In accordance with the provisions of fresh-start accounting, the reversal of the income tax valuation allowance resulted in a reduction in certain Contract Assets at August 31, 2004 (note 5).
Radio Frequencies
      The radio frequency licenses, recorded as part of push-down accounting and included in net intangible assets on the accompanying combined balance sheet, total $4.0 million at August 31, 2003 and are considered to be indefinite lived intangible assets. As such, they are not amortized. The radio frequency licenses are reviewed for impairment on an annual basis. In accordance with the provisions of fresh-start accounting, the

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
reversal of the income tax valuation allowance resulted in the radio frequency asset being reduced to zero at August 31, 2004 (note 5).
Restricted Long-Term Investments
      Restricted long-term investments include investments that are part of the portfolio of the Company’s captive insurance subsidiary. In accordance with SFAS No. 115, the Company determines the classification of securities as held-to-maturity or available-for-sale at the time of purchase and re-evaluates such designation at each balance sheet date. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and discounts to maturity. Investments not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of equity. The cost of securities sold is based on the specific identification method. Restricted long-term investments are available-for-sale.
      These investments are used to support the Company’s self-insurance program. The investments are comprised principally of government securities and investment grade debt securities.
Other Long-Term Liabilities
      Long-term portions of insurance reserves, acquisition-related liabilities and other liabilities are classified as other long-term liabilities.
Contractual Arrangements
      EmCare structures its contractual arrangements for emergency department management services in various ways. In most states, a wholly-owned subsidiary of EmCare (“EmCare Subsidiary”) contracts with hospitals to provide emergency department management services. The EmCare Subsidiary enters into an agreement (“PA Management Agreement”) with a professional association or professional corporation (“PA”), whereby the EmCare Subsidiary provides the PA with management services, and the PA agrees to provide physician services for the hospital contract. The PA employs physicians directly or subcontracts with another entity for the physician services. In certain states, the PA contracts directly with the hospital, but provides physician services and obtains management services in the same manner as described above. In all arrangements, decisions regarding patient care are made exclusively by the physicians. In consideration for these services, the EmCare Subsidiary receives a monthly fee that may be adjusted from time to time to reflect industry practice, business conditions, and actual expenses for administrative costs and uncollectible accounts. In most states, these fees approximate the excess of the PA’s revenues over its expenses.
      Each PA is wholly-owned by a physician who enters into a Stock Transfer and Option Agreement with EmCare. This agreement gives EmCare the right to replace the physician owner with another physician in accordance with the terms of the agreement.
      Historically, EmCare had determined that these management contracts met Emerging Issues Task Force 97-2, Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Entities, requirements for consolidation. Upon adoption of FIN 46(R), Consolidation of Variable Interest Entities, the Company concluded that these management contracts resulted in a variable interest in the PAs and that the Company is the primary beneficiary. Accordingly, the consolidated financial statements of EmCare and these combined financial statements include the accounts of EmCare and its subsidiaries and the PAs. The financial statements of the PAs are consolidated with EmCare and its subsidiaries because EmCare has ultimate control over the assets and business operations of the PAs as described above. Notwithstanding the lack of technical

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
majority ownership, consolidation of the PAs is necessary to present fairly the financial position and results of operations of EmCare because of the existence of a control relationship by means other than record ownership of the PAs’ voting stock. Control of a PA by EmCare is perpetual and other than temporary because EmCare may replace the physician owner of the PA at any time and thereby continue EmCare’s relationship with the PA.
Financial Instruments and Concentration of Credit Risk
      The Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities (other than current portion of self-insurance estimates), long-term debt and long-term liabilities (other than self-insurance estimates) constitute financial instruments. Based on management’s estimates, the carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities (other than current portion of self-insurance estimates), long-term debt and long-term liabilities (other than self-insurance estimates) approximates their fair value as of January 31, 2005 and August 31, 2004 and 2003. Concentration of credit risks in accounts receivable is limited, due to the large number of customers comprising the Company’s customer base throughout the United States. A significant component of the Company’s revenue is derived from Medicare and Medicaid. Given that these are government programs, the credit risk for these customers is considered low. The Company performs ongoing credit evaluations of its other customers, but does not require collateral to support customer accounts receivable. The Company establishes an allowance for uncompensated care based on the credit risk applicable to particular customers, historical trends and other relevant information. For each of the periods presented, the Company derived approximately 35% of its net revenue from Medicare and Medicaid, 60% from insurance providers and contracted payors, and 5% directly from patients.
Revenue Recognition
      Revenue is recognized at the time of service and is recorded net of provisions for contractual discounts and estimated uncompensated care. Provisions for contractual discounts and estimated uncompensated care by segment, as a percentage of gross revenue, are as follows:

				Predecessor

	Five Months		Three Months	Nine Months
	Ended	Year Ended	Ended	Ended	Year Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

AMR
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	35%	35%	30%	30%	26%
Provision for uncompensated care	14%	14%	16%	15%	16%
EmCare
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	42%	41%	40%	40%	38%
Provision for uncompensated care	25%	24%	24%	23%	23%
Total
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	39%	37%	35%	34%	31%
Provision for uncompensated care	19%	18%	19%	18%	19%
      Healthcare reimbursement is complex and may involve lengthy delays. Third-party payors are continuing their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. The

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Company has from time to time experienced delays in reimbursement from third-party payors. In addition, third-party payors may disallow, in whole or in part, claims for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, determinations of medical necessity, or the need for additional information. Laws and regulations governing the Medicare and Medicaid programs are very complex and subject to interpretation. As a result, there is a reasonable possibility that recorded estimates will change materially in the short-term. Retroactive adjustments may change the amounts realized from third-party payors and are considered in the recognition of revenue on an estimated basis in the period the related services are rendered. Such amounts are adjusted in future periods, as adjustments become known.
      Subsidies and fees in connection with community contracts are recognized ratably over the service period the payment covers.
      The Company also provides services to patients who have no insurance or other third-party payor coverage. In certain circumstances, federal law requires providers to render services to any patient who requires emergency care regardless of their ability to pay.
Income Taxes
      The Company accounts for income taxes under SFAS 109. Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be recognized.
      AMR and EmCare are included in the consolidated U.S. income tax return with other Laidlaw U.S. subsidiaries. The tax allocation agreement calculates tax liability on a separate company basis and provides for reimbursement or payment for utilization of carryovers among members of the group. Consequently, AMR and EmCare only receive the benefits of net operating loss and interest carryforwards to the extent utilized in Laidlaw’s consolidated return. Costs related to income taxes are included as payable to or receivable from Laidlaw.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment.” This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Statement requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company anticipates that the adoption of this Statement will not have a material impact on its financial statements.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

3.	Property, Plant and Equipment, net
      Property, plant and equipment, net consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

		Restated

	2005	2004	2003

Land	$2,079	$2,079	$2,079
Building and leasehold improvements	14,293	14,147	11,670
Vehicles	91,114	85,172	65,163
Computer hardware and software	42,006	35,585	29,290
Other	46,891	45,622	32,130

	196,383	182,605	140,332
Less: accumulated depreciation	(67,617)	(49,920)	(6,786)

Property, plant and equipment, net	$128,766	$132,685	$133,546

      Vehicles include certain vehicles held under capital leases with a net book value of $11.7 million, $13.9 million and $19.0 million at January 31, 2005 and August 31, 2004 and 2003, respectively. Accumulated depreciation and amortization at January 31, 2005 and August 31, 2004 and 2003 includes $8.4 million, $6.3 million and $1.3 million, respectively, relating to such vehicles. Depreciation expense was $18.0 million for the five months ended January 31, 2005, $43.2 million for the year ended August 31, 2004, $10.2 million for the three months ended August 31, 2003, $32.2 million for the nine months ended May 31, 2003 and $45.7 million for the year ended August 31, 2002.

4.	Intangible Assets, net
      Intangible assets, net consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

			Restated

	2005	2004	2003

Goodwill	$—	$—	$52,360
Contract value	22,544	22,106	94,177
Radio frequencies	—	—	4,000
Covenant not to compete	250	—	19

	22,794	22,106	150,556
Less: accumulated amortization	(6,719)	(6,348)	(2,351)

Intangible assets, net	$16,075	$15,758	$148,205

      Amortization expense of intangible assets was $0.8 million for the five months ended January 31, 2005, $9.5 million for the year ended August 31, 2004 and $2.4 million for the three months ended August 31, 2003, $0 for the nine months ended May 31, 2003 and $21.4 million for the year ended August 31, 2002. Covenants and the contract value are amortized over a life of 10 years. As a result of the reversal of the separate company tax valuation allowance as of August 31, 2004 under fresh-start accounting, AMR reduced its intangible assets to zero and EmCare reduced its intangible assets to $15.8 million. Estimated annual amortization over each of the next five years is approximately $2.2 million.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

5.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes were as follows at January 31, 2005 and August 31, 2004 and 2003:

		Restated

	2005	2004	2003

Deferred tax assets:
Accounts receivable	$38,817	$34,726	$54,447
Accrued liabilities	58,508	56,803	62,120
Intangible assets	42,732	46,047	24,311
Interest carryforwards	84,590	85,188	84,474
Net operating loss carryforwards	54,565	55,055	94,576

	279,212	277,819	319,928
Deferred tax liabilities:
Excess of tax over book depreciation	(11,651)	(10,449)	(8,544)

Net deferred tax assets	267,561	267,370	311,384
Valuation allowance	—	—	(155,952)

Net deferred tax assets	$267,561	$267,370	$155,432

      The Company has significant net deferred tax assets resulting from net operating loss (“NOL”) and interest deduction carryforwards and other deductible temporary differences that will reduce taxable income in future periods. SFAS No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion, of net deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, a company’s recent financial performance, the market environment in which a company operates, tax planning strategies and the length of NOL and interest deduction carryforward periods. Furthermore, the weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.
      At the fresh-start accounting date, May 31, 2003, the Company recorded a valuation allowance of $156.0 million, based on the criteria required under SFAS No. 109 discussed above. During fiscal 2004, write-offs of net operating loss carryforwards and realization of other assets reduced the valuation allowance by $48.2 million. As a result of the Company’s improved financial performance during fiscal 2004, management reduced the deferred tax valuation allowance by an additional $107.8 million during the year ended August 31, 2004. As required under fresh-start accounting, this change also resulted in a reduction in intangible assets and goodwill and an increase in Laidlaw equity of AMR.
      The Company has interest carryovers of $222.6 million at January 31, 2005 limited by Internal Revenue Code Section 163(j) without expiration, and federal net operating loss carryforwards of $143.7 million which expire in the years 2005 to 2024. The interest carryovers and $134.0 million of the net operating loss carryforwards are subject to Laidlaw’s annual Section 382 limitation of $58 million.
      In connection with the sale described in note 17, the value of deferred tax assets and liabilities will be adjusted.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      The components of income tax benefit (expense) were as follows:

				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Current tax expense
State	$—	$559	$(162)	$829	$1,374
Federal	—	(694)	17,216	—	—

Total	—	(135)	17,054	829	1,374

Deferred tax expense
State	762	2,496	(76)	—	—
Federal	5,516	19,403	(8,345)	—	—

Total	6,278	21,899	(8,421)	—	—

Total tax expense
State	762	3,055	(238)	829	1,374
Federal	5,516	18,709	8,871	—	—

Total	$6,278	$21,764	$8,633	$829	$1,374

      A reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company’s effective tax rate is as follows:

				As Restated
				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Income tax expense (benefit) at the statutory rate	$5,516	$20,690	$631	$26,656	$(86,103)
Decrease(increase) in income taxes resulting from:
State taxes, net of federal	495	1,986	(155)	539	893
Goodwill amortization/impairment	—	—	—	—	76,517
Fresh start accounting adjustments	—	—	—	(16,246)	—
Parent Company allocations	—	(1,577)	7,990	(2,826)	(40,377)
Change in valuation allowance	—	—	—	(7,607)	50,158
Other	267	665	167	313	286

Provision for income taxes	$6,278	$21,764	$8,633	$829	$1,374

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

6.	Accrued Liabilities
      Accrued liabilities were as follows at January 31, 2005 and August 31, 2004 and 2003:

	2005	2004	2003

Accrued wages and benefits	$53,231	$65,757	$56,960
Accrued paid time off	20,141	19,828	16,896
Current portion of self-insurance reserve	41,283	36,384	28,206
Accrued restructuring	1,118	1,611	3,088
Current portion of compliance and legal	3,607	5,660	8,056
Accrued billing and collection fees	3,522	3,466	3,300
Accrued profit sharing	23,802	7,566	6,552
Other	24,941	26,512	23,121

Total accrued liabilities	$171,645	$166,784	$146,179

7.	Long-term Debt
      Long-term debt consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

	2005	2004	2003

Notes due at various dates from 2004 to 2022 with interest rates from 6% to 10%	$1,219	$2,959	$6,478
Mortgage loan due 2010 with an interest rate of 7%	2,168	2,190	2,242
Capital lease obligations due at various dates from 2006 to 2007 (note 10)	8,110	10,331	15,337

	11,497	15,480	24,057
Less current portion	(5,846)	(7,565)	(8,270)

Total long-term debt	$5,651	$7,915	$15,787

      The aggregate amount of minimum payments (deposit refunds) required on long-term debt in each of the years indicated is as follows:

Year ending January 31,

2006	$5,846
2007	3,771
2008	(878)
2009	121
2010	108
Thereafter	2,529

$11,497

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

8.	Restructuring Charges and Impairment Losses
      The activity in the accrued restructuring balance is as follows:

	2002 Plan			2003 Plan	2004 Plan

	Severance	Lease	Total	Severance	Severance	Total

Incurred	$1,517	$2,260	$3,777			$3,777
Paid	(456)	(149)	(605)			(605)

August 31, 2002	1,061	2,111	3,172			3,172
Incurred April 2003	—	—	—	$1,288		1,288
Incurred August 2003	—	—	—	1,449		1,449
Paid	(559)	(561)	(1,120)	(1,701)		(2,821)

August 31, 2003	502	1,550	2,052	1,036		3,088
Incurred	—	—	—	—	$2,115	2,115
Paid	(502)	(566)	(1,068)	(1,036)	(1,488)	(3,592)

August 31, 2004	—	984	984	—	627	1,611
Incurred	—	—	—	—	—	—
Paid	—	(238)	(238)	—	(255)	(493)

January 31, 2005	$—	$746	$746	$—	$372	$1,118

Restructuring Plans
      During fiscal year 2004, AMR was re-aligned into three geographic regions. The billing centers and operating units within the four original AMR regions were shifted to create the new structure and the administrative office of the former South-Central region was closed. The functions previously performed by this group were distributed to the remaining regions. This restructuring plan is expected to be completed by December 2005.
      During fiscal year 2003, AMR’s Northern Pacific Region re-aligned the management structure of its operations. The first phase occurred in April 2003 and the second and final phase occurred in August 2003.
      During fiscal year 2002, in an effort to eliminate the differences in size among regions, AMR was re-aligned into four geographic regions. The operating units within the five original regions were shifted to create the new structure and the administrative offices of the former South region and one billing center were closed. National Products and Services was also closed. The functions previously performed by this group were distributed to the remaining regions and the corporate office. This restructuring plan is expected to be completed by December 2008.
2002 Impairment Losses
      During fiscal year 2002, AMR incurred an impairment charge of $262.8 million, including $254.9 goodwill impairment and $7.9 million property, plant and equipment impairment. The impairment losses resulted from the inability of AMR to recover the carrying value of the long-lived assets from expected future operating cash flows.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

9.	Retirement Plans and Employee Benefits
      AMR maintains three 401(k) plans (the “AMR Plans”) for its employees and employees of its subsidiaries who meet the eligibility requirements set forth in the AMR Plans. Employees may contribute a maximum of 40% of their compensation up to a maximum of $13 (thousand). Generally 50% of the contribution is matched by AMR up to a maximum of 3% to 6% of the employee’s salary per year, depending on the plan. AMR’s contributions to the AMR Plans for the five months ended January 31, 2005 were $3.7 million, the year ended August 31, 2004 were $8.1 million, for the three months ended August 31, 2003 were $1.9 million and for the nine months ended May 31, 2003 were $5.7 million. For the year ended August 31, 2002, AMR’s contributions to the AMR Plans were $6.9 million. Contributions are included in operating expenses on the accompanying combined statements of operations.
      EmCare established the EmCare Holdings Inc. 401(k) Savings Plan (the “EmCare Plan”) in 1994 to provide retirement benefits to its employees. Employees may elect to participate in the EmCare Plan at the beginning of each calendar quarter and may contribute 1% to 25% of their annual compensation on a tax-deferred basis subject to limits established by the Internal Revenue Service. EmCare contributes 50% of the first 6% of base compensation that a participant contributes to the EmCare Plan during any calendar year. The EmCare Plan follows a calendar year-end. Accordingly, EmCare makes its matching contributions based on eligible employee contributions for each calendar year. EmCare contributed $0.1 million to the EmCare Plan during the five months ended January 31, 2005. During calendar years 2004, 2003 and 2002, EmCare contributed $0.5 million, $0.4 and $0.4 million, respectively, to the EmCare Plan.
      In fiscal 2004, Laidlaw issued Value Appreciation Rights (“VAR”) to various employees of AMR and EmCare. There were no VARs issued prior to fiscal 2004. The VARs vest 100% on the third anniversary of the date of the grant. The VARs compensation is based on prescribed formulas that estimate changes in the enterprise values of AMR and EmCare. The Company recognizes compensation expense on a straight-line basis over the vesting period with compensation expense of $4.1 million for fiscal 2004. The Company recognized $15.3 million of expense related to the VARs for the period ended January 31, 2005 which is included in Laidlaw fees and compensation charges. This expense related to the sale transaction discussed in note 17 and was funded by Laidlaw in accordance with the terms of the sale agreements. The VAR program was terminated in connection with the sale of AMR and EmCare in February 2005 and employees and executives will earn no further rights.

10.	Commitments and Contingencies
Lease Commitments
      The Company leases various facilities and equipment under operating lease agreements. Rental expense incurred under these leases was $12.4 million, $27.9 million, $7.2 million and $23.2 million for the five months ended January 31, 2005, the year ended August 31, 2004, the three months ended August 31, 2003 and the nine months ended May 31, 2003, respectively, and was $32.4 million in fiscal 2002.
      In addition, the Company leases certain vehicles under capital leases. Assets under capital lease are capitalized using inherent interest rates at the inception of each lease. Capital leases are collateralized by the leased vehicles.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      Future commitments under capital and operating leases for vehicle, premises, equipment and other recurring commitments are as follows (the balances below include fair value adjustments as described in note 2):

		Operating
	Capital	Leases &
	Leases	Other

Year ending January 31,
2006	$6,000	$27,289
2007	3,558	20,335
2008	(948)	16,242
2009	—	12,785
2010	—	8,810
Thereafter	—	20,659

	8,610	$106,120

Less imputed interest	(500)

Total capital lease obligations	8,110
Less current portion	(5,530)

Long-term capital lease obligations	$2,580

      Other commitments consisting of dispatch and responder fees totaling $5,362, $1,133, $991, $989, $2,912 and $243 and Onex management fees of $889, $1,000, $1,000, $1,000, $1,000 and $0 for the years ending January 31, 2006, 2007, 2008, 2009, 2010 and thereafter, respectively.
Services
      The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws. From time to time, we receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the investigations described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
      During the first quarter of fiscal 2004, AMR was advised by the U.S. Department of Justice (“DOJ”) that it was investigating certain of AMR’s business practices. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the “medical necessity” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government has alleged that certain of AMR’s hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in 1996 and 1997, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided the Company with an analysis of the

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
investigation conducted in connection with this contract issue, and invited the Company to respond. The Company is considering the government’s analysis and intends to provide its views, as requested. The government may also be investigating whether AMR’s contracts with health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. At this time, it is not possible to predict the ultimate conclusion of these investigations, nor is it possible to estimate possible financial exposure, if any, to the Company.
      From August 1998 until August 2000, American Medical Response West (“AMR West”), a subsidiary of AMR, received six subpoenas duces tecum from the United States Attorney’s Office. These subpoenas related to billing matters for emergency transports during the periods January 1, 1995 to December 31, 1999. Pursuant to a settlement agreement with the United States Attorney’s Office, AMR West paid $3.5 million in 2004 and entered into a five-year agreement with the Department of Health and Human Services covering various administrative processes and procedures. AMR reserved for these matters in periods prior to the statements of operations presented herein.
      In June 1999, the DOJ began an investigation of the billing processes of Regional Emergency Services L.P., or RES, a subsidiary of AMR, and one of RES’ hospital clients. The DOJ alleged violations by the companies of the False Claims Act based on the absence of certificates of medical necessity and other non-compliant billing practices from October 1992 to May 2002. Pursuant to a settlement agreement to resolve these allegations, including settlement of claims in Texas described below, in April 2004 AMR paid $5.0 million of a total $20.0 million settlement amount, with the balance paid by the hospital. AMR reserved for these matters in periods prior to the statements of operations presented herein.
      On May 9, 2002, AMR received a subpoena duces tecum from the Office of Inspector General for the United States Department of Health and Human Services. The subpoena required AMR to produce a broad range of documents relating to RES contracts in Texas, Georgia and Colorado for the period from January 1993 through May 2002. The Texas claims were resolved pursuant to the settlement agreement described above. The government investigations in Georgia and Colorado are continuing; it is not currently possible to estimate the financial exposure, if any, to the Company.
      On July 12, 2005, the Company received a letter and draft Audit Report from the Office of Inspector General for the United States Department of Health and Human Services, or OIG, requesting the Company’s response to its draft findings that the Company’s Massachusetts subsidiary received $1.9 million in overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. The Company disagrees with the OIG’s finding and is in the process of responding to the draft Audit Report. If the Company is unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which the Company may be entitled following the release of a final Audit Report, the Company may be required to make a substantial repayment.
Letters of Credit
      At January 31, 2005 and August 31, 2004 and 2003, AMR had $23,297, $8,212 and $9,112, respectively, in outstanding letters of credit. At January 31, 2005 and August 31, 2004 and 2003, Laidlaw also had issued letters of credit on behalf of AMR for $1,000, $23,328 and $28,185, respectively.
Other Legal Matters
      EmCare has been named as a defendant in two collective action lawsuits brought by a number of nurse practitioners and physician assistants under the federal Fair Labor Standards Act. The plaintiffs are seeking to

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. EmCare has entered into a settlement of the California state law claims for $1.5 million. EmCare reserved the amount of this settlement in fiscal 2004 and it was included as a component of selling, general and administrative expenses.
Guarantees
      Upon emergence from Chapter 11, Laidlaw established a new senior secured credit facility (the “Facility”). The Facility is guaranteed by Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare. In addition, the Facility is secured by the assets of Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare, except for certain assets of the Company contractually excluded from the securitization. Under the terms of the Facility, Laidlaw is required to meet certain financial covenants, including a fixed charge coverage ratio, leverage ratio, interest coverage ratio, net tangible asset ratio and maximum senior secured leverage ratio, as well as certain non-financial covenants. As of January 31, 2005, Laidlaw was in compliance with all covenants and the outstanding balance under the Facility and issued letters of credit aggregated $597.3 million.
      As a result of emergence from Chapter 11, Laidlaw also issued unsecured senior notes. These notes are also guaranteed by Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare. The outstanding balance under the notes at January 31, 2005 aggregated $406 million.
      In connection with the sale discussed in note 17, AMR and EmCare have been released from these guarantees.
Income Tax Matters
      The respective tax authorities, in the normal course, audit previous tax filings. It is not possible at this time to predict the final outcome of these audits or establish a reasonable estimate of possible additional taxes owing, if any.

11.	Related Party
Allocation of Costs from Laidlaw
      Laidlaw charges AMR and EmCare for the estimated cost of certain functions that are managed by Laidlaw and can reasonably be attributed directly to the operations of the Company. The charges to the Company are based on management’s estimate of such services specifically used by the Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that Laidlaw management believes are reasonable. Such allocations are not intended to represent the costs that would be or would have been incurred if the Company were an independent business.
      The amount of Laidlaw’s combined equity and the Laidlaw payable included in the balance sheet represents a net balance as a result of various transactions between the Company and Laidlaw. There are no terms of settlement associated with the account balance. The balance is primarily the result of the Company’s participation in Laidlaw’s central cash management program, wherein all the subsidiaries’ cash receipts are remitted to Laidlaw and all cash disbursements are funded by Laidlaw. Other transactions include certain direct obligations administered by Laidlaw, as well as the Company’s share of the current portion of the Laidlaw consolidated federal and state income tax liability and various other administrative expenses allocated by Laidlaw. As a result, obligations for these matters are not reflected on the accompanying balance sheet.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Self-insurance obligations and related deposits administered by Laidlaw are reflected on the accompanying balance sheet.
      Laidlaw charges or cost allocations included in the accompanying combined statements of operations include the following:

				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Allocated insurance expense (income)	$—	$(4,505)	$11,522	$3,058	$(8,094)
Direct insurance expense	17,069	40,554	—	—	—
Laidlaw fees and compensation charges	19,857	15,449	1,350	4,050	5,400
Reorganization costs	—	—	—	3,650	8,761
Interest	4,480	6,225	403	3,081	4,585
      Included in insurance expense are allocations of charges and credits made to AMR related to the operating costs and investment activities of Laidlaw’s captive insurance company. These allocations also include changes in actuarial estimates of insurance reserves for fiscal year 2001 and prior years’ claims estimates. For fiscal year 2002 and 2003, AMR obtained insurance coverage from outside parties, rather than through Laidlaw. In fiscal 2004, AMR returned to the Laidlaw insurance program for workers compensation, auto and general liability. EmCare’s participation in the Laidlaw insurance program is limited to directors’ and officers, and general liability insurance which is allocated as a component of Laidlaw fees and compensation charges.
      Management costs have been calculated using a formula based upon the Company’s share of Laidlaw’s consolidated revenue and represent Laidlaw’s general and administrative costs incurred for the benefit of the Company. Fiscal 2004 management costs include $4.1 million of charges related to incentive plans for management of the Company.
      During the nine months ended May 31, 2003 and fiscal year 2002, Laidlaw charged the Company additional costs incurred by Laidlaw as a result of its reorganization of $3.7 million and $8.8 million, respectively.
      Interest expense has been recorded by the Company based on an average intercompany balance and applicable interest rates (prime + 2%). During fiscal 2002 and for the nine months ended May 31, 2003, Laidlaw, as a result of its bankruptcy, suspended interest on purchase acquisition debt pushed down to AMR.
      On March 1, 2004, AMR declared a $200 million dividend payable to Laidlaw. The dividend has been recorded as an increase in the Laidlaw payable account on the balance sheet and as a decrease to combined equity. There are no specific repayment terms related to the Laidlaw payable account which has been included as a component of equity on the accompanying combined balance sheets and combined statements of changes in equity.
      At January 31, 2005, Laidlaw maintained deposits of $16.4 million for collateral on behalf of AMR supporting performance bonds held by a related party. AMR’s interest in the collateral is included in other long-term assets. As described in note 12, Laidlaw also maintains insurance-related deposits on behalf of AMR.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      The Company transfers surplus funds to Laidlaw as necessary and, as described above, bears the cost of various allocated expenses. The Company’s operating results, cash flows and financial position may significantly differ from those that would have been achieved in the absence of the Company’s relationship with Laidlaw.

12.	Insurance
      Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes the use of an off-shore captive insurance program through a wholly-owned subsidiary for certain professional liability (malpractice) programs for EmCare. In those instances where the Company has obtained third-party insurance coverage, either directly through an independent outside party or through participation in a Laidlaw administered program, the Company normally retains liability for the first $1 to $2 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through January 31, 2005.
      The Company establishes reserves for claims based upon an assessment of actual claims and claims incurred but not reported. The reserves are established based on consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in health care costs and property damage repairs. All claims arising and not settled before June 1, 2003 were recorded at estimated fair value as of the fresh-start date. Claims, other than auto and general liability claims, that arose after June 1, 2003 are discounted at a rate commensurate with the interest rate on monetary assets that essentially are risk free and have a maturity comparable to the underlying liabilities. Auto and general liability claims that arose after June 1, 2003 are not discounted. The table below summarizes the non-health and welfare insurance reserves included in the accompanying combined balance sheets.

	Accrued	Other Long-Term	Total
January 31, 2005	Liabilities	Liabilities	Liabilities

Automobile	$4,054	$10,558	$14,612
Workers compensation	11,554	34,636	46,190
General/ Professional liability	25,675	97,905	123,580

	$41,283	$143,099	$184,382

	Accrued	Other Long-Term	Total
August 31, 2004	Liabilities	Liabilities	Liabilities

Automobile	$4,007	$8,887	$12,894
Workers compensation	10,903	32,406	43,309
General/ Professional liability	21,474	96,887	118,361

	$36,384	$138,180	$174,564

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

	Accrued	Other Long-term	Total
August 31, 2003	Liabilities	Liabilities	Liabilities

Automobile	$4,845	$6,244	$11,089
Workers compensation	10,152	23,870	34,022
General/ Professional liability	13,209	88,897	102,106

	$28,206	$119,011	$147,217

      Certain insurance programs also require the Company to maintain deposits with third-party insurers, trustees or with Laidlaw to cover future claims costs and are included in other assets in the combined balance sheets. Investments supporting insurance programs are comprised principally of government securities and investment grade securities and are presented as restricted assets in the combined balance sheets. These investments are designated as available-for-sale and reported at fair value. Investment income/loss earned on these investments is reported as a component of insurance expense in the combined statement of operations. The following table summarizes these deposits and restricted investments:

	January 31,	August 31,	August 31,
	2005	2004	2003

Restricted cash and cash equivalents	$9,846	$5,691	$939
Restricted marketable securities	2,473	6,756	201
Short-term deposits (included in other current assets)	8,044	9,889	14,997
Short-term deposits with Laidlaw (included in other current assets)	11,541	5,700	—
Restricted long-term investments	41,810	47,285	40,608
Long-term deposits (included in other long-term assets)	20,006	23,708	28,626
Long-term deposits with Laidlaw (included in other long-term assets)	29,413	22,733	—

Total insurance deposits	$123,133	$121,762	$85,371

      Provisions for insurance expense included in the combined statement of operations includes annual provisions determined in consultation with Company actuaries, premiums paid to third-party insurers net of retrospective policy adjustments, interest accretion and earnings/loss on investments. Fiscal 2004 expense was reduced by a $3.8 million experience refund received during the year.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

13.	Supplemental Cash Flow Information

				Predecessor
		Restated
	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Cash paid during the period for interest	$488	$556	$436	$1,605	$1,278
Finance and investing activities not requiring the use of cash:
Dividend to Laidlaw	—	200,000	—	—	—
Acquisition of equipment through capital leases	—	—	—	—	26,320
Reduction of deferred tax asset valuation allowance through:
Reduction of ambulance service contracts and other intangibles	—	124,977	—	—	—
Reduction of associated deferred tax asset	—	(27,606)	—	—	—
Laidlaw equity	$—	$10,406	$—	$—	$—

14.	Segment Information
      The Company is organized around two separately managed business units: healthcare transportation services and emergency management services, which have been identified as operating segments. The healthcare transportation services reportable segment focuses on providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. The emergency management services reportable segment provides outsourced business services to hospitals primarily for emergency departments, urgent care centers and for certain inpatient departments. The Chief Executive Officer has been identified as the chief operating decision maker (CODM) for purposes of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), as he assesses the performance of the business units and decides how to allocate resources to the business units. Pre-tax income from continuing operations before interest, taxes and depreciation and amortization (“Segment EBITDA”) is the measure of profit and loss that the CODM uses to assess performance and make decisions. Pre-tax income from continuing operations represents net revenue less direct operating expenses incurred

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
within the operating segments. The accounting policies for reported segments are the same as for the Company as a whole (see note 2).

				Predecessor Company —
				Restated

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Healthcare Transportation Services
Revenue	$455,059	$1,054,800	$255,807	$751,344	$984,451
Segment EBITDA	33,859	85,557	7,941	48,026	(189,624	)(1)
Total identifiable assets	645,441	628,635	605,268	638,495 (2)	894,943
Capital expenditures	12,054	38,573	17,581	30,888	26,670
Emergency Management Services
Revenue	241,120	549,798	128,654	351,991	431,335
Segment EBITDA	5,639	37,156	7,217	18,248	16,847
Total identifiable assets	338,069	320,964	309,478	303,136 (2)	163,132
Capital expenditures	1,991	4,214	498	3,880	4,448
Total
Total revenue	696,179	1,604,598	384,461	1,103,335	1,415,786
Total segment EBITDA	39,498	122,713	15,158	66,274	(172,777)
Total identifiable assets	983,510	949,599	914,746	941,631 (2)	1,058,075
Total capital expenditures	14,045	42,787	18,079	34,768	31,118
Reconciliation of EBITDA to Net Income (Loss)
EBITDA	39,498	122,713	15,158	66,274	(172,777	)(1)
Depreciation and amortization expense	(18,808)	(52,739)	(12,560)	(32,144)	(67,183)
Interest expense	(5,644)	(9,961)	(908)	(4,691)	(6,418)
Realized gain (loss) on investments	—	(1,140)	90	—	—
Interest and other income	714	240	22	304	369
Fresh-start accounting adjustments	—	—	—	46,416	—
Income tax expense	(6,278)	(21,764)	(8,633)	(829)	(1,374)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—

Net income (loss)	$9,482	$37,349	$(6,831)	$(148,391)	$(247,383)

(1)	Includes an impairment loss of $262,780.

(2)	Total assets of the Company at June 1, 2003 after fair value adjustments.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

15.	Valuation and Qualifying Accounts

			Total	Valuation
	Allowance for	Allowance for	Accounts	Allowance for
	Contractual	Uncompensated	Receivable	Deferred Tax
	Discounts	Care	Allowances	Assets	Total

Balance at August 31, 2001 (Predecessor) — restated	$242,172	$423,562	$665,734	$309,275	$975,009
Additions	858,590	521,277	1,379,867	6,383	1,386,250
Reductions	(850,862)	(532,030)	(1,382,892)	(4,964)	(1,387,856)

Balance at August 31, 2002 (Predecessor) — restated	249,900	412,809	662,709	310,694	973,403
Additions	795,809	428,578	1,224,387	3,200	1,227,587
Reductions	(786,770)	(377,363)	(1,164,133)	(157,942)	(1,322,075)

Balance at May 31, 2003 (Predecessor) — restated	$258,939	$464,024	$722,963	$155,952	$878,915

Fresh-start balance at June 1, 2003 — restated	$258,939	$464,024	$722,963	$155,952	$878,915
Additions	289,329	161,100	450,429	—	450,429
Reductions	(289,500)	(137,533)	(427,033)	—	(427,033)

Balance at August 31, 2003 — restated	258,768	487,591	746,359	155,952	902,311
Additions	1,361,708	666,116	2,027,824	—	2,027,824
Reductions	(1,349,005)	(542,429)	(1,891,434)	(155,952)	(2,047,386)

Balance at August 31, 2004 — restated	271,471	611,278	882,749	—	882,749
Additions	632,959	312,310	945,269	—	945,269
Reductions	(589,568)	(242,284)	(831,852)	—	(831,852)

Balance at January 31, 2005	$314,862	$681,304	$996,166	$—	$996,166

16.	Prior Period Results (unaudited)
      We have included below an unaudited combined statement of operations and comprehensive income for the five months ended January 31, 2004 and an unaudited combined statement of cash flows for the five months ended January 31, 2004 for comparison purposes only to the audited statements included herein.

Five Months
Ended
January 31,
2004

(unaudited)
Combined Statement of Operations
Net revenue	$667,506

Compensation and benefits	461,923
Operating expenses	90,828
Insurance expense	40,393
Selling, general and administrative expenses	22,016

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

Five Months
Ended
January 31,
2004

(unaudited)
Laidlaw fees and compensation charges	6,436
Depreciation and amortization expense	22,079

Income from operations	23,831
Interest expense	(4,137)
Interest and other income	1,403

Income before income taxes	21,097
Income tax expense	(8,558)

Net income	$12,539

Combined Statement of Cash Flows
Cash Flows from Operating Activities
Net income	$12,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,079
Loss on disposal of property, plant and equipment	309
Gain on restricted investments	52
Deferred income taxes	9,020
Changes in operating assets/liabilities:
Trade and other accounts receivable	(33,822)
Other current assets	5,123
Accounts payable and accrued liabilities	2,183

Net cash provided by operating activities	17,483

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(14,225)
Proceeds from sale of property, plant and equipment	83
Purchase of restricted cash and investments	(9,585)
Proceeds from sale of restricted investments	14,107
Net change in deposits and other assets	(2,147)

Net cash used in investing activities	(11,767)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	(3,784)
Increase in bank overdrafts	(3,216)
Payments made to Laidlaw	(184)
Increase in other non-current liabilities	1,683

Net cash used in financing activities	(5,501)

Increase in cash and cash equivalents	215
Cash and cash equivalents, beginning of period	10,641

Cash and cash equivalents, end of period	$10,856

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

17.	Guarantors of Debt
      Emergency Medical Services L.P. financed the acquisition of AMR and EmCare, described in note 18 in part by issuing $250.0 million principal amount of senior subordinated notes and borrowing $370.2 million under its senior secured credit facility. Its wholly-owned subsidiaries, AMR HoldCo, Inc. and EmCare HoldCo, Inc., are the issuers of the senior subordinated notes and the borrowers under the senior secured credit facility. As part of the transaction, AMR and its subsidiaries became wholly-owned subsidiaries of AMR HoldCo, Inc. and EmCare and its subsidiaries became wholly-owned subsidiaries of EmCare HoldCo, Inc. The senior subordinated notes and the senior secured credit facility include a full, unconditional and joint and several guarantee by all of the Company’s subsidiaries other than its captive insurance subsidiary. All of the operating income and cash flow of EMS L.P., AMR HoldCo, Inc. and EmCare HoldCo, Inc. is generated by AMR, EmCare and their subsidiaries. As a result, funds necessary to meet the debt service obligations under the senior secured notes and senior secured credit facility described above are provided by the distributions or advances from the subsidiary companies, AMR and EmCare. Investments in subsidiary operating companies are accounted for on the equity method. Accordingly, entries necessary to consolidate the parent company, AMR HoldCo, Inc., EmCare HoldCo, Inc. and all of their subsidiaries are reflected in the Eliminations/ Adjustments column. Separate complete financial statements of the issuers and subsidiary guarantors would not provide additional material information that would be useful in assessing the financial composition of the issuers or the subsidiary guarantors. The condensed combining financial statements for the parent company, the issuers, the guarantors and the non-guarantor are as follows:

Combining Balance Sheet
As of January 31, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$4,778	$9,853	$—	$14,631
Restricted cash and cash equivalents	—	—	—	—	9,846	—	9,846
Restricted marketable securities	—	—	—	—	2,473	—	2,473
Trade and other accounts receivable, net	—	—	—	359,945	43,339	(33,517)	369,767
Parts and supplies inventory	—	—	—	18,499	—	—	18,499
Other current assets	—	—	—	81,818	6,097	(47,780)	40,135
Current deferred tax assets	—	—	—	62,433	2,659	—	65,092

Current assets	—	—	—	527,473	74,267	(81,297)	520,443

Non-current assets:
Property, plant, and equipment, net	—	—	—	128,766	—	—	128,766
Intangible assets, net	—	—	—	16,075	—	—	16,075
Non-current deferred tax assets	—	—	—	203,391	(922)	—	202,469
Restricted long-term investments	—	—	—	—	41,810	—	41,810
Goodwill	—	—	—	—	—	—	—
Other long-term assets	—	—	—	73,947	—	—	73,947
Investment and advances in subsidiaries	—	—	—	6,404	—	(6,404)	—

Assets	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$82,167	$5,186	$(31,535)	$55,818
Accrued liabilities	—	—	—	147,291	24,354	—	171,645
Current portion of long-term debt	—	—	—	5,846	—	—	5,846

Current liabilities	—	—	—	235,304	29,540	(31,535)	233,309
Long-term debt	—	—	—	5,651	—	—	5,651
Other long-term liabilities	—	—	—	116,824	79,211	(49,762)	146,273

Liabilities	—	—	—	357,779	108,751	(81,297)	385,233

Laidlaw payable	—	—	—	202,042	—	—	202,042
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,054	(5,054)	—
Retained earnings	—	—	—	40,000	1,635	(1,635)	40,000
Comprehensive income (loss)	—	—	—	(315)	(315)	315	(315)

Equity	—	—	—	598,277	6,404	(6,404)	598,277

Liabilities and Equity	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Combining Balance Sheet
As of August 31, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$9,436	$40	$—	$9,476
Restricted cash and cash equivalents	—	—	—	—	5,691	—	5,691
Restricted marketable securities	—	—	—	—	6,756	—	6,756
Trade and other accounts receivable, net	—	—	—	339,896	17,321	(13,007)	344,210
Parts and supplies inventory	—	—	—	18,577	—	—	18,577
Other current assets	—	—	—	45,254	1,820	(15,059)	32,015
Current deferred tax assets	—	—	—	50,322	2,659	—	52,981

Current assets	—	—	—	463,485	34,287	(28,066)	469,706

Non-current assets:
Property, plant, and equipment, net	—	—	—	132,685	—	—	132,685
Intangible assets, net	—	—	—	15,758	—	—	15,758
Non-current deferred tax assets	—	—	—	215,520	(1,131)	—	214,389
Restricted long-term investments	—	—	—	—	47,285	—	47,285
Other long-term assets	—	—	—	69,776	—	—	69,776
Investment and advances in subsidiaries	—	—	—	6,694	—	(6,694)	—

Assets	$—	$—	$—	$903,918	$80,441	$(34,760)	$949,599

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$59,631	$1,129	$(9,845)	$50,915
Accrued liabilities	—	—	—	146,722	20,062	—	166,784
Current portion of long-term debt	—	—	—	7,565	—	—	7,565

Current liabilities	—	—	—	213,918	21,191	(9,845)	225,264
Long-term debt	—	—	—	7,915	—	—	7,915
Other long-term liabilities	—	—	—	108,245	52,556	(18,221)	142,580

Liabilities	—	—	—	330,078	73,747	(28,066)	375,759

Laidlaw payable	—	—	—	186,778	—	—	186,778
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,035	(5,035)	—
Retained earnings	—	—	—	30,518	1,635	(1,635)	30,518
Comprehensive income (loss)	—	—	—	(6)	(6)	6	(6)

Equity	—	—	—	573,840	6,694	(6,694)	573,840

Liabilities and Equity	$—	$—	$—	$903,918	$80,441	$(34,760)	$949,599

Combining Balance Sheet
As of August 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$10,604	$37	$—	$10,641
Restricted cash and cash equivalents	—	—	—	—	939	—	939
Restricted marketable securities	—	—	—	—	201	—	201
Trade and other accounts receivable, net	—	—	—	316,395	4,057		320,452
Parts and supplies inventory	—	—	—	17,444	—	—	17,444
Other current assets	—	—	—	40,259	5,059	(13,111)	32,207
Current deferred tax assets	—	—	—	55,921	2,915	—	58,836

Current assets	—	—	—	440,623	13,208	(13,111)	440,720

Non-current assets:
Property, plant, and equipment, net	—	—	—	133,546	—	—	133,546
Intangible assets, net	—	—	—	148,205	—	—	148,205
Non-current deferred tax assets	—	—	—	96,596	—	—	96,596
Restricted long-term investments	—	—	—	—	40,608	—	40,608
Other long-term assets	—	—	—	55,071	—	—	55,071
Investment and advances in subsidiaries	—	—	—	3,859	—	(3,859)	—

Assets	$—	$—	$—	$877,900	$53,816	$(16,790)	$914,746

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$50,148	$34	$—	$50,182
Accrued liabilities	—	—	—	146,772	9,529	(10,122)	146,179
Current portion of long-term debt	—	—	—	8,270	—	—	8,270

Current liabilities	—	—	—	205,190	9,563	(10,122)	204,631
Long-term debt	—	—	—	15,787	—	—	15,787
Other long-term liabilities	—	—	—	96,384	40,394	(2,989)	133,789

Liabilities	—	—	—	317,361	49,957	(13,111)	354,207

Laidlaw payable	—	—	—	22,416	—	—	22,416
Laidlaw investment	—	—	—	546,144	—	—	546,144
Additional paid-in capital	—	—	—	—	5,049	(5,049)	—
Retained earnings	—	—	—	(6,831)	—	—	(6,831)
Comprehensive income (loss)	—	—	—	(1,190)	(1,190)	1,190	(1,190)

Equity	—	—	—	560,539	3,859	(3,859)	560,539

Liabilities and Equity	$—	$—	$—	$877,900	$53,816	$(16,970)	$914,746

Combining Statement of Operations
For the Five Months Ended January 31, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$696,179	$15,913	$(15,913)	$696,179

Compensation and benefits	—	—	—	481,305	—	—	481,305
Operating expenses	—	—	—	94,882	—	—	94,882
Insurance expense	—	—	—	39,002	15,913	(15,913)	39,002
Selling, general and administrative expenses	—	—	—	21,635	—	—	21,635
Laidlaw fees and compensation charges	—	—	—	19,857	—	—	19,857
Depreciation and amortization expense	—	—	—	18,808	—	—	18,808

Income from operations	—	—	—	20,690	—	—	20,690
Interest expense	—	—	—	(5,644)	—	—	(5,644)
Interest and other income	—	—	—	714	—	—	714

Income before income taxes	—	—	—	15,760	—	—	15,760
Income tax expense	—	—	—	(6,278)	—	—	(6,278)

Net income	$—	$—	$—	$9,482	$—	$—	$9,482

Combining Statement of Operations
For the Year Ended August 31, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,604,598	$29,803	$(29,803)	$1,604,598

Compensation and benefits	—	—	—	1,117,890	—	—	1,117,890
Operating expenses	—	—	—	218,277	—	—	218,277
Insurance expense	—	—	—	81,395	28,663	(29,803)	80,255
Selling, general and administrative expenses	—	—	—	47,899	—	—	47,899
Laidlaw fees and compensation charges	—	—	—	15,449	—	—	15,449
Depreciation and amortization expense	—	—	—	52,739	—		52,739
Restructuring charges	—	—	—	2,115	—	—	2,115

Income from operations	—	—	—	68,834	1,140	—	69,974
Interest expense	—	—	—	(9,961)	—	—	(9,961)
Realized loss on investments	—	—	—	—	(1,140)	—	(1,140)
Interest and other income	—	—	—	240	—	—	240

Income before income taxes	—	—	—	59,113	—	—	59,113
Income tax expense	—	—	—	(23,399)	1,635	—	(21,764)

Income before equity in earnings of subsidiary	—	—	—	35,714	1,635	—	37,349
Equity in earnings of subsidiary	—	—	—	1,635	—	(1,635)	—

Net income	$—	$—	$—	$37,349	$1,635	$(1,635)	$37,349

Combining Statement of Operations
For the Three Months Ended August 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$384,461	$9,807	$(9,807)	$384,461

Compensation and benefits	—	—	—	264,604	—	—	264,604
Operating expenses	—	—	—	55,212	—	—	55,212
Insurance expense	—	—	—	36,239	8,239	(9,807)	34,671
Selling, general and administrative expenses	—	—	—	12,017	—	—	12,017
Laidlaw fees and compensation charges	—	—	—	1,350	—	—	1,350
Depreciation and amortization expense	—	—	—	12,560	—		12,560
Restructuring charges	—	—	—	1,449	—	—	1,449

Income from operations	—	—	—	1,030	1,568	—	2,598
Interest expense	—	—	—	(908)	—	—	(908)
Realized gain on investments	—	—	—	—	90	—	90
Interest and other income	—	—	—	22	—	—	22

Income before income taxes	—	—	—	144	1,658	—	1,802
Income tax expense	—	—	—	(8,053)	(580)	—	(8,633)

Income (loss) before equity in earnings of subsidiary	—	—	—	(7,909)	1,078	—	(5,382)
Equity in earnings of subsidiary	—	—	—	1,078	—	(1,078)	—

Net income (loss)	$—	$—	$—	$(6,831)	$1,078	$(1,078)	$(6,831)

Predecessor Company
Combining Statement of Operations
For the Nine Months Ended May 31, 2003

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,103,335	$16,640	$(16,640)	$1,103,335

Compensation and benefits	—	—	—	757,183	—	—	757,183
Operating expenses	—	—	—	163,447	—	—	163,447
Insurance expense	—	—	—	69,576	16,640	(16,640)	69,576
Selling, general and administrative expenses	—	—	—	37,867	—	—	37,867
Laidlaw fees and compensation charges	—	—	—	4,050	—	—	4,050
Depreciation and amortization expense	—	—	—	32,144	—		32,144
Restructuring charges				1,288	—	—	1,288
Laidlaw reorganization costs	—	—	—	3,650	—	—	3,650

Income from operations	—	—	—	34,130	—	—	34,130
Interest expense	—	—	—	(4,691)	—	—	(4,691)
Interest and other income	—	—	—	304	—	—	304
Fresh-start accounting adjustments	—	—	—	46,416	—	—	46,416

Income before income taxes and cumulative effect of a change in accounting principle	—	—	—	76,159	—	—	76,159
Income tax expense	—	—	—	(829)	—	—	(829)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—	—	(223,721)

Net loss	$—	$—	$—	$(148,391)	$—	$—	$(148,391)

Predecessor Company
Combining Statement of Operations
For the Year Ended August 31, 2002

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,415,786	$12,004	$(12,004)	$1,415,786

Compensation and benefits	—	—	—	960,590	—	—	960,590
Operating expenses	—	—	—	219,321	—	—	219,321
Insurance expense	—	—	—	66,479	12,004	(12,004)	66,479
Selling, general and administrative expenses	—	—	—	61,455	—	—	61,455
Laidlaw fees and compensation charges	—	—	—	5,400	—	—	5,400
Depreciation and amortization expense	—	—	—	67,183	—		67,183
Impairment losses	—	—	—	262,780	—	—	262,780
Restructuring charges	—	—	—	3,777	—	—	3,777
Laidlaw reorganization costs	—	—	—	8,761	—	—	8,761

Loss from operations	—	—	—	(239,960)	—	—	(239,960)
Interest expense	—	—	—	(6,418)	—	—	(6,418)
Interest and other income	—	—	—	369	—	—	369

Loss before income taxes	—	—	—	(246,009)	—	—	(246,009)
Income tax expense	—	—	—	(1,374)	—	—	(1,374)

Net loss	$—	$—	$—	$(247,383)	$—	$—	$(247,383)

Condensed Combining Statement of Cash Flows
For the Five Months ended January 31, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$—	$10,856	$5,110	$15,966

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(14,045)	—	(14,045)
Purchase of business	—	—	—	(1,200)	—	(1,200)
Proceeds from sale of business	—	—	—	1,300	—	1,300
Proceeds from sale of property, plant and equipment	—	—	—	175	—	175
Purchase of restricted cash and investments	—	—	—	—	(31,257)	(31,257)
Proceeds from sale and maturity of restricted investments	—	—	—	—	35,960	35,960
Other investing activities	—	—	—	(79)	—	(79)
Increase in Laidlaw insurance deposits	—	—	—	(12,521)	—	(12,521)

Net cash (used in) provided by investing activities	—	—	—	(26,370)	4,703	(21,667)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(3,992)	—	(3,992)
Advances from Laidlaw	—	—	—	8,982	—	8,982
Increase in bank overdrafts	—	—	—	5,866	—	5,866

Net cash provided by financing activities	—	—	—	10,856	—	10,856

Change in cash and cash equivalents	—	—	—	(4,658)	9,813	5,155
Cash and cash equivalents, beginning of period	—	—	—	9,436	40	9,476

Cash and cash equivalents, end of period	$—	$—	$—	$4,778	$9,853	$14,631

Condensed Combining Statement of Cash Flows
For the Year Ended August 31, 2004

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$109,708	$17,971	$127,679

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(42,787)	—	(42,787)
Proceeds from sale of property, plant and equipment	—	—	—	858	—	858
Purchase of restricted cash and investments	—	—	—	—	(64,357)	(64,357)
Proceeds from sale and maturity of restricted investments	—	—	—	—	46,389	46,389
Other investing activities	—	—	—	6,814	—	6,814
Increase in Laidlaw insurance deposits	—	—	—	(28,433)	—	(28,433)

Net cash used in investing activities	—	—	—	(63,548)	(17,968)	(81,516)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(8,709)	—	(8,709)
Payments to Laidlaw	—	—	—	(31,133)	—	(31,133)
Decrease in bank overdrafts	—	—	—	(4,544)	—	(4,544)
Decrease in other non-current liabilities	—	—	—	(2,942)	—	(2,942)

Net cash used in financing activities	—	—	—	(47,328)	—	(47,328)

Change in cash and cash equivalents	—	—	—	(1,168)	3	(1,165)
Cash and cash equivalents, beginning of period	—	—	—	10,604	37	10,641

Cash and cash equivalents, end of period	$—	$—	$—	$9,436	$40	$9,476

Condensed Combining Statement of Cash Flows
For the Three Months Ended August 31, 2003

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$—	$—	$—	$31,268	$(1,259)	$30,009

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(18,079)	—	(18,079)
Proceeds from sale of property, plant and equipment	—	—	—	341	—	341
Purchase of restricted cash and investments	—	—	—	—	(11,287)	(11,287)
Proceeds from sale and maturity of restricted investments	—	—	—	—	12,530	12,530
Other investing activities	—	—	—	1,359	—	1,359

Net cash (used in) provided by investing activities	—	—	—	(16,379)	1,243	(15,136)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(1,851)	—	(1,851)
Payments to Laidlaw	—	—	—	(55,609)	—	(55,609)
Increase in bank overdrafts	—	—	—	8,675	—	8,675
Increase in other non-current liabilities	—	—	—	1,563	—	1,563

Net cash used in financing activities	—	—	—	(47,222)	—	(47,222)

Change in cash and cash equivalents	—	—	—	(32,333)	(16)	(32,349)
Cash and cash equivalents, beginning of period	—	—	—	42,937	53	42,990

Cash and cash equivalents, end of period	$—	$—	$—	$10,604	$37	$10,641

Predecessor Company
Condensed Combining Statement of Cash Flows
For the Nine Months Ended May 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Adjustments	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$34,398	$24,371	$—	$58,769

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(34,768)	—	—	(34,768)
Proceeds from sale of property, plant and equipment	—	—	—	624	—	—	624
Capital contribution	—	—	—	(2,721)	—	2,721	—
Purchase of restricted cash and investments	—	—	—	(2,400)	(63,866)	—	(66,266)
Proceeds from sale and maturity of restricted investments	—	—	—	—	36,748	—	36,748
Other investing activities	—	—	—	(35,173)	—	—	(35,173)

Net cash used in investing activities	—	—	—	(74,438)	(27,118)	2,721	(98,835)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(6,338)	—	—	(6,338)
Payments to Laidlaw	—	—	—	(3,141)	—	—	(3,141)
Decrease in bank overdrafts	—	—	—	(815)	—	—	(815)
Capital contribution	—	—	—	—	2,721	(2,721)	—
Increase in other non-current liabilities	—	—	—	2,234	—	—	2,234

Net cash used in financing activities	—	—	—	(8,060)	2,721	(2,721)	(8,060)

Change in cash and cash equivalents	—	—	—	(48,100)	(26)	—	(48,126)
Cash and cash equivalents, beginning of period	—	—	—	91,037	79	—	91,116

Cash and cash equivalents, end of period	$—	$—	$—	$42,937	$53	$—	$42,990

Predecessor Company
Condensed Combining Statement of Cash Flows
For the Year Ended August 31, 2002

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Adjustments	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$140,296	$16,248	$—	$156,544

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(31,118)	—	—	(31,118)
Proceeds from sale of property, plant and equipment	—	—	—	2,549	—	—	2,549
Capital contribution	—	—	—	(1,150)	—	1,150	—
Purchase of restricted cash and investments	—	—	—	(1,412)	(49,534)	—	(50,946)
Proceeds from sale and maturity of restricted investments	—	—	—	—	32,215	—	32,215
Other investing activities	—	—	—	(10,047)	—	—	(10,047)

Net cash used in investing activities	—	—	—	(41,178)	(17,319)	1,150	(57,347)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(17,817)	—	—	(17,817)
Payments to Laidlaw	—	—	—	(16,729)	—	—	(16,729)
Decrease in bank overdrafts	—	—	—	(1,134)	—	—	(1,134)
Capital contributions	—	—	—	—	1,150	(1,150)	—
Decrease in other non-current liabilities	—	—	—	(386)	—	—	(386)

Net cash used in financing activities	—	—	—	(36,066)	1,150	(1,150)	(36,066)

Change in cash and cash equivalents	—	—	—	63,052	79	—	63,131
Cash and cash equivalents, beginning of period	—	—	—	27,985	—	—	27,985

Cash and cash equivalents, end of period	$—	$—	$—	$91,037	$79	$—	$91,116

18.	Subsequent Event
      On December 6, 2004, Laidlaw announced it had entered into definitive agreements to sell 100% of the capital stock of AMR and EmCare to Onex Partners LP, an affiliate of Onex Corporation. Completion of the transaction occurred February 10, 2005 with an effective date after the close of business on January 31, 2005. Emergency Medical Services L.P. was formed as the entity which ultimately acquired American Medical Response, Inc. and EmCare Holdings Inc. from Laidlaw International, Inc. The purchase price was $828.8 million, subject to working capital and other purchase price adjustments.

Emergency Medical Services L.P.
Consolidated/Combined Financial Statements
June 30, 2005

Emergency Medical Services L.P.
Balance Sheets
(in thousands)

	Unaudited	Predecessor
	Consolidated	Combined
	June 30,	January 31,
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$31,365	$14,631
Restricted cash and cash equivalents	12,785	9,846
Restricted marketable securities	1,011	2,473
Trade and other accounts receivable, net	346,491	369,767
Parts and supplies inventory	18,404	18,499
Other current assets	34,684	40,135
Current deferred tax assets	19,774	65,092

Current assets	464,514	520,443

Non-current assets:
Property, plant, and equipment, net	130,061	128,766
Intangible assets, net	84,542	16,075
Non-current deferred tax assets	119,848	202,469
Restricted long-term investments	57,734	41,810
Goodwill	267,474	—
Other long-term assets	99,379	73,947

Assets	$1,223,552	$983,510

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,906	$55,818
Accrued liabilities	189,425	171,645
Current portion of long-term debt	9,204	5,846

Current liabilities	246,535	233,309
Long-term debt	596,720	5,651
Other long-term liabilities	149,437	146,273

Liabilities	992,692	385,233

Laidlaw payable	—	202,042
Laidlaw investment	—	356,550
Partnership equity	219,429	—
Retained earnings	11,067	40,000
Comprehensive income (loss)	364	(315)

Equity	230,860	598,277

Liabilities and equity	$1,223,552	$983,510

The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Unaudited Statements of Operations and Comprehensive Income
(in thousands, except per unit amounts)

	Consolidated		Combined

			Predecessor	Predecessor
	Five Months	Three Months	Five Months	Three Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2005	2004	2004

Net revenue	$731,410	$445,021	$663,880	$399,975

Compensation and benefits	502,998	307,308	464,610	280,364
Operating expenses	102,170	63,250	91,661	53,490
Insurance expense	39,334	22,427	36,865	22,865
Selling, general and administrative expenses	23,179	14,498	19,269	12,805
Laidlaw fees and compensation charges	—	—	6,436	3,862
Depreciation and amortization expense	23,988	14,136	21,958	13,160
Restructuring charges	—	—	1,381	—

Income from operations	39,741	23,402	21,700	13,429
Interest expense	(21,584)	(13,646)	(3,541)	(3,073)
Realized gain (loss) on investments	(6)	33	(52)	—
Interest and other income	94	81	48	12

Income before income taxes	18,245	9,870	18,155	10,368
Income tax expense	(7,178)	(3,821)	(7,831)	(4,794)

Net income	11,067	6,049	10,324	5,574
Other comprehensive income, net of tax Unrealized holding gains (losses) during the period	364	636	(493)	(1,118)

Comprehensive income	$11,431	$6,685	$9,831	$4,456

Net income per share—basic	$	$
Net income per share—diluted	$	$
Weighted average shares—basic
Weighted average shares—diluted
The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Unaudited Statements of Cash Flows
(in thousands)

		Combined
		Predecessor
	Consolidated	Five
	Five Months	Months
	Ended	Ended
	June 30,	June 30,
	2005	2004

Cash Flows from Operating Activities
Net income	$11,067	$10,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,991	21,958
Gain (loss) on disposal of property, plant and equipment	(400)	(208)
Deferred income taxes	(456)	7,831
Changes in operating assets/liabilities:
Trade and other accounts receivable	23,276	18,106
Other current assets	5,546	(789)
Accounts payable and accrued liabilities	30,679	24,047

Net cash provided by operating activities	94,703	81,269

Cash Flows from Investing Activities
EMS purchase of AMR and EmCare	(828,775)	—
Purchase of property, plant and equipment	(20,052)	(17,387)
Proceeds from sale of property, plant and equipment	456	518
Purchase of restricted cash and investments	(27,103)	(43,535)
Proceeds from sale and maturity of restricted investments	10,066	30,595
Net change in deposits and other assets	(9,827)	5,688

Net cash used in investing activities	(875,235)	(24,121)

Cash Flows from Financing Activities
Borrowings under new senior secured credit facility	350,000	—
Proceeds from issuance of senior subordinated notes	250,000	—
Borrowings under new revolving credit facility	20,200	—
Issuance of partnership equity	221,155	—
Financing costs	(20,122)	—
Repayments of capital lease obligations and other debt	(3,499)	(3,956)
Repayments of revolving credit facility	(20,200)	—
Increase (decrease) in bank overdrafts	(2,091)	(353)
Payments made to Laidlaw	—	(49,734)
Increase (decrease) in other non-current liabilities	1,823	—

Net cash provided by (used in) financing activities	797,266	(54,043)

Increase in cash and cash equivalents	16,734	3,105
Cash and cash equivalents, beginning of period	14,631	10,856

Cash and cash equivalents, end of period	$31,365	$13,961

Cash paid for:
Interest	$8,457	$3,878

Taxes	$4,709	$—

The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements
(dollars in thousands)

1.	General
Basis of Presentation of Financial Statements
      The accompanying unaudited, interim consolidated financial statements of Emergency Medical Services L.P. (“EMS” or the “Company”) reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for these interim periods but do not include all of the information and note disclosures required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. The results of operations for the five months and three months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the eleven-month period ending December 31, 2005.
      Emergency Medical Services L.P. acquired American Medical Response, Inc. and EmCare Holdings Inc. from Laidlaw International, Inc. on February 10, 2005 with an effective transaction date after the close of business January 31, 2005. The purchase price was $828.8 million, subject to working capital and other purchase adjustments. The Company currently is completing its allocation of purchase price, but goodwill associated with the transaction is expected to be between approximately $265 and $275 million. To finance the acquisition, we entered into a new $450 million senior secured credit facility and issued senior subordinated notes for gross proceeds of $250 million (see note 8). We also issued approximately 22.1 million limited partnership units for $221 million. For this reason, the financial statements for periods prior to February 1, 2005 (“Predecessor”) may not be comparable to the financial statements for periods from and including February 1, 2005 (“Successor”).
      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets acquired and liabilities assumed, and is evaluating the carryover of tax attributes from the Predecessor; accordingly, the allocation of the purchase price is subject to adjustment.

Current assets	$476,757
Property, plant & equipment	128,766
Intangible assets	89,850
Goodwill	267,474
Other long-term assets	253,740

Total assets acquired	1,216,587

Current liabilities	233,144
Long-term debt	620,183
Other long-term liabilities	144,381

Total liabilities assumed	997,708

Net assets acquired	$218,879

      Intangible assets include $0.6 million of radio frequency licenses, $0.3 million of covenants not to compete and $89.0 million for customer relationships. Covenants not to compete and customer relationships are subject to amortization and have a weighted average useful life of approximately 7 years.
      The $267.5 million of goodwill currently has been preliminarily assigned to AMR and EmCare in the amounts of $122.9 million and $144.5 million, respectively, based on the sales agreements and valuations, and is not subject to amortization. EmCare goodwill is deductible for tax purposes.
      Pro forma net revenue, income from operations and net income for the five months ended June 30, 2004, when adjusted for the acquisition described above, would be $663.9 million, $20.4 million and $1.0 million, respectively.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
      The Company is a party to a management agreement with a wholly-owned subsidiary of Onex Corporation, its principal equityholder. In exchange for an annual management fee of $1.0 million, the Onex subsidiary provides us with corporate finance and strategic planning consulting services. For the five months ended June 30, 2005, we expensed $0.4 million in fees pursuant to this agreement.
      The Predecessor companies had a fiscal year ending August 31. EMS adopted a fiscal year end of December 31. Accordingly, the financial statements presented herein include the five-month period beginning the effective date of acquisition and ending June 30, 2005 and the three-month period ending June 30, 2005.
      The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results may differ from those estimates. Estimates are used for, but not limited to, the establishment of, allowances for contractual discounts and uncompensated care, reserves for insurance related liabilities, taxes and contingencies.

2.	Summary of Significant Accounting Policies
Consolidation
      The unaudited consolidated financial statements include all wholly-owned subsidiaries of EMS, including American Medical Response, Inc. (“AMR”) and EmCare Holdings Inc. (“EmCare”) and their respective subsidiaries. Intercompany transactions and balances have been eliminated.
Combination
      The unaudited combined financial statements for the five months and three months ended June 30, 2004 include the accounts of AMR and EmCare (combined, the “Predecessor”). AMR and EmCare were indirect, wholly-owned subsidiaries of Laidlaw International, Inc. (“Laidlaw”). All significant intracompany transactions have been eliminated.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004),“Share-Based Payment”. This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Statement requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company currently is evaluating the impact that the adoption of this Statement will have on its financial statements, including the alternative transition methods.

3.	Equity-based Compensation
      Under the Company’s Equity Option Plan approved in February 2005, key employees have been granted options to purchase partnership units of the Company. The options allow the grantee to purchase partnership units at $10 per unit (subject to appropriate adjustment upon a recapitalization or similar event). The grants vest ratably over a period of 4 years and, in addition, certain performance measures must be met for 50% of each grant to become exercisable. The Company has adopted FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company recorded a charge of $300 for the five months ended June 30, 2005 associated with the grant of these options.
      The Black-Scholes option pricing model was used to estimate fair values as of the date of grant using 0% volatility, risk free interest rates ranging from 3.95% to 4.20%, 0% dividend yield and expected terms of 3.5 and 5 years.
      The Company granted 2,289,979 options from the inception of the plan through June 30, 2005.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

4.	Accrued Liabilities
      Accrued liabilities were as follows at June 30, 2005 and January 31, 2005:

	Successor	Predecessor
	June 30,	January 31,
	2005	2005

Accrued wages and benefits	$56,864	$53,231
Accrued paid time off	22,409	20,141
Current portion of self-insurance reserve	43,856	41,283
Accrued restructuring	475	1,118
Current portion of compliance and legal	2,282	3,607
Accrued billing and collection fees	3,794	3,522
Accrued incentive compensation	15,796	23,802
Accrued interest	12,124	—
Other	31,825	24,941

Total accrued liabilities	$189,425	$171,645

5.	Commitments and Contingencies
Services
      The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws. From time to time, we receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the investigations described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
      During the first quarter of fiscal 2004, AMR was advised by the U.S. Department of Justice that it was investigating certain of AMR’s business practices. The specific practices at issue are (1) whether ambulance transports involving Medicare eligible patients complied with the “medically necessary” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government has alleged that certain of our hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in 1996 and 1997, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided the Company with an analysis of the investigation conducted in connection with this contract issue, and invited the Company to respond. The Company is considering the government’s analysis and intends to provide its views, as requested. The government may also be investigating whether AMR’s contracts with health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. At this juncture, it is not possible to predict the ultimate conclusion of these investigations, nor is it possible to estimate possible financial exposure, if any, to the Company.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
      On May 9, 2002, AMR received a subpoena duces tecum from the Office of Inspector General for the United States Department of Health and Human Services (“HHS”). The subpoena requested copies of documents for the period from January 1993 through May 2002. The subpoena required AMR to produce a broad range of documents relating to Regional Emergency Services’ contracts in Texas, Georgia and Colorado. The claims in Texas have been resolved. However, the government investigations in Georgia and Colorado are continuing and it is not possible at this time to estimate the financial exposure, if any, to the Company.
      EmCare has been named a defendant in a collective action lawsuit brought by a number of nurse practitioners and physician assistants under the federal Fair Labor Standards Act. The plaintiffs are seeking to recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. EmCare has entered into a settlement of the California state law claims.
      On July 12, 2005, the Company received a letter and draft Audit Report from the Office of Inspector General for the United States Department of Health and Human Services, or OIG, requesting the Company’s response to its draft findings that the Company’s Massachusetts subsidiary received substantial overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. The Company disagrees with the OIG’s finding and is in the process of responding to the draft Audit Report. If the Company is unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which the Company may be entitled following the release of a final Audit Report, the Company may be required to make a substantial repayment.
Income Tax Matters
      The respective tax authorities, in the normal course, audit previous tax filings. It is not possible at this time to predict the final outcome of these audits or establish a reasonable estimate of possible additional taxes owing, if any.
      In connection with the acquisition of AMR and EmCare, a section 338(h)(10) election was made for EmCare which eliminated $85 million of deferred tax assets and stepped-up EmCare’s tax basis to fair value. Differences between book and tax depreciation and amortization for these assets will create future deferred tax assets.
      AMR HoldCo, Inc. and EmCare HoldCo, Inc. are commonly owned by a partnership, Emergency Medical Services L.P., and therefore are required to file two separate consolidated tax returns. The disclosed tax amounts relate to the corporate income taxes of these two corporate consolidated groups combined.

6.	Insurance
      Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes use of an off-shore captive insurance program through a wholly-owned subsidiary for certain professional liability (malpractice) programs for EmCare. In those instances where the Company has obtained third-party insurance coverage, either directly through an independent outside party or through participation in a Laidlaw-administered program, the Company normally retains liability for the first $1 to $2 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through the balance sheet dates.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
      The Company establishes reserves for claims based upon an assessment of actual claims and claims incurred but not reported. The reserves are established based on consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in healthcare costs and property damage repairs.
      Certain insurance programs also require the Company to maintain deposits with third-party insurers, trustees or with Laidlaw to cover future claims costs, and these deposits are included as assets in the accompanying consolidated balance sheets. Investments supporting insurance programs are comprised principally of government securities and investment grade securities and are presented as restricted assets in the combined balance sheets. These investments are designated as available-for-sale and reported at fair value. Investment income/loss earned on these investments is reported as a component of insurance expense in the consolidated/combined statements of operations.

7.	Segment Information
      Operating segments are defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The operating segments are managed separately because each operating segment represents a strategic business unit providing healthcare transportation services or emergency management services.

			Predecessor

	Five	Three	Five	Three
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2005	2004	2004

Healthcare Transportation Services
Net revenue	$469,804	$284,694	$434,294	$259,713
Segment EBITDA	45,244	25,440	32,903	19,676
Capital expenditures	18,344	8,506	15,838	9,891
Emergency Management Services
Net revenue	261,606	160,327	229,586	140,262
Segment EBITDA	18,485	12,098	10,755	6,913
Capital expenditures	1,708	790	1,553	1,230
Total
Net revenue	731,410	445,021	663,880	399,975
Segment EBITDA	63,729	37,538	43,658	26,589
Capital expenditures	20,052	9,296	17,391	11,121
Reconciliation of EBITDA to Net Income
EBITDA	63,729	37,538	43,658	26,589
Depreciation and amortization expense	(23,988)	(14,136)	(21,958)	(13,160)
Interest expense	(21,584)	(13,646)	(3,541)	(3,073)
Realized gain (loss) on investments	(6)	33	(52)	—
Interest and other income (loss)	94	81	48	12
Income tax expense	(7,178)	(3,821)	(7,831)	(4,794)

Net income	$11,067	$6,049	$10,324	$5,574

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

8.	Debt
      On February 10, 2005, the Company issued $250 million of senior subordinated unsecured notes and executed a $450 million senior secured credit facility agreement.
      The senior subordinated notes have a fixed interest rate of 10%, payable semi-annually, and mature in February 2015.
      The senior secured credit facility consists of a $350 million senior secured term loan and a $100 million revolving credit facility commitment, each collateralized by a pledge of 100% of the capital stock of the Company and its direct and indirect domestic subsidiaries and 65% of the capital stock of any direct foreign subsidiaries, and a security interest in substantially all tangible and intangible assets of EMS and its subsidiaries. The term loan matures in February 2012 and requires quarterly principal payments of $875 commencing May 2005. The revolving credit facility, which is limited by outstanding letter of credit obligations, requires principal and interest to be paid at maturity in February 2011. The revolving credit facility is also subject to an annual commitment fee of 0.5% on unused commitments. Under the terms of the agreement, the Company may select between various interest rate arrangements based on LIBOR or the Prime Rate plus additional basis points within a range of 2.0% to 3.0%, determined by reference to a leverage ratio. At June 30, 2005, net of letters of credit outstanding of $24.3 million, the maximum available under the revolving credit facility was $75.7 million. No amounts were outstanding under the revolving credit facility at June 30, 2005.
      The senior secured credit facility agreement contains various customary operating and financial covenants. The more restrictive of these covenants limit the Company’s and its subsidiaries ability to create liens on assets; make certain investments, loans, guarantees or advances; incur additional indebtedness or issue capital stock; engage in mergers, acquisitions or consolidations; dispose of assets; pay dividends, repurchase equity interests or make other restricted payments; change the business conducted by the Company; engage in transactions with affiliates; and repay certain indebtedness, including the senior unsecured notes, or amend or otherwise modify agreements governing the subordinated indebtedness. The financial maintenance covenants establish a maximum leverage ratio, a maximum senior leverage ratio, a minimum fixed charge coverage ratio and an annual capital expenditure limit. The Company is in compliance with its borrowing agreement covenants as of June 30, 2005.
      Following is a summary of the Company’s borrowings as of the respective balance sheet dates:

	Successor	Predecessor
	June 30,	January 31,
	2005	2005

Senior subordinated notes due 2015	$250,000	$—
Senior secured term loan due 2012 (5.67% at June 30, 2005)	349,125	—
Capital lease obligations	5,808	8,110
Notes due at various dates from 2005 to 2022 with interest rates from 6% to 10%	991	3,387

Total long-term debt	605,924	11,497
Less current maturities	(9,204)	(5,846)

Long-term debt, less current maturities	$596,720	$5,651

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
      The aggregate maturities of debt are as follows:

Year ended June 30,
2006	$9,204
2007	5,291
2008	2,638
2009	3,547
2010	3,688
Thereafter	581,556

$605,924

9.	Guarantors of Debt
      Emergency Medical Services L.P. financed the acquisition of AMR and EmCare in part by issuing $250.0 million principal amount of senior subordinated notes and borrowing $370.2 million under its senior secured credit facility. Its wholly-owned subsidiaries, AMR HoldCo, Inc. and EmCare HoldCo, Inc., are the issuers of the senior subordinated notes and the borrowers under the senior secured credit facility. As part of the transaction, AMR and its subsidiaries became wholly-owned subsidiaries of AMR HoldCo, Inc. and EmCare and its subsidiaries became wholly-owned subsidiaries of EmCare HoldCo, Inc. The senior subordinated notes and the senior secured credit facility include a full, unconditional and joint and several guarantee by all of the Company’s subsidiaries other than its captive insurance subsidiary. All of the operating income and cash flow of EMS L.P., AMR HoldCo, Inc. and EmCare HoldCo, Inc. is generated by AMR, EmCare and their subsidiaries. As a result, funds necessary to meet the debt service obligations under the senior secured notes and senior secured credit facility described above are provided in large part by the distributions or advances from the subsidiary companies, AMR and EmCare. Investments in subsidiary operating companies are accounted for on the equity method. Accordingly, entries necessary to consolidate the parent company, AMR HoldCo, Inc., EmCare HoldCo, Inc. and all of their subsidiaries are reflected in the Eliminations/Adjustments column. Separate complete financial statements of the issuers and subsidiary guarantors would not provide additional material information that would be useful in assessing the financial composition of the issuers or the subsidiary guarantors. The condensed combining financial statements for the parent company, the issuers, the guarantors and the non-guarantor are as follows:

Consolidating Balance Sheet
As of June 30, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$24,886	$—	$58	$6,403	$18	$—	$31,365
Restricted cash and cash equivalents	—	—	—	—	12,785	—	12,785
Restricted marketable securities	—	—	—	—	1,011	—	1,011
Trade and other accounts receivable, net	—	—	—	346,006	7,481	(6,996)	346,491
Parts and supplies inventory	—	—	—	18,404	—	—	18,404
Other current assets	—	—	—	54,528	3,243	(23,087)	34,684
Current deferred tax assets	—	—	—	17,115	2,659	—	19,774

Current assets	24,886	—	58	442,456	27,197	(30,083)	464,514

Non-current assets:
Property, plant, and equipment, net	—	—	—	130,061	—	—	130,061
Intercompany receivable	252	421,784	189,452	17,389	20,660	(649,537)	—
Intangible assets, net	—	—	—	84,542	—	—	84,542
Non-current deferred tax assets	—	—	—	120,979	(1,131)	—	119,848
Restricted long-term investments	—	—	—	—	57,734	—	57,734
Goodwill	—	—	—	267,474	—	—	267,474
Other long-term assets	—	12,172	5,469	81,738	—	—	99,379
Investment and advances in subsidiaries	230,860	157,738	73,108	6,338	—	(468,044)	—

Assets	$255,998	$591,694	$268,087	$1,150,977	$104,460	$(1,147,664)	$1,223,552

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$46,614	$1,292	$—	$47,906
Accrued liabilities	(540)	8,387	3,768	150,317	27,493	—	189,425
Current portion of long-term debt	—	2,415	1,085	5,704	—	—	9,204

Current liabilities	(540)	10,802	4,853	202,635	28,785	—	246,535
Long-term debt	—	410,982	184,643	1,095	—	—	596,720
Other long-term liabilities	—	—	—	110,183	69,337	(30,083)	149,437
Intercompany	25,678	12,172	5,469	606,218	—	(649,537)	—

Liabilities	25,138	433,956	194,965	920,131	98,122	(679,620)	992,692

Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	6,690	(6,690)	—
Partnership equity	219,429	151,374	68,055	219,429	—	(438,858)	219,429
Retained earnings	11,067	6,364	4,703	11,053	—	(22,120)	11,067
Comprehensive income (loss)	364	—	364	364	(382)	(346)	364

Equity	230,860	157,738	73,122	230,846	6,338	(468,044)	230,860

Liabilities and Equity	$255,998	$591,694	$268,087	$1,150,977	$104,460	$(1,147,664)	$1,223,552

Predecessor
Combining Balance Sheet
As of January 31, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$4,778	$9,853	$—	$14,631
Restricted cash and cash equivalents	—	—	—	—	9,846	—	9,846
Restricted marketable securities	—	—	—	—	2,473	—	2,473
Trade and other accounts receivable, net	—	—	—	359,945	43,339	(33,517)	369,767
Parts and supplies inventory	—	—	—	18,499	—	—	18,499
Other current assets	—	—	—	81,818	6,097	(47,780)	40,135
Current deferred tax assets	—	—	—	62,433	2,659	—	65,092

Current assets	—	—	—	527,473	74,267	(81,297)	520,443

Non-current assets:
Property, plant, and equipment, net	—	—	—	128,766	—	—	128,766
Intangible assets, net	—	—	—	16,075	—	—	16,075
Non-current deferred tax assets	—	—	—	203,391	(922)	—	202,469
Restricted long-term investments	—	—	—	—	41,810	—	41,810
Goodwill	—	—	—	—	—	—	—
Other long-term assets	—	—	—	73,947	—	—	73,947
Investment and advances in subsidiaries	—	—	—	6,404	—	(6,404)	—

Assets	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$82,167	$5,186	$(31,535)	$55,818
Accrued liabilities	—	—	—	147,291	24,354	—	171,645
Current portion of long-term debt	—	—	—	5,846	—	—	5,846

Current liabilities	—	—	—	235,304	29,540	(31,535)	233,309
Long-term debt	—	—	—	5,651	—	—	5,651
Other long-term liabilities	—	—	—	116,824	79,211	(49,762)	146,273

Liabilities	—	—	—	357,779	108,751	(81,297)	385,233

Laidlaw payable	—	—	—	202,042	—	—	202,042
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,054	(5,054)	—
Retained earnings	—	—	—	40,000	1,635	(1,635)	40,000
Comprehensive income (loss)	—	—	—	(315)	(315)	315	(315)

Equity	—	—	—	598,277	6,404	(6,404)	598,277

Liabilities and Equity	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Consolidating Statement of Operations
For the Five Months Ended June 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$731,410	$22,425	$(22,425)	$731,410

Compensation and benefits	—	—	—	502,998	—	—	502,998
Operating expenses	—	—	—	102,170	—	—	102,170
Insurance expense	—	—	—	39,340	22,419	(22,425)	39,334
Selling, general and administrative expenses	—	—	—	23,179	—	—	23,179
Depreciation and amortization expense	—	—	—	23,988	—	—	23,988

Income from operations	—	—	—	39,735	6	—	39,741
Interest expense	—	—	—	(21,584)	—	—	(21,584)
Realized loss on investments	—	—	—	—	(6)	—	(6)
Interest and other income	—	—	14	80	—	—	94

Income before income taxes	—	—	14	18,231	—	—	18,245
Income tax expense	—	—	—	(7,178)	—	—	(7,178)

Income before equity in earnings of unconsolidated subsidiaries	—	—	14	11,053	—	—	11,067
Equity in earnings of unconsolidated subsidiaries	11,067	6,364	4,689	—	—	(22,120)	—

Net income	$11,067	$6,364	$4,703	$11,053	$—	$(22,120)	$11,067

Predecessor Combining Statement of Operations
For the Five Months Ended June 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$663,880	$27,859	$(27,859)	$663,880

Compensation and benefits	—	—	—	464,610	—	—	464,610
Operating expenses	—	—	—	91,661	—	—	91,661
Insurance expense	—	—	—	36,917	27,807	(27,859)	36,865
Selling, general and administrative expenses	—	—	—	19,269	—	—	19,269
Laidlaw fees and compensation charges	—	—	—	6,436	—	—	6,436
Depreciation and amortization expense	—	—	—	21,958	—	—	21,958
Restructuring charges	—	—	—	1,381	—	—	1,381

Income from operations	—	—	—	21,648	52	—	21,700
Interest expense	—	—	—	(3,541)	—	—	(3,541)
Realized loss on investments	—	—	—	—	(52)	—	(52)
Interest and other income	—	—	—	48	—	—	48

Income before income taxes	—	—	—	18,155	—	—	18,155
Income tax expense	—	—	—	(7,831)	—	—	(7,831)

Net income	$—	$—	$—	$10,324	$—	$—	$10,324

Consolidating Statement of Operations
For the Three Months Ended June 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$445,021	$13,455	$(13,455)	$445,021

Compensation and benefits	—	—	—	307,308	—	—	307,308
Operating expenses	—	—	—	63,250	—	—	63,250
Insurance expense	—	—	—	22,394	13,488	(13,455)	22,427
Selling, general and administrative expenses	—	—	—	14,498	—	—	14,498
Depreciation and amortization expense	—	—	—	14,136	—	—	14,136

Income from operations	—	—	—	23,435	(33)	—	23,402
Interest expense	—	—	—	(13,646)	—	—	(13,646)
Realized gain on investments	—	—	—	—	33	—	33
Interest and other income	—	—	—	81	—	—	81

Income before income taxes	—	—	—	9,870	—	—	9,870
Income tax expense	—	—	—	(3,821)	—	—	(3,821)

Income before equity in earnings of unconsolidated subsidiaries	—	—	—	6,049	—	—	6,049
Equity in earnings of unconsolidated subsidiaries	6,049	2,298	3,751	—	—	(12,098)	—

Net income	$6,049	$2,298	$3,751	$6,049	$—	$(12,098)	$6,049

Predecessor
Combining Statement of Operations
For the Three Months Ended June 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$399,975	$16,715	$(16,715)	$399,975

Compensation and benefits	—	—	—	280,364	—	—	280,364
Operating expenses	—	—	—	53,490	—	—	53,490
Insurance expense	—	—	—	22,865	16,715	(16,715)	22,865
Selling, general and administrative expenses	—	—	—	12,805	—	—	12,805
Laidlaw fees and compensation charges	—	—	—	3,862	—	—	3,862
Depreciation and amortization expense	—	—	—	13,160	—	—	13,160

Income from operations	—	—	—	13,429	—	—	13,429
Interest expense	—	—	—	(3,073)	—	—	(3,073)
Interest and other income	—	—	—	12	—	—	12

Income before income taxes	—	—	—	10,368	—	—	10,368
Income tax expense	—	—	—	(4,794)	—	—	(4,794)

Net income	$—	$—	$—	$5,574	$—	$—	$5,574

Condensed Consolidating Statement of Cash Flows
For the Five Months Ended June 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-
	Parent Co.	HoldCo Inc.	HoldCo Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$14	$87,487	$7,202	$94,703

Cash Flows from Investing Activities
EMS purchase of AMR and EmCare	(828,775)	—	—	—	—	(828,775)
Purchase of property, plant and equipment	—	—	—	(20,052)	—	(20,052)
Proceeds from sale of property, plant and equipment	—	—	—	456	—	456
Purchase of restricted cash and investments	—	—	—	—	(27,103)	(27,103)
Proceeds from sale and maturity of restricted investments	—	—	—	—	10,066	10,066
Net change in deposits and other assets	—	—	—	(9,827)	—	(9,827)

Net cash used in investing activities	(828,775)	—	—	(29,423)	(17,037)	(875,235)

Cash Flows from Financing Activities
Borrowings under new senior secured credit facility	—	241,500	108,500	—	—	350,000
Proceeds from issuance of senior subordinated notes	—	172,500	77,500	—	—	250,000
Borrowings under new revolving credit facility	—	13,938	6,262	—	—	20,200
Issuance of partnership equity	221,155	—	—	—	—	221,155
Financing costs	(1,737)	(12,686)	(5,699)	—	—	(20,122)
Repayments of capital lease obligations and other debt	—	—	—	(3,499)	—	(3,499)
Repayments of revolving credit facility	—	(13,938)	(6,262)	—	—	(20,200)
Net intercompany borrowings (payments)	634,243	(401,314)	(180,257)	(52,672)	—	—
Increase (decrease) in bank overdrafts	—	—	—	(2,091)	—	(2,091)
Increase (decrease) in other non-current liabilities	—	—	—	1,823	—	1,823

Net cash provided by (used in) financing activities	853,661	—	44	(56,439)	—	797,266

Increase in cash and cash equivalents	24,886	—	58	1,625	(9,835)	16,734
Cash and cash equivalents, beginning of period	—	—	—	4,778	9,853	14,631

Cash and cash equivalents, end of period	$24,886	$—	$58	$6,403	$18	$31,365

Predecessor
Condensed Combining Statement of Cash Flows
For the Five Months Ended June 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$—	$67,440	$13,829	$81,269

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(17,387)	—	(17,387)
Proceeds from sale of property, plant and equipment	—	—	—	518	—	518
Purchase of restricted cash and investments	—	—	—	—	(43,535)	(43,535)
Proceeds from sale and maturity of restricted investments	—	—	—	—	30,595	30,595
Other investing activities	—	—	—	5,688	—	5,688

Net cash used in investing activities	—	—	—	(11,181)	(12,940)	(24,121)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(3,956)	—	(3,956)
Payments to Laidlaw	—	—	—	(49,734)	—	(49,734)
Decrease in bank overdrafts	—	—	—	(353)	—	(353)

Net cash used in financing activities	—	—	—	(54,043)	—	(54,043)

Change in cash and cash equivalents	—	—	—	2,216	889	3,105
Cash and cash equivalents, beginning of period	—	—	—	10,830	26	10,856

Cash and cash equivalents, end of period	$—	$—	$—	$13,046	$915	$13,961

10.	Subsequent Event
      On July 28, 2005, the Company’s board of directors authorized the filing of a registration statement on Form S-1 in connection with a proposed initial public offering of the Company’s equity. The Company currently anticipates that, in connection with a public offering, it will effect a reorganization pursuant to which the Company becomes a consolidated subsidiary of a newly-formed Delaware corporation and that corporation, to be named Emergency Medical Services Corporation, will issue common stock in the offering.
      In connection with the offering and the related reorganization, the outstanding options described in note 3 will become options to purchase shares of Emergency Medical Services Corporation’s common stock; the number of shares subject to each option and the exercise price will be determined based on Emergency Medical Services Corporation’s capitalization and the offering price per share of common stock.

$250,000,000

AMR HoldCo, Inc.
EmCare HoldCo, Inc.
Offer to Exchange
10% Senior Subordinated Notes due 2015

Prospectus
                    , 2005

      Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers

General Obligations Law
      Under Section 145 of the Delaware General Corporation Law, the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificate of Incorporation and By-Laws
      Our certificates of incorporation provide that none of our directors shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our certificates of incorporation and our by-laws will provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements
      Additionally, we have entered into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance
      Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, or the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Data Schedules
(A)     Exhibits

2.1	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.2	Amendment to Stock Purchase Agreement, dated February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.3	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.4	Amendment to Stock Purchase Agreement, dated as of February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.5	Letter, dated March 25, 2005, to AMR Holdco, Inc. from Laidlaw Medical Holdings, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of Emergency Medical Services Corporation†
3.2	Form of Amended and Restated By-Laws of Emergency Medical Services Corporation†
3.3	Certificate of Formation of Emergency Medical Services L.P.*
3.4	Agreement of Limited Partnership of Emergency Medical Services L.P., dated February 10, 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto*
3.5	Amended and Restated Agreement of Limited Partnership of Emergency Medical Services L.P., dated September , 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto†
3.6	Certificate of Incorporation of AMR HoldCo, Inc.
3.7	Amended and Restated By-Laws of AMR HoldCo, Inc.
3.8	Certificate of Incorporation of EmCare HoldCo, Inc.
3.9	Amended and Restated By-Laws of EmCare HoldCo, Inc.
3.10	Certificate of Incorporation of Ambulance Acquisition, Inc., with amendments thereto
3.11	By-Laws of Ambulance Acquisition, Inc.
3.12	Articles of Incorporation of American Investment Enterprises, Inc.
3.13	By-Laws of American Investment Enterprises, Inc.
3.14	Certificate of Incorporation of American Medical Pathways, Inc., with amendments thereto
3.15	By-Laws of American Medical Pathways, Inc.
3.16	Articles of Incorporation of American Medical Response Northwest, Inc., with amendments thereto
3.17	By-Laws of American Medical Response Northwest, Inc.
3.18	Articles of Incorporation of American Medical Response West, with amendments thereto
3.19	By-Laws of American Medical Response West
3.20	Certificate of Formation of American Medical Response Delaware Valley, LLC
3.21	Limited Liability Company Agreement of American Medical Response Delaware Valley, LLC
3.22	Certificate of Incorporation of American Medical Response of Inland Empire, with amendments thereto
3.23	By-Laws of American Medical Response of Inland Empire (f.k.a. Courtesy Services of San Bernardino, Inc.)
3.24	Articles of Incorporation of American Medical Response Mid-Atlantic, Inc., with amendments thereto
3.25	By-Laws of American Medical Response Mid-Atlantic, Inc.
3.26	Certificate of Incorporation of American Medical Response, Inc., with amendments thereto
3.27	By-Laws of American Medical Response, Inc.
3.28	Certificate of Incorporation of American Medical Response of Colorado, Inc., with amendments thereto
3.29	By-Laws of American Medical Response of Colorado, Inc.
3.30	Certificate of Incorporation of American Medical Response of Connecticut, Incorporated, with amendments thereto
3.31	By-Laws of American Medical Response of Connecticut, Incorporated

3.32	Certificate of Incorporation of American Medical Response of Illinois, Inc., with amendments thereto
3.33	By-Laws of American Medical Response of Illinois, Inc.
3.34	Certificate of Incorporation of American Medical Response of Tennessee, Inc., with amendments thereto
3.35	By-Laws of American Medical Response of Tennessee, Inc.
3.36	Certificate of Incorporation of American Medical Response of Oklahoma, Inc.
3.37	By-Laws of American Medical Response of Oklahoma, Inc.
3.38	Certificate of Incorporation of American Medical Response of Texas, Inc., with amendments thereto
3.39	By-Laws of American Medical Response of Texas, Inc.
3.40	Articles of Incorporation of American Medical Response of Southern California, with amendments thereto
3.41	By-Laws of American Medical Response of Southern California (f.k.a. Goodhew American Service, Inc.)
3.42	Certificate of Incorporation of American Medical Response Holdings, Inc., with amendments thereto
3.43	By-Laws of American Medical Response Holdings, Inc.
3.44	Certificate of Incorporation of American Medical Response Management, Inc., with amendments thereto
3.45	By-Laws of American Medical Response Management, Inc.
3.46	Certificate of Incorporation of American Medical Response of Georgia, Inc., with amendments thereto
3.47	By-Laws of American Medical Response of Georgia, Inc.
3.48	Articles of Incorporation of American Medical Response of Massachusetts, Inc., with amendments thereto
3.49	By-Laws of American Medical Response of Massachusetts, Inc.
3.50	Certificate of Incorporation of American Medical Response of North Carolina, Inc., with amendments thereto
3.51	By-Laws of American Medical Response of North Carolina, Inc.
3.52	Certificate of Incorporation of American Medical Response of South Carolina, Inc., with amendments thereto
3.53	By-Laws of American Medical Response of South Carolina, Inc.
3.54	Articles of Incorporation of A1 Leasing, Inc.
3.55	By-Laws of A1 Leasing, Inc.
3.56	Certificate of Formation of AMR Brockton, L.L.C.
3.57	Limited Liability Company Agreement of AMR Brockton, L.L.C.
3.58	Certificate of Incorporation of Associated Ambulance Service, Inc., with amendments thereto
3.59	By-Laws of Associated Ambulance Service, Inc.
3.60	Certificate of Incorporation of Atlantic/ Palm Beach Ambulance, Inc., with amendments thereto
3.61	By-Laws of Atlantic/ Palm Beach Ambulance, Inc.
3.62	Certificate of Incorporation of Atlantic/ Key West Ambulance, Inc., with amendments thereto
3.63	By-Laws of Atlantic/ Key West Ambulance, Inc.
3.64	Certificate of Incorporation of Atlantic Ambulance Services Acquisition, Inc., with amendments thereto
3.65	By-Laws of Atlantic Ambulance Services Acquisition, Inc.
3.66	Certificate of Incorporation of Broward Ambulance, Inc., with amendments thereto
3.67	By-Laws of Broward Ambulance, Inc.
3.68	Articles of Incorporation of Desert Valley Medical Transport, Inc., with amendments thereto
3.69	Amended and Restated By-Laws of Desert Valley Medical Transport, Inc.
3.70	Certificate of Incorporation of Five Counties Ambulance Service, Inc., with amendments thereto
3.71	By-Laws of Five Counties Ambulance Service, Inc.
3.72	Articles of Incorporation of Florida Emergency Partners, Inc.
3.73	By-Laws of Florida Emergency Partners, Inc.
3.74	Articles of Incorporation of Fountain Ambulance Service, Inc., with amendments thereto

3.75	By-Laws of Fountain Ambulance Service, Inc.
3.76	Certificate of Incorporation of Global Medical Response, Inc.
3.77	By-Laws of Global Medical Response, Inc.
3.78	Articles of Incorporation of Charles T. Mitchell, M.D., Inc., with amendments thereto
3.79	By-Laws of Charles T. Mitchell, M.D., Inc.
3.80	Articles of Incorporation of Coordinated Health Services, Inc., with amendments thereto
3.81	By-Laws of Coordinated Health Services, Inc.
3.82	Articles of Incorporation of Hank’s Acquisition Corp., with amendments thereto
3.83	By-Laws of Hank’s Acquisition Corp.
3.84	Articles of Incorporation of Hemet Valley Ambulance Service, Inc.
3.85	By-Laws of Hemet Valley Ambulance Service, Inc.
3.86	Articles of Incorporation of International Life Support, Inc., with amendments thereto
3.87	By-Laws of International Life Support, Inc.
3.88	Articles of Incorporation of Kutz Ambulance Service, Inc., with amendments thereto
3.89	Restated By-Laws of Kutz Ambulance Service, Inc.
3.90	Certificate of Incorporation of Laidlaw Medical Transportation, Inc., with amendments thereto
3.91	By-Laws of Laidlaw Medical Transportation, Inc.
3.92	Articles of Incorporation of LifeCare Ambulance Service, Inc.
3.93	By-Laws of LifeCare Ambulance Service, Inc.
3.94	Articles of Incorporation of LifeFleet Southeast, Inc., with amendments thereto
3.95	By-Laws of LifeFleet Southeast, Inc. (f.k.a. Pinellas Ambulance Services, Inc.)
3.96	Articles of Incorporation of Medevac MidAmerica, Inc., with amendments thereto
3.97	By-Laws of Medevac MidAmerica, Inc.
3.98	Articles of Incorporation Medevac Medical Response, Inc., with amendments thereto
3.99	By-Laws of Medevac Medical Response, Inc.
3.100	Articles of Incorporation of Medi-Car Systems, Inc., with amendments thereto
3.101	By-Laws of Medi-Car Systems, Inc.
3.102	Articles of Incorporation of Medi-Car Ambulance Service, Inc., with amendments thereto
3.103	By-Laws of Medi-Car Ambulance Service, Inc.
3.104	Articles of Incorporation of Medic One of Cobb, Inc.
3.105	By-Laws of Medic One of Cobb, Inc.
3.106	Certificate of Incorporation Medic One Ambulance Services, Inc., with amendments thereto
3.107	By-Laws of Medic One Ambulance Services, Inc.
3.108	Articles of Incorporation of MedLife Emergency Medical Service, Inc., with amendments thereto
3.109	By-Laws of MedLife Emergency Medical Service, Inc.
3.110	Articles of Incorporation Mercy Ambulance of Evansville, Inc., with amendments thereto
3.111	By-Laws of Mercy Ambulance of Evansville, Inc. (f.k.a. Alexander Ambulance Services, Inc.)
3.112	Articles of Incorporation Mercy, Inc., with amendments thereto
3.113	By-Laws of Mercy, Inc.
3.114	Restated Articles of Incorporation of Mercy Life Care
3.115	By-Laws of Mercy Life Care
3.116	Articles of Incorporation of The Gould Group, Inc., with amendments thereto
3.117	By-Laws of The Gould Group, Inc.
3.118	Certificate of Incorporation of Metro Ambulance Service (Rural), Inc., with amendments thereto
3.119	By-Laws of Metro Ambulance Service (Rural), Inc.
3.120	Certificate of Incorporation of Metro Ambulance Services, Inc., with amendments thereto
3.121	By-Laws of Metro Ambulance Services, Inc.
3.122	Articles of Incorporation of Metropolitan Ambulance Service, with amendments thereto
3.123	By-Laws of Metropolitan Ambulance Service
3.124	Certificate of Incorporation of Midwest Ambulance Management Company, with amendments thereto
3.125	By-Laws of Midwest Ambulance Management Company
3.126	Certificate of Incorporation of Mobile Medic Ambulance Service, Inc.
3.127	By-Laws of Mobile Medic Ambulance Service, Inc.
3.128	Articles of Incorporation of Paramed, Inc., with amendments thereto

3.129	By-Laws of Paramed, Inc.
3.130	Certificate of Incorporation of Park Ambulance Service Inc., with amendments thereto
3.131	By-Laws of Park Ambulance Service Inc.
3.132	Articles of Incorporation of Physicians & Surgeons Ambulance Service, Inc., with amendments thereto
3.133	By-Laws of Physicians & Surgeons Ambulance Service, Inc.
3.134	Articles of Organization of ProvidaCare, L.L.C., with amendments thereto
3.135	Limited Liability Company Agreement of ProvidaCare, L.L.C.
3.136	Articles of Incorporation of Puckett Ambulance Service, Inc., with amendments thereto
3.137	By-Laws of Puckett Ambulance Service, Inc.
3.138	Certificate of Incorporation of Randle Eastern Ambulance Service, Inc., with amendments thereto
3.139	By-Laws of Randle Eastern Ambulance Service, Inc. (f.k.a. Dade Miami Eastern Ambulance Services, Inc.)
3.140	Certificate of Limited Partnership of Regional Emergency Services, LP
3.141	Amended and Restated Agreement of Limited Partnership of Regional Emergency Services, LP
3.142	Certificate of Incorporation of Seminole County Ambulance, Inc., with amendments thereto
3.143	By-Laws of Seminole County Ambulance, Inc.
3.144	Articles of Incorporation of Springs Ambulance Service, Inc., with amendments thereto
3.145	By-Laws of Springs Ambulance Service, Inc.
3.146	Certificate of Incorporation of STAT Healthcare, Inc., with amendments thereto
3.147	By-Laws of STAT Healthcare, Inc. (f.k.a. New STAT Healthcare, Inc.)
3.148	Certificate of Incorporation of Sunrise Handicap Transport Corp., with amendments thereto
3.149	By-Laws of Sunrise Handicap Transport Corp.
3.150	Articles of Incorporation of TEK, Inc.
3.151	By-Laws of TEK, Inc., with amendments thereto
3.152	Articles of Incorporation of Tidewater Ambulance Service, Inc., with amendments thereto
3.153	By-Laws of Tidewater Ambulance Service, Inc.
3.154	Articles of Incorporation of Troup County Emergency Medical Services, Inc., with amendments thereto
3.155	By-Laws of Troup County Emergency Medical Services, Inc.
3.156	Restated Articles of Incorporation of American Emergency Physicians Management, Inc.
3.157	By-Laws of American Emergency Physicians Management, Inc. (f.k.a. American Emergency Physicians Medical Group, Inc.)
3.158	Restated Articles of Incorporation of Norman Bruce Jetton, Inc.
3.159	Amended and Restated By-Laws of Norman Bruce Jetton, Inc.
3.160	Articles of Incorporation of Tifton Management Services, Inc., with amendments thereto
3.161	By-Laws of Tifton Management Services, Inc.
3.162	Articles of Incorporation of Tucker Emergency Services, Inc., with amendments thereto
3.163	By-Laws of Tucker Emergency Services, Inc.
3.164	Certificate of Incorporation of Adams Transportation Services, Inc., with amendments thereto
3.165	By-Laws of Adams Transportation Services, Inc.
3.166	Certificate of Incorporation of EM-CODE Reimbursement Solutions, Inc., with amendments thereto
3.167	By-Laws of EM-CODE Reimbursement Solutions, Inc.
3.168	Articles of Incorporation of EmCare of Arizona, Inc., with amendments thereto
3.169	By-Laws of EmCare of Arizona, Inc.
3.170	Restated and Amended Articles of Incorporation of EmCare of California, Inc., with amendments thereto
3.171	By-Laws of EmCare of California, Inc.
3.172	Articles of Incorporation of EmCare of Colorado, Inc.
3.173	By-Laws of EmCare of Colorado, Inc.
3.174	Certificate of Incorporation of EmCare of Connecticut, Inc., with amendments thereto
3.175	By-Laws of EmCare of Connecticut, Inc.
3.176	Articles of Incorporation of EmCare of Florida, Inc., with amendments thereto
3.177	By-Laws of EmCare of Florida, Inc.
3.178	Articles of Incorporation of EmCare of Georgia, Inc.

3.179	By-Laws of EmCare of Georgia, Inc.
3.180	Articles of Incorporation of EmCare of Hawaii, Inc., with amendments thereto
3.181	By-Laws of EmCare of Hawaii, Inc.
3.182	Articles of Incorporation of EmCare of Indiana, Inc., with amendments thereto
3.183	By-Laws of EmCare of Indiana, Inc.
3.184	Articles of Incorporation of EmCare of Iowa, Inc., with amendments thereto
3.185	By-Laws of EmCare of Iowa, Inc.
3.186	Articles of Incorporation of EmCare of Kentucky, Inc.
3.187	By-Laws of EmCare of Kentucky, Inc.
3.188	Articles of Incorporation of EmCare of Louisiana, Inc., with amendments thereto
3.189	By-Laws of EmCare of Louisiana, Inc.
3.190	Articles of Incorporation of EmCare of Maine, Inc.
3.191	By-Laws of EmCare of Maine, Inc.
3.192	Articles of Incorporation of EmCare of Michigan, Inc., with amendments thereto
3.193	By-Laws of EmCare of Michigan, Inc.
3.194	Articles of Incorporation of EmCare of Minnesota, Inc.
3.195	By-Laws of EmCare of Minnesota, Inc.
3.196	Articles of Incorporation of EmCare of Mississippi, Inc.
3.197	By-Laws of EmCare of Mississippi, Inc.
3.198	Articles of Incorporation of EmCare of Missouri, Inc.
3.199	By-Laws of EmCare of Missouri, Inc.
3.200	Articles of Incorporation of EmCare of Nevada, Inc., with amendments thereto
3.201	By-Laws of EmCare of Nevada, Inc.
3.202	Articles of Incorporation of EmCare of New Hampshire, Inc.
3.203	By-Laws of EmCare of New Hampshire, Inc.
3.204	Certificate of Incorporation of EmCare of New Jersey, Inc.
3.205	By-Laws of EmCare of New Jersey, Inc.
3.206	Articles of Incorporation of EmCare Contract of Arkansas, Inc., with amendments thereto
3.207	By-Laws of EmCare Contract of Arkansas, Inc.
3.208	Certificate of Incorporation of EmCare of New York, Inc., with amendments thereto
3.209	By-Laws of EmCare of New York, Inc.
3.210	Articles of Incorporation of EmCare of North Carolina, Inc., with amendments thereto
3.211	By-Laws of EmCare of North Carolina, Inc.
3.212	Articles of Incorporation of EmCare of North Dakota, Inc.
3.213	By-Laws of EmCare of North Dakota, Inc.
3.214	Articles of Incorporation of EmCare of Ohio, Inc., with amendments thereto
3.215	By-Laws of EmCare of Ohio, Inc.
3.216	Certificate of Incorporation of EmCare of Oklahoma, Inc., with amendments thereto
3.217	By-Laws of EmCare of Oklahoma, Inc.
3.218	Articles of Incorporation of EmCare of Oregon, Inc.
3.219	By-Laws of EmCare of Oregon, Inc.
3.220	Articles of Incorporation of EmCare of Pennsylvania, Inc., with amendments thereto
3.221	By-Laws of EmCare of Pennsylvania, Inc.
3.222	Articles of Incorporation of EmCare of Rhode Island, Inc., with amendments thereto
3.223	By-Laws of EmCare of Rhode Island, Inc.
3.224	Articles of Incorporation of EmCare of South Carolina, Inc., with amendments thereto
3.225	By-Laws of EmCare of South Carolina, Inc.
3.226	Charter of EmCare of Tennessee, Inc., with amendments thereto
3.227	By-Laws of EmCare of Tennessee, Inc.
3.228	Articles of Incorporation of EmCare of Texas, Inc., with amendments thereto
3.229	By-Laws of EmCare of Texas, Inc.
3.230	Articles of Incorporation of EmCare of Vermont, Inc.
3.231	By-Laws of EmCare of Vermont, Inc.
3.232	Articles of Incorporation of EmCare of Virginia, Inc.
3.233	By-Laws of EmCare of Virginia, Inc.

3.234	Articles of Incorporation of EmCare of Washington, Inc.
3.235	By-Laws of EmCare of Washington, Inc.
3.236	Articles of Incorporation of EmCare of West Virginia, Inc.
3.237	By-Laws of EmCare of West Virginia, Inc.
3.238	Articles of Incorporation of EmCare of Wisconsin, Inc.
3.239	By-Laws of EmCare of Wisconsin, Inc.
3.240	Articles of Incorporation of EmCare Physician Providers, Inc., with amendments thereto
3.241	By-Laws of EmCare Physician Providers, Inc. (f.k.a. Spectrum Emergency Care, Inc.)
3.242	Certificate of Incorporation of EmCare Physician Services, Inc., with amendments thereto
3.243	By-Laws of EmCare Physician Services, Inc. (f.k.a. Spectrum Physician and Allied Health Services, Inc.)
3.244	Articles of Incorporation of EmCare Services of Illinois, Inc., with amendments thereto
3.245	By-Laws of EmCare Services of Illinois, Inc.
3.246	Articles of Organization of EmCare Services of Massachusetts, Inc., with amendments thereto
3.247	By-Laws of EmCare Services of Massachusetts, Inc.
3.248	Certificate of Incorporation of EmCare Anesthesia Services, Inc., with amendments thereto
3.249	By-Laws of EmCare Anesthesia Services, Inc. (f.k.a. Spectrum Anesthesia Services, Inc.)
3.250	Articles of Organization of EmCare of Maryland LLC, with amendments thereto
3.251	Operating Agreement of EmCare of Maryland LLC (f.k.a. Capital Equity Associates, LLC)
3.252	Articles of Incorporation of EmCare of Alabama, Inc.
3.253	By-Laws of EmCare of Alabama, Inc.
3.254	Restated Certificate of Incorporation of EmCare Holdings Inc.
3.255	By-Laws of EmCare Holdings Inc.
3.256	Certificate of Incorporation of EmCare, Inc., with amendments thereto
3.257	By-Laws of EmCare, Inc.
3.258	Certificate of Incorporation of ECEP, Inc.
3.259	By-Laws of ECEP, Inc.
3.260	Articles of Incorporation of EmCare of New Mexico, Inc., with amendments thereto
3.261	By-Laws of EmCare of New Mexico, Inc.
3.262	Articles of Incorporation of Emergency Medicine Education Systems, Inc.
3.263	By-Laws of Emergency Medicine Education Systems, Inc.
3.264	Articles of Incorporation of Emergency Specialists of Arkansas, Inc. II
3.265	By-Laws of Emergency Specialists of Arkansas, Inc. II
3.266	Amended and Restated Articles of Incorporation of First Medical/ EmCare, Inc.
3.267	By-Laws of First Medical/ EmCare, Inc.
3.268	Certificate of Incorporation of Healthcare Administrative Services, Inc., with amendments thereto
3.269	By-Laws of Healthcare Administrative Services, Inc. (f.k.a. Spectrum Healthcare Administrative Services, Inc.)
3.270	Restated Articles of Incorporation of Helix Physicians Management, Inc.
3.271	By-Laws of Helix Physicians Management, Inc.
3.272	Restated and Amended Articles of Incorporation of OLD STAT, Inc., with amendments thereto
3.273	By-Laws of OLD STAT, Inc. (f.k.a. STAT Healthcare, Inc.)
3.274	Restated Articles of Incorporation of Pacific Emergency Specialists Management, Inc., with amendments thereto
3.275	Amended and Restated By-Laws of Pacific Emergency Specialists Management, Inc.
3.276	Articles of Incorporation of Physician Account Management, Inc.
3.277	By-Laws of Physician Account Management, Inc.
3.278	Certificate of Incorporation of Provider Account Management, Inc.
3.279	By-Laws of Provider Account Management, Inc.
3.280	Articles of Incorporation of Reimbursement Technologies, Inc.
3.281	Amended and Restated By-Laws of Reimbursement Technologies, Inc.
3.282	Articles of Incorporation of STAT Physicians, Inc.
3.283	By-Laws of STAT Physicians, Inc.
3.284	Certificate of Formation of EMS Management LLC
3.285	Operating Agreement of EMS Management LLC

4.1	Form of Class A Common Stock Certificate†
4.2	Form of Class B Common Stock Certificate†
4.3	Investor Equityholders Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto*
4.4	Equityholders Agreement, dated as of February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto**
4.5	Registration Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P. and the persons listed on Schedule A thereto and amendment thereto**
4.6	Indenture, dated February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.7	Supplemental Indenture, dated April 15, 2005, by and among AMR Brockton L.L.C., AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.8	Registration Rights Agreement, dated as of February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein, Banc of America Securities LLC and J.P. Morgan Securities Inc.*
4.9	Voting and Exchange Trust Agreement, dated as of , 2005, among Emergency Medical Services Corporation, Emergency Medical Services L.P. and Onex Corporation†
4.10	Form of 10% Senior Subordinated Note due 2015 (included in Exhibit 4.6)
4.11	Notation of Guarantee, dated as of February 10, 2005, executed by the guarantors identified therein
5.1	Opinion of Kaye Scholer LLP with respect to legality of securities being registered†
5.2	Opinion of Todd G. Zimmerman, Esq.†
9.1	Voting and Exchange Trust Agreement, dated as of , 2005, among Emergency Medical Services Corporation, Emergency Medical Services L.P. and Onex Corporation (incorporated by reference to Exhibit 4.9 to this Registration Statement)†
10.1	Employment Agreement, dated December 6, 2004, between William A. Sanger and Emergency Medical Services Corporation*
10.2	Employment Agreement, dated as of February 10, 2005, between Don S. Harvey and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.3	Employment Agreement, dated as of February 10, 2005, between Randel G. Owen and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.4	Employment Agreement, dated as of February 10, 2005, between Todd Zimmerman and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.5	Employment Agreement, dated as of April 19, 2005, by and between Emergency Medical Services L.P. and Dighton Packard, M.D., and assignment to Emergency Medical Services Corporation.*
10.6	Emergency Medical Services L.P. Equity Option Plan*
10.7	Emergency Medical Services L.P. Equity Purchase Plan*
10.8	Management Agreement, dated February 10, 2005, by and among Onex Partners Manager LP, AMR HoldCo, Inc. and EmCare HoldCo, Inc.*
10.9	Purchase Agreement, dated January 27, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., the Registrant, the guarantors party thereto, Banc of America LLC Securities and J.P. Morgan Securities Inc.*
10.10	Credit Agreement, dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.11	Amendment No. 1, dated March 29, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Emergency Medical Services L.P., the guarantors and the lenders party thereto, to the Credit Agreement dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.12	Security Agreement, dated as of February 10, 2005, made by AMR HoldCo, Inc., EmCare HoldCo., Inc., the guarantors party thereto, in favor of Bank of America, N.A.*
11.1	Statement regarding computation of earnings per share†
12.1	Statement regarding computation of ratios†
21.1	Subsidiaries of Emergency Medical Services L.P.*

23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Kaye Scholer LLP (included in Exhibit 5.1)†
24.1	Powers of Attorney of the directors of Emergency Medical Services L.P. (included in the signature pages to the registration statement)
24.2	Powers of Attorney of the directors and certain officers of the Additional Registrants (included in the signature pages to the Registration Statement)
25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of September 30, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

*	Incorporated by reference to Exhibits to the Emergency Medical Services’ Registration Statement on Form S-1 filed on August 2, 2005

**	Incorporated by reference to Exhibits to the Emergency Medical Services’ Amendment No. 1 to Registration Statement on Form S-1 filed on September 14, 2005

†	To be filed by amendment
(B)     Financial Data Schedule

Item 22.	Undertakings
      1. The undersigned registrants hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      2. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      3. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

EMERGENCY MEDICAL SERVICES L.P.

By:	Emergency Medical Services Corporation, its General Partner

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities indicated for Emergency Medical Services Corporation, as general partner of Emergency Medical Services L.P., and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ Robert M. Le Blanc Robert M. Le Blanc	Director	October 11, 2005

Signature	Title	Date

/s/ Steven B. Epstein Steven B. Epstein	Director	October 11, 2005

/s/ Don S. Harvey Don S. Harvey	Director	October 11, 2005

/s/ James T. Kelly James T. Kelly	Director	October 11, 2005

/s/ Michael L. Smith Michael L. Smith	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

AMR HOLDCO, INC.
EMCARE HOLDCO, INC.

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
*     *     *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities indicated for Emergency Medical Services Corporation, as general partner of Emergency Medical Services L.P., and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ Robert M. Le Blanc Robert M. Le Blanc	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

EMCARE HOLDINGS INC.
EMCARE, INC.
EMCARE OF ALABAMA, INC.
EMCARE CONTRACT OF ARKANSAS, INC.
EMCARE OF ARIZONA, INC.
EMCARE OF CALIFORNIA, INC.
EMCARE OF COLORADO, INC.
EMCARE OF CONNECTICUT, INC.
EMCARE OF FLORIDA, INC.
EMCARE OF GEORGIA, INC.
EMCARE OF INDIANA, INC.
EMCARE OF IOWA, INC.
EMCARE OF KENTUCKY, INC.
EMCARE OF LOUISIANA, INC.
EMCARE OF MAINE, INC.
EMCARE OF MICHIGAN, INC.
EMCARE OF MINNESOTA, INC.
EMCARE OF MISSISSIPPI, INC.
EMCARE OF MISSOURI, INC.
EMCARE OF NEVADA, INC.
EMCARE OF NEW HAMPSHIRE, INC.
EMCARE OF NEW JERSEY, INC.
EMCARE OF NEW MEXICO, INC.
EMCARE OF NEW YORK, INC.
EMCARE OF NORTH CAROLINA, INC.
EMCARE OF NORTH DAKOTA, INC.
EMCARE OF OHIO, INC.
EMCARE OF OKLAHOMA, INC.
EMCARE OF OREGON, INC.
EMCARE OF PENNSYLVANIA, INC.
EMCARE OF RHODE ISLAND, INC.
EMCARE OF SOUTH CAROLINA, INC.
EMCARE OF TENNESSEE, INC.
EMCARE OF TEXAS, INC.
EMCARE OF VERMONT, INC.
EMCARE OF VIRGINIA, INC.
EMCARE OF WASHINGTON, INC.
EMCARE OF WEST VIRGINIA, INC.
EMCARE OF WISCONSIN, INC.
EMCARE PHYSICIAN PROVIDERS, INC.
EMCARE PHYSICIAN SERVICES, INC.
EMCARE SERVICES OF ILLINOIS, INC.
EMCARE SERVICES OF MASSACHUSETTS, INC.
EMCARE ANESTHESIA SERVICES, INC.
ECEP, INC.
COORDINATED HEALTH SERVICES, INC.
EM-CODE REIMBURSEMENT SOLUTIONS, INC.

EMERGENCY MEDICINE EDUCATION SYSTEMS, INC.
EMERGENCY SPECIALISTS OF ARKANSAS, INC. II
FIRST MEDICAL/ EMCARE, INC.
HEALTHCARE ADMINISTRATIVE SERVICES, INC.
OLD STAT, INC.
REIMBURSEMENT TECHNOLOGIES, INC.
STAT PHYSICIANS, INC.
THE GOULD GROUP, INC.
TIFTON MANAGEMENT SERVICES, INC.
TUCKER EMERGENCY SERVICES, INC.
HELIX PHYSICIANS MANAGEMENT, INC.
NORMAN BRUCE JETTON, INC.
PACIFIC EMERGENCY SPECIALISTS
MANAGEMENT, INC.
AMERICAN EMERGENCY PHYSICIANS
MANAGEMENT, INC.
PHYSICIAN ACCOUNT MANAGEMENT, INC.
PROVIDER ACCOUNT MANAGEMENT, INC.
CHARLES T. MITCHELL, INC.

EMCARE OF MARYLAND LLC,

By:	EmCare Holdings Inc. and EmCare,

Inc., its members

EMS MANAGEMENT LLC

By:	AMR HoldCo, Inc. and EmCare HoldCo, Inc.,

its members

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
*     *     *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

EMCARE OF HAWAII, INC.

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
*     *     *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

AMERICAN MEDICAL RESPONSE, INC.

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
*     *     *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	President and Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

A1 LEASING, INC.
ADAM TRANSPORTATION SERVICE, INC.
AMERICAN MEDICAL RESPONSE MID-ATLANTIC, INC.
AMERICAN MEDICAL RESPONSE OF CONNECTICUT, INCORPORATED
AMERICAN MEDICAL RESPONSE OF GEORGIA, INC.
AMERICAN MEDICAL RESPONSE OF MASSACHUSETTS, INC.
AMERICAN MEDICAL RESPONSE OF NORTH CAROLINA, INC.
AMERICAN MEDICAL RESPONSE OF SOUTH CAROLINA, INC.
AMERICAN MEDICAL RESPONSE OF TENNESSEE, INC.
AMR BROCKTON, L.L.C.
ASSOCIATED AMBULANCE SERVICE, INC.
ATLANTIC AMBULANCE SERVICES ACQUISITION, INC.
ATLANTIC/ KEY WEST AMBULANCE, INC.
ATLANTIC/ PALM BEACH AMBULANCE, INC.
BROWARD AMBULANCE, INC.
FIVE COUNTIES AMBULANCE SERVICE, INC.
FOUNTAIN AMBULANCE SERVICE, INC.
HANK’S ACQUISITION CORP.
LIFEFLEET SOUTHEAST, INC.
MEDIC ONE AMBULANCE SERVICES, INC.
MEDIC ONE OF COBB, INC.
MEDLIFE EMERGENCY MEDICAL SERVICE, INC.
MERCY AMBULANCE OF EVANSVILLE, INC.
METRO AMBULANCE SERVICE (RURAL), INC.
METRO AMBULANCE SERVICE, INC.
METRO AMBULANCE SERVICES, INC.
MIDWEST AMBULANCE MANAGEMENT COMPANY
MOBILE MEDIC AMBULANCE SERVICE, INC.
PARAMED, INC.
PARK AMBULANCE SERVICE, INC.
PHYSICIANS & SURGEONS AMBULANCE SERVICE, INC.
PUCKETT AMBULANCE SERVICE, INC.
RESCUE CARE, INC.
SEMINOLE COUNTY AMBULANCE, INC.
SUNRISE HANDICAP TRANSPORT CORP.
TIDEWATER AMBULANCE SERVICE, INC.
TROUP COUNTY EMERGENCY MEDICAL SERVICES, INC.

AMERICAN MEDICAL RESPONSE DELAWARE VALLEY, LLC

By: American Medical Response Mid-Atlantic, Inc., its sole member

REGIONAL EMERGENCY SERVICES, LP

By: Florida Emergency Partners, Inc., its general partner

PROVIDACARE, L.L.C.

By: American Medical Pathways, Inc., its sole member

AMR BROCKTON, L.L.C.

By: American Medical Response of Massachusetts, its manager

By:	/s/ Robert LaTorraca

Robert LaTorraca
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert LaTorraca Robert LaTorraca	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ William A. Sanger William A. Sanger	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

AMERICAN MEDICAL RESPONSE OF SOUTHERN CALIFORNIA
AMERICAN INVESTMENT ENTERPRISES, INC.
AMERICAN MEDICAL RESPONSE OF INLAND EMPIRE
AMERICAN MEDICAL RESPONSE OF OKLAHOMA, INC.
AMERICAN MEDICAL RESPONSE OF TEXAS, INC.
DESERT VALLEY MEDICAL TRANSPORT, INC.
FLORIDA EMERGENCY PARTNERS, INC.
HEMET VALLEY AMBULANCE SERVICE, INC.
MERCY, INC.
SPRINGS AMBULANCE SERVICE, INC.

By:	/s/ David Mintz

David Mintz
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Mintz David Mintz	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ William A. Sanger William A. Sanger	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

AMERICAN MEDICAL RESPONSE NORTHWEST, INC.
AMERICAN MEDICAL RESPONSE OF COLORADO, INC.
AMERICAN MEDICAL RESPONSE OF ILLINOIS, INC.
AMERICAN MEDICAL RESPONSE WEST
INTERNATIONAL LIFE SUPPORT, INC.
KUTZ AMBULANCE SERVICE, INC.
LIFECARE AMBULANCE SERVICE, INC.
MEDEVAC MEDICAL RESPONSE, INC.
MEDEVAC MIDAMERICA, INC.
MERCY LIFE CARE
METROPOLITAN AMBULANCE SERVICETEK, INC.

By:	/s/ Louis Meyer

Louis Meyer
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Louis Meyer Louis Meyer	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ William A. Sanger William A. Sanger	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October      , 2005.

MEDI-CAR AMBULANCE SERVICE, INC.
MEDI-CAR SYSTEMS, INC.
RANDLE EASTERN AMBULANCE SERVICE, INC.

By:	/s/ Robert Garner

Robert Garner
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert Garner Robert Garner	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ William A. Sanger William A. Sanger	Director	October 11, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on October 11, 2005.

GLOBAL MEDICAL RESPONSE, INC.

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *
      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 and Power of Attorney has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2005

/s/ Stephen Murphy Stephen Murphy	President	October 11, 2005

EXHIBIT INDEX

2.1	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.2	Amendment to Stock Purchase Agreement, dated February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.3	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.4	Amendment to Stock Purchase Agreement, dated as of February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.5	Letter, dated March 25, 2005, to AMR Holdco, Inc. from Laidlaw Medical Holdings, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of Emergency Medical Services Corporation†
3.2	Form of Amended and Restated By-Laws of Emergency Medical Services Corporation†
3.3	Certificate of Formation of Emergency Medical Services L.P.*
3.4	Agreement of Limited Partnership of Emergency Medical Services L.P., dated February 10, 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto*
3.5	Amended and Restated Agreement of Limited Partnership of Emergency Medical Services L.P., dated September , 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto†
3.6	Certificate of Incorporation of AMR HoldCo, Inc.
3.7	Amended and Restated By-Laws of AMR HoldCo, Inc.
3.8	Certificate of Incorporation of EmCare HoldCo, Inc.
3.9	Amended and Restated By-Laws of EmCare HoldCo, Inc.
3.10	Certificate of Incorporation of Ambulance Acquisition, Inc., with amendments thereto
3.11	By-Laws of Ambulance Acquisition, Inc.
3.12	Articles of Incorporation of American Investment Enterprises, Inc.
3.13	By-Laws of American Investment Enterprises, Inc.
3.14	Certificate of Incorporation of American Medical Pathways, Inc., with amendments thereto
3.15	By-Laws of American Medical Pathways, Inc.
3.16	Articles of Incorporation of American Medical Response Northwest, Inc., with amendments thereto
3.17	By-Laws of American Medical Response Northwest, Inc.
3.18	Articles of Incorporation of American Medical Response West, with amendments thereto
3.19	By-Laws of American Medical Response West
3.20	Certificate of Formation of American Medical Response Delaware Valley, LLC
3.21	Limited Liability Company Agreement of American Medical Response Delaware Valley, LLC
3.22	Certificate of Incorporation of American Medical Response of Inland Empire, with amendments thereto
3.23	By-Laws of American Medical Response of Inland Empire (f.k.a. Courtesy Services of San Bernardino, Inc.)
3.24	Articles of Incorporation of American Medical Response Mid-Atlantic, Inc., with amendments thereto
3.25	By-Laws of American Medical Response Mid-Atlantic, Inc.
3.26	Certificate of Incorporation of American Medical Response, Inc., with amendments thereto
3.27	By-Laws of American Medical Response, Inc.
3.28	Certificate of Incorporation of American Medical Response of Colorado, Inc., with amendments thereto
3.29	By-Laws of American Medical Response of Colorado, Inc.
3.30	Certificate of Incorporation of American Medical Response of Connecticut, Incorporated, with amendments thereto
3.31	By-Laws of American Medical Response of Connecticut, Incorporated
3.32	Certificate of Incorporation of American Medical Response of Illinois, Inc., with amendments thereto
3.33	By-Laws of American Medical Response of Illinois, Inc.
3.34	Certificate of Incorporation of American Medical Response of Tennessee, Inc., with amendments thereto
3.35	By-Laws of American Medical Response of Tennessee, Inc.

3.36	Certificate of Incorporation of American Medical Response of Oklahoma, Inc.
3.37	By-Laws of American Medical Response of Oklahoma, Inc.
3.38	Certificate of Incorporation of American Medical Response of Texas, Inc., with amendments thereto
3.39	By-Laws of American Medical Response of Texas, Inc.
3.40	Articles of Incorporation of American Medical Response of Southern California, with amendments thereto
3.41	By-Laws of American Medical Response of Southern California (f.k.a. Goodhew American Service, Inc.)
3.42	Certificate of Incorporation of American Medical Response Holdings, Inc., with amendments thereto
3.43	By-Laws of American Medical Response Holdings, Inc.
3.44	Certificate of Incorporation of American Medical Response Management, Inc., with amendments thereto
3.45	By-Laws of American Medical Response Management, Inc.
3.46	Certificate of Incorporation of American Medical Response of Georgia, Inc., with amendments thereto
3.47	By-Laws of American Medical Response of Georgia, Inc.
3.48	Articles of Incorporation of American Medical Response of Massachusetts, Inc., with amendments thereto
3.49	By-Laws of American Medical Response of Massachusetts, Inc.
3.50	Certificate of Incorporation of American Medical Response of North Carolina, Inc., with amendments thereto
3.51	By-Laws of American Medical Response of North Carolina, Inc.
3.52	Certificate of Incorporation of American Medical Response of South Carolina, Inc., with amendments thereto
3.53	By-Laws of American Medical Response of South Carolina, Inc.
3.54	Articles of Incorporation of A1 Leasing, Inc.
3.55	By-Laws of A1 Leasing, Inc.
3.56	Certificate of Formation of AMR Brockton, L.L.C.
3.57	Limited Liability Company Agreement of AMR Brockton, L.L.C.
3.58	Certificate of Incorporation of Associated Ambulance Service, Inc., with amendments thereto
3.59	By-Laws of Associated Ambulance Service, Inc.
3.60	Certificate of Incorporation of Atlantic/ Palm Beach Ambulance, Inc., with amendments thereto
3.61	By-Laws of Atlantic/ Palm Beach Ambulance, Inc.
3.62	Certificate of Incorporation of Atlantic/ Key West Ambulance, Inc., with amendments thereto
3.63	By-Laws of Atlantic/ Key West Ambulance, Inc.
3.64	Certificate of Incorporation of Atlantic Ambulance Services Acquisition, Inc., with amendments thereto
3.65	By-Laws of Atlantic Ambulance Services Acquisition, Inc.
3.66	Certificate of Incorporation of Broward Ambulance, Inc., with amendments thereto
3.67	By-Laws of Broward Ambulance, Inc.
3.68	Articles of Incorporation of Desert Valley Medical Transport, Inc., with amendments thereto
3.69	Amended and Restated By-Laws of Desert Valley Medical Transport, Inc.
3.70	Certificate of Incorporation of Five Counties Ambulance Service, Inc., with amendments thereto
3.71	By-Laws of Five Counties Ambulance Service, Inc.
3.72	Articles of Incorporation of Florida Emergency Partners, Inc.
3.73	By-Laws of Florida Emergency Partners, Inc.
3.74	Articles of Incorporation of Fountain Ambulance Service, Inc., with amendments thereto
3.75	By-Laws of Fountain Ambulance Service, Inc.
3.76	Certificate of Incorporation of Global Medical Response, Inc.
3.77	By-Laws of Global Medical Response, Inc.
3.78	Articles of Incorporation of Charles T. Mitchell, M.D., Inc., with amendments thereto
3.79	By-Laws of Charles T. Mitchell, M.D., Inc.
3.80	Articles of Incorporation of Coordinated Health Services, Inc., with amendments thereto
3.81	By-Laws of Coordinated Health Services, Inc.
3.82	Articles of Incorporation of Hank’s Acquisition Corp., with amendments thereto
3.83	By-Laws of Hank’s Acquisition Corp.

3.84	Articles of Incorporation of Hemet Valley Ambulance Service, Inc.
3.85	By-Laws of Hemet Valley Ambulance Service, Inc.
3.86	Articles of Incorporation of International Life Support, Inc., with amendments thereto
3.87	By-Laws of International Life Support, Inc.
3.88	Articles of Incorporation of Kutz Ambulance Service, Inc., with amendments thereto
3.89	Restated By-Laws of Kutz Ambulance Service, Inc.
3.90	Certificate of Incorporation of Laidlaw Medical Transportation, Inc., with amendments thereto
3.91	By-Laws of Laidlaw Medical Transportation, Inc.
3.92	Articles of Incorporation of LifeCare Ambulance Service, Inc.
3.93	By-Laws of LifeCare Ambulance Service, Inc.
3.94	Articles of Incorporation of LifeFleet Southeast, Inc., with amendments thereto
3.95	By-Laws of LifeFleet Southeast, Inc. (f.k.a. Pinellas Ambulance Services, Inc.)
3.96	Articles of Incorporation of Medevac MidAmerica, Inc., with amendments thereto
3.97	By-Laws of Medevac MidAmerica, Inc.
3.98	Articles of Incorporation Medevac Medical Response, Inc., with amendments thereto
3.99	By-Laws of Medevac Medical Response, Inc.
3.100	Articles of Incorporation of Medi-Car Systems, Inc., with amendments thereto
3.101	By-Laws of Medi-Car Systems, Inc.
3.102	Articles of Incorporation of Medi-Car Ambulance Service, Inc., with amendments thereto
3.103	By-Laws of Medi-Car Ambulance Service, Inc.
3.104	Articles of Incorporation of Medic One of Cobb, Inc.
3.105	By-Laws of Medic One of Cobb, Inc.
3.106	Certificate of Incorporation Medic One Ambulance Services, Inc., with amendments thereto
3.107	By-Laws of Medic One Ambulance Services, Inc.
3.108	Articles of Incorporation of MedLife Emergency Medical Service, Inc., with amendments thereto
3.109	By-Laws of MedLife Emergency Medical Service, Inc.
3.110	Articles of Incorporation Mercy Ambulance of Evansville, Inc., with amendments thereto
3.111	By-Laws of Mercy Ambulance of Evansville, Inc. (f.k.a. Alexander Ambulance Services, Inc.)
3.112	Articles of Incorporation Mercy, Inc., with amendments thereto
3.113	By-Laws of Mercy, Inc.
3.114	Restated Articles of Incorporation of Mercy Life Care
3.115	By-Laws of Mercy Life Care
3.116	Articles of Incorporation of The Gould Group, Inc., with amendments thereto
3.117	By-Laws of The Gould Group, Inc.
3.118	Certificate of Incorporation of Metro Ambulance Service (Rural), Inc., with amendments thereto
3.119	By-Laws of Metro Ambulance Service (Rural), Inc.
3.120	Certificate of Incorporation of Metro Ambulance Services, Inc., with amendments thereto
3.121	By-Laws of Metro Ambulance Services, Inc.
3.122	Articles of Incorporation of Metropolitan Ambulance Service, with amendments thereto
3.123	By-Laws of Metropolitan Ambulance Service
3.124	Certificate of Incorporation of Midwest Ambulance Management Company, with amendments thereto
3.125	By-Laws of Midwest Ambulance Management Company
3.126	Certificate of Incorporation of Mobile Medic Ambulance Service, Inc.
3.127	By-Laws of Mobile Medic Ambulance Service, Inc.
3.128	Articles of Incorporation of Paramed, Inc., with amendments thereto
3.129	By-Laws of Paramed, Inc.
3.130	Certificate of Incorporation of Park Ambulance Service Inc., with amendments thereto
3.131	By-Laws of Park Ambulance Service Inc.
3.132	Articles of Incorporation of Physicians & Surgeons Ambulance Service, Inc., with amendments thereto
3.133	By-Laws of Physicians & Surgeons Ambulance Service, Inc.
3.134	Articles of Organization of ProvidaCare, L.L.C., with amendments thereto
3.135	Limited Liability Company Agreement of ProvidaCare, L.L.C.
3.136	Articles of Incorporation of Puckett Ambulance Service, Inc., with amendments thereto
3.137	By-Laws of Puckett Ambulance Service, Inc.
3.138	Certificate of Incorporation of Randle Eastern Ambulance Service, Inc., with amendments thereto

3.139	By-Laws of Randle Eastern Ambulance Service, Inc. (f.k.a. Dade Miami Eastern Ambulance Services, Inc.)
3.140	Certificate of Limited Partnership of Regional Emergency Services, LP
3.141	Amended and Restated Agreement of Limited Partnership of Regional Emergency Services, LP
3.142	Certificate of Incorporation of Seminole County Ambulance, Inc., with amendments thereto
3.143	By-Laws of Seminole County Ambulance, Inc.
3.144	Articles of Incorporation of Springs Ambulance Service, Inc., with amendments thereto
3.145	By-Laws of Springs Ambulance Service, Inc.
3.146	Certificate of Incorporation of STAT Healthcare, Inc., with amendments thereto
3.147	By-Laws of STAT Healthcare, Inc. (f.k.a. New STAT Healthcare, Inc.)
3.148	Certificate of Incorporation of Sunrise Handicap Transport Corp., with amendments thereto
3.149	By-Laws of Sunrise Handicap Transport Corp.
3.150	Articles of Incorporation of TEK, Inc.
3.151	By-Laws of TEK, Inc., with amendments thereto
3.152	Articles of Incorporation of Tidewater Ambulance Service, Inc., with amendments thereto
3.153	By-Laws of Tidewater Ambulance Service, Inc.
3.154	Articles of Incorporation of Troup County Emergency Medical Services, Inc., with amendments thereto
3.155	By-Laws of Troup County Emergency Medical Services, Inc.
3.156	Restated Articles of Incorporation of American Emergency Physicians Management, Inc.
3.157	By-Laws of American Emergency Physicians Management, Inc. (f.k.a. American Emergency Physicians Medical Group, Inc.)
3.158	Restated Articles of Incorporation of Norman Bruce Jetton, Inc.
3.159	Amended and Restated By-Laws of Norman Bruce Jetton, Inc.
3.160	Articles of Incorporation of Tifton Management Services, Inc., with amendments thereto
3.161	By-Laws of Tifton Management Services, Inc.
3.162	Articles of Incorporation of Tucker Emergency Services, Inc., with amendments thereto
3.163	By-Laws of Tucker Emergency Services, Inc.
3.164	Certificate of Incorporation of Adams Transportation Services, Inc., with amendments thereto
3.165	By-Laws of Adams Transportation Services, Inc.
3.166	Certificate of Incorporation of EM-CODE Reimbursement Solutions, Inc., with amendments thereto
3.167	By-Laws of EM-CODE Reimbursement Solutions, Inc.
3.168	Articles of Incorporation of EmCare of Arizona, Inc., with amendments thereto
3.169	By-Laws of EmCare of Arizona, Inc.
3.170	Restated and Amended Articles of Incorporation of EmCare of California, Inc., with amendments thereto
3.171	By-Laws of EmCare of California, Inc.
3.172	Articles of Incorporation of EmCare of Colorado, Inc.
3.173	By-Laws of EmCare of Colorado, Inc.
3.174	Certificate of Incorporation of EmCare of Connecticut, Inc., with amendments thereto
3.175	By-Laws of EmCare of Connecticut, Inc.
3.176	Articles of Incorporation of EmCare of Florida, Inc., with amendments thereto
3.177	By-Laws of EmCare of Florida, Inc.
3.178	Articles of Incorporation of EmCare of Georgia, Inc.
3.179	By-Laws of EmCare of Georgia, Inc.
3.180	Articles of Incorporation of EmCare of Hawaii, Inc., with amendments thereto
3.181	By-Laws of EmCare of Hawaii, Inc.
3.182	Articles of Incorporation of EmCare of Indiana, Inc., with amendments thereto
3.183	By-Laws of EmCare of Indiana, Inc.
3.184	Articles of Incorporation of EmCare of Iowa, Inc., with amendments thereto
3.185	By-Laws of EmCare of Iowa, Inc.
3.186	Articles of Incorporation of EmCare of Kentucky, Inc.
3.187	By-Laws of EmCare of Kentucky, Inc.
3.188	Articles of Incorporation of EmCare of Louisiana, Inc., with amendments thereto
3.189	By-Laws of EmCare of Louisiana, Inc.
3.190	Articles of Incorporation of EmCare of Maine, Inc.
3.191	By-Laws of EmCare of Maine, Inc.
3.192	Articles of Incorporation of EmCare of Michigan, Inc., with amendments thereto

3.193	By-Laws of EmCare of Michigan, Inc.
3.194	Articles of Incorporation of EmCare of Minnesota, Inc.
3.195	By-Laws of EmCare of Minnesota, Inc.
3.196	Articles of Incorporation of EmCare of Mississippi, Inc.
3.197	By-Laws of EmCare of Mississippi, Inc.
3.198	Articles of Incorporation of EmCare of Missouri, Inc.
3.199	By-Laws of EmCare of Missouri, Inc.
3.200	Articles of Incorporation of EmCare of Nevada, Inc., with amendments thereto
3.201	By-Laws of EmCare of Nevada, Inc.
3.202	Articles of Incorporation of EmCare of New Hampshire, Inc.
3.203	By-Laws of EmCare of New Hampshire, Inc.
3.204	Certificate of Incorporation of EmCare of New Jersey, Inc.
3.205	By-Laws of EmCare of New Jersey, Inc.
3.206	Articles of Incorporation of EmCare Contract of Arkansas, Inc., with amendments thereto
3.207	By-Laws of EmCare Contract of Arkansas, Inc.
3.208	Certificate of Incorporation of EmCare of New York, Inc., with amendments thereto
3.209	By-Laws of EmCare of New York, Inc.
3.210	Articles of Incorporation of EmCare of North Carolina, Inc., with amendments thereto
3.211	By-Laws of EmCare of North Carolina, Inc.
3.212	Articles of Incorporation of EmCare of North Dakota, Inc.
3.213	By-Laws of EmCare of North Dakota, Inc.
3.214	Articles of Incorporation of EmCare of Ohio, Inc., with amendments thereto
3.215	By-Laws of EmCare of Ohio, Inc.
3.216	Certificate of Incorporation of EmCare of Oklahoma, Inc., with amendments thereto
3.217	By-Laws of EmCare of Oklahoma, Inc.
3.218	Articles of Incorporation of EmCare of Oregon, Inc.
3.219	By-Laws of EmCare of Oregon, Inc.
3.220	Articles of Incorporation of EmCare of Pennsylvania, Inc., with amendments thereto
3.221	By-Laws of EmCare of Pennsylvania, Inc.
3.222	Articles of Incorporation of EmCare of Rhode Island, Inc., with amendments thereto
3.223	By-Laws of EmCare of Rhode Island, Inc.
3.224	Articles of Incorporation of EmCare of South Carolina, Inc., with amendments thereto
3.225	By-Laws of EmCare of South Carolina, Inc.
3.226	Charter of EmCare of Tennessee, Inc., with amendments thereto
3.227	By-Laws of EmCare of Tennessee, Inc.
3.228	Articles of Incorporation of EmCare of Texas, Inc., with amendments thereto
3.229	By-Laws of EmCare of Texas, Inc.
3.230	Articles of Incorporation of EmCare of Vermont, Inc.
3.231	By-Laws of EmCare of Vermont, Inc.
3.232	Articles of Incorporation of EmCare of Virginia, Inc.
3.233	By-Laws of EmCare of Virginia, Inc.
3.234	Articles of Incorporation of EmCare of Washington, Inc.
3.235	By-Laws of EmCare of Washington, Inc.
3.236	Articles of Incorporation of EmCare of West Virginia, Inc.
3.237	By-Laws of EmCare of West Virginia, Inc.
3.238	Articles of Incorporation of EmCare of Wisconsin, Inc.
3.239	By-Laws of EmCare of Wisconsin, Inc.
3.240	Articles of Incorporation of EmCare Physician Providers, Inc., with amendments thereto
3.241	By-Laws of EmCare Physician Providers, Inc. (f.k.a. Spectrum Emergency Care, Inc.)
3.242	Certificate of Incorporation of EmCare Physician Services, Inc., with amendments thereto
3.243	By-Laws of EmCare Physician Services, Inc. (f.k.a. Spectrum Physician and Allied Health Services, Inc.)
3.244	Articles of Incorporation of EmCare Services of Illinois, Inc., with amendments thereto
3.245	By-Laws of EmCare Services of Illinois, Inc.
3.246	Articles of Organization of EmCare Services of Massachusetts, Inc., with amendments thereto
3.247	By-Laws of EmCare Services of Massachusetts, Inc.
3.248	Certificate of Incorporation of EmCare Anesthesia Services, Inc., with amendments thereto
3.249	By-Laws of EmCare Anesthesia Services, Inc. (f.k.a. Spectrum Anesthesia Services, Inc.)

3.250	Articles of Organization of EmCare of Maryland LLC, with amendments thereto
3.251	Operating Agreement of EmCare of Maryland LLC (f.k.a. Capital Equity Associates, LLC)
3.252	Articles of Incorporation of EmCare of Alabama, Inc.
3.253	By-Laws of EmCare of Alabama, Inc.
3.254	Restated Certificate of Incorporation of EmCare Holdings Inc.
3.255	By-Laws of EmCare Holdings Inc.
3.256	Certificate of Incorporation of EmCare, Inc., with amendments thereto
3.257	By-Laws of EmCare, Inc.
3.258	Certificate of Incorporation of ECEP, Inc.
3.259	By-Laws of ECEP, Inc.
3.260	Articles of Incorporation of EmCare of New Mexico, Inc., with amendments thereto
3.261	By-Laws of EmCare of New Mexico, Inc.
3.262	Articles of Incorporation of Emergency Medicine Education Systems, Inc.
3.263	By-Laws of Emergency Medicine Education Systems, Inc.
3.264	Articles of Incorporation of Emergency Specialists of Arkansas, Inc. II
3.265	By-Laws of Emergency Specialists of Arkansas, Inc. II
3.266	Amended and Restated Articles of Incorporation of First Medical/ EmCare, Inc.
3.267	By-Laws of First Medical/ EmCare, Inc.
3.268	Certificate of Incorporation of Healthcare Administrative Services, Inc., with amendments thereto
3.269	By-Laws of Healthcare Administrative Services, Inc. (f.k.a. Spectrum Healthcare Administrative Services, Inc.)
3.270	Restated Articles of Incorporation of Helix Physicians Management, Inc.
3.271	By-Laws of Helix Physicians Management, Inc.
3.272	Restated and Amended Articles of Incorporation of OLD STAT, Inc., with amendments thereto
3.273	By-Laws of OLD STAT, Inc. (f.k.a. STAT Healthcare, Inc.)
3.274	Restated Articles of Incorporation of Pacific Emergency Specialists Management, Inc., with amendments thereto
3.275	Amended and Restated By-Laws of Pacific Emergency Specialists Management, Inc.
3.276	Articles of Incorporation of Physician Account Management, Inc.
3.277	By-Laws of Physician Account Management, Inc.
3.278	Certificate of Incorporation of Provider Account Management, Inc.
3.279	By-Laws of Provider Account Management, Inc.
3.280	Articles of Incorporation of Reimbursement Technologies, Inc.
3.281	Amended and Restated By-Laws of Reimbursement Technologies, Inc.
3.282	Articles of Incorporation of STAT Physicians, Inc.
3.283	By-Laws of STAT Physicians, Inc.
3.284	Certificate of Formation of EMS Management LLC
3.285	Operating Agreement of EMS Management LLC
4.1	Form of Class A Common Stock Certificate†
4.2	Form of Class B Common Stock Certificate†
4.3	Investor Equityholders Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto*
4.4	Equityholders Agreement, dated as of February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto**
4.5	Registration Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P. and the persons listed on Schedule A thereto and amendment thereto**
4.6	Indenture, dated February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.7	Supplemental Indenture, dated April 15, 2005, by and among AMR Brockton L.L.C., AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.8	Registration Rights Agreement, dated as of February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein, Banc of America Securities LLC and J.P. Morgan Securities Inc.*
4.9	Voting and Exchange Trust Agreement, dated as of , 2005, among Emergency Medical Services Corporation, Emergency Medical Services L.P. and Onex Corporation†
4.10	Form of 10% Senior Subordinated Note due 2015 (included in Exhibit 4.6)
4.11	Notation of Guarantee, dated as of February 10, 2005, executed by the Guarantors identified therein

5.1	Opinion of Kaye Scholer LLP with respect to legality of securities being registered†
5.2	Opinion of Todd G. Zimmerman, Esq.†
9.1	Voting and Exchange Trust Agreement, dated as of , 2005, among Emergency Medical Services Corporation, Emergency Medical Services L.P. and Onex Corporation (incorporated by reference to Exhibit 4.9 to this Registration Statement)†
10.1	Employment Agreement, dated December 6, 2004, between William A. Sanger and Emergency Medical Services Corporation*
10.2	Employment Agreement, dated as of February 10, 2005, between Don S. Harvey and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.3	Employment Agreement, dated as of February 10, 2005, between Randel G. Owen and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.4	Employment Agreement, dated as of February 10, 2005, between Todd Zimmerman and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.5	Employment Agreement, dated as of April 19, 2005, by and between Emergency Medical Services L.P. and Dighton Packard, M.D., and assignment to Emergency Medical Services Corporation.*
10.6	Emergency Medical Services L.P. Equity Option Plan*
10.7	Emergency Medical Services L.P. Equity Purchase Plan*
10.8	Management Agreement, dated February 10, 2005, by and among Onex Partners Manager LP, AMR HoldCo, Inc. and EmCare HoldCo, Inc.*
10.9	Purchase Agreement, dated January 27, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., the Registrant, the guarantors party thereto, Banc of America LLC Securities and J.P. Morgan Securities Inc.*
10.10	Credit Agreement, dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.11	Amendment No. 1, dated March 29, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Emergency Medical Services L.P., the guarantors and the lenders party thereto, to the Credit Agreement dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.12	Security Agreement, dated as of February 10, 2005, made by AMR HoldCo, Inc., EmCare HoldCo., Inc., the guarantors party thereto, in favor of Bank of America, N.A.*
11.1	Statement regarding computation of earnings per share†
12.1	Statement regarding computation of ratios†
21.1	Subsidiaries of Emergency Medical Services L.P.*
23.1	Consent of PriceWaterhouseCoopers LLP
23.2	Consent of Kaye Scholer LLP (included in Exhibit 5.1)†
24.1	Powers of Attorney of the directors of Emergency Medical Services L.P. (included in the signature pages to the registration statement)
24.2	Powers of Attorney of the directors and certain officers of the Additional Registrants (included in the signature pages to the Registration Statement)
25.1	Statement of Eligibility on Form T-1 of Trustee under the Indenture, dated as of September 30, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery

*	Incorporated by reference to Exhibits to the Emergency Medical Services’ Registration Statement on Form S-1 filed on August 2, 2005

**	Incorporated by reference to Exhibits to the Emergency Medical Services’ Amendment No. 1 to Registration Statement on Form S-1 filed on September 14, 2005

†	To be filed by amendment